Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

MN8 Energy HOLDINGS LLC,

MN8 Energy LLC,

MONARCH MERGER SUB, LLC,

GREENBACKER RENEWABLE ENERGY COMPANY LLC,

GREENBACKER RENEWABLE ENERGY COMPANY LLC

solely, in its capacity as true and lawful agent and attorney-in-fact of the Company Members, with respect to Section 5.15,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Securityholders’ Representative,

Dated as of July 21, 2026

ARTICLE I The Merger		- 3 -
Section 1.01	The Merger	- 3 -
Section 1.02	Closing	- 3 -
Section 1.03	Effective Time	- 3 -
Section 1.04	Effects of the Merger	- 3 -
Section 1.05	Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity	- 3 -
Section 1.06	Directors and Officers of the Surviving Entity.	- 4 -
ARTICLE II Effect of the Merger on Company Shares; Exchange of Certificates; Company Equity Awards		- 4 -
Section 2.01	Effect on Company Shares	- 4 -
Section 2.02	Company Equity Awards	- 6 -
Section 2.03	Proration	- 7 -
Section 2.04	Election Procedures	- 8 -
Section 2.05	Payment Procedures; Exchange of Certificates and Book Entry Shares	- 9 -
Section 2.06	Payments with Respect to Company Equity Awards	- 13 -
Section 2.07	Payment of Representative Reserve Release Amount	- 14 -
Section 2.08	Payment of Post-Closing Additional Consideration Amount	- 15 -
Section 2.09	Payment of Transaction Expenses	- 15 -
Section 2.10	Additional Consideration	- 16 -
Section 2.11	Closing Deliverables	- 26 -
ARTICLE III Representations and Warranties of the Company		- 26 -
Section 3.01	Organization; Standing; Subsidiaries	- 27 -
Section 3.02	Capitalization	- 28 -
Section 3.03	Authority; Voting Requirements	- 30 -
Section 3.04	Non-contravention	- 31 -
Section 3.05	Governmental Approvals	- 31 -
Section 3.06	Company SEC Documents; Undisclosed Liabilities	- 32 -
Section 3.07	Information Supplied; Consent Solicitation Statement; Proxy Statement/Prospectus	- 35 -
Section 3.08	Absence of Certain Changes	- 35 -
Section 3.09	Legal Proceedings	- 36 -
Section 3.10	Compliance with Laws; Permits	- 36 -

-i-

Section 3.11	Tax Matters	- 37 -
Section 3.12	Employee Benefits	- 42 -
Section 3.13	Labor Matters	- 43 -
Section 3.14	Environmental Matters	- 45 -
Section 3.15	Intellectual Property	- 46 -
Section 3.16	Real Property	- 47 -
Section 3.17	No Rights Agreement; Anti-Takeover Provisions	- 48 -
Section 3.18	Contracts	- 48 -
Section 3.19	FCPA; Anti-Corruption; Sanctions Laws; Import/Export Laws	- 53 -
Section 3.20	Insurance	- 54 -
Section 3.21	Regulatory Status	- 55 -
Section 3.22	Investment Adviser Matters	- 56 -
Section 3.23	Advisory Client Matters	- 59 -
Section 3.24	Opinion of Financial Advisor	- 60 -
Section 3.25	Brokers and Other Advisors	- 61 -
Section 3.26	Material Customers; Material Suppliers	- 61 -
Section 3.27	Cash and Indebtedness	- 62 -
Section 3.28	Company Property	- 62 -
Section 3.29	Transactions with Affiliates	- 62 -
Section 3.30	Tariffs	- 62 -
Section 3.31	Module Supply	- 63 -
Section 3.32	Change Orders	- 63 -
Section 3.33	No Other Holdings Representations or Warranties	- 64 -
Section 3.34	Non-Reliance on Holdings Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	- 65 -
Section 3.35	No Other Representations or Warranties	- 65 -
ARTICLE IV Representations and Warranties of Holdings, MN8 Energy and Merger Sub		- 65 -
Section 4.01	Organization; Standing	- 66 -
Section 4.02	Authority; Voting Requirements	- 66 -
Section 4.03	Non-contravention	- 67 -
Section 4.04	Governmental Approvals	- 68 -
Section 4.05	Ownership and Operations of Merger Sub; Operations of Holdings	- 68 -

-ii-

Section 4.06	Capitalization	- 68 -
Section 4.07	Absence of Certain Changes	- 71 -
Section 4.08	Compliance with Laws; Permits	- 72 -
Section 4.09	Environmental Matters	- 73 -
Section 4.10	Financing	- 73 -
Section 4.11	Solvency	- 73 -
Section 4.12	Brokers and Other Advisors	- 74 -
Section 4.13	Information Supplied	- 74 -
Section 4.14	Legal Proceedings	- 74 -
Section 4.15	Ownership of Company Securities	- 75 -
Section 4.16	Financial Statements; Undisclosed Liabilities	- 75 -
Section 4.17	Tax Matters	- 75 -
Section 4.18	FCPA; Anti-Corruption; Sanctions Laws	- 76 -
Section 4.19	Real Property	- 76 -
Section 4.20	No Other Company Representations or Warranties	- 76 -
Section 4.21	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	- 77 -
Section 4.22	No Other Representations or Warranties	- 77 -
ARTICLE V Additional Covenants and Agreements		- 78 -
Section 5.01	Company Conduct of Business	- 78 -
Section 5.02	Holdings and MN8 Energy Conduct of Business	- 84 -
Section 5.03	Solicitation; Change in Recommendation.	- 86 -
Section 5.04	Efforts	- 91 -
Section 5.05	Public Announcements	- 94 -
Section 5.06	Access to Information; Confidentiality	- 95 -
Section 5.07	Indemnification and Insurance	- 97 -
Section 5.08	Rule 16b-3	- 101 -
Section 5.09	Further Assurances	- 101 -
Section 5.10	Obligations of MN8 Energy and Merger Sub	- 101 -
Section 5.11	Employee Matters	- 101 -
Section 5.12	Transaction Litigation	- 104 -
Section 5.13	Preparation of the Proxy Statement/Prospectus and Consent Solicitation Statement; Company Members’ Meeting	- 105 -

-iii-

Section 5.14	Certain Tax Matters	- 108 -
Section 5.15	Securityholders’ Representative	- 110 -
Section 5.16	Liquidity Plan	- 114 -
Section 5.17	R&W Insurance	- 118 -
Section 5.18	Advisory Client Notices and Consents	- 119 -
Section 5.19	Private Fund Clients	- 119 -
Section 5.20	Form of A&R Holdings LLC Agreement	- 119 -
Section 5.21	Pre-Closing Transactions	- 119 -
Section 5.22	Release	- 120 -
Section 5.23	Office Lease Termination	- 121 -
Section 5.24	Credit Support	- 121 -
Section 5.25	RRA Termination	- 121 -
Section 5.26	Chief Compliance Officer Function	- 122 -
Section 5.27	LPU Termination	- 122 -
ARTICLE VI Conditions to the Merger		- 122 -
Section 6.01	Conditions to Each Party’s Obligation To Effect the Merger	- 122 -
Section 6.02	Conditions to the Obligations of Holdings and Merger Sub	- 123 -
Section 6.03	Conditions to the Obligations of the Company	- 123 -
Section 6.04	Frustration of Closing Conditions	- 124 -
ARTICLE VII Termination		- 125 -
Section 7.01	Termination	- 125 -
Section 7.02	Effect of Termination	- 127 -
Section 7.03	Termination Fee	- 127 -
ARTICLE VIII Miscellaneous		- 128 -
Section 8.01	No Survival of Representations and Warranties	- 128 -
Section 8.02	Amendment or Supplement	- 128 -
Section 8.03	Extension of Time, Waiver, Etc.	- 129 -
Section 8.04	Assignment	- 129 -
Section 8.05	Counterparts	- 129 -
Section 8.06	Entire Agreement; No Third Party Beneficiaries	- 129 -
Section 8.07	Governing Law; Jurisdiction	- 130 -
Section 8.08	Specific Enforcement	- 131 -
Section 8.09	WAIVER OF JURY TRIAL	- 131 -

-iv-

Section 8.10	Notices	- 132 -
Section 8.11	Severability	- 133 -
Section 8.12	Definitions	- 133 -
Section 8.13	Fees and Expenses	- 158 -
Section 8.14	Company Disclosure Letter	- 159 -
Section 8.15	Interpretation	- 159 -
Section 8.16	Provision Respecting Legal Representation	- 160 -

Exhibits

Exhibit A	Form of Certificate of Formation of the Surviving Entity
Exhibit B	Form of Limited Liability Company Agreement of the Surviving Entity
Exhibit C	Form of A&R Holdings LLC Agreement
Exhibit D	Pre-Closing Transactions
Exhibit E-1	Common Holder Voting Agreement
Exhibit E-2	Promote Holder Voting Agreement
Exhibit E-3	Majority Preferred Voting Agreement
Exhibit F	Form of Letter of Transmittal

-v-

This AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2026 (this “Agreement”), is by and among MN8 Energy Holdings LLC, a Delaware limited liability company (“Holdings”), MN8 Energy LLC, a Delaware limited liability company and, following the consummation of the Pre-Closing Transactions (as defined below), a wholly owned Subsidiary of Holdings (“MN8 Energy”), MONARCH MERGER SUB, LLC, a Delaware limited liability company and a wholly owned Subsidiary of MN8 Energy (“Merger Sub”), GREENBACKER RENEWABLE ENERGY COMPANY LLC, a Delaware limited liability company, in its own capacity (the “Company”), the Company, solely, in its capacity as true and lawful agent and attorney-in-fact of the Company Members, with respect to Section 5.15 (but only following receipt of the Company Member Approval), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (the “Securityholders’ Representative”). Unless expressly stated otherwise, Holdings, MN8 Energy, Merger Sub, the Company (in its capacity as the Company and not in its capacity as true and lawful agent and attorney-in-fact of the Company Members) and the Securityholders’ Representative are referred to in this Agreement individually as a “party” and collectively as the “parties”.

WHEREAS, prior to the Merger, Holdings, MN8 Energy and certain other Persons shall consummate the Pre-Closing Transactions;

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of MN8 Energy (the “Merger”);

WHEREAS, the Board of Directors of the Company has (a) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions to which the Company is a party, including the Merger, (b) determined that it is in the best interests of the Company and the Company Members for the Company to enter into this Agreement on the terms and subject to the conditions set forth in this Agreement and declared this Agreement advisable, (c) directed that the Company submit the adoption of this Agreement and the approval of the Merger to a vote of the Company Members in accordance with the terms of this Agreement and (d) resolved to recommend that the Company Members adopt this Agreement and approve the Merger;

WHEREAS, the Board of Directors of Holdings, on behalf of Holdings, and in Holdings’ capacity as the managing member of MN8 Energy, and MN8 Energy’s respective capacity as the managing member of Merger Sub, has (a) approved the form, terms and provisions of this Agreement and each Ancillary Agreement to which each of Holdings, MN8 Energy and Merger Sub is a party and (b) authorized the execution and delivery by each of Holdings, MN8 Energy and Merger Sub of this Agreement and the performance of the actions contemplated by the Transactions to which each of Holdings, MN8 Energy and Merger Sub is a party, including the Merger;

WHEREAS, the Board of Directors of Holdings, in Holdings’ capacity as the managing member of MN8 Energy, has authorized and directed MN8 Energy to approve this

Agreement in its capacity as the sole member of Merger Sub in accordance with Section 18-209(b) of the DLLCA;

WHEREAS, MN8 Energy, in its capacity as the sole member of Merger Sub, has (a) approved the form, terms and provisions of this Agreement and (b) authorized the execution and delivery by Merger Sub of this Agreement and the performance of the actions contemplated the Transactions to which Merger Sub is a party, including the Merger;

WHEREAS, the Board of Directors of Holdings has (a) directed that a consent solicitation be submitted to the Holdings Members and the members of MN8 Energy for the approval of the Consent Solicitation Consents applicable to such members and (b) resolved to recommend that the Holdings Members and the members of MN8 Energy approve such Consent Solicitation Consents applicable to such members;

WHEREAS, pursuant to Section 3.3 of the LLCA, each Company Member has appointed, with full power of substitution, as its, his or her true and lawful agent and attorney-in-fact, with full power and authority in its, his or her name, place and stead, the Company, and each of its authorized officers and attorneys-in-fact, as the case may be, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices, as may be required or advisable under the laws of the State of Delaware or any other applicable jurisdiction, any document, certificate or instrument required to reflect any action of the Company Members duly taken in the manner provided for in the LLCA, whether or not such Company Member voted in favor of or otherwise consented to such action;

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdings is entering into a voting agreement, substantially in the forms attached hereto as Exhibits E-1 through E-3, with such Persons set forth on Schedule I of the Holdings Disclosure Letter (collectively, the “MN8 Supporting Members” and such agreements, the “Voting Agreements”), effective as of the date of this Agreement, pursuant to which, among other things, each of such MN8 Supporting Members has agreed, subject to the terms of the Voting Agreements, to vote certain equity interests in accordance with the terms of such Voting Agreements;

WHEREAS, concurrently with the consummation of the Transactions, the parties (or certain of their respective Affiliates) will execute and deliver the Ancillary Agreements to which such Persons are a party; and

WHEREAS, the Company, Holdings, MN8 Energy and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving limited liability company in the Merger and wholly owned Subsidiary of MN8 Energy. The Company, as the surviving limited liability company in the Merger, is hereinafter sometimes referred to as the “Surviving Entity”.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place electronically by exchange of signatures and documents at 8:00 a.m., New York City time, on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of those conditions at such time), unless another date, time or place is agreed to in writing by Holdings and the Company; provided that the Closing shall not occur prior to the date that is five (5) Business Days following the Election Deadline (as defined in and finally determined pursuant to Section 2.04(a)(ii)). The date on which the Closing actually takes place is herein referred to as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Holdings, MN8 Energy, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA (the “Certificate of Merger”). The Merger shall become effective at the time on the Closing Date that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) or, to the extent permitted by applicable Law, at such later time on the Closing Date as is agreed to by Holdings and the Company prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 209(g), of the DLLCA.

Section 1.05 Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity. At the Effective Time, the certificate of formation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to be as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of formation of the Surviving Entity until thereafter amended as provided therein or by applicable Law (and subject to Section 5.07). At the Effective Time, the LLCA shall be amended and restated in its entirety to be as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or by applicable Law (and subject to Section 5.07).

Section 1.06 Directors and Officers of the Surviving Entity.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity and applicable Law.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity and applicable Law.

Article II

Effect of the Merger on Company Shares; Exchange of Certificates; Company Equity Awards

Section 2.01 Effect on Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Holdings, MN8 Energy, Merger Sub or any holder of any Company Shares or any member or holder of any limited liability company interests of Merger Sub:

(a) Limited Liability Company Interests of Merger Sub. Each limited liability company interest of Merger Sub shall be converted into and become one limited liability company interest of the Surviving Entity.

(b) Cancelation of Certain Company Shares. All Company Shares that are (A) owned by the Company as treasury interests immediately prior to the Effective Time, (B) owned by Holdings or MN8 Energy immediately prior to the Effective Time and (C) owned by any direct or indirect wholly owned Subsidiary of the Company or of Holdings (including MN8 Energy and Merger Sub) immediately prior to the Effective Time, in each case shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor (the Company Shares set forth in clauses (A) through (C), collectively, the “Canceled Shares”).

(c) Conversion of Company Shares. Subject to the applicable proration in Section 2.03 and the election procedures set forth in Section 2.04, each Company Share (other than Canceled Shares) issued and outstanding immediately prior to the Effective Time shall be canceled and converted automatically into, and shall thereafter represent only, the right to receive (x) the following consideration set forth in clauses (i) to (iv), as applicable (as may be prorated in accordance with Section 2.03 and together with the consideration payable pursuant to Section 2.02, the “Closing Consideration”), (y) a non-transferable contingent right to receive such holder’s Pro Rata Portion of the Representative Reserve Release Amount, in respect of such Company Share, if, as, when and to the extent that any Representative Reserve Release Amount is payable pursuant to this Agreement and (z) a non-transferable contingent right to receive such holder’s Pro Rata Portion of the Post-Closing Additional Consideration Amount, in respect of such Company Share, if, as, when and to the extent that any Post-Closing Additional Consideration Amount is payable pursuant to this Agreement (the foregoing clauses (y) and (z) together with the Closing Consideration, collectively, the “Merger Consideration”):

(i) each Company Share with respect to which an election to receive only cash (a “Cash Election”) has been validly made on an Election Form that has not been revoked, deemed revoked or lost (“Cash Election Shares”) shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Consideration (the “Cash Election Consideration”);

(ii) each Company Share with respect to which an election to receive only Common Units (an “Equity Election”) has been validly made on an Election Form that has not been revoked, deemed revoked or lost (“Equity Election Shares”) shall be converted into the right to receive a number of Common Units equal to the quotient of (A) the Per Share Consideration divided by (B) the Common Unit Value (the “Equity Election Consideration”);

(iii) each Company Share with respect to which an election to receive a mixture of cash and Common Units (a “Mixed Election” and, together with a Cash Election and Equity Election, an “Election”) has been validly made on an Election Form that has not been revoked, deemed revoked or lost (“Mixed Election Shares”) shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Consideration, multiplied by (2) 50% (such amount, the “Mixed Election Cash Consideration”) and (B) a number of Common Units equal to the quotient of (1) the Per Share Consideration minus the Mixed Election Cash Consideration, divided by (2) the Common Unit Value (the “Mixed Election Equity Consideration” and, together with the Mixed Election Cash Consideration, the “Mixed Election Consideration”); and

(iv) each Company Share with respect to which an Election has not been validly made on an Election Form or where an Election Form has been revoked, deemed revoked or lost before the Election Deadline (“Non-Election Shares”) shall be converted automatically into the right to receive the Equity Election Consideration.

As of the Effective Time, on such cancelation and conversion, all such Company Shares shall no longer be outstanding and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Company Shares (each, a “Certificate”) or of any non-certificated Company Shares held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration.

Section 2.02 Company Equity Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt such resolutions and take such other actions as may be required to provide that:

(a) each deferred stock unit granted to a member of the Board of Directors of the Company and each restricted stock unit awarded under the Company Equity Plan that vests solely based on the passage of time (each of the foregoing, a “Company RSU”), in each case outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, be deemed to be fully vested and shall be canceled and converted into, and represent only, in full satisfaction of the rights of such holder with respect thereto, for each Company Share subject to such Company RSU immediately prior to the Effective Time, (i) the right to receive the Mixed Election Consideration (as may be prorated in accordance with Section 2.03), (ii) a non-transferable contingent right to receive such holder’s Pro Rata Portion of the Representative Reserve Release Amount in respect of each such Company Share subject to such Company RSU, if, as, when and to the extent that any Representative Reserve Release Amount is payable pursuant to this Agreement and (iii) a non-transferable contingent right to receive such holder’s Pro Rata Portion of the Post-Closing Additional Consideration Amount, in respect of each such Company Share subject to such Company RSU, if, as, when and to the extent that any Post-Closing Additional Consideration Amount is payable pursuant to this Agreement, in each case, as determined in accordance with the Equity Award Payment Schedule under Section 2.06(c); and

(b) each restricted stock unit awarded under the Company Equity Plan that vests on the achievement of performance goals (each, a “Company PSU”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, be deemed to be fully vested and shall be canceled and converted into and represent only, in full satisfaction of the rights of such holder with respect thereto, for each Company Share subject to such Company PSU as of immediately prior to the Effective Time, based on (i) in the case of Company PSUs for which the applicable performance period is not completed as of immediately prior to the Effective Time, (A) with respect to each Company PSU granted in 2024, 50% of the target performance level and (B) with respect to each Company PSU granted in 2025 or 2026, 100% of the target performance level and (ii) in the case of Company PSUs for which the applicable performance period is completed as of immediately prior to the Effective Time, actual performance as determined by the Compensation Committee of the Board of Directors of the Company as of the last day of such performance period, (x) the right to receive the Mixed Election Consideration (as may be prorated in accordance with Section 2.03), (y) a non-transferable contingent right to receive such holder’s Pro Rata Portion of the Representative Reserve Release Amount in respect of each such Company Share subject to such Company PSU, if, as, when and to the extent that any Representative Reserve Release Amount is payable pursuant to this Agreement and (z) a non-transferable contingent right to receive such holder’s Pro Rata Portion of the Post-Closing Additional Consideration Amount, in respect of each such Company Share subject to such Company PSU, if, as, when and to the extent that any Post-Closing Additional Consideration Amount is payable pursuant to this Agreement, in each case, as determined in accordance with the Equity Award Payment Schedule under Section 2.06(c).

Section 2.03 Proration.

(a) Within five (5) Business Days after the Effective Time, MN8 Energy shall cause the Paying Agent (as defined below) to effect the allocation of the Closing Consideration among each Person who was, at the Effective Time, a holder of Company Shares (other than Canceled Shares), based on such Person’s election pursuant to Section 2.04, of the Cash Election Consideration, the Equity Election Consideration or the Mixed Election Consideration, in each case, in accordance with Article II, including giving effect to the following provisions of this Section 2.03.

(b) If the aggregate amount of cash that would be payable as Closing Consideration, without giving effect to any proration pursuant to this Section 2.03, in respect of (x) all Cash Election Shares, (y) the cash component of all Mixed Election Shares and (z) the Mixed Election Cash Consideration that would be payable in respect of all Company Shares subject to Company RSUs and Company PSUs (collectively, the “Aggregate Requested Cash”) exceeds the Maximum Cash Election Amount, then:

(i) each Cash Election Share shall be converted into the right to receive: (A) cash in an amount equal to the product of (1) the Cash Election Consideration (without giving effect to any proration), multiplied by (2) a fraction (I) the numerator of which is the Maximum Cash Election Amount and (II) the denominator of which is the Aggregate Requested Cash (such fraction, the “Cash Proration Factor”); and (B) in lieu of the aggregate amount of the Cash Election Consideration not received in cash in respect of such Cash Election Share due to such proration, a number of Common Units equal to the quotient of (1) such amount of the Cash Election Consideration not received in cash in respect of such Cash Election Share divided by (2) the Common Unit Value;

(ii) each Mixed Election Share shall be converted into the right to receive: (A) a cash amount equal to the product of (1) the Mixed Election Cash Consideration (without giving effect to any proration), multiplied by (2) the Cash Proration Factor; and (B) in lieu of the aggregate amount of the Mixed Election Cash Consideration not received in cash in respect of such Mixed Election Share due to such proration, a number of Common Units equal to the quotient of (1) such amount of the Mixed Election Cash Consideration not received in cash in respect of such Mixed Election Share divided by (2) the Common Unit Value, in each case, in addition to the Mixed Election Equity Consideration otherwise payable;

(iii) the Company Shares subject to each Company RSU and Company PSU shall be treated as Mixed Election Shares for purposes of this Section 2.03, and the Mixed Election Cash Consideration payable in respect of each such Company Share shall be subject to proration on the same basis as Mixed Election Shares pursuant to clause (ii) above; and

(iv) all Equity Election Shares and Non-Election Shares shall be converted into the right to receive the applicable Equity Election Consideration.

(c) If the Aggregate Requested Cash is equal to or less than the Maximum Cash Election Amount, each holder of (i) Cash Election Shares shall receive the full Cash Election Consideration payable in respect of such Cash Election Shares, (ii) Mixed Election Shares shall receive the full Mixed Election Cash Consideration payable in respect of such Mixed Election Shares and (iii) the Company Shares subject to each Company RSU and Company PSU shall receive the full Mixed Election Cash Consideration payable in respect of such Company Shares subject to each Company RSU and Company PSU.

Section 2.04 Election Procedures.

(a) MN8 Energy shall (i) prepare a form of election, which, for the avoidance of doubt, may be on a website established by the Paying Agent for purposes of effectuating an Election (the “Election Form”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Election Form and such Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as mutually agreed between MN8 Energy and the Company) and (ii) cause the Paying Agent to make available and mail the Election Form as promptly as reasonably practicable after (but, in any event, no earlier than ten (10) Business Days following) the date of the Company’s commencement of the mailing of the definitive Proxy Statement/Prospectus to the Company Members in accordance with Section 5.13(c) and no less than thirty (30) days prior to the Election Deadline (as defined below) (such date, or such other date as MN8 Energy and the Company mutually agree in writing, the “Mailing Date”) to each record holder of Company Shares as of the close of business on the fifth (5th) Business Day immediately prior to the Mailing Date or on such other date as mutually agreed in writing between MN8 Energy and the Company. The Company shall provide MN8 Energy with the list of such record holders of Company Shares, Company RSUs and Company PSUs (including number of Company Shares, Company RSUs and Company PSUs held by each such holder) reasonably in advance of the Mailing Date (such list, the “Record Holder List”). Each Election Form shall permit each Person who will be, at the Effective Time, a holder of Company Shares (other than Canceled Shares) to submit an Election pursuant to Section 2.01(c) in accordance with the following procedures:

(i) Each holder of Company Shares may specify in a request made in accordance with the provisions of this Section 2.04(a) the number of such holder’s Company Shares with respect to which such holder makes an Election.

(ii) Any Election shall be deemed to be properly made only if the Paying Agent has received at its designated office by 5:00 p.m. (Eastern Time) on the date that is five (5) Business Days preceding the anticipated Closing Date or such other date as the Company and MN8 Energy shall, prior to the Closing, mutually agree (the “Election Deadline”): (A) an Election Form validly completed and duly executed with respect to such holder’s election made pursuant to Section 2.01(c); (B) Certificates representing the Company Shares to which such Election Form relates (if any); and (C) a Letter of Transmittal (clauses (A) through (C), collectively, the “Required Materials”). The Company shall publicly announce the Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date in accordance with the terms hereunder, the Election Deadline shall be similarly delayed to a subsequent date, and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. Any election made pursuant to this Section 2.04(a) shall have been properly made only if the Paying Agent shall have received the Required Materials by the Election Deadline.

(b) Any Company Shares with respect to which the Paying Agent has not received an effective, properly completed Required Materials in accordance with this Section 2.04 on or before the Election Deadline (other than Canceled Shares) shall be deemed to be Non-Election Shares, and the holder of such Non-Election Shares shall be deemed to have made an Election in accordance with Section 2.01(c)(iv).

(c) Any holder of Company Shares may, at any time prior to the Election Deadline, change or revoke such holder’s Election by submitting new Required Materials that are received by the Paying Agent prior to the Election Deadline. In addition, all Elections shall automatically be revoked upon the valid termination of this Agreement pursuant to Article VII.

(d) Subject to the terms of this Agreement and the Election Form, MN8 Energy shall have reasonable discretion to determine whether any Election has been properly or timely made and to disregard immaterial defects in the Election Form, and any good faith decisions of MN8 Energy regarding such matters shall be binding and conclusive. The Paying Agent may, with the written consent of MN8 Energy and the Company, make any rules that are consistent with this Section 2.04 for the implementation of an Election as shall be necessary to effect such Election in accordance with the terms of this Agreement.

Section 2.05 Payment Procedures; Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. Prior to the Mailing Date, MN8 Energy shall (i) designate a bank or trust company reasonably acceptable to the Company to act as the exchange and paying agent (the “Paying Agent”) in connection with the Merger, including the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, (ii) enter into an exchange and paying agent agreement (the “Paying Agent Agreement”) with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, MN8 Energy shall (A) deposit or cause to be deposited with the Paying Agent an amount in cash, by wire transfer of immediately available funds to an account designated by the Paying Agent at least two Business Days prior to the Closing, sufficient to pay (y) the amount equal to the lesser of the Aggregate Requested Cash and the Maximum Cash Election Amount, minus (z) the Mixed Election Cash Consideration that would be payable in respect of all Company Shares subject to Company RSUs and Company PSUs to be deposited with the Company pursuant to Section 2.06(a)(i) (the “Exchange Fund”) and (B) issue and deposit, or cause to be issued and deposited, with the Paying Agent the aggregate number of Common Units issuable as Closing Consideration pursuant to Section 2.01(c) (as may be prorated in accordance with Section 2.03), in each case duly authorized and validly issued, fully paid and nonassessable, and delivered free and clear of all Liens (other than Corporate Liens), for the benefit of, and for exchange and distribution to, each Person who is, at the Effective Time, a Securityholder who is entitled to receive Common Units pursuant to this Article II (other than the holders of Company Shares subject to Company RSUs and Company PSUs, which are the subject of Section 2.06). In the event the Exchange Fund, as of immediately prior to the Effective Time, shall be insufficient to pay the amount equal to the lesser of the Aggregate Requested Cash and the Maximum Cash Election Amount as a result of any losses on the investment of such amounts as permitted under the terms of the Paying Agent Agreement, MN8 Energy shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to such deficiency.

(b) Reserve Amount. The consideration otherwise payable to any Securityholder pursuant to this Article II has been calculated net of an amount in cash equal to such Securityholder’s Pro Rata Portion of the Reserve Amount. At or prior to the Effective Time, MN8 Energy shall deposit, or cause to be deposited, with the Securityholders’ Representative an amount in cash, by wire transfer of immediately available funds to the Reserve Account (which shall be designated by the Securityholders’ Representative to MN8 Energy in writing no later than two Business Days prior to the Closing), equal to the Reserve Amount. For U.S. federal and applicable state income Tax purposes, the Reserve Amount shall be treated as having been paid to the Securityholders at the Closing.

(c) Payment Procedures. Promptly after the Effective Time (but in no event more than five Business Days thereafter), MN8 Energy shall direct the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Shares (other than Canceled Shares, and other than to any holder of record of Company Shares who delivered the Required Materials pursuant to Section 2.04(a)(ii)) (i) a letter of transmittal substantially in the form attached hereto as Exhibit F, subject to such changes, modifications or supplements with respect thereto as the Company, Holdings and the Paying Agent may mutually agree in writing (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Closing Consideration as provided in Section 2.01(c) and (in each case, if, as, when and to the extent payable pursuant to this Agreement) the holder’s Pro Rata Portion of the Representative Reserve Release Amount and the Post-Closing Additional Consideration Amount. On surrender of a Certificate or a Book-Entry Share for cancelation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor such holder’s Closing Consideration and (in each case, if, as, when and to the extent payable pursuant to this Agreement) such holder’s Pro Rata Portion of the Representative Reserve Release Amount and the Post-Closing Additional Consideration Amount, in each case, for each Company Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Closing Consideration or (if, as, when and to the extent payable pursuant to this Agreement) the applicable Pro Rata Portion of the Representative Reserve Release Amount or the Post-Closing Additional Consideration Amount, in each case, is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (A) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such Closing Consideration or (in each case, if, as, when and to the extent payable pursuant to this Agreement) the applicable Pro Rata Portion of the Representative Reserve Release Amount or the Post-

Closing Additional Consideration Amount, in each case, to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Entity that such Tax either has been paid or is not applicable. To facilitate the payment of the Closing Consideration and (in each case if, as, when and to the extent payable pursuant to this Agreement) the Representative Reserve Release Amount and the Post-Closing Additional Consideration Amount, in each case, to the registered holders of Book-Entry Shares, the Company may (and at the request of the Company, MN8 Energy shall) cause the Paying Agent to collect Letters of Transmittal in advance of the Closing (it being understood that such Letters of Transmittal shall be contingent on, and shall be effective on, the occurrence of the Effective Time). Until surrendered as contemplated by this Section 2.05, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Closing Consideration and Pro Rata Portion of each of the Representative Reserve Release Amount and the Post-Closing Additional Consideration Amount, in each case, attributable to such Certificate or Book-Entry Share as contemplated by this Article II. Notwithstanding anything to the contrary in this Agreement, no holder of record of a Book-Entry Share, Company RSU or Company PSU will be required to deliver a Letter of Transmittal or surrender such Book-Entry Shares, Company RSUs or Company PSUs in order to receive the applicable Equity Election Consideration or Mixed Election Equity Consideration to which it is entitled pursuant to the provisions of this Article II.

(d) Transfer Books; No Further Ownership Rights in Company Shares. Such holder’s Pro Rata Portion of the Closing Consideration, the Representative Reserve Release Amount and the Post-Closing Additional Consideration Amount paid in respect of Company Shares on the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the Company Shares that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.05(f), if, at any time after the Effective Time, Certificates and Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or MN8 Energy in its reasonable discretion, the posting by such Person of a bond, in such reasonable amount as the Paying Agent or MN8 Energy may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Closing Consideration and (in each case, if, as, when and to the extent payable pursuant to this Agreement) the applicable Pro Rata Portion of the Representative Reserve Release Amount and the Post-Closing Additional Consideration Amount, in each case to be paid in respect of the Company Shares formerly represented by such Certificate as contemplated by this Article II.

(f) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, MN8 Energy shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (and any interest or other income earned thereon), Representative Reserve Release Amount and any Post-Closing Additional Consideration Amount deposited with the Paying Agent that has not been disbursed to Securityholders, and thereafter such Securityholders and the Securityholders’ Representative shall be entitled to look only to MN8 Energy and the Surviving Entity for, and MN8 Energy and the Surviving Entity shall remain liable for payment of their claims for any portion of the Merger Consideration or (in each case, if, as, when and to the extent payable pursuant to this Agreement) the Representative Reserve Release Amount or the Post-Closing Additional Consideration Amount, in each case pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time that would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of MN8 Energy or its designee, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, MN8 Energy shall direct the Paying Agent to return the Representative Reserve Release Amount to the Securityholders in accordance with Section 2.07 even if such return occurs more than one year following the Closing Date.

(g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties or the Paying Agent shall be liable to any Person for any portion of the Closing Consideration or (in each case, if, as, when and to the extent payable pursuant to this Agreement) the Representative Reserve Release Amount or the Post-Closing Additional Consideration Amount, in each case delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(h) Withholding. Each of Holdings, MN8 Energy, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any amounts payable pursuant to this Agreement, such amounts as it determines are required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any provision of U.S. state or local or non-U.S. Tax Law. For the avoidance of doubt, MN8 Energy may cause the relevant withholding agent to withhold in the manner and in the form of consideration (e.g., cash, Common Units or a combination thereof) that MN8 Energy elects in its sole discretion; provided, however, that with respect to any portion of the Mixed Election Consideration (as may be prorated in accordance with Section 2.03) that is payable in the form of Common Units in respect of Company Shares subject to Company RSUs or Company PSUs held by Employee RSU holders or Employee PSU holders, such deduction or withholding shall be taken in the form of net share settlement of such Common Units, and the relevant holder shall be treated as having been paid cash consideration in lieu of the withheld Common Units (and, for the avoidance of doubt, (i) such withheld Common Units that are net settled shall be deemed to be cancelled and (ii) such deemed cash consideration shall not reduce the Maximum Cash Election Amount) and the relevant withholding party shall pay such an amount equal to such cash consideration to the appropriate Governmental Authority. The parties shall use their respective commercially reasonable efforts to minimize any such deductions or withholding to the extent permitted by applicable Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) No Fractional Common Units. Notwithstanding anything to the contrary in this Agreement, (i) no fractional Common Units shall be issued under this Agreement and (ii) for purposes of determining the number of Common Units issuable to any holder pursuant to Section 2.01(c), Section 2.02 and Section 2.03, all Common Units otherwise issuable to such holder in respect of all Company Shares held by such holder and all Company Shares subject to Company RSUs and Company PSUs held by such holder shall first be aggregated, and only such aggregate number of Common Units shall be rounded to the nearest whole Common Unit.

Section 2.06 Payments with Respect to Company Equity Awards.

(a) Company Equity Award Consideration. At the Effective Time, MN8 Energy shall deposit or cause to be deposited (i) with the Company an amount in cash, by wire transfer of immediately available funds to an account designated by the Company at least two Business Days prior to the Closing, the Mixed Election Cash Consideration (as may be prorated in accordance with Section 2.03) in respect of Company Shares subject to Employee RSUs and Employee PSUs and (ii) with the Paying Agent, (A) an amount in cash, by wire transfer of immediately available funds to an account designated by the Paying Agent at least two Business Days prior to the Closing, the Mixed Election Cash Consideration (as may be prorated in accordance with Section 2.03) in respect of Company Shares subject to Non-Employee RSUs and Non-Employee PSUs and (B) a number of Common Units equal to the aggregate Mixed Election Equity Consideration payable in respect of all Company Shares subject to Company RSUs and Company PSUs (including Employee RSUs, Employee PSUs, Non-Employee RSUs and Non-Employee PSUs), in each case duly authorized and validly issued, fully paid and nonassessable, and delivered free and clear of all Liens (other than Corporate Liens), in each case of clauses (i) and (ii) for payment in accordance with this Section 2.06 to such Company RSU holders and Company PSU holders.

(b) MN8 Energy shall cause the Surviving Entity or its applicable Subsidiary to pay the applicable Pro Rata Portion of the Mixed Election Cash Consideration (as may be prorated in accordance with Section 2.03) payable in respect of Company Shares subject to Employee RSUs and Employee PSUs, to each such Company RSU holder and Company PSU holder, respectively, in accordance with the Equity Award Payment Schedule through the Surviving Entity’s or such Subsidiary’s payroll system (subject to any required withholding) on the first normal payroll date of the Surviving Entity or such Subsidiary that occurs more than five Business Days after the Closing. MN8 Energy shall cause the Paying Agent to pay (subject to any required withholding) the applicable Pro Rata Portion of the Mixed Election Cash Consideration (as may be prorated in accordance with Section 2.03) payable in respect of Company Shares subject to Non-Employee RSUs and Non-Employee PSUs, to each such Company RSU holder and Company PSU holder, respectively, in accordance with the Equity Award Payment Schedule within five Business Days after the Closing Date. MN8 Energy shall direct the Paying Agent to deliver (subject to any required withholding, including the form of withholding required by Section 2.05(h)) to each Company RSU holder and Company PSU holder the applicable Pro Rata Portion of the Mixed Election Equity Consideration payable in respect of such holder’s Company RSUs and Company PSUs (whether Employee RSUs, Employee PSUs, Non-Employee RSUs or Non-Employee PSUs), respectively, in accordance with the Equity Award Payment Schedule (as defined below), within five Business Days after the Closing Date.

(c) The Company shall deliver to MN8 Energy and the Paying Agent, at least five Business Days prior to the Closing, a draft version, and at least two Business Days prior to the Closing, a final version, of a schedule, which schedule shall be dated as of the Closing Date, setting forth with respect to each Company RSU holder and Company PSU holder (the “Equity Award Payment Schedule”): (i) the name and address of record of such Securityholder, (ii) whether such holder is a current or former employee of the Company, (iii) (A) with respect to any Company RSUs, the number and type of Company Shares subject to such Company RSUs, the aggregate Mixed Election Cash Consideration (as may be prorated in accordance with Section 2.03) and the aggregate number of Common Units constituting the Mixed Election Equity Consideration payable with respect to the Company Shares underlying such Company RSUs and (B) with respect to any Company PSUs, the number and type of Company Shares subject to such Company PSUs, the aggregate Mixed Election Cash Consideration (as may be prorated in accordance with Section 2.03) and the aggregate number of Common Units constituting the Mixed Election Equity Consideration payable with respect to the Company Shares underlying such Company PSUs, (iv) the Mixed Election Consideration payable (without regard to Tax withholding or deduction for the Reserve Amount) to such Securityholder with respect to Company Shares subject to Company RSUs or Company PSUs held by such Securityholder, (v) the Pro Rata Portion of such Securityholder’s proceeds referenced in the preceding clause (iv) that are to be delivered by MN8 Energy to the Securityholders’ Representative to fund the Reserve Amount and (vi) the Pro Rata Portion of such Securityholder’s proceeds referenced in the preceding clause (iv) that are subject to Tax withholding.

(d) Notwithstanding anything herein to the contrary, in the case of any Merger Consideration payable in respect of Company RSUs or Company PSUs, (i) if any such amounts constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Entity or its applicable Subsidiary or the Paying Agent, as applicable, shall pay such amounts at the earliest time permitted on or following the respective times otherwise set forth in this Agreement under the terms of the applicable agreement, plan or arrangement that will not trigger a Tax or penalty under Section 409A of the Code and (ii) it is intended that any Post-Closing Additional Consideration Amount payable in respect of Company RSUs or Company PSUs comply with Treasury Regulations Section 1.409A-(i)(5)(iv)(A), which is applicable to “transaction-based compensation” or be exempt from the requirements of Section 409A of the Code, so that no such payments will be subject to the additional Tax imposed under Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

Section 2.07 Payment of Representative Reserve Release Amount. To the extent any Representative Reserve Release Amount becomes payable to the Securityholders pursuant to Section 5.15(f), the Securityholders’ Representative shall remit to the Paying Agent such Representative Reserve Release Amount, for further payment to each Securityholder of such Securityholder’s Pro Rata Portion of such amount, and MN8 Energy shall direct the Paying Agent to pay to each Securityholder such Securityholder’s Pro Rata Portion of such amount, promptly, and no later than five Business Days after receipt of such amounts by the Paying Agent.

Section 2.08 Payment of Post-Closing Additional Consideration Amount. To the extent any Post-Closing Additional Consideration Amount becomes payable to the Securityholders pursuant to Section 2.10, MN8 Energy shall remit, or cause to be remitted, to the Paying Agent an amount of cash equal to such Post-Closing Additional Consideration Amount, for further payment to each Securityholder of such Securityholder’s Pro Rata Portion of such amount, and MN8 Energy shall direct the Paying Agent to pay to each Securityholder who has duly executed a Letter of Transmittal such Securityholder’s Pro Rata Portion of such amount, promptly, and no later than five Business Days after receipt of such amounts by the Paying Agent; provided, however, that notwithstanding the foregoing, any portion of the Post-Closing Additional Consideration Amount in respect of Company Shares subject to Employee RSUs and Employee PSUs shall be remitted, or caused to be remitted, by MN8 Energy to the Surviving Entity, and MN8 Energy shall cause the Surviving Entity or its applicable Subsidiary to pay the applicable Pro Rata Portion of the Post-Closing Additional Consideration Amount payable in respect of Company Shares subject to Employee RSUs and Employee PSUs, to each such Company RSU holder and Company PSU holder, respectively, through the Surviving Entity’s or such Subsidiary’s payroll system (subject to any required withholding) on the first normal payroll date of the Surviving Entity or such Subsidiary that occurs more than five Business Days after receipt of such amounts by the Surviving Entity (subject to Section 2.06(d)). For U.S. federal and applicable state income tax purposes, payments of the Post-Closing Additional Consideration Amount shall be treated as additional consideration paid for Company Shares hereunder except as otherwise required by applicable Law.

Section 2.09 Payment of Transaction Expenses.

(a) Set forth on Section 2.09(a) of the Company Disclosure Letter is a good faith estimate of the Company Transaction Expenses as of the date of this Agreement. Set forth on Section 2.09(a) of the Holdings Disclosure Letter is a good faith estimate of the Holdings Transaction Expenses as of the date of this Agreement.

(b) Following the date of this Agreement and until the Closing Date or earlier termination of this Agreement in accordance with Article VII, Holdings and the Company shall, from time to time upon the reasonable request of the other party, provide the other party with updates as to the estimated amount of the Company Transaction Expenses and the Holdings Transaction Expenses, as applicable, as of the date of such update.

(c) At least five Business Days prior to the Closing Date, the Company shall deliver to Holdings a certification of the final amount, along with supporting invoices, of any Company Transaction Expenses (other than the Company EPP Transaction Expenses) (the “Closing Company Transaction Expenses”) through the Effective Time (including amounts becoming due at the Effective Time) and information on which invoices have been paid. Such certificate shall be prepared by the Company in good faith and consistent with the definition of Closing Company Transaction Expenses and include all Closing Company Transaction Expenses. From the date of delivery of the Closing Company Transaction Expenses, the Company shall use reasonable best efforts to provide Holdings with reasonable supporting information that Holdings reasonably requests relating to the determination of the Closing Company Transaction Expenses and with access in accordance with Section 5.06, and the Company and Holdings shall use reasonable best efforts to discuss and attempt to resolve in good faith Holdings’ comments (if any) provided at least two Business Days prior to the Closing Date. If the Company and Holdings agree to make any modification to the Closing Company Transaction Expenses, then the Closing Company Transaction Expenses so modified shall be deemed to be the final Closing Company Transaction Expenses for purposes hereof. At or immediately following the Effective Time, MN8 Energy shall cause all such Closing Company Transaction Expenses not previously paid to be paid in full; provided that invoices for such Closing Company Transaction Expenses have been provided to Holdings at least five Business Days prior to the Closing Date. The Company shall use reasonable best efforts to receive final invoices with respect to the Company Transaction Expenses on or prior to the Closing Date.

(d) At least five Business Days prior to the Closing Date, Holdings shall deliver to the Company a certification of (i) the final amount, along with supporting invoices, of any Holdings Transaction Expenses (the “Closing Holdings Transaction Expenses”) through the Effective Time (including amounts becoming due at the Effective Time) and (ii) (A) whether the Company’s Chief Executive Officer or Chief Financial Officer will experience a Qualifying Change in Control Termination (as defined in the EPP) on the Closing Date or (B) whether either the Company’s Chief Executive Officer or Chief Financial Officer has provided written notice that (1) a Constructive Termination (as defined in the EPP) will exist as of the Closing Date and (2) such Person has irrevocably resigned from employment upon and as a result of such Constructive Termination as of the Closing Date (which Holdings has irrevocably confirmed that Holdings and its Affiliates will not seek to cure). Such certificates shall be prepared by Holdings in good faith and consistent with the definitions of Closing Holdings Transaction Expenses and Company EPP Transaction Expenses, as applicable, and include all Closing Holdings Transaction Expenses and Company EPP Transaction Expenses, as applicable. From the date of delivery of the Closing Holdings Transaction Expenses and Company EPP Transaction Expenses, as applicable, Holdings shall use reasonable best efforts to provide the Company with reasonable supporting information that the Company reasonably requests relating to the determination of the Closing Holdings Transaction Expenses and Company EPP Transaction Expenses, as applicable, and with access in accordance with Section 5.06, and Holdings and the Company shall use reasonable best efforts to discuss and attempt to resolve in good faith the Company’s comments (if any) provided at least two Business Days prior to the Closing Date. If Holdings and the Company agree to make any modification to the Closing Holdings Transaction Expenses or Company EPP Transaction Expenses, as applicable, then the Closing Holdings Transaction Expenses or Company EPP Transaction Expenses, as applicable, so modified shall be deemed to be the final Closing Holdings Transaction Expenses or Company EPP Transaction Expenses, as applicable, for purposes hereof.

Section 2.10 Additional Consideration.

(a) The Securityholders shall be entitled to receive an additional payment from MN8 Energy if, as, when and to the extent payable in accordance with the terms of this Section 2.10.

(b) For purposes of this Section 2.10, “Earned Additional Consideration Amount” means, as of any applicable measurement date, an amount equal to:

(i) Adjusted Additional Consideration Holdback Amount multiplied by (ii) a fraction, expressed as a percentage (which shall in no event exceed 100%) and equal to the quotient of (A) Specified Project In Service MWs as of such measurement date divided by (B) Total Specified Project MW Capacity.

(c) For illustrative purposes, assuming that the Adjusted Additional Consideration Holdback Amount equals $25,000,000, (i) if there are no Specified Project In Service MWs as of the applicable measurement date, the Earned Additional Consideration Amount shall be $0, (ii) if 50% of the Total Specified Project MW Capacity are Specified Project In Service MWs as of the applicable measurement date, the Earned Additional Consideration Amount shall be $12,500,000 and (iii) if all of the Total Specified Project MW Capacity are Specified Project In Service MWs as of the applicable measurement date, the Earned Additional Consideration Amount shall be $25,000,000.

(d) Each ECCA Placed in Service Notice shall be conclusive and binding on the parties, absent manifest error or Fraud, as to the In Service date and MW capacity of each Inverter Block identified therein, regardless of whether such ECCA Placed in Service Notice is delivered under the Specified Project ECCA before, on or after December 31, 2026. From the date of this Agreement until the Closing, the Company shall deliver to Holdings copies of any ECCA Placed in Service Notices within five Business Days after the delivery thereof under the Specified Project ECCA. If the Closing occurs prior to January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), from and after the Closing until final determination and payment of the Post-Closing Additional Consideration Amount (if any), Holdings shall, or shall cause MN8 Energy, the Surviving Entity and their respective controlled Affiliates to, deliver to the Securityholders’ Representative copies of any ECCA Placed in Service Notices within five Business Days after the delivery thereof under the Specified Project ECCA. Notwithstanding the foregoing, the aggregate amount of any Post-Closing Additional Consideration Amount otherwise payable pursuant to this Section 2.10 shall be reduced, dollar-for-dollar, but not below zero, solely by the Tax Equity Paid Amount, if any.

(e) If and only if the Closing Date occurs prior to January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing):

(i) At least five Business Days prior to the Closing Date (or such later time as Holdings and the Company may otherwise agree in writing), the Company shall deliver to Holdings the Closing Additional Consideration Statement. From the date of delivery of the Closing Additional Consideration Statement until the Closing, the Company shall use reasonable best efforts to provide Holdings and its Representatives with reasonable supporting information that Holdings reasonably requests relating to the determination of the Closing Additional Consideration Amount and the Unconsented Acceleration Change Order Amount and with access in accordance with Section 5.06, and the Company and Holdings shall use reasonable best efforts to discuss and attempt to resolve in good faith Holdings’ comments (if any) provided at least two Business Days prior to the Closing Date. If Holdings does not deliver written notice of objection to the Closing Additional Consideration Statement to the Company prior to the expiration of such five-Business-Day period, the Closing Additional Consideration Statement shall become final and binding, absent manifest error or fraud. If Holdings timely delivers a written notice of objection to the Closing Additional Consideration Statement, such notice shall specify in reasonable detail the items in dispute and the basis for such dispute. Holdings and the Company shall cooperate in good faith for two Business Days following delivery of such notice to resolve the disputed items. If Holdings timely delivers such written notice of objection before the Closing Date that would otherwise have occurred and the disputed items set forth therein have not been resolved prior to such Closing Date, then, solely to permit the two-Business-Day period contemplated by the immediately preceding sentence to expire prior to the Closing, the Closing Date shall be postponed until the second Business Day following delivery of such notice of objection, or such earlier date as Holdings and the Company may agree in writing. Except as expressly provided in the immediately preceding sentence, no objection or dispute pursuant to this Section 2.10(e)(i) shall delay the Closing. If the Company and Holdings agree in writing to make any modification to the Closing Additional Consideration Amount or Unconsented Acceleration Change Order Amount, then the Closing Additional Consideration Amount or Unconsented Acceleration Change Order Amount, as applicable and as so modified, shall be deemed to be the final Closing Additional Consideration Amount or Unconsented Acceleration Change Order Amount, as applicable, for purposes hereof. Any portion of the Closing Additional Consideration Amount that is not paid at the Closing solely because it is disputed pursuant to this Section 2.10(e)(i) shall, to the extent determined to be payable to the Securityholders following final resolution of such dispute (A) by written agreement of Holdings and the Company (or the Securityholders’ Representative, as applicable) or (B) pursuant to a final non-appealable order of a court of competent jurisdiction, be paid in accordance with Section 2.10(i); provided that any dispute with respect to the Unconsented Acceleration Change Order Amount shall be resolved in accordance with Section 2.10(h).

(ii) At the Closing, the amount payable in respect of the Closing Additional Consideration Amount shall equal the undisputed portion of the Earned Additional Consideration Amount calculated pursuant to Section 2.10(b) as of the Closing Measurement Date and using only Specified Project In Service MWs that are evidenced by ECCA Placed in Service Notices delivered prior to the Closing Statement Cutoff Time, as set forth in the Closing Additional Consideration Statement, as may be modified pursuant to Section 2.10(e)(i).

(iii) The amount payable at the Closing in respect of the Closing Additional Consideration Amount shall be included in the Aggregate Consideration Amount and Maximum Cash Election Amount and shall be payable in accordance with Article II.

(iv) If the Additional Consideration Remainder Amount is greater than $0, no later than January 31, 2027, Holdings shall prepare and deliver to the Securityholders’ Representative the Post-Closing Additional Consideration Statement.

(v) The Securityholders’ Representative shall have 15 Business Days following receipt of the Post-Closing Additional Consideration Statement to review such statement. During such review period, Holdings shall use reasonable best efforts to provide the Securityholders’ Representative and its Representatives with reasonable supporting information that the Securityholders’ Representative reasonably requests relating to the ECCA Placed in Service Notices and with reasonable access, during normal business hours and upon reasonable prior written notice to the books and records reasonably necessary to review the Post-Closing Additional Consideration Statement, and Holdings and the Securityholders’ Representative shall use reasonable best efforts to discuss and attempt to resolve in good faith the Securityholders’ Representative’s comments (if any) provided prior to the expiration of such 15-Business Day period. If the Securityholders’ Representative does not deliver written notice of objection to the Post-Closing Additional Consideration Statement to Holdings prior to the expiration of such 15-Business-Day period, the Post-Closing Additional Consideration Statement shall become final and binding, absent manifest error or fraud. If the Securityholders’ Representative timely delivers a written notice of objection to the Post-Closing Additional Consideration Statement, such notice shall specify in reasonable detail the items in dispute and the basis for such dispute. Holdings and the Securityholders’ Representative shall cooperate in good faith for five Business Days following delivery of such notice to resolve the disputed items. Any portion of the Post-Closing Additional Consideration Amount that is not disputed shall be released to the Paying Agent within five Business Days following the expiration of the Securityholders’ Representative’s review period. Any portion of the Post-Closing Additional Consideration Amount that is not paid following the expiration of the Securityholders’ Representative’s review period solely because it is disputed pursuant to this Section 2.10(e)(v) shall, to the extent determined to be payable to the Securityholders following final resolution of such dispute (A) by written agreement of Holdings and the Securityholders’ Representative or (B) pursuant to a final non-appealable order of a court of competent jurisdiction, be paid in accordance with Section 2.10(i); provided that any dispute with respect to the Unconsented Acceleration Change Order Amount shall be resolved in accordance with Section 2.10(h).

(vi) If the Closing occurs on or prior to December 31, 2026 and the Additional Consideration Remainder Amount is greater than $0, from and after the Closing until the final determination and payment of the Post-Closing Additional Consideration Amount, if any, Holdings shall, and shall cause MN8 Energy, the Surviving Entity, and their respective controlled Affiliates to (A) act in good faith in a manner consistent with the expenditures contemplated by the Specified Project Budget (except in the event of an emergency, disaster, catastrophe or other similar condition, as reasonably required to protect life, employee safety, equipment, facilities, properties or the environment or to repair or replace equipment, facilities or properties destroyed or damaged due to such emergency, disaster, catastrophe or condition) and (B) not take any action or refrain from taking any action for the primary purpose or specific primary intent of avoiding, minimizing or preventing the payment of any Post-Closing Additional Consideration Amount to the Securityholders under this Agreement. Subject to the foregoing, Holdings and its Affiliates will (w) have the right (directly or indirectly) to operate the Specified Project, the Surviving Entity, its Subsidiaries and the business of Holdings and its Subsidiaries in its sole and absolute discretion, (x) have no obligation to operate the Specified Project in order to achieve the payment of any Post-Closing Additional Consideration Amount to the Securityholders, (y) be under no obligation to operate the Specified Project in a manner consistent with the manner in which the Company operated the Specified Project prior to the Closing, or in a manner consistent with the manner in which Holdings, MN8 Energy, their respective Affiliates or any other Person operates, or has operated, any other project and (z) be under no fiduciary or other express or implied duty to the Securityholders or their respective Affiliates.

(vii) The right to receive any Post-Closing Additional Consideration Amount, if payable, (A) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon each Securityholder only the rights of a general unsecured creditor under applicable state Law), (B) shall not be evidenced or represented by any certificate or instrument, (C) shall not represent any equity, ownership or other interest in Holdings, MN8 Energy, the Surviving Entity or any of their respective Affiliates, (D) shall not entitle any Person to any voting, dividend, liquidation, preemptive, anti-dilution or similar rights or any other rights of holders of Equity Interests of Holdings, MN8 Energy, the Surviving Entity or any of their respective Affiliates, (E) shall not be redeemable or (directly or indirectly) assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (and any direct or indirect sale, assignment, pledge, gift, conveyance, transfer or other disposition by any Securityholder shall be in violation of Section 2.10(e)(vii)) except by operation of applicable Law in respect of descent and distribution, divorce and community property, (F) shall not accrue or pay interest on any portion thereof, (G) shall not represent any right other than the right to receive any Post-Closing Additional Consideration Amount expressly provided for in this Agreement and (H) shall not represent any right to any equitable relief against Holdings, MN8 Energy, the Surviving Entity or any of their respective Affiliates with respect to the Specified Project. Any attempted assignment or transfer of the right to receive any Post-Closing Additional Consideration Amount, or any portion thereof, shall be null and void. The Company and the Securityholders’ Representative, on behalf of each Securityholder, further acknowledges and agrees that (1) the amounts of the Post-Closing Additional Consideration Amount are speculative and subject to numerous factors outside the control of Holdings, MN8 Energy, the Surviving Entity or any of their respective Affiliates and (2) there is no assurance that the Securityholders will receive any Post-Closing Additional Consideration Amount, and none of Holdings, MN8 Energy or any of their respective Affiliates have promised or projected any Post-Closing Additional Consideration Amount.

(f) If and only if the Closing Date occurs on or after January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing):

(i) At least five Business Days prior to the Closing Date, the Company shall deliver to Holdings the Closing Additional Consideration Statement. From the date of delivery of the Closing Additional Consideration Statement until the Closing, the Company shall use reasonable best efforts to provide Holdings and its Representatives with reasonable supporting information that Holdings reasonably requests relating to the determination of the Closing Additional Consideration Amount and the Unconsented Acceleration Change Order Amount and with access in accordance with Section 5.06, and the Company and Holdings shall use reasonable best efforts to discuss and attempt to resolve in good faith Holdings’ comments (if any) provided at least two Business Days prior to the Closing Date. If Holdings does not deliver written notice of objection to the

Closing Additional Consideration Statement to the Company prior to the expiration of such five-Business-Day period, the Closing Additional Consideration Statement shall become final and binding, absent manifest error or fraud. If Holdings timely delivers a written notice of objection to the Closing Additional Consideration Statement, such notice shall specify in reasonable detail the items in dispute and the basis for such dispute. Holdings and the Company shall cooperate in good faith for two Business Days following delivery of such notice to resolve the disputed items. If Holdings timely delivers such written notice of objection before the Closing Date that would otherwise have occurred and the disputed items set forth therein have not been resolved prior to such Closing Date, then, solely to permit the two-Business-Day period contemplated by the immediately preceding sentence to expire prior to the Closing, the Closing Date shall be postponed until the second Business Day following delivery of such notice of objection, or such earlier date as Holdings and the Company may agree in writing. Notwithstanding Section 7.01(b)(i), if such postponement causes the Effective Time not to occur on or prior to the Outside Date, neither the Company nor Holdings shall have the right to terminate this Agreement pursuant to Section 7.01(b)(i) solely as a result of the Effective Time not having occurred on or prior to the Outside Date during the period of such postponement. Except as expressly provided in the immediately preceding two sentences, no objection or dispute pursuant to this Section 2.10(f)(i) shall delay the Closing. If the Company and Holdings agree in writing to make any modification to the Closing Additional Consideration Amount or Unconsented Acceleration Change Order Amount, then the Closing Additional Consideration Amount or Unconsented Acceleration Change Order Amount, as applicable and as so modified, shall be deemed to be the final Closing Additional Consideration Amount or Unconsented Acceleration Change Order Amount, as applicable, for purposes hereof. Any portion of the Closing Additional Consideration Amount that is not paid at the Closing solely because it is disputed pursuant to this Section 2.10(f)(i) shall, to the extent determined to be payable to the Securityholders following final resolution of such dispute (A) by written agreement of Holdings and the Company (or the Securityholders’ Representative, as applicable) or (B) pursuant to a final non-appealable order of a court of competent jurisdiction, be paid in accordance with Section 2.10(i); provided that any dispute with respect to the Unconsented Acceleration Change Order Amount shall be resolved in accordance with Section 2.10(h).

(ii) At the Closing, the amount payable in respect of the Closing Additional Consideration Amount shall equal the Earned Additional Consideration Amount calculated as of the Final Measurement Date using only Specified Project In Service MWs that are evidenced by ECCA Placed in Service Notices delivered prior to the Closing Statement Cutoff Time, as set forth in the Closing Additional Consideration Statement, as may be modified pursuant to Section 2.10(f)(i).

(iii) The entire Earned Additional Consideration Amount payable pursuant to this Section 2.10, including any portion thereof that is paid after the Closing pursuant to Section 2.10(f)(i) and Section 2.10(i), shall constitute the Closing Additional Consideration Amount, there shall be no Post-Closing Additional Consideration Amount, and the Additional Consideration Remainder Amount shall equal $0.

(g) Specified Project Change Orders.

(i) From the date of this Agreement until the Closing, prior to entering into or authorizing any Change Order, the Company shall deliver to Holdings written notice of such Change Order, together with a copy thereof and reasonable supporting detail with respect thereto, including the estimated amount thereof determined in good faith.

(ii) If the Company reasonably determines in good faith that any Change Order is an Acceleration Change Order, the written notice delivered pursuant to Section 2.10(g)(i) shall identify such Change Order (or portion thereof) as an Acceleration Change Order and shall include the Company’s reasonable basis for such determination and good faith estimate of costs thereof and shall request Holdings’ consent thereto (which consent may be withheld in Holdings’ sole and absolute discretion). Holdings shall use reasonable best efforts to provide a written response within five Business Days after a written request by the Company for such consent. If Holdings does not deliver written consent to such Acceleration Change Order within such five-Business-Day period, then Holdings shall be deemed not to have consented to such Acceleration Change Order; provided that Holdings may thereafter consent in writing to such Acceleration Change Order, in which case such Acceleration Change Order shall be treated as a consented Acceleration Change Order for all purposes of this Agreement.

(iii) If Holdings consents to an Acceleration Change Order, then such Acceleration Change Order shall not reduce the Additional Consideration Holdback Amount or the Adjusted Additional Consideration Holdback Amount; provided that out-of-pocket costs and expenses actually paid, actually incurred or committed to be paid or incurred by the Company or any of its Subsidiaries in respect of such Acceleration Change Order shall be taken into account for purposes of determining whether the actual and out-of-pocket costs and expenses with respect to the Specified Project exceed the Specified Project Budget by more than $15,000,000 under Section 5.01(b)(xviii).

(iv) If Holdings does not consent, or is deemed not to have consented pursuant to Section 2.10(g)(ii), to an Acceleration Change Order, then such Acceleration Change Order shall constitute an Unconsented Acceleration Change Order, and the Company and its Subsidiaries may enter into and authorize such Acceleration Change Order without the consent of Holdings, notwithstanding anything to the contrary in this Agreement (including Section 5.01(b)(xviii)), but only to the extent that the aggregate Unconsented Acceleration Change Order Amount, after giving effect to such Acceleration Change Order, would not exceed the Additional Consideration Holdback Amount. To the extent any Acceleration Change Order would cause the aggregate Unconsented Acceleration Change Order Amount to exceed the Additional Consideration Holdback Amount, the Company and its Subsidiaries may not incur the cost of such excess amount without Holdings’ prior written consent (which consent may be withheld in Holdings’ sole and absolute discretion). Notwithstanding anything to the contrary in this Agreement, if any Change Order or portion thereof that the Company did not identify in good faith as an Acceleration Change Order in the applicable notice delivered pursuant to Section 2.10(g)(i) is deemed to be an Unconsented Acceleration Change Order pursuant to Section 2.10(g)(vi) or is finally resolved pursuant to Section 2.10(g)(vi) or Section

2.10(h) as constituting an Acceleration Change Order, then the Company’s entry into or authorization of such Change Order or portion thereof shall not, solely as a result of such deemed treatment or final resolution, including the amount thereof cause the aggregate Unconsented Acceleration Change Order Amount to exceed the Additional Consideration Holdback Amount, constitute a breach of this Section 2.10(g)(iv), Section 5.01(b)(xviii) or any other covenant or agreement of the Company under this Agreement or cause the condition set forth in Section 6.02(b) to fail to be satisfied.

(v) No Unconsented Acceleration Change Order, and no out-of-pocket costs and expenses actually paid, actually incurred or committed to be paid or incurred in respect thereof, shall be taken into account for purposes of determining whether the actual and out-of-pocket costs and expenses with respect to the Specified Project exceed the Specified Project Budget by more than $15,000,000 under Section 5.01(b)(xviii).

(vi) If Holdings receives a written notice of a Change Order delivered pursuant to Section 2.10(g)(i) that does not identify such Change Order as an Acceleration Change Order and Holdings reasonably believes in good faith that such Change Order (or portion thereof) should have been identified as an Acceleration Change Order, Holdings may deliver written notice of objection to the Company (if such notice is delivered prior to the Closing) or the Securityholders’ Representative (if such notice is delivered after the Closing) within 15 Business Days following receipt of such notice, which objection shall specify in reasonable detail the basis for such objection. The Company (or the Securityholders’ Representative, as applicable) and Holdings shall cooperate in good faith for five Business Days following delivery of such notice to resolve the disputed matter. If Holdings and the Company (or the Securityholders’ Representative, as applicable), notwithstanding such good faith efforts, fail to reach agreement within such five-Business-Day period, the disputed matter shall be determined in accordance with Section 2.10(h). Unless and until such dispute is finally resolved (A) by written agreement of the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing) and Holdings or (B) pursuant to Section 2.10(h), in each case, determining that such Change Order or portion thereof is not an Acceleration Change Order, such Change Order or portion thereof shall be deemed to be an Unconsented Acceleration Change Order for purposes of this Section 2.10 and Section 5.01(b)(xviii). If such dispute is finally resolved determining that such Change Order or portion thereof is not an Acceleration Change Order, such Change Order or portion thereof shall not be treated as an Acceleration Change Order or an Unconsented Acceleration Change Order for any purpose of this Agreement.

(h) Dispute Resolution

(i) Any disputed matter arising under Section 2.10(g)(vi) that the Company (or the Securityholders’ Representative, as applicable) and Holdings are unable to resolve pursuant to the applicable good faith consultation period set forth therein, solely as to whether any Change Order (or portion thereof) constitutes an Acceleration Change Order and the amount of out-of-pocket costs and expenses actually paid, actually incurred or committed to be paid or incurred in respect thereof, shall be submitted for resolution to an independent engineering, construction consulting or project advisory firm with substantial experience in utility-scale solar project construction, change orders, critical path scheduling and placed-in-service or commissioning matters or such other Person with similar qualifications and independence, in each case, mutually agreed upon by Holdings and the Company (or the Securityholders’ Representative, as applicable), acting as an expert and not as an arbitrator. If Holdings and the Company (or the Securityholders’ Representative, as applicable) are unable to agree on such firm or such other Person within ten Business days, then within an additional ten Business Days, Holdings and the Company (or the Securityholders’ Representative, as applicable) shall each select one such firm or one such other Person and those two firms or Persons shall, within ten Business Days after their selection, select a third such firm or third such other Person with similar qualifications and independence (such mutually agreeable firm or other Person or such third firm or Person, the “Independent Expert”).

(ii) Following the appointment of the Independent Expert, the Independent Expert shall be directed to resolve any disputed matters in accordance with the following:

(A)	each of Holdings and the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing) shall be entitled to a period of ten days following appointment of the Independent Expert to prepare and provide the other party (and the Independent Expert) summaries of their positions and proposed resolution of any disputed matters (and supporting documentation relating thereto, collectively, the “Position Statement”), and each of Holdings and the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing) shall use reasonable best efforts to provide the other party with any necessary information reasonably requested by the other party to prepare such Position Statement;

(B)	the Independent Expert shall commence a hearing regarding any disputed matters within twenty days following appointment, and the format of the hearing shall be reasonably determined by the Independent Expert; and

(C)	the Independent Expert shall, at or within ten days following the hearing, select, in its entirety and without modification, the Position Statement of one such party as its determination with respect to all disputed matters. The Independent Expert shall apply the definition of Acceleration Change Order and other relevant terms of this Agreement to the facts and circumstances of the applicable Position Statements. The Independent Expert shall provide to Holdings and the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing) a reasonably detailed written explanation regarding its determination.

(iii) The Independent Expert’s determination shall be final, conclusive and binding on the parties and the Securityholders, absent manifest error or fraud, and shall not be subject to appeal or further review by any court except on the grounds of manifest error, fraud or the Independent Expert’s failure to comply with the procedures set forth in this Section 2.10(h). The Independent Expert shall not have authority to determine any issue other than the disputed matters expressly submitted pursuant to this Section 2.10(h), to determine any question of law, to modify, amend or waive any provision of this Agreement, to determine any In Service date or MW capacity identified in any ECCA Placed in Service Notice, to determine the accuracy of any ECCA Placed in Service Notice, to determine whether any MW capacity achieved In Service status, to determine any matter relating to a Tax Equity Paid Amount or to determine the amount of any Closing Additional Consideration Amount or Post-Closing Additional Consideration Amount.

(iv) Holdings and the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing) shall use reasonable best efforts to cooperate with the Independent Expert and to provide such reasonable information and access as the Independent Expert may reasonably request in order to render its determination. None of Holdings or the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing) shall have any substantive ex parte meetings, teleconferences or other correspondence with the Independent Expert relating to this Section 2.10(h) or this Agreement without providing the other party an opportunity to participate.

(v) The Independent Expert shall agree that prior to its engagement, Holdings and the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing) may have exchanged certain proposals relating to the disputed matters that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or dispute resolution process, including with respect to the Independent Expert’s engagement in such dispute. The Independent Expert will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matters, and Federal Rules of Evidence Rule 408 shall apply to any subsequent dispute arising from this Section 2.10(h). The Independent Expert shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Independent Expert.

(vi) The fees and expenses of the Independent Expert shall be borne and paid directly by the non-prevailing party. In the event that the non-prevailing party is (A) the Company prior to the Closing, such fees and expenses shall constitute Company Transaction Expenses or (B) Holdings prior to the Closing, such fees and expenses shall constitute Holdings Transaction Expenses. In the event that the non-prevailing party is (x) the Securityholders’ Representative after the Closing, such fees and expenses shall be paid out of the Reserve Account (to the extent such funds are available) or (y) Holdings following the Closing, Holdings shall pay such fees and expenses directly and Holdings shall pay, or cause to be paid, an additional amount equal to 11% of such fees and expenses to the Securityholders’ Representative for deposit into the Reserve Account.

(i) Notwithstanding anything else to the contrary in this Section 2.10, (i) the aggregate of any Closing Additional Consideration Amount and any Post-Closing Additional Consideration Amount shall not exceed the Adjusted Additional Consideration Holdback Amount, (ii) any Closing Additional Consideration Amount and any Post-Closing Additional

Consideration Amount (in each case, if earned), is only payable once and (iii) in no event shall the Earned Additional Consideration Amount exceed the Adjusted Additional Consideration Holdback Amount. Any portion of the Closing Additional Consideration Amount or Post-Closing Additional Consideration Amount that becomes payable to the Securityholders after the Closing as a result of the final resolution of a dispute pursuant to this Section 2.10 shall be paid promptly, and in any event within five Business Days following such final resolution, by (A) deposit with the Paying Agent for further payment to the applicable Securityholders in accordance with Section 2.08 or (B) with respect to any amounts payable in respect of Company Shares subject to Employee RSUs or Employee PSUs, payment to the Surviving Entity for further payment through the Surviving Entity’s payroll procedures, subject to applicable withholding and the timing mechanics set forth in Section 2.08. The obligations set forth in Section 2.08 and this Section 2.10 are the sole obligations, express or implied, relating to the efforts of Holdings and its controlled Affiliates regarding payment of any Closing Additional Consideration Amount and any Post-Closing Additional Consideration Amount.

Section 2.11 Closing Deliverables.

(a) Deliverables by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Holdings and MN8 Energy:

(i) the Certificate of Merger, duly executed by the Company; and

(ii) the certificate to be delivered pursuant to Section 6.02(d).

(b) Deliverables by Holdings and MN8 Energy. At the Closing, Holdings and MN8 Energy shall deliver, or cause to be delivered, to the Company:

(i) the Certificate of Merger, duly executed by Merger Sub;

(ii) counterpart signature pages to the Paying Agent Agreement, duly executed by MN8 Energy and the Paying Agent;

(iii) a duly executed copy of the A&R Holdings LLC Agreement, duly executed by Holdings; and

(iv) the certificate to be delivered pursuant to Section 6.03(c).

Article III

Representations and Warranties of the Company

The Company represents and warrants to Holdings, MN8 Energy and Merger Sub that, except as (a) set forth in the confidential disclosure letter delivered by the Company to Holdings, MN8 Energy and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the content and context of such disclosure that such information, item or matter is relevant to such other section or subsection) or (b) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company after January 1, 2023 and publicly available at least one (1) Business Day prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (other than any statements of fact or other statements that are not forward looking, cautionary or predictive in nature) in any such Filed SEC Document contained in the “Risk Factors” section thereof or in any other section thereof to the extent such disclosure is not a statement of fact and is cautionary, forward-looking or predictive, it being acknowledged and agreed that nothing disclosed in the Filed SEC Documents shall be deemed disclosed with respect to, and shall not be deemed to apply to or qualify, the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.03, Section 3.17, Section 3.24 and Section 3.25:

Section 3.01 Organization; Standing; Subsidiaries.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (other than with respect to the Company’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the Company Organizational Documents are included in the Filed SEC Documents. The Company is not in violation, default or breach of any of the provisions of the Company Organizational Documents in any material respect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed, and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company’s Subsidiaries are in violation, default or breach of any provision in its organizational or governing documents in any material respect.

Section 3.02 Capitalization.

(a) The authorized equity interests of the Company consists of 350,000,000 Common Shares, par value $0.001 per share, 50,000,000 Preferred Shares, par value $0.001 per share, and one LPU. At the close of business on July 20, 2026 (the “Capitalization Date”), (i) 15,598,323.261 Common Shares designated as Class A Shares (the “Class A Shares”) were issued and outstanding, (ii) 2,710,200.767 Common Shares designated as Class C Shares (the “Class C Shares”) were issued and outstanding; (iii) 6,541,879.126 Common Shares designated as Class I Shares (the “Class I Shares”) were issued and outstanding; (iv) 859,318.078 Common Shares designated as Class P-A Shares (the “Class P-A Shares”) were issued and outstanding; (v) 125,170,873.861 Common Shares designated as Class P-I Shares (the “Class P-I Shares”) were issued and outstanding; (vi) 193,403.634 Common Shares designated as Class P-D Shares (the “Class P-D Shares”) were issued and outstanding; (vii) 43,961,924.704 Common Shares designated as Class P-S Shares (the “Class P-S Shares”) were issued and outstanding; (viii) 250,922.519 Common Shares designated as Class P-T Shares (the “Class P-T Shares”) were issued and outstanding; (ix) 3,672,736.783 Common Shares designated as Class EO Shares and 322,722.055 Common Shares designated as Class EB Shares (collectively, the “Earnout Shares”) were issued and outstanding; (x) 15,122,927.630 Common Shares were reserved and available for issuance pursuant to the Company Equity Plan, of which (A) 4,479,336.340 Common Shares were issuable on settlement of outstanding Company RSUs and (B) 2,107,853.020 Common Shares were issuable on settlement of outstanding Company PSUs (assuming target performance levels were achieved); (xi) 15,161.211 Common Shares were issuable on settlement of outstanding Company RSUs that are deferred stock units granted to a member of the Board of Directors of the Company; (xii) no Preferred Shares were issued or outstanding; and (xiii) one LPU was issued and outstanding. Since the Capitalization Date through the date of this Agreement, the Company has not issued any Company Securities (as defined below) or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities, other than, in each case, pursuant to the vesting, exercise, forfeiture or the withholding of Taxes with respect to any Company Equity Awards.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding equity or voting interests in, the Company, (ii) no outstanding securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for equity or voting interests in the Company and (iii) no outstanding options, warrants, calls, convertible securities, exchangeable securities, subscriptions, restricted stock, restricted stock units, purchase rights, redemption or repurchase rights, conversion rights, exchange rights, stock or equity appreciation rights, performance stock, contingent value rights, phantom stock, profit participation or other commitments or agreements to acquire from the Company, or that obligate the Company or any of its Subsidiaries to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or voting interests in, or similar securities or rights that are derivative of, or provide economic benefits based directly or indirectly, on the value or price of equity or voting interests in, the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Securities”). There are no outstanding agreements or commitments of any kind that (A) obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or make payments based on the price or value of, any Company Securities, (B) restrict the transfer of, or relate to the voting of, any

Company Securities to which the Company is a party or by which it is bound or (C) is Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter which the holders of Company Shares have the right to vote, in each case, other than pursuant to the forfeiture or withholding of Taxes with respect to Company Equity Awards. Except as set forth on Section 3.02(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, or other similar agreement or understanding relating to any Company Securities or to any agreement that grants any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to any Company Securities. All outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. There are no authorized, declared or accrued but unpaid dividends with respect to any outstanding Company Shares. At the Effective Time, (1) Holdings is acquiring all of the Company Shares in connection with the consummation of the Merger (other than Canceled Shares) and (2) all of the then-outstanding Company RSUs and Company PSUs shall be deemed vested at the levels specified in Section 2.02 and shall be canceled and converted into, and represent only, in full satisfaction of the rights of such holder with respect thereto, the right to receive such amounts as set forth in Section 2.02.

(c) Except as set forth on Section 3.02(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned, directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) or other applicable securities Laws. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any voting securities of, or other equity interests in, any Person (other than their respective Subsidiaries). None of the Subsidiaries of the Company own any Company Securities. Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (where such concepts are recognized under applicable Law) and free of preemptive rights, rights of first refusal or similar rights, and, except as set forth on Section 3.02(c) of the Company Disclosure Letter, there are (A) no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company; (B) no other rights or binding arrangements that obligate any Subsidiary of the Company to (1) issue, transfer or sell any shares of capital stock or other equity or voting interests of any of such Subsidiary or securities convertible into or exchangeable or exercisable for such shares or equity or voting interests (in each case other than to the Company or a Subsidiary thereof); or (2) grant, extend or enter into any such subscription, option, warrant, call, convertible, exercisable or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (C) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, phantom stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company; or (D) no outstanding contractual obligations of the Company or any of its Subsidiaries to make any investment in (in the form of a loan, capital contribution or otherwise), any Subsidiary of the Company or any other Person, other than guarantees by the Company of any Indebtedness or other obligations of any wholly owned Subsidiary of the Company.

Section 3.03 Authority; Voting Requirements.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and, subject to the receipt of the Company Member Approval, to consummate the Transactions to which the Company is a party. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation by it of the Transactions to which the Company is a party, have been duly and validly authorized by its Board of Directors and, except for obtaining the Company Member Approval and filing the Certificate of Merger with the Delaware Secretary of State pursuant to the DLLCA, no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by it of the Transactions to which the Company is a party. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, liquidation and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity as to enforceability, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company has duly adopted resolutions (i) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the Transactions to which the Company is a party, including the Merger, (ii) determining that it is fair to, and in the best interests of, the Company and the Company Members, and declared it advisable for the Company to enter into this Agreement and the Ancillary Agreements on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, (iii) directing that the Company submit the adoption of this Agreement, the Ancillary Agreements and the Transactions to which the Company is a party to a vote of the Company Members for their approval in accordance with the terms of this Agreement and the Ancillary Agreements and (iv) resolving to recommend that the Company Members adopt this Agreement and the Ancillary Agreements and approve the consummation of the Transactions to which the Company is a party by the Company (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date of this Agreement as permitted by Section 5.03, been subsequently rescinded, modified or withdrawn.

(c) The only vote of holders of any class or series of equity or voting interests of the Company necessary to adopt this Agreement and approve the consummation of the Transactions to which the Company is a party and the Roll-Up Transaction Amendment, in each case, is the affirmative vote (in person or by proxy) of Company Members holding more than 50% of the total outstanding Percentage Interests (as defined in the LLCA) of the Company (the “Company Member Approval”), at the Company Members’ Meeting or any adjournment or postponement thereof.

Section 3.04 Non-contravention. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Company, nor the consummation by the Company of the Transactions to which the Company is a party, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (a) subject to the receipt of the Company Member Approval, conflict with or violate any provision (i) of the Company Organizational Documents or (ii) of the similar organizational or governing documents of any of the Company’s Subsidiaries or (b) assuming that the consents, authorizations and approvals referred to in Section 3.05 and the Company Member Approval are obtained prior to the Effective Time and the filings and registrations referred to in Section 3.05 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (i) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets are bound or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation, or to the loss of any right, obligation or benefit, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries, under, any Contract, except, in the case of clauses (a)(ii) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act, including the filing with the Securities and Exchange Commission (the “SEC”) of a (i) registration statement on Form S-4 to be filed by Holdings in connection with the issuance of Common Units in the Merger (including any amendments or supplements, the “Form S-4”) and (ii) a proxy statement/prospectus relating to the Company Members’ Meeting (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”), (b) receipt of authorization from FERC pursuant to Section 203 of the FPA, (c) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DLLCA, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and (e) compliance with any applicable state securities or blue sky Laws, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or any of the Ancillary Agreements by the Company or any of its Subsidiaries, the performance by the Company or any of its Subsidiaries of its obligations hereunder or thereunder and the consummation by the Company or any of its Subsidiaries of the Transactions to which the Company or any of its Subsidiaries is a party, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations of the Company or any of its Subsidiaries that, if not obtained, made or given, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.06 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with, or furnished to, the SEC all material reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to the Securities Act or the Exchange Act since January 1, 2025 (collectively, the “Company SEC Documents”). As of their respective SEC filing dates or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of an ongoing SEC review.

(b) Section 3.06(b) of the Company Disclosure Letter sets forth the true, correct and complete copies of (i) the audited consolidated financial statements of the Company as of each of December 31, 2025, December 31, 2024 and December 31, 2023 and (ii) the unaudited consolidated financial statements of the Company as of March 31, 2026. The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (A) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (B) have been prepared in accordance with GAAP applied on a consistent basis and without modification of the accounting principles used in the preparation thereof throughout the periods covered thereby during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X or other rules and regulations of the SEC), (C) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnotes which, if included, would not differ materially from those presented in the most recent audited financial statements of the Company) and (D) have been prepared in accordance with the books and records of the Company and its Subsidiaries, which books and records (1) have been maintained in the ordinary course of business and in compliance with GAAP and in compliance with applicable Law, (2) are true and complete in all material respects and (3) correctly and accurately reflect all material dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No financial statements of any Person (other than the Company) are required by GAAP to be included or reflected in any of the consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents.

(c) Neither the Company nor any of its Subsidiaries has any debts, liabilities, losses, contra-assets, commitments or obligations of any kind or nature whatsoever (whether accrued or fixed, liquidated or unliquidated, known or unknown, asserted or unasserted, absolute or contingent, or matured or unmatured, determined or determinable) including those arising under any Law or Order from a Governmental Authority and those arising under any Contract (collectively, “Liabilities”), except Liabilities (i) specifically reflected on the face of or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2025 (the “Balance Sheet Date” and such consolidated balance sheet, the “Company Balance Sheet”) included in the Filed SEC Documents in accordance with GAAP and without modification of the accounting principles used in the preparation thereof throughout the periods presented, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which results from or relates to any breach of Contract, tort, infringement or violation of applicable Law), (iii) contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) incurred following the date of this Agreement in compliance with Section 5.01(b) or (v) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the financial statements of the Company and its Subsidiaries. The Company and its Subsidiaries maintain a system of internal accounting controls and procedures over financial reporting that are reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures (i) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of assets of the business of the Company and its Subsidiaries and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of any assets of the Company and its Subsidiaries that could have a material effect on the financial statements. During the periods covered by the consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, the Company’s external auditor was independent of the Company, its Subsidiaries and their respective management. Neither the Company nor any of its Subsidiaries has entered into any transactions involving the use of special purpose entities for any off-balance sheet activity other than as specifically described in the consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents. Since January 1, 2023, neither the Company nor any of its Subsidiaries, nor their respective directors, managers, officers, employees, auditors, accountants or other Representatives, have identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s or its Subsidiaries’ ability to record, process, summarize and report financial data or “material weaknesses” in internal controls, in each case which has not been subsequently remediated. To the Knowledge of the Company, there is no, and there has not been any, fraud, corporate misappropriation or similar wrongdoing, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements of the Company or the Company’s internal controls over financial reporting. Since January 1, 2023, no director, manager, officer, or, to the Knowledge of the Company, employee, auditor, accountant or other Representative of the Company or any of its Subsidiaries, or any other Person, has directly or indirectly (A) circumvented the internal accounting controls of the Company or any of its Subsidiaries, (B) falsified any of the books, records or accounts of the Company or any of its Subsidiaries or (C) made any false or misleading statement to, or attempted to coerce, induce or fraudulently influence, any accountant in connection with any audit, review or examination of the financial statements of the Company or any of its Subsidiaries.

(e) All accounts receivable reflected on the most recent financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents have arisen in the ordinary course of business, represent legal, valid, binding and enforceable obligations owed to the Company and its Subsidiaries and have been collected or are expected to be fully collectible in the aggregate recorded amounts thereof in accordance with their terms and, are not subject to any refunds, adjustments, defenses, contests, claims, counterclaims or setoffs, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The accounts receivable of the Company and its Subsidiaries reflected in the consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents: (A) represent actual and bona fide obligations arising from purchases actually made or services actually received, or obligations relating to goods or services not yet received but reasonably expected to be received in the ordinary course of business; (B) constitute valid claims; and (C) there is no, and there has been no, dispute pending or threatened with respect to any accounts receivable that would be material to the Company or its Subsidiaries and there are no circumstances or events in which the accounts receivable of the Company or its Subsidiaries would not reasonably be expected to be collected in the ordinary course of business, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has, in all material respects, collected its accounts receivable in the ordinary course of business. Neither the Company nor any of its Subsidiaries has engaged in any efforts to accelerate the collection of a material portion of its accounts receivable. No Person has any Lien on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company or any of its Subsidiaries with respect to any of their respective accounts receivable. Neither the Company nor any of its Subsidiaries has written off any material account receivables as uncollectible, except for normal cash discounts accrued in the ordinary course of business.

(f) All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arms’-length transactions in the ordinary course of business in all material respects and with Persons who are not Affiliates of the Company or any of its Subsidiaries, and no such account payable or note payable is materially delinquent in its payment. Since the Balance Sheet Date, the Company and each of its Subsidiaries has, in all material respects, paid its accounts payable in the ordinary course of business. Neither the Company nor any of its Subsidiaries has engaged in any efforts to delay the payment of a material portion of its accounts payable.

(g)  Since the Balance Sheet Date, the Company and each of its Subsidiaries has (i) managed working capital in good faith in the ordinary course of business, (ii) not accelerated the recognition of revenue or collection of accounts, or deferred incurring costs or expenditures outside of the ordinary course of business and (iii) maintained billing and collection processes in the ordinary course of business, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.07 Information Supplied; Consent Solicitation Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is first sent or given to the Company Members, or at the time of each of the Company Members’ Meeting or (b) the Consent Solicitation Statement will, at the time the Consent Solicitation Statement is first sent or given to the Holdings Members and MN8 Energy Members, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Holdings or Merger Sub or any controlled Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Consent Solicitation Statement. The Record Holder List provided by the Company to Holdings will, at the time the Record Holder List is first sent or given to Holdings, be true, correct and complete in all material respects.

Section 3.08 Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto or to any alternative transaction to the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Holdings’ consent, would constitute a breach of Section 5.01(b)(i)(B)-(F), (iv), (v), (vii), (x), (xiii), (xv), (xvi) or, with respect to any of the foregoing clauses, (xix).

(b) Since the Balance Sheet Date through the date of this Agreement, there has not been a Material Adverse Effect.

(c) Since the Balance Sheet Date through the date of this Agreement, there has been no casualty or condemnation event with respect to property of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(d) Since the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have not taken any action that would both (i) constitute a breach of Section 5.01(b)(viii)(B)-(D) (excluding 2026 awards of Company RSUs and Company PSUs granted in the ordinary course of business) and (ii) result in any increase in the aggregate amount compensation and benefits paid or provided by the Company and its Subsidiaries above such compensation and benefits set forth in that certain list of employees of the Company and its Subsidiaries made available to Holdings on June 1, 2026.

Section 3.09 Legal Proceedings. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no, and since January 1, 2023 there has been no, (a) legal or administrative proceeding, lawsuit, suit, claim, charge, audit, arbitration, investigation, mediation, action or any other proceeding (an “Action”) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of their respective assets, properties or businesses or (b) outstanding Order, judgment, injunction, ruling, writ, decree or award of any Governmental Authority (a “Judgment”) imposed on or involving the Company or any of its Subsidiaries or any of their respective assets, in each case, by or before or otherwise involving any Governmental Authority; provided that the representations and warranties set forth in this Section 3.09 shall not apply to any Action commenced or threatened or any Judgment that first comes into effect, in each case on or after the date of this Agreement arising out of this Agreement between the Company, on the one hand, and Holdings, MN8 Energy or Merger Sub, on the other hand, or any Transaction Litigation.

Section 3.10 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are and have been since January 1, 2023, in compliance with all Laws applicable to them in all material respects. No written (or, to the Knowledge of the Company, oral) notice has been received by the Company or any of its Subsidiaries alleging any material violation of, or any material liability under, any applicable Law or Order and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no condition exists that (with or without notice or lapse of time or both) would constitute a violation of any applicable Law or Order. None of the Company or any of its Subsidiaries has received any notification, request for information, demand letter, administrative inquiry, or formal complaint from any Governmental Authority that assert it is not in material compliance with any applicable Laws or Orders to which the Company or any of its Subsidiaries or their respective assets are subject. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has implemented and maintained adequate internal controls and has implemented and maintained policies and procedures to detect and prevent any misconduct or violation of applicable Laws or Orders.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and other authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except (i) with respect to the Projects Under Development where such Permit is not required at the current state of development or (ii) where the failure to hold the same would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each such Permit is valid and in full force and effect, the Company and its Subsidiaries are in compliance with the terms and requirements of each Permit in all material respects and, to the Knowledge of the Company, no such Permit is at risk of termination, cancellation, revocation, or adverse modification, except in each case as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) To the Knowledge of the Company, since January 1, 2023, each of the applicable Subsidiaries of the Company has timely made or given all required filings, applications, notices and amendments with or to each Governmental Authority that regulates such applicable Subsidiary or its business and all such filings, applications, notices and amendments are accurate, complete and up to date in all material respects. To the Knowledge of the Company, each applicable Subsidiary of the Company has received all consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted.

(d) Neither the Company nor any of its Subsidiaries has any material property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment or unclaimed property Laws.

Section 3.11 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects.

(b) All income and other material Taxes required to be paid by any of the Company and its Subsidiaries (or for which the Company or its Subsidiaries may be liable) have been paid in full, whether disputed or not, and whether or not shown on any Tax Return.

(c) Each of the Company and each of its Subsidiaries has complied in all material respects with any Tax withholding and deposit obligations imposed on it (or for which it may otherwise be liable), including deducting, withholding and paying to the appropriate Governmental Authority all material amounts of Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, customer, creditor, equityholder or other third party.

(d) Each of the Company and each of its Subsidiaries has complied in all material respects with its obligations to collect all material sales, use, ad valorem, value added and similar Taxes required to be collected, including value added Tax for services provided by third parties, and remit such amounts to the appropriate Taxing authorities.

(e) The aggregate amount of the unpaid Tax liabilities of the Company and its Subsidiaries for all Tax periods ending on or before the Balance Sheet Date are reflected on the face of the Company Balance Sheet (and not in any notes thereto) as of the date thereof (excluding any accruals or reserves for deferred Taxes established to reflect timing differences between book income and Tax income). The aggregate amount of the unpaid Tax liabilities of the Company and its Subsidiaries for all Tax periods (or portions of any Tax periods) ending on or prior to the Closing Date will not materially exceed the aggregate amount of the unpaid Tax liabilities of the Company and its Subsidiaries as reflected on the face of the Company Balance Sheet (and not in any notes thereto) as of the date thereof (excluding any accruals or reserves for deferred Taxes established to reflect timing differences between book income and Tax income), as adjusted for the operations and transactions in the ordinary course of business of the Company and its Subsidiaries for the period from the Balance Sheet Date to and including the Closing Date consistent with the past custom and practice of the Company and its Subsidiaries.

(f) There are no claims pending against the Company or any of its Subsidiaries by a Governmental Authority for any material amount of unpaid Taxes, and no assessment, deficiency or adjustment with respect to any material amount of Taxes has been asserted, proposed or threatened in writing by a Governmental Authority with respect to the Company or any of its Subsidiaries, other than any such assessment, deficiency or adjustment which has been withdrawn or satisfied in full. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to the Company or any of its Subsidiaries, other than such audit or proceeding which has been closed, settled or otherwise concluded.

(g) There are no Liens for Taxes (other than Permitted Liens) on any of the equity interests in or assets of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has constituted a “controlled corporation” or a “distributing corporation” (each within the meaning of Section 355(a)(1) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) during the two (2) year period ending on the date of this Agreement or in a distribution that would otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i) Neither the Company nor any of its Subsidiaries (i) has ever been a member of any Consolidated Group (other than a Consolidated Group the common parent of which is the Company or any of its Subsidiaries) or (ii) has any liability for material Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any U.S. state or local or non-U.S. Law), other than the members of a Consolidated Group the common parent of which is the Company or any of its Subsidiaries, as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries is a party to, bound by or has any obligation under any Tax allocation, sharing, indemnity agreement or arrangement with any Person (other than any such agreement or arrangement (i) pursuant to any customary Tax allocation, sharing or indemnification provisions contained in any Contract entered into in the ordinary course of business that is not primarily related to Taxes or (ii) solely among the Company and its Subsidiaries).

(k) There are no agreements, waivers or other arrangements that are in force or effect and that provide for an extension of time for the assessment or collection of any material Tax of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other Governmental Authority) within which to file any Tax Return not previously filed.

(l) No claim has ever been made by a Governmental Authority in a jurisdiction in which any of the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes that such entity is or may be required to file a Tax Return or pay Taxes in that jurisdiction.

(m) Neither the Company nor any of its Subsidiaries has received (or otherwise requested) a private letter ruling, request for administrative relief, request for technical advice, request for a change of method of accounting with any Governmental Authority with respect to Taxes or Tax Returns of the Company or such Subsidiary.

(n) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any corresponding or similar provision of applicable Law) or otherwise; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed at or prior to the Closing; (iii) installment sale or open transaction disposition made at or prior to the Closing; (iv) a prepaid amount received at or prior to the Closing; (v) cash method of accounting or long-term contract method of accounting utilized at or prior to the Closing; or (vi) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) entered into or created at or prior to the Closing.

(p) All material assets underlying the business of the Company and its Subsidiaries required to have been properly listed and described on the property Tax rolls for the Tax units in which the assets underlying the business of the Company and its Subsidiaries are located have been so listed and described, and no material portion of the assets underlying the business of the Company and its Subsidiaries constitutes omitted property for property Tax purposes.

(q) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business, or similar presence. Neither the Company nor any of its Subsidiaries is a “foreign” (within the meaning of Treasury Regulations

Sections 301.7701-1(d) and 301.7701-5(a)) entity that holds or has held directly or indirectly in the taxable year that includes the Closing any United States property within the meaning of Section 956 of the Code. Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code. Neither the Company nor any of its Subsidiaries has any outstanding liability for material Taxes pursuant to Section 965 of the Code, including as a result of making an election pursuant to Section 965(h) of the Code. Neither the Company nor any of its Subsidiaries is or has been a “surrogate foreign corporation” within the meaning of Section 7874 of the Code. GREC is not and has not been during the five years preceding the date hereof, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code).

(r) The Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or other Contract relating to a material amount of Taxes that has been entered into with a Governmental Authority or granted by a Governmental Authority for the benefit of the Company or any of its Subsidiaries, and the consummation of the Transactions to which the Company is a party will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or other Contract relating to Taxes.

(s) The U.S. federal income tax classifications of each of the Company and its Subsidiaries as of the Closing Date are set forth on Section 3.11(s) of the Company Disclosure Letter.

(t) GREC is not a Disqualified Entity.

(u) Each Project which was placed in service for U.S. federal income tax purposes on or after the date which is five (5) year prior to the date hereof is listed on Section 3.11(u) of the Company Disclosure Letter and each such Project was placed in service for U.S. federal income tax purposes on the date identified on Section 3.11(u) of the Company Disclosure Letter (the “Current Period Projects”). Each Current Period Project which has claimed the Investment Tax Credit under Section 48 of the Code or the Clean Electricity Investment Tax Credit under Section 48E of the Code was or is eligible for such tax credit in an amount no less than the amount claimed on the applicable U.S. federal income tax return and is not and has not been subject to any reduction, disallowance, or recapture of such tax credit, and each Current Period Project which has claimed Production Tax Credits under Section 45 of the Code or the Clean Electricity Production Tax Credits under Section 45Y of the Code are eligible for Production Tax Credits under Section 45 or 45Y of the Code at the same rate.

(v) Each Current Period Project satisfied and continues to satisfy the requirements set forth in Section 48(a)(9)(B) of the Code, Section 45(b)(6) of the Code, Sections 48E(d)(3) and (4) of the Code, or Sections 45Y(g)(9) and (10) of the Code, as applicable.

(w) Each Current Period Project set forth on Section 3.11(w) of the Company Disclosure Letter was eligible as of the date it is placed in service for U.S. federal income tax purposes for the “Domestic Content Bonus Credit” under Section 45(b)(9), 45Y(g)(11), 48(a)(12), or 48E(a)(3)(B) of the Code, as applicable, at the ten percent (10%) rate.

(x) Each Current Period Project set forth on Section 3.11(x) of the Company Disclosure Letter was eligible as of the date it is placed in service for U.S. federal income tax purposes for the increased credit amount for projects located in energy communities under Section 45(b)(11), 45Y(g)(7), 48(a)(14), or 48E(a)(3)(A), as applicable, at the ten percent (10%) rate.

(y) Each of the Current Period Projects not yet placed in service set forth on Section 3.11(y) of the Company Disclosure Letter have “begun construction” for U.S. federal income tax purposes on or prior to the date of this Agreement.

(z) Neither the Company nor any of its Subsidiaries is or is reasonably expected to become a Prohibited Foreign Entity. No party to any expected or contemplated Tax Credit Monetization Arrangement with respect to any Project that began construction after December 31, 2024 is a Prohibited Foreign Entity. To the Knowledge of the Company, no counterparty (including a financing party) to any Contract (including any Tax Credit Monetization Arrangement) entered into by or with respect to any Project that began construction after December 31, 2024 is a Prohibited Foreign Entity. No Project that began construction after December 31, 2024 is subject to any Contract that provides the counterparty (or a party related to the counterparty) “effective control” (for purposes of Section 7701(a)(51)(D)(ii) of the Code). No Project that began construction after December 31, 2025 includes, or is reasonably expected to include, any products or components which have been mined, produced or manufactured by a Prohibited Foreign Entity.

(aa) No Project is comprised of any property that (i) is “used predominately outside the United States” within the meaning of Section 168(g) of the Code, (ii) is “imported property” within the meaning of Section 168(g)(6) of the Code or (iii) constitutes (A) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (B) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(bb) Each Project that is located within the State of California was eligible, as of the date such Project is placed in service for U.S. federal income Tax purposes, for California’s Active Solar Energy System Exclusion under California Revenue and Tax Code section 73 in respect of such Project’s property Tax assessment and the Company and its Subsidiaries, as applicable, have properly claimed such exclusion in respect of such Project’s property Tax assessment of their properly filed California property Tax returns and filings.

(cc) All Tax Credit Monetization Arrangements currently in effect have been identified on Section 3.11(cc) of the Company Disclosure Letter. Any Project that was subject to a tax credit transfer transaction pursuant to Section 6418 of the Code prior to the date hereof properly completed the pre-filing registration process set forth in Treasury Regulations Section 1.6418-4 and a duly completed “transfer election statement” has been completed and filed alongside the relevant U.S. federal income tax return of the Company or its relevant Subsidiary (to the extent such tax return was filed prior to the date hereof).

(dd) Each Tax Credit Insurance Policy is in full force and effect, fully bound and “on risk.” There are no outstanding claims nor any facts or circumstances which may result in the triggering of any exclusion described in any Tax Credit Insurance Policy.

(ee) Neither the Company nor any of its Subsidiaries has taken any action or knows, after consultation with outside legal counsel, of any fact that could reasonably be expected to prevent the Intended Tax Treatment.

(ff) Section 3.11(ff) of the Company Disclosure Letter sets forth a true, correct and complete list of all consents, approvals or other authorizations that are required to be obtained from, or delivered to, any counterparty under or in connection with any Tax Credit Monetization Arrangement (or which would be required to be obtained or delivered to avoid breach, default, right of termination, cancellation or acceleration, loss of benefit or Recapture Event in connection therewith), in each case, in connection with the consummation of the Transactions (other than the Pre-Closing Transactions).

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Holdings true, correct and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries are prohibited from making available to Holdings as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) all material notices to or from the IRS or Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Company Plan since January 1, 2023 and (vi) each insurance or group annuity contract or other funding vehicle.

(b) Each Company Plan has been established, administered and maintained in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that, in each case, would not reasonably be expected to result in any material liability. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (each, a “Company 401(k) Plan”) has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Plan. There are no pending or threatened claims (other than routine claims for benefits) by, on behalf of, against or with respect to any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no material audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened or anticipated with respect to a Company Plan.

(c) Neither the Company nor any Commonly Controlled Entity has maintained, established, sponsored, participated in, or contributed to, any (i) pension plan that is subject to Title IV of ERISA or Section 412 of the Code or (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), in each case, at any time within the last six years.

(d) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e) No Company Plan provides for any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any individual for any Taxes or related interest or penalties incurred by such individual under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law).

(f) Except as set forth in this Agreement, the consummation of the Transactions, individually or in the aggregate, is not reasonably expected to: (i) require a contribution by the Company or any Commonly Controlled Entity to any Company Plan; (ii) result in the forgiveness, in whole or in part, of any outstanding loans made by the Company or any of its Subsidiaries to any current or former employee, officer, director, manager or other individual service provider of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof); (iii) result in any new entitlement to, increase in or acceleration of vesting, payment or funding of, any compensation or benefits with respect to any current or former employee, officer, director, manager or other individual service provider of the Company or any of its Subsidiaries pursuant to any Company Plan; or (iv) result in any amount that would be received by any “disqualified individual” (within the meaning of Section 280G(c) of the Code) constituting an “excess parachute payment” (within the meaning of Section 280G(b) of the Code) or resulting in the imposition of an excise Tax under Section 4999 of the Code.

Section 3.13 Labor Matters.

(a) The Company has made available to Holdings a true, correct and complete list, which was made available to Holdings on June 1, 2026, and remains accurate as of the date of this Agreement, of all employees of the Company and each of its Subsidiaries, including for each such employee their: (i) name or identification number; (ii) job title; (iii) primary work location (city and state); (iv) date of hire (and date of service, if different); (v) base hourly rate of wages or annualized salary, as applicable; (vi) eligibility to receive other compensation (e.g., bonuses, commissions, incentives, etc.); (vii) full-time or part-time status; (viii) exempt or non-exempt status under applicable wage and hour Laws; (ix) employing entity; (x) leave status (including type of leave and, if known, anticipated date of return); (xi) accrued, unused vacation/PTO; and (xii) details of any visa or other work permit or authorization (including type of authorization and expiration date, as applicable). The Company has made available to Holdings a true, correct and complete list, as of the date of this Agreement, of all individual independent contractors engaged by the Company or any of its Subsidiaries to provide material services, including those providing services through a sole proprietorship or an entity wholly owned and operated by the individual, including for each such individual independent contractor their (A) name, (B) services provided, (C) primary location of engagement, (D) initial engagement date, (E) compensation terms and (F) engaging entity. The Company has made available to Holdings a true, correct and complete copy of each template Contract applicable to the individuals listed in the foregoing sentence and any Contract applicable to the individuals listed in the foregoing sentence that materially deviates from the template Contracts.

(b) Neither the Company nor any of its Subsidiaries is or ever has been party to, or bound by, any collective bargaining, works council or other agreement or Contract with any labor union, trade union, works council, labor organization or similar representative of employees (each a “Union”), and there are no negotiations or discussions currently pending or occurring involving the Company or any of its Subsidiaries with respect to any such Contract. There is no, and since January 1, 2023 has been no: (i) representation or certification proceeding or petition, or demand for recognition or certification as the exclusive bargaining representative, by or on behalf of any Union with respect to any current or former employees of the Company or any of its Subsidiaries; (ii) organizing effort or activity by any Union with respect to any current or former employees of the Company or any of its Subsidiaries; or (iii) pending or, to the Knowledge of the Company, threatened, strike, lockout, slowdown, picketing, work stoppage, unfair labor practice charge, material labor grievance or other material labor dispute by or with respect to the current or former employees of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Laws relating to employment, labor and employment practices, other than instances of noncompliance that are not material, including applicable Laws relating to the terms and conditions of employment, background checks, employee privacy, child labor, wages and hours, pay transparency, meal and rest periods, overtime, affirmative action, employment discrimination, equal employment opportunities, fair employment practices, harassment, retaliation, whistleblowing, plant closings and mass layoffs, reductions in force, immigration, employment eligibility verification, workers’ compensation, collective bargaining, labor relations, hiring, promotion and termination of employees, working conditions, occupational health and safety, disability rights or benefits, accommodations, leaves of absence, paid sick leave, classification of service providers and unemployment insurance. Except as would not be reasonably expected to result in material liability to the Company or any of its Subsidiaries, (i) all individuals employed by the Company or any of its Subsidiaries are authorized for employment in accordance with all applicable United States immigration Laws (including the Immigration and Naturalization Act, the Immigration Reform and Control Act and the Illegal Immigration Reform and Immigrant Responsibility Act), (ii) the Company and its Subsidiaries, as applicable, have completed and retained in accordance with Immigration and Naturalization Service regulations a Form I-9 for all employees hired on or after November 7, 1986, and each such form is true and correct in all material respects, and (iii) each individual who is providing, or since January 1, 2023 who has provided, services to the Company or its Subsidiaries and who is or was classified and treated as an exempt employee or an independent contractor, has been properly classified and treated as such under applicable Laws.

(d) There are, and since January 1, 2023 have been, no material Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries related to applicable Laws regarding employment, labor or employment practices brought by or on behalf of any current or former employee, applicant, independent contractor or other individual service provider of the Company or any of its Subsidiaries, or by any Governmental Authority.

(e) As of the date of this Agreement, no key employee of the Company or any of its Subsidiaries has provided written notice of his or her intention to terminate employment with the Company or any of its Subsidiaries.

(f) Since January 1, 2023, no material allegations of sexual harassment, discriminatory harassment, discrimination, harassment, retaliation, sexual assault or sexual misconduct have been made or, to the Knowledge of the Company, threatened by or against any current or former officer or director of the Company or any of its Subsidiaries or employee at the level of Vice President or above of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has entered into any settlement or separation Contracts related to any such allegations.

(g) Neither the Company nor any of its Subsidiaries has received any written notice alleging that any employee or independent contractor is in violation or breach of any term of any employment Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any former employer, contractor, customer or client, relating to the right of any such employee or contractor to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or to the use of trade secrets, confidential or proprietary information of others.

(h) Since January 1, 2023, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or a “mass layoff” (each as defined in the federal Worker Adjustment Retraining and Notification Act and any similar state Laws regarding plant closings or mass layoffs (collectively, the “WARN Act”) or any similar term under any analogous state Law).

Section 3.14 Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and each of its Subsidiaries are, and have been since January 1, 2023, in compliance with all Environmental Laws and the Company has not received any notice alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, (b) the Company and its Subsidiaries possess, maintain, and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses (“Environmental Permits”), (c) all such Environmental Permits are valid and in full force and effect and, to the Knowledge of the Company, no Environmental Permit is at risk of termination, cancellation, revocation or adverse modification, (d) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (e) neither the Company nor any of its Subsidiaries have become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (f) there has been no Release or threatened Release of any Hazardous Material at any Real Property, or, to the Knowledge of the Company, at any formerly owned, operated or leased property, or at any other location that would reasonably be expected to give rise to a remediation obligation, violation, or other liability of the Company or any of its Subsidiaries under Environmental Laws, (g) neither the Company nor any of its Subsidiaries has generated, treated, stored, disposed, transported, arranged for the disposal of, or exposed any Person to any Hazardous Materials that has resulted in, or would reasonably be expected to result in, liability under Environmental Laws, (h) neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to any outstanding liability of any other Person under Environmental Laws or relating to Hazardous Materials and (i) the Company has made available to Holdings all final written reports, investigations, studies, site assessments, reviews and audits addressing environmental, health and safety matters in its possession or reasonable control.

Section 3.15 Intellectual Property.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own all of the Registered Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice for businesses of similar size and nature to the Company and its Subsidiaries to maintain the confidentiality of non-public information of the Company and its Subsidiaries and their Intellectual Property.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Actions are pending or, to the Knowledge of the Company, threatened, and since January 1, 2023, the Company has not received any written notice or claim, (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, (i) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to the Company or a Subsidiary of the Company and (ii) neither the Company nor any of its Subsidiaries has received any written claim or written notice alleging that the operation of the business of the Company and its Subsidiaries has violated, misappropriated or infringed the Intellectual Property of any other Person.

(e) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, (i) the Company and each of its Subsidiaries is, and has operated and conducted its business, in compliance with all applicable Contracts and all applicable Laws, Judgments and Permits pertaining to the collection, use, processing, storage, transfer and security of Personal Data, data protection or information privacy and security, (ii) to the Knowledge of the Company, no Person has made any illegal or unauthorized use of Company Data or non-public information that was collected by or on behalf of the Company or any of its Subsidiaries and (iii) none of the Company or any of its Subsidiaries has provided any notices to data owners in connection with an illegal or unauthorized disclosure of Company Data, nor has the Company or any of its Subsidiaries been legally required to provide any such notice.

(f) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries own or have valid rights to access and use the Company IT Systems and (ii) the Company IT Systems do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that could (A) disrupt or adversely affect the functionality of any Company IT Systems, or (B) permit any Person to access without authorization any Company IT Systems.

(g) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not (i) experienced any data breach or other security incident involving Personal Data in their possession or control, including any such event that would constitute a breach under any applicable Law or would trigger a notification or reporting requirement to data protection authorities or data subjects under applicable Law or (ii) been subject to or received any written (or, to the Knowledge of the Company, oral) notice of any audit, investigation, complaint or other Action by any Governmental Authority or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer or protection of Personal Data or violation of any applicable Law concerning privacy, data security or data breach notification, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(h) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there have been no failures, crashes, security breaches, unauthorized access to Company Data, unauthorized use, disclosure or processing of Company Data, or other similar adverse events or incidents affecting the computer software, computer hardware, firmware, networks, interfaces and related systems used by the Company or its Subsidiaries which have caused material disruption to the operation of the Company or any of its Subsidiaries since January 1, 2023 and (ii) there are no pending or threatened complaints, actions, fines or other penalties against the Company or any of its Subsidiaries in connection with any such failure, crash, security breach, unauthorized access, unauthorized use, disclosure or processing or other similar adverse events or incidents.

Section 3.16 Real Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and valid fee simple title to all of the Owned Real Property, free and clear of Liens, except Permitted Liens. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have a good and valid leasehold interest in all of its real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), free and clear of all Liens (except for Permitted Liens); (ii) each lease, license, sublease and occupancy agreement (each, a “Lease”) with respect to the Leased Real Property is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto; and (iii) neither the Company nor any of its Subsidiaries is in breach or default under any of the Leases beyond any applicable notice and cure periods, and neither the Company nor any of its Subsidiaries has received written notice of any condition that would be such a breach.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) have leased, subleased or otherwise granted any Person the current right to use or occupy any material portion of the Real Property (other than pursuant to Contracts that have terminated and utility Contracts, easements and the like), (ii) is under Contract (including any option Contracts) to acquire, sell or otherwise transfer any interests in the Real Property or other real property or (iii) have received written notice of any condemnation, taking or zoning change proceeding with respect to any Real Property, and to the Knowledge of the Company, no such proceedings exist. The Real Property and the Company’s or its applicable Subsidiary’s use thereof complies, in all material respects, with all applicable Laws and matters of record and is served by electricity, water, sewer, gas and other utilities as is sufficient, in all material respects, for the conduct of the current business thereon. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold all rights-of-way, easements and access rights (“Rights-of-Way”) necessary for the current use of the Real Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) each Right-of-Way is valid and binding on the Company or its Subsidiaries and is in full force and effect and, to the Knowledge of the Company, valid and binding on, and enforceable against, the other parties thereto, (B) neither the Company nor any of its Subsidiaries is in breach or default under any of the Rights-of-Way beyond any applicable notice and cure periods, and (C) neither the Company nor any of its Subsidiaries has received written notice of any condition that would be such a breach.

Section 3.17 No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. Assuming the accuracy of the representations and warranties of Holdings, MN8 Energy and Merger Sub set forth in Section 4.15, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws, nor any analogous provision in the LLCA, including Section 12.23 of the LLCA, (each, a “Takeover Law”) apply or will apply to Holdings, MN8 Energy or Merger Sub with respect to this Agreement, the Merger or any other Transactions.

Section 3.18 Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Material Contracts in effect as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract that is in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any Contract with Holdings, MN8 Energy or any of its controlled Affiliates or any Contract that is a Company Plan) that:

(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, governance, economics or control of any joint venture, partnership, cooperative agreement involving sharing of profits or other similar arrangement;

(iii) provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2,500,000 (other than indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries) or grants any Lien (other than Permitted Liens) upon equity being acquired pursuant to this Agreement or any material assets or properties of the Company and its Subsidiaries, including any such Indebtedness that will be repaid, terminated, released, discharged or extinguished at or prior to the Closing or automatically released at the Closing;

(iv) provides for the acquisition or disposition of any assets, business or line of business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $500,000 (A) that was entered into on or after the Balance Sheet Date or (B) pursuant to which any payment (including any earn-out, indemnification or deferred or contingent payment) obligations remain outstanding that involve, or would reasonably be expected to involve, payments by or to the Company or any of its Subsidiaries of more than $500,000 after the Balance Sheet Date (in each case, excluding dispositions of assets that are obsolete, worn out or no longer used in the conduct of the business of the Company or its Subsidiaries);

(v) is a Lease for real property or personal property that requires, or is reasonably expected to require, annual payments by the Company or any of its Subsidiaries in excess of $500,000 in the fiscal year ended December 31, 2025 or any fiscal year thereafter;

(vi) is a license or similar Contract with respect to Intellectual Property or Company IT Systems (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted by or to the Company or any of its Subsidiaries in the ordinary course of business) that involved, or would reasonably be expected to involve, payments by or to the Company or any of its Subsidiaries of more than $250,000 in the fiscal year ended December 31, 2025 or any fiscal year thereafter;

(vii) other than with respect to Contracts covered under clauses (xiii), (xiv), (xv), (xvi) and (xvii) (disregarding for this purpose only the relevant dollar thresholds), under which the Company or any of its Subsidiaries is, or is reasonably expected to be, obligated to make or entitled to receive payments in excess of $1,000,000 in the fiscal year ended December 31, 2025 or any fiscal year thereafter;

(viii) with any Material Customer or Material Supplier;

(ix) (A) contains any non-competition or similar restriction limiting or purporting to limit the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or geographic area, (B) contains any “most favored nation” or similar preferential terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries, (C) contains exclusivity obligations that limit the freedom or right of the Company or any of its Subsidiaries to develop, sell or distribute any products or services for any other Person or (D) imposes any minimum volume, capacity or availability commitment on the Company or any of its Subsidiaries;

(x) is a collective bargaining, works council or other agreement or Contract with any Union;

(xi) is with any professional employer agency or organization, employee staffing or leasing, temporary employee company or other similar organizations;

(xii) grants, or purports to grant, any third party rights of first refusal, rights of first option, right of first negotiation or similar rights or options to purchase or otherwise acquire any interest in any of the properties or assets (including material Intellectual Property) owned by the Company or any of its Subsidiaries;

(xiii) relates to or effects the sale, tolling, offtake, transmission or interconnection of any electricity, capacity, resource adequacy outputs or other similar outputs or ancillary services, of or from any power generation or energy storage assets owned or operated by the Company or any of its Subsidiaries, other than Contracts made in the ordinary course of business and for consideration of less than $2,500,000 in the fiscal year ended December 31, 2025 or any fiscal year thereafter (other than such Contracts (A) that are terminable upon ninety (90) days’ notice by the Company or any of its Subsidiaries, as applicable, and (B) even if so terminable, do not contain premium or penalty payment obligations that would be triggered by such termination (including post-termination payment obligations, buy-back or similar obligations) other than payments for reimbursement of expenses incurred or services rendered to the date of termination and de minimis premium or penalty payment obligations);

(xiv) is a Contract or series of related Contracts (A) with respect to the sale of Environmental Attributes or other similar attributes of the Company or any of its Subsidiaries for consideration in excess of $5,000,000 in the aggregate or (B) involves the sale or delivery of Environmental Attributes or other similar attributes of the Company or any of its Subsidiaries beyond December 31, 2027 (other than, in each case, such Contracts (x) that are terminable upon ninety (90) days’ notice by the Company or any of its Subsidiaries, as applicable, and (y) even if so terminable, do not contain premium or penalty payment obligations that would be triggered by such termination (including post-termination payment obligations, buy-back or similar obligations) other than payments for reimbursement of expenses incurred or services rendered to the date of termination and de minimis premium or penalty payment obligations);

(xv) is a long-term service agreement or operation and maintenance agreement relating to the operation and maintenance of any power generation or energy storage project of at least twenty (20) MW of the Company or any of its Subsidiaries (other than such Contracts (A) that are terminable upon ninety (90) days’ notice by the Company or any of its Subsidiaries, as applicable, and (B) even if so terminable, do not contain premium or penalty payment obligations that would be triggered by such termination (including post-termination payment obligations, buy-back or similar obligations) other than payments for reimbursement of expenses incurred or services rendered to the date of termination and de minimis premium or penalty payment obligations);

(xvi) other than with respect to Contracts covered under clause (xv), is a project services warranty agreement, energy management agreement, shared facilities agreement, asset management agreement or similar Contract (however named) and pursuant to which the Company or any of its Subsidiaries will, or reasonably expect to, make expenditures or receive payment in excess of $250,000 in the fiscal year ended December 31, 2025, or any fiscal year thereafter;

(xvii) relates to supply of equipment for, or construction of, any power generation or energy storage projects, and pursuant to which the Company or any of its Subsidiaries will, or reasonably expect to, make expenditures or receive payment in excess of $500,000 in the fiscal year ended December 31, 2025, or any fiscal year thereafter;

(xviii) is for outstanding futures, swap, collar, put, call, floor, cap, option or other similar Contract that is intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power (in any form, including energy, capacity or ancillary services) or securities;

(xix) is for capital expenditures under which the Company or any of its Subsidiaries has remaining obligations in excess of $500,000;

(xx) relates to any Tax equity investment agreement, Tax credit transfer arrangement or similar financing or monetization of Tax credits or Tax attributes by the Company or any of its Subsidiaries, including any Tax Credit Monetization Arrangement (including any preferred equity, step-up or similar transaction);

(xxi) has been entered into with a Governmental Authority (excluding any Permits) and is material to the Company and its Subsidiaries, taken as a whole;

(xxii) involving the resolution or settlement of any actual or threatened dispute in excess of $1,000,000 against or by the Company or any of its Subsidiaries that has not been fully performed by the Company or any such Subsidiary;

(xxiii) provides for indemnification by the Company or any of its Subsidiaries of any member, officer or director of the Company or any of its Subsidiaries (other than the

Company Organizational Documents and the organizational documents for each of its Subsidiaries);

(xxiv) restricts the payment of dividends or the making of distributions in respect of any Company Shares or other equity or voting interests of the Company or any of its Subsidiaries or the repurchase or redemption of, any Company Shares or other equity or voting interest of the Company or any of its Subsidiaries (other than the Company Organizational Documents and the organizational documents for each of its Subsidiaries);

(xxv) provides for any Contract or other transactions with any record or, to the Knowledge of the Company, beneficial owner of five percent or more of the voting securities of the Company, or affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or beneficial owner; or

(xxvi) provides a guarantee, credit facility or other forms of credit support from the Company or any of its Subsidiaries to or for the benefit of any of their Affiliates (other than the Company, a wholly owned Subsidiary of the Company or a Subsidiary of the Company that is a tax equity partnership).

(b) For the avoidance of doubt, to the extent a Contract meets any of the descriptions set forth above in Section 3.18(a) of the Company Disclosure Letter, such Contract will nonetheless be deemed as a Material Contract for all purposes herein regardless of whether such Contract is disclosed on Section 3.18(a) of the Company Disclosure Letter. Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Contract is legal, valid and binding on the Company or its applicable Subsidiaries that are a party thereto, as applicable, and to the Knowledge of the Company, each other Person, in accordance with its terms and is not subject to any claims, charges, set-offs or defenses and is in full force and effect, (ii) none of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is or has been in breach or default under any Material Contract, (iii) the Company and its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by them under each Material Contract, (iv) neither the Company nor any of its Subsidiaries has received written (or, to the Knowledge of the Company, oral) notice of the existence of any breach or default (with or without notice or lapse of time or both) on the part of the Company or any of its Subsidiaries under any Material Contract and (v) as of the date of this Agreement, the Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that such Person intends to terminate, cancel, renegotiate, decrease the amount of business, or not renew, any Material Contract. At least one (1) Business Day prior to the date of this Agreement, the Company has made available to Holdings a copy of each Material Contract (including all amendments, exhibits and waivers) that is true, correct and complete in all material respects, subject to redaction of privileged or competitively sensitive information. No event has occurred that with notice or lapse of time, or both, would constitute (A) a breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party under any Material Contract, or (B) which would give rise to a right of modification, acceleration, payment, cancellation or termination, or to decrease the amount of business, under any Material Contract, except, in each case, as would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, no Person has asserted or has any right to offset, discount or otherwise abate any amount owing under any Material Contract. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, there have been no disputes under any Material Contract.

(c) Section 3.18(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each Material Contract that will require the consent, approval or other authorization of any Person in connection with the consummation of the Transactions (other than the Pre-Closing Transactions), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.19 FCPA; Anti-Corruption; Sanctions Laws; Import/Export Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, since January 1, 2023, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of any applicable Bribery Legislation.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions or made any voluntary disclosures to any Governmental Authority, in each case involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers or employees (i) is a Sanctioned Person, (ii) has, since April 24, 2019, engaged in any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Laws or (iii) has, since April 24, 2019, violated, or engaged in any conduct sanctionable under, any Sanctions Laws, or received written notice of any action, suit, proceeding or investigation or allegation from any Governmental Authority with respect to a violation or potential violation of Sanctions Laws by the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries are, and during the last five years have at all times been, in material compliance with all Import/Export Laws. None of the Company or its Subsidiaries has received written notice of any action, suit, proceeding, or investigation or allegation from any Governmental Authority with respect to Import/Export Laws at any time during the past five years.

Section 3.20 Insurance. Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material insurance policies, including fire, liability, workers’ compensation, property/business interruption, casualty, self-insurance and co-insurance arrangements and other forms of insurance (including any form of transactional insurance), owned or held or maintained by or for the benefit of the Company or any of its Subsidiaries or any of their respective assets or properties, whether or not the Company or any of its Subsidiaries is a named insured on such policy (the “Insurance Policies”) (specifying the insurer, the holder of each such policy, the policy number, the policy limit, the type of insurance and the expiration dates thereof). Each of the Insurance Policies is in full force and effect (or is being renewed in the ordinary course of business), and all premiums due and payable thereon have been duly paid in all material respects and none of the Company, any of its Subsidiaries has received written (or, to the Knowledge of the Company, oral) notice of a material default with respect to its obligations under, or notice of termination, cancellation or nonrenewal of, any of such Insurance Policies. No Insurance Policy owned or held or maintained by or for the benefit of the Company or any of its Subsidiaries or their respective assets or operations, whether or not the Company or any of its Subsidiaries is the named insured on such policy, provides for any retrospective premium adjustment or other experience-based liability, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy (including with respect to payment of premiums), and no event has occurred that (with or without notice or the lapse of time or both) would constitute such a violation, breach or default, or permit termination or modification, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of the Company, oral) notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course of business without any lapse in coverage nor are any of the foregoing threatened, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is and has been insured with reputable insurers against such risks and in such amounts consistent with applicable industry practice, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries maintains insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry, and each of the Company and its Subsidiaries is in compliance with all insurance requirements under applicable Law and any Contracts, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are no material claims pending under any Insurance Policy for any coverage period with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage (other than ordinary course claims processing and resolutions procedures by such insurer), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Any material action pending against the Company or any of its Subsidiaries or their respective equityholders, members, officers, directors, managers or employees or any reportable incident or occurrence that is covered by any Insurance Policy has been properly and timely reported to the applicable insurer(s), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. With respect to the insurance maintained by or for the benefit of the Company or any of its Subsidiaries, all deductible, or self-insured retention amounts, as applicable, are and have been commercially reasonable, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.21 Regulatory Status.

(a) Each Subsidiary of the Company that is a “public utility” as defined under Section 201(e) of the FPA (i) owns a Qualifying Facility and qualifies for the exemptions from the FPA, PUHCA and certain state Laws that are set forth in 18 C.F.R. §§ 292.601(c) (including exemption from scrutiny under sections 205 and 206 of the FPA), 292.602(b), and 292.602(c) and such Qualifying Facility status is in full force and effect or (ii) has obtained MBR Authority and such MBR Authority is in full force and effect. Each Subsidiary of the Company that has obtained MBR Authority (1) has certified as an EWG under PUHCA, and such EWG status remains in full force and effect or (2) owns a Qualifying Facility and qualifies for the exemption from PUHCA set forth in 18 C.F.R. § 292.602(b). There is no Action pending or, to the Knowledge of the Company, threatened alleging any violation of, or material non-compliance with, applicable requirements of any Governmental Authority that could reasonably be expected to result in any loss of such Qualifying Facility status, MBR Authority or EWG status, as applicable.

(b) Each Subsidiary of the Company that owns a Qualifying Facility with a net power production capacity greater than 1 MW AC (as calculated pursuant to 18 C.F.R. §§ 292.203 and 292.204) either has, or caused to be, filed with FERC one or more Form 556 for each Qualifying Facility (i) prior to the date such Qualifying Facility commenced generating electric energy (including test energy) or (ii) prior to the date that the net power production capacity of such Qualifying Facility aggregated to more than 1 MW AC (as calculated pursuant to 18 C.F.R. §§ 292.203 and 292.204). Each Subsidiary of the Company that owns a Qualifying Facility with a net power production capacity greater than 1 MW AC (as calculated pursuant to 18 C.F.R. §§ 292.203 and 292.204) has a Form 556 on file with FERC that is complete and accurate with respect to all material facts and representations and is in full force and effect as of the Closing Date and there are no material changes that would require recertification of any such Form 556.

(c) None of the Company or its Subsidiaries is currently subject to, or not exempt from, regulation as a “holding company” under PUHCA, except (i) as a “holding company” exempt from PUHCA to the extent provided for under 18 C.F.R. § 366.3(a) or (ii) as a “holding company” exempt from PUHCA to the extent set forth in the petition for declaratory order and FERC order granting such petition in FERC Docket No. EL24-4.

(d) The Company is not a “public utility” as defined under Section 201(e) of the FPA.

(e) None of the Company or its Subsidiaries is subject to regulation as a “natural-gas company” as defined in the NGA with respect to rates, terms and conditions of service, or accounting and recordkeeping.

(f) Except for prior authorization from FERC pursuant to Section 203 of the FPA and prior authorization from the NYSPSC pursuant to the NYSPSL, which are required for the Transactions, no pre-Closing consent, approval or authorization, registration or filing is required by FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than such other consents, approvals or authorizations, registrations or filings that, if not obtained, made or given, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.22 Investment Adviser Matters.

(a) Neither the Company nor any of its Subsidiaries (other than any IA Subsidiary) meets the definition of “investment adviser” under the Investment Advisers Act or is registered or required to be registered as an investment adviser with the SEC or the securities commission of any state or other applicable Law. Except as set forth in Section 3.22(a) of the Company Disclosure Letter, the Company and each Subsidiary of the Company that is engaged in the investment advisory or investment management activities is, and at all times required pursuant to applicable Law since January 1, 2023 has been, duly registered, licensed or qualified as an investment adviser under the Investment Advisers Act and each state or other jurisdiction where the conduct of its business requires such registration, license or qualification and has made notice filings in each state in which such filings are required to be made under applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such registration, license or qualification is in full force and effect and no Action is pending, or to the Knowledge of the Company, threatened, to revoke, suspend, cancel or adversely modify any such registration, license or qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company has delivered to Holdings, prior to the date of this Agreement, a true, correct and complete copy of each IA Subsidiary’s currently effective Form ADV. Since January 1, 2023, each IA Subsidiary has timely filed Form ADV. Since January 1, 2023, no Form ADV filed by any IA Subsidiary contained at the time of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.22(b) of the Company Disclosure Letter, such Forms ADV are in compliance with the applicable requirements of the Investment Advisers Act in all material respects. Each IA Subsidiary has delivered or made available to each Advisory Client or any other Person to whom such delivery or offer is required by applicable Law Part 2 of Form ADV or a summary of material changes thereof or any other disclosure document or other information required by the Investment Advisers Act to be delivered or made available to any client, potential client or other Person to the extent required by the Investment Advisers Act or other applicable Law. Any deficiencies, omissions or other issues cited (whether in writing, during a regulatory inspection, inquiry, examination or otherwise) by any Governmental Authority (including the SEC) with respect to Form ADV have been addressed and rectified in all material respects by each IA Subsidiary.

(c) Neither any IA Subsidiary nor any person “associated” (as defined in the Investment Advisers Act) with an IA Subsidiary is ineligible or disqualified (or has been convicted of any crime, or is or has been subject to, any disqualification that would be a basis for a determination of ineligibility or disqualification) (i) pursuant to Section 203(e) or Section 203(f) of the Investment Advisers Act to serve as a registered investment adviser or as a Person “associated” (as defined in the Investment Advisers Act) with a registered investment adviser or (ii) pursuant to Section 9(a) or Section 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. Since January 1, 2023, no IA Subsidiary has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority alleging any such ineligibility or disqualification and no Actions are pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in any such ineligibility or disqualification.

(d) None of the Company, any Subsidiary or, to the Knowledge of the Company, any director, executive officer or any other officer thereof participating in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any investigation pending or threatened by any Governmental Authority that would result in the ineligibility of the Company, any Subsidiary or, to the Knowledge of the Company, any director, executive officer or any other officer thereof participating in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(e) Except as set out in Section 3.22(e) of the Company Disclosure Letter, each IA Subsidiary has established and maintains written policies and procedures reasonably designed to facilitate compliance with Rule 206(4)-5 under the Investment Advisers Act and, to the Knowledge of the Company, each IA Subsidiary is in compliance with Rule 206(4)-5 under the Investment Advisers Act. Pursuant to such policies and procedures, and except as set out in Section 3.22(e) of the Company Disclosure Letter, no IA Subsidiary has accepted any advisory fees from a “government entity” after such IA Subsidiary or, to the Knowledge of the Company, any “covered associate” of such IA Subsidiary, had made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of that “government entity” (as such terms are defined in Rule 206(4)-5 under the Investment Advisers Act). None of the Company or any Subsidiary or, to the Knowledge of the Company, any manager, director, officer or employee or, agent thereof has, directly or indirectly, (i) used, or promised to use, any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses, in each case, related to political activity, (ii) made, offered, promised or authorized any unlawful payment of any kind or (iii) violated any applicable Bribery Legislation, Sanctions Laws or Import/Export Laws in any material respect.

(f) As of the date of this Agreement, (i) no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained from the SEC, and (ii) no requests are pending therefor, by or with respect to any IA Subsidiary or any Advisory Client.

(g) Except as set out in Section 3.22(g) of the Company Disclosure Letter, since January 1, 2023, neither the Company nor any Subsidiary has (i) received a written “wells notice” or other written indication of the commencement of an enforcement action from the SEC or any other Governmental Authority, (ii) been subject to a formal governmental order instituting proceedings or similar action from the SEC or any other Governmental Authority, (iii) settled any claim or proceeding of the SEC or any other Governmental Authority or (iv) received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority that alleges any material noncompliance with any applicable Laws governing the operations of investment advisers.

(h) Each IA Subsidiary has established and maintains written compliance policies and procedures that are required by Rule 206(4)-7 under the Investment Advisers Act and all other applicable Laws (collectively, the “Compliance Policies”), true, correct and complete copies of which have been provided to Holdings, and, to the Knowledge of the Company, the Compliance Policies are in compliance with all applicable Laws. Except as set forth in each IA Subsidiary’s required annual reviews (including those required under Rule 206(4)-7(b) of the Investment Advisers Act) or other periodic compliance reviews, in each case, which have been made available to Holdings, each IA Subsidiary and, to the Knowledge of the Company, all persons subject to the Compliance Policies are in, and at all times since January 1, 2023 have been in, compliance in all material respects with the Compliance Policies.

(i) At all times since January 1, 2023, each IA Subsidiary has duly maintained in all material respects true, accurate and current books and records as required by Rule 204-2 under the Investment Advisers Act.

(j) To the Knowledge of the Company, at all times since January 1, 2023, each IA Subsidiary has maintained all assets of its Advisory Clients, to the extent required to do so, in accordance with Rule 206(4)-2 under the Investment Advisers Act and SEC staff guidance, and all other applicable Laws. At all times since January 1, 2023, to the extent required to do so by Rule 206(4)-2 under the Investment Advisers Act, each IA Subsidiary has obtained the requisite audit of each of its Advisory Clients’ financial statements and delivered such audited financial statements to the investors of each Advisory Client in accordance with Rule 206(4)-2 under the Investment Advisers Act, and each such audit has been unqualified and no material discrepancy has been reported during the course of any such audit.

(k) As of the date of this Agreement, no IA Subsidiary acts as an investment adviser to any non-U.S. Person or any Advisory Client outside the United States in a manner or to an extent that requires registration in any such jurisdiction, as reasonably determined by each IA Subsidiary after due inquiry (including consultation with local counsel in any relevant non-U.S. jurisdiction).

(l) Since January 1, 2023, each IA Subsidiary has implemented policies and procedures reasonably designed to satisfy, and, to the Knowledge of the Company, has satisfied, its duty to seek “best execution” (as such term is understood under the Investment Advisers Act) for each Advisory Client for which it exercises trading discretion, as applicable.

(m) No IA Subsidiary sponsors or offers any “wrap fee program” (as defined under Rule 204(f) of the Investment Advisers Act).

(n) Section 3.22(n) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all certificates of formation, articles of incorporation, bylaws, limited partnership agreements, limited liability company agreements or comparable organizational or governing documents of each IA Subsidiary and each general partner, managing member, manager or comparable management entity of each Advisory Client, in each case, which the Company has made available to Holdings.

Section 3.23 Advisory Client Matters.

(a) With respect to each Advisory Client, (i) there has been in full force and effect an Advisory Contract at all times that the relevant IA Subsidiary was performing investment advisory services for such Advisory Client, (ii) each Advisory Contract is a valid and binding Contract of the relevant IA Subsidiary and such Advisory Client, enforceable in accordance with its terms, (iii) each Advisory Contract with an Advisory Client has been entered into and performed by the relevant IA Subsidiary in accordance with its terms (including any applicable investment restrictions or policies of such Advisory Client), the Investment Advisers Act and applicable Laws, in each case in all material respects, (iv) each Advisory Contract includes all provisions required by Section 205 of the Investment Advisers Act and (v) since January 1, 2023, there have been no material errors, miscalculations, discrepancies or changes to calculation methodologies with respect to any fees charged under such Advisory Contracts (or any credits, refunds or reimbursements to such Advisory Clients related thereto), and all fees paid by such Advisory Client have been calculated in all material respects in accordance with the relevant Advisory Contract and applicable Laws, using a calculation methodology for such fees consistent with the Advisory Contract. To the Knowledge of the Company, since January 1, 2023, no IA Subsidiary has been in default in any material respect under any Advisory Contract. The Company has delivered or made available to Holdings a true, correct and complete copy of the Advisory Contract(s) for each Advisory Client (or, if applicable, each form thereof currently in effect for any Advisory Client).

(b) Each Advisory Client has been duly organized or formed and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company or similar power and authority to carry on its investment activities. Each Advisory Client is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law.

(c) Section 3.23(c) of the Company Disclosure Letter sets forth a list of each Advisory Client as of the date of this Agreement and the exemption or exclusion from registration under the Investment Company Act on which each Advisory Client relies. Assuming the representations and warranties of the applicable investors in each Private Fund are true and correct and based on the activities and assets of the Non-Fund Clients, no Advisory Client is required to register as an investment company under the Investment Company Act. Except with respect to the Advisory Clients set out in Section 3.23(c) of the Company Disclosure Letter and any alternative investment vehicles of such Advisory Clients, no IA Subsidiary acts as investment adviser, general partner, managing member, sponsor, commodity pool operator or commodity trading advisor to any other pooled investment vehicle as of the date of this Agreement.

(d) No IA Subsidiary engages, and no IA Subsidiary since January 1, 2023 has engaged, in any purchase, sale, lending or borrowing transactions with an Advisory Client as a principal, agent, lender or borrower, other than any such transaction authorized by or permissible under the Advisory Contract or organizational documents of the relevant IA Subsidiary, as applicable, including any transaction subject to Section 206(3) under the Investment Advisers Act.

(e) (i) Each Advisory Client has (as applicable) a custodian or trustee which is a third-party entity independent of the relevant IA Subsidiary; (ii) each Advisory Client has sufficient collateral to support its current borrowing; (iii) no IA Subsidiary is a guarantor of, or otherwise liable in connection with, on behalf of, or for any borrowing obligations of any Advisory Client; and (iv) no Advisory Client, and to the Company’s Knowledge, no investor in an Advisory Client, is a Sanctioned Person or otherwise in violation of any Sanctions Laws.

(f) To the Knowledge of the Company, as of the date of this Agreement, there are no material uncured defaults by any limited partner or investor in an Advisory Client for which an IA Subsidiary or the Advisory Client have not instituted remedies on capital calls or capital contributions with respect to any Advisory Client, and, to the Knowledge of the Company, no limited partner or investor in any Advisory Client has expressed its intent to fail to fund a capital call or capital contribution.

(g) To the extent any Advisory Client has executed any transactions in instruments regulated by the CFTC, each IA Subsidiary or an affiliate thereof has timely made all applicable filings and affirmations necessary to claim the applicable exemption from the registration requirements applicable to a commodity pool operator or commodity trading advisor under the Commodity Exchange Act.

(h) There are no Contracts between the Company or its Subsidiaries, on the one hand, and Greenbacker Capital Management LLC, GDEV Management, LLC or their respective controlled Affiliates, on the other hand.

(i)  Section 3.23(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the percentage of equity or ownership interests that the Company or any of its Subsidiaries holds in each Advisory Client.

(j) Section 3.23(j) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all certificates of formation, articles of incorporation, bylaws, limited partnership agreements, limited liability company agreements or comparable organizational or governing documents of each Advisory Client, in each case, which the Company has made available to Holdings.

Section 3.24 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Wells Fargo Securities, LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications set forth in such opinion, the Merger Consideration to be paid pursuant to and in accordance with the terms of this Agreement to the holders of Company Shares (other than Canceled Shares) is fair, from a financial point of view, to such holders. Promptly following the date of this Agreement, the Company will make available to Holdings, solely for informational purposes, a written copy of such opinion (which opinion as of the date of such opinion shall not have been withdrawn, revoked or modified).

Section 3.25 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC and Wells Fargo Securities LLC (the “Financial Advisors”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Holdings a true, correct and complete description of any (a) fees, commissions or expenses and (b) other obligations, in each case, contractually owed or expected to be owed to the Financial Advisors in connection with or following consummation of the Transactions.

Section 3.26 Material Customers; Material Suppliers.

(a) Section 3.26(a) of the Company Disclosure Letter contains a true, correct and complete list of the top ten (10) largest customers based on the amount of revenue received from each such customer for the twelve (12) month period ended December 31, 2025 (collectively, the “Material Customers”), and for each of the Material Customers, the revenue recognized by such Material Customer during the twelve (12) month period ended December 31, 2025. Since January 1, 2025, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Material Customers has (i) canceled, terminated, or provided any written (or, to the Knowledge of the Company, oral) indication to the Company or any of its Subsidiaries of its intent to terminate its relationship with the Company or any of its Subsidiaries, (ii) decreased or limited, or provided any written (or, to the Knowledge of the Company, oral) indication of its intent to decrease or limit, its business with the Company or any of its Subsidiaries, or (iii) materially and adversely modified its relationship with (including any of the commercial terms of such relationship), or provided any written (or, to the Knowledge of the Company, oral) indication that it intends to materially and adversely modify its relationship with (including any of the material commercial terms of such relationship), the Company or any of its Subsidiaries. No Material Customer is an Affiliate of the Company or any of its Subsidiaries.

(b) Section 3.26(b) of the Company Disclosure Letter contains a true, correct and complete list of (i) the top ten (10) largest suppliers of the Company and its Subsidiaries based on the aggregate payments made to each such supplier for the twelve (12) month period ended on December 31, 2025, and (ii) any supplier with respect to which the loss of the relationship would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (collectively, the “Material Suppliers”). Since January 1, 2025, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Material Suppliers has (i) canceled, terminated or provided any written (or, to the Knowledge of the Company, oral) indication to the Company or any of its Subsidiaries of its intent to terminate its relationship with the Company or any of its Subsidiaries or (ii) decreased or limited, or provided any written (or, to the Knowledge of the Company, oral) indication of its intent to decrease or limit, its business with the Company or any of its Subsidiaries. None of the Material Suppliers is an Affiliate of the Company or any of its Subsidiaries.

Section 3.27 Cash and Indebtedness. As of April 30, 2026, the amount of: (a) cash and cash equivalents of the Company and its Subsidiaries was no less than $67,846,529; (b) indebtedness of a type required to be reflected on a balance sheet prepared in accordance with GAAP of the Company and its Subsidiaries was no more than $1,343,885,352; and (c) other Indebtedness (other than with respect to clause (b)) that, individually or in the aggregate, exceeds $2,500,000 is set forth on Section 3.27(c) of the Company Disclosure Letter.

Section 3.28 Company Property.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has physical possession of, and good, legal, marketable and valid title to, free and clear of all Liens (other than Permitted Encumbrances), or a valid leasehold interest in, all of the personal property (excluding Real Property) and assets shown as being owned by the Company or such Subsidiary on the Company Balance Sheet (the “Company Assets”) and (ii) upon the consummation of the Transactions, the Company and its Subsidiaries will have good and valid title or leasehold title, free and clear of all Liens (other than Permitted Encumbrances), to all Company Assets.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Company Assets: (i) have been installed and maintained consistent with the installation and maintenance of a prudent operator and in accordance with customary practices in the industry in which the Company and each of its Subsidiaries operates and all applicable Laws, (ii) are in good operating condition and repair and are usable in the ordinary course of business, ordinary wear and tear excepted, (iii) are structurally sound with no defect, deterioration, hazard or dangerous condition as of the Closing and (iv) have not had any maintenance or repair deferred or delayed.

Section 3.29 Transactions with Affiliates. Except as set forth in the Filed SEC Documents, or any compensation or other employment arrangements entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or any controlled Affiliates of Greenbacker Capital Management LLC (including any officer or director) thereof (other than any wholly owned Subsidiary of the Company) or any beneficial owner, directly or indirectly, of five percent (5%) or more of the Common Shares, on the other hand.

Section 3.30 Tariffs. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no solar module, solar cell, photovoltaic equipment, battery cell, battery module, battery storage component or other equipment that has been installed or incorporated in any Project, or that the Company or any of its Subsidiaries has procured for installation in any Project, is subject to any prohibition, restriction, ban, withhold release order, antidumping or countervailing duty order or material penalty, fine or enforcement action arising under (a) the Uyghur Forced Labor Prevention Act, (b) any U.S. antidumping or countervailing duty Law (including any AD/CVD order applicable to solar cells, modules or related equipment), (c) Section 301 of the Trade Act of 1974, (d) any Executive Order regarding Securing the Information and Communications Technology and Services Supply Chain or (e) any other Law restricting the importation of goods procured, mined, manufactured or assembled in whole or in part in the Xinjiang Uyghur Autonomous Region of the People’s Republic of China.

Section 3.31 Module Supply. As of the date of this Agreement, Canadian Solar Inc. (“CSI”) has committed, pursuant to Contracts with the Company or any of its Subsidiaries, to supply sufficient solar modules to complete the construction of the Specified Project, including an additional 0.5% of parts inventory required for operations and maintenance purposes following commercial operation, and, to the Knowledge of the Company, no event has occurred or is reasonably expected to occur that would prevent CSI from fulfilling such commitments in accordance with the delivery schedule set forth therein.

Section 3.32 Change Orders.

(a) As of the date of this Agreement, with respect to the Specified Project, except as set forth in Section 3.32(a) of the Company Disclosure Letter:

(i) there are no change orders under the applicable EPC Agreement or the CMA, whether initiated by the Company or any of its Subsidiaries, the Project Company, any Contractor or any other Person performing work in connection with the Specified Project;

(ii) there are no delays to the construction schedule for the Specified Project caused by or attributable to any act (or failure to act) or omission on the part of the Company, the Project Company or any of their respective Subsidiaries and no Force Majeure Event (as defined in the applicable EPC Agreement or the CMA, as applicable) or weather delay days exist under the applicable EPC Agreement or the CMA, as applicable;

(iii) there are no delay claims of any nature asserted, or, to the Knowledge of the Company, anticipated to be asserted, by any Contractor or any other Person performing work in connection with the Specified Project;

(iv) the Project Company does not owe any indemnity payments or other amounts to such Contractor under the applicable EPC Agreement or the CMA, nor are there any amounts currently due and payable to such Contractor under the applicable EPC Agreement or the CMA, in each case, that have not been paid;

(v) to the Knowledge of the Company, (A) each Contractor has obtained all Permits with respect to the execution, delivery and performance of its obligations under the applicable EPC Agreement or the CMA, as applicable, required by applicable Laws, except to the extent not yet required thereunder, (B) each Contractor is in compliance with all of the terms and conditions of such Permits, and (C) each Contractor has no reason to believe that any such Permit that is not yet required will not be obtainable when required without material delay;

(vi) the applicable EPC Agreement and the CMA (and any amendments, monthly monitoring reports or change orders thereto), among such Contractor and the Project Company, are the only Contracts between the Project Company, such Contractor with respect to the Specified Project, all of the conditions precedent to effectiveness under the applicable EPC Agreement or the CMA, as applicable, have been satisfied or waived and the applicable EPC Agreement or the CMA, as applicable, has not been amended, supplemented or modified (whether by waiver, consent or otherwise), either oral or written; and

(vii) to the Knowledge of the Company, there exists no event or condition which would constitute a default, or with the giving of notice or the lapse of time (or both) would constitute a default, under the applicable EPC Agreement or the CMA, as applicable, that would entitle any Contractor to terminate the applicable EPC Agreement or the CMA, as applicable, or suspend performance of its obligations thereunder.

(b) The Company has made available to Holdings true, correct and complete copies of all Monthly Renewable Energy Monitoring Reports (as defined in the Specified Project ECCA), construction reports, force majeure notices, defaults of Material Project Contracts (as defined in the Specified Project ECCA) and any placed in service related notices or related correspondence, in each case, delivered pursuant to the Specified Project ECCA, the applicable EPC Agreement or the CMA prior to the date of this Agreement.

Section 3.33 No Other Holdings Representations or Warranties. The Company acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of Holdings, MN8 Energy and Merger Sub which it and its Representatives have desired or requested to review, and that it and its Representatives have had reasonable opportunity to meet with the management of Holdings, MN8 Energy and Merger Sub and to discuss the business and assets of Holdings, MN8 Energy and Merger Sub. Except for the representations and warranties expressly set forth in Article IV or which are expressly made in any Ancillary Agreement or any certificate delivered pursuant to Section 6.03(c), the Company hereby acknowledges that none of Holdings, MN8 Energy, Merger Sub nor any of their respective Subsidiaries, nor any other Person, has made or is making, and neither the Company nor any other Person has relied on or is relying on, any other express or implied representation or warranty with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Holdings, MN8 Energy or any of their respective Subsidiaries or their respective business or operations or (b) any oral, written, video, electronic or other information provided, made available or presented to the Company or its Representatives in the course of their due diligence investigation of Holdings, MN8 Energy, Merger Sub, the negotiation of this Agreement or the course of the Transactions. The Company hereby acknowledges (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of Holdings, MN8 Energy and their respective Subsidiaries and, in making its determination to proceed with the Transactions, the Company and its Affiliates and Representatives have relied on the results of their own independent investigation.

Section 3.34 Non-Reliance on Holdings Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Holdings, MN8 Energy and Merger Sub by the Company, the Company has received and may continue to receive from Holdings, MN8 Energy and Merger Sub certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding Holdings, MN8 Energy and its Subsidiaries and their respective businesses and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which the Company is familiar, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).

Section 3.35 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III or in any other Ancillary Agreement or any certificate delivered pursuant to Section 6.02(d), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Holdings, MN8 Energy, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Holdings, MN8 Energy and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III or in any other Ancillary Agreement or any certificate delivered pursuant to Section 6.02(d), neither the Company nor any other Person makes or has made any express or implied representation or warranty to Holdings, MN8 Energy, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (b) any oral, written, video, electronic or other information presented to Holdings, MN8 Energy, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

Article IV

Representations and Warranties of Holdings, MN8 Energy and Merger Sub

Holdings, MN8 Energy and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the confidential disclosure letter delivered by Holdings to the Company concurrently with the execution of this Agreement (the “Holdings Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Holdings Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the content and context of such disclosure that such information, item or matter is relevant to such other section or subsection):

Section 4.01 Organization; Standing. Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, MN8 Energy is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Each of Holdings, MN8 Energy and Merger Sub has all requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except (other than with respect to Holdings’, MN8 Energy’s or Merger Sub’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect. Each of Holdings, MN8 Energy and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect. Holdings has made available to the Company true, correct and complete copies of Holdings’, MN8 Energy’s and Merger Sub’s certificates of formation, bylaws or comparable governing documents, each as amended to the date of this Agreement. None of Holdings, MN8 Energy or Merger Sub are in violation, default or breach of any provision in its organizational or governing documents in any material respect.

Section 4.02 Authority; Voting Requirements.

(a) Each of Holdings, MN8 Energy and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and, subject to the receipt of the Holdings Required Consents, to consummate the Transactions to which it is a party. The execution, delivery and performance by each of Holdings, MN8 Energy and Merger Sub of this Agreement and the Ancillary Agreements, and the consummation by each of them of the Transactions to which they are party, have been duly and validly authorized by all necessary company action on the part of each of Holdings, MN8 Energy and Merger Sub, except for obtaining the Holdings Required Consents. Except for filing with the SEC of the Form S-4 and the Proxy Statement/Prospectus, obtaining the Holdings Required Consents, filing the certificates of merger with respect to the Pre-Closing Transactions with the Delaware Secretary of State and filing the Certificate of Merger with the Delaware Secretary of State pursuant to the DLLCA, no other action on the part of Holdings, MN8 Energy or Merger Sub is necessary to authorize the performance by each of Holdings, MN8 Energy and Merger Sub of this Agreement and the consummation by each of them of the Transactions. This Agreement and the Ancillary Agreements to which Holdings, MN8 Energy or Merger Sub is a party have been duly and validly executed and delivered by Holdings, MN8 Energy and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Holdings, MN8 Energy and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability is subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Holdings, MN8 Energy or Merger Sub pursuant to this Agreement or as a result of the Transactions.

(b) The Board of Directors of Holdings, on behalf of Holdings, and in Holdings’ capacity as the managing member of MN8 Energy, and MN8 Energy’s respective capacity as the managing member of Merger Sub, has duly adopted resolutions (i) approving the form, terms and provisions of this Agreement and each Ancillary Agreement to which each of Holdings, MN8 Energy and Merger Sub is a party and (ii) authorizing the execution and delivery by each of Holdings, MN8 Energy and Merger Sub of this Agreement and the performance of the actions contemplated by the Transactions to which each of Holdings, MN8 Energy and Merger Sub is a party, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Holdings, in Holdings’ capacity as the managing member of MN8 Energy, has duly adopted resolutions authorizing and directing MN8 Energy to approve this Agreement in its capacity as the sole member of Merger Sub in accordance with Section 18-209(b) of the DLLCA, which resolutions have not been subsequently rescinded, modified or withdrawn. MN8 Energy, in its capacity as the sole member of Merger Sub, has duly adopted resolutions (A) approving the form, terms and provisions of this Agreement and (B) authorizing the execution and delivery by Merger Sub of this Agreement and the performance of the actions contemplated the Transactions to which Merger Sub is a party, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn.

(c) There are no actual or deemed consents of the holders of any class or series of equity or voting interests of Holdings, MN8 Energy or Merger Sub necessary to adopt this Agreement and approve the consummation of the Transactions to which Holdings, MN8 Energy or Merger Sub is a party by Holdings, MN8 Energy or Merger Sub except for the actual or deemed consents set forth on Section 4.02(c) of the Holdings Disclosure Letter (collectively, the “Holdings Required Consents”).

(d) Neither Holdings, MN8 Energy, Merger Sub nor any controlled Affiliate of Holdings is subject to any “prior approval” requirement or agreement with the DOJ, FTC or any other antitrust authority that would be applicable to the Transactions, in each case, other than any filings required under, and compliance with other applicable requirements of, the HSR Act.

Section 4.03 Non-contravention. Neither the execution and delivery of this Agreement by Holdings, MN8 Energy and Merger Sub, nor the consummation by Holdings, MN8 Energy or Merger Sub of the Transactions, nor performance or compliance by Holdings, MN8 Energy or Merger Sub with any of the terms or provisions hereof, will (a) subject to the receipt of the Holdings Required Consents, conflict with or violate any provision of (i) the certificate of formation or limited liability company agreement of Holdings, MN8 Energy or Merger Sub or (ii) of the similar organizational or governing documents of any of Holdings’ Subsidiaries or (b) assuming that the consents, authorizations and approvals referred to in Section 4.04 and the Holdings Required Consents are obtained prior to the Effective Time and the filings and registrations referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (i) violate any Law or Judgment applicable to Holdings, MN8 Energy, Merger Sub or any of their respective

Subsidiaries or by which any of their respective properties or assets are bound or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation, or to the loss of any right, obligation or benefit, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of Holdings, under, any material Contract to which Holdings, MN8 Energy, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (a)(ii) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect.

Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act, including the filing with the SEC of the Form S-4 and the Proxy Statement/Prospectus, (b) receipt of authorization from FERC pursuant to Section 203 of the FPA, (c) the filing of the Certificate of Merger and any other certificate of merger in connection with the Pre-Closing Transactions, in each case, with the Delaware Secretary of State pursuant to the DLLCA, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and (e) compliance with any applicable state securities or blue sky laws, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Holdings, MN8 Energy and Merger Sub, the performance by Holdings, MN8 Energy and Merger Sub of their obligations hereunder and the consummation by Holdings, MN8 Energy and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect. Each of the Pre-Closing Transactions is exempt from registration under the Securities Act, and no registration, filing or qualification under any applicable state securities or blue sky Laws is required solely in connection with any of the Pre-Closing Transactions.

Section 4.05 Ownership and Operations of Merger Sub; Operations of Holdings. MN8 Energy owns beneficially and of record all of the equity interests of Merger Sub, free and clear of all Liens (other than Corporate Liens). Merger Sub was formed solely for the purpose of engaging in the Transactions, has no material Liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions. Except as set forth on Section 4.05 of the Holdings Disclosure Letter, Holdings has been formed solely for the purpose of, and its sole business activity consists of, directly or indirectly owning the equity interests of MN8 Energy and its Subsidiaries. Holdings has not engaged, and prior to the Effective Time will not have engaged, in any other business activities.

Section 4.06 Capitalization.

(a) As of the Capitalization Date, (i) (A) the authorized equity interests of Holdings consist solely of limited liability company membership interests, none of which are unitized, (B) the aggregate amount of capital contributions made (or deemed to be made) to Holdings as of the Capitalization Date is such amount as set forth on Section 4.06(a)(i) of the Holdings Disclosure Letter and (C) the aggregate capital contributions made (or deemed to be made) by the applicable MN8 Supporting Members (in the aggregate) as of the Capitalization Date is such amount as set forth on Section 4.06(a)(i) of the Holdings Disclosure Letter,

representing approximately such percentage as set forth on Section 4.06(a)(i) of the Holdings Disclosure Letter of the total voting power of Holdings and (ii) the authorized equity interests of MN8 Energy consists solely of MN8 Energy Common Units (and all issued and outstanding MN8 Energy Common Units are held by Holdings), Converted Common Units (none of which are issued and outstanding), Series A Preferred Units and awards granted pursuant to the MN8 Energy LLC Second Amended and Restated 2022 Long Term Incentive Plan. As of the Capitalization Date, (I) 2,087,788,682 MN8 Energy Common Units and 325,000,000 Series A Preferred Units are issued and outstanding, representing approximately such voting percentage as set forth on Section 4.06(a)(I) of the Holdings Disclosure Letter of the total voting power of MN8 Energy, (II) 208,778,868 MN8 Energy Common Units are reserved and available for issuance pursuant to the MN8 Energy LLC Second Amended and Restated 2022 Long Term Incentive Plan, and Section 4.06(a)(II) of the Holdings Disclosure Letter sets forth, in each case on an aggregate basis, (1) the number of MN8 Energy Common Units issuable in respect of outstanding founders share awards or similar founder equity awards, separately identifying the number of MN8 Energy Common Units issuable in respect of vested founders share awards and unvested founders share awards and, with respect to unvested founders share awards, the calendar year in which such awards are scheduled or eligible to vest, (2) the number of MN8 Energy Common Units issuable on settlement of outstanding restricted stock units, separately identifying the number of MN8 Energy Common Units issuable in respect of vested restricted stock units and unvested restricted stock units and, with respect to unvested restricted stock units, the calendar year in which such restricted stock units are scheduled or eligible to vest, (3) the number of MN8 Energy Common Units issuable on settlement of outstanding performance stock units, assuming target performance levels were achieved, separately identifying the number of MN8 Energy Common Units issuable in respect of vested performance stock units and unvested performance stock units and, with respect to unvested performance stock units, the calendar year in which such performance stock units are scheduled or eligible to vest, and (4) the number of MN8 Energy Common Units issuable upon settlement, exercise or vesting of any other outstanding equity or equity-based awards granted pursuant to any employee benefit plan of Holdings or any of its Subsidiaries, including any long term incentive plan of MN8 Energy, separately identifying the number of MN8 Energy Common Units issuable in respect of vested and unvested awards and, with respect to unvested awards, the calendar year in which such awards are scheduled or eligible to vest and (III) the Series A Preferred Units referenced in clause (I) above, if converted into MN8 Energy Common Units on the Capitalization Date, at the option of each holder thereof pursuant to the terms of Section 7.5.2 of the MN8 Energy LLC Agreement (as in effect on the Capitalization Date and the date of this Agreement), would convert into 408,475,470 MN8 Energy Converted Common Units in accordance with their terms. Capitalized terms used in this Section 4.06 and not otherwise defined in this Agreement shall have the meaning given to such term in the MN8 Energy LLC Agreement.

(b) Following the Pre-Closing Transactions and as of immediately prior to the Closing, (i) the authorized equity interests of Holdings shall consist of Common Units, Converted Common Units and Series A Preferred Units and (ii) (A) 325,000,000 Series A-1 Preferred Units and the number of Series A-2 Preferred Units set forth on Section 4.06(b)(ii)(A) of the Holdings Disclosure Letter will be issued and outstanding, (B) 2,087,788,682 Common Units will be issued and outstanding (subject to increases for units converted pursuant to the reservation under clause (C)), (C) Converted Common Units will be issuable upon conversion of outstanding Series A-1 Preferred Units and Series A-2 Preferred Units in accordance with their terms and (D) 208,778,868 Common Units will be reserved and available for issuance pursuant to the employee benefit plans of Holdings and its Subsidiaries (including any long term incentive plan of MN8 Energy).

(c) Except as described in this Section 4.06, as of the Capitalization Date and, following the Pre-Closing Transactions (and subject to the Holdings Required Consents), as of immediately prior to the Closing, there are and will be (i) no outstanding securities of Holdings, MN8 Energy or their respective Subsidiaries convertible into or exchangeable or exercisable for equity or voting interests in Holdings or MN8 Energy and (ii) no outstanding options, warrants, calls, convertible securities, exchangeable securities, subscriptions, restricted stock, restricted stock units, purchase rights, redemption or repurchase rights, conversion rights, exchange rights, stock or equity appreciation rights, performance stock, contingent value rights, phantom stock, profit participation or other commitments or agreements to acquire from Holdings or MN8 Energy, or that obligate Holdings or MN8 Energy or their respective Subsidiaries to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or voting interests in, or similar securities or rights that are derivative of, or provide economic benefits based directly or indirectly, on the value or price of equity or voting interests in, Holdings or MN8 Energy (the items in clauses (i) and (ii) being referred to collectively as “MN8 Securities”). Except as set forth on Section 4.06(c) of the Holdings Disclosure Letter, there are no outstanding agreements or commitments of any kind that (A) obligate Holdings or MN8 Energy to repurchase, redeem or otherwise acquire, or make payments based on the price or value of, any MN8 Securities, (B) restrict the transfer of, or relate to the voting of, any MN8 Securities to which Holdings or MN8 Energy is a party or by which it is bound or (C) constitute Indebtedness of Holdings or MN8 Energy having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter which the holders of Common Units have the right to vote, in each case, other than pursuant to the MN8 Organizational Documents, this Agreement, any employee benefit plans of Holdings or MN8 Energy or their respective Subsidiaries (including any long term incentive plan of MN8 Energy) or the forfeiture or withholding of Taxes with respect to any awards under employee benefit plans of Holdings or MN8 Energy or their respective Subsidiaries (including any long-term incentive plan of MN8 Energy). Except as set forth on Section 4.06(c) of the Holdings Disclosure Letter, the MN8 Organizational Documents, this Agreement or any employee benefit plans of Holdings or MN8 Energy (including any long term incentive plan of MN8 Energy), neither Holdings nor MN8 Energy is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, or other similar agreement or understanding relating to any MN8 Securities or to any agreement that grants any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to any MN8 Securities. All outstanding MN8 Securities have been duly authorized and validly issued and are fully paid, nonassessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and free of preemptive or similar rights. Except as set forth on Section 4.06(c) of the Holdings Disclosure Letter, there are no authorized, declared or accrued but unpaid dividends or distributions with respect to any outstanding MN8 Securities. Following the Pre-Closing Transactions (and subject to the Holdings Required Consents), as of immediately prior to the Closing, all of the outstanding equity or voting interests in MN8 Energy will be owned directly, beneficially and of record, by Holdings, free and clear of all material Liens and transfer restrictions, except for Permitted Liens and Corporate Liens.

(d) Except as set forth on Section 4.06(d) of the Holdings Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Holdings are owned, directly or indirectly, beneficially and of record, by Holdings (other than any tax equity interests, interests in MN8 Energy Operating Company LLC held by the special interest holder of MN8 Energy Operating Company LLC and preferred equity interests of MN8 Energy) free and clear of all material Liens and transfer restrictions, except for Permitted Liens and Corporate Liens. Except as set forth on Section 4.06(d) of the Holdings Disclosure Letter, neither Holdings nor any of its Subsidiaries owns, directly or indirectly, any voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any voting securities of, or other equity interests in, any Person (other than their respective Subsidiaries). None of the Subsidiaries of Holdings own any MN8 Securities. Each outstanding share of capital stock or other equity or voting interest of each Subsidiary of Holdings (other than MN8 Energy) that is held, directly or indirectly, by Holdings is duly authorized, validly issued, fully paid, nonassessable (where such concepts are recognized under applicable Law) and free of preemptive rights, rights of first refusal or similar rights except as set forth on Section 4.06(d) of the Holdings Disclosure Letter, and, except as set forth on Section 4.06(d) of the Holdings Disclosure Letter, there are (A) no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of Holdings (other than MN8 Energy), including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of Holdings (other than MN8 Energy); (B) no other rights or binding arrangements that obligate any Subsidiary of Holdings (other than MN8 Energy) to (1) issue, transfer or sell any shares of capital stock or other equity or voting interests of any such Subsidiary or securities convertible into or exchangeable or exercisable for such shares or equity or voting interests (in each case other than to Holdings or a Subsidiary thereof); or (2) grant, extend or enter into any such subscription, option, warrant, call, convertible, exercisable or exchangeable security, or other similar right, agreement or commitment relating to any capital stock of, or other equity or voting interest in, any Subsidiary of Holdings (other than MN8 Energy); or (C) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, phantom stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of Holdings (other than MN8 Energy).

Section 4.07 Absence of Certain Changes.

(a) Since December 31, 2025 through the date of this Agreement, (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Holdings and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by Holdings or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 5.02(b)(i)(B)-(E), (iii) or (v), with respect to any of the foregoing clauses, (vi).

(b) Since December 31, 2025 through the date of this Agreement, there has not been a Holdings Material Adverse Effect.

Section 4.08 Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect, Holdings, MN8 Energy and each of the respective Subsidiaries are, and have been since January 1, 2023, in compliance with all Laws applicable to them or any of their respective assets, properties or businesses. No written (or, to the Knowledge of Holdings, oral) notice has been received by Holdings, MN8 Energy or any of their Subsidiaries, alleging any material violation of, or any material liability under, any applicable Law or Order and, except as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect, no condition exists that (with or without notice or lapse of time or both) would constitute a violation of any applicable Law or Order. None of Holdings, MN8 Energy or any of their Subsidiaries has received any notification, request for information, demand letter, administrative inquiry, or formal complaint from any Governmental Authority that assert it is not in compliance with any applicable material Laws or Orders to which Holdings, MN8 Energy or any of their Subsidiaries or their respective assets are subject. Except as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect, each of Holdings, MN8 Energy and their Subsidiaries has implemented and maintained adequate internal controls and has implemented and maintained policies and procedures to detect and prevent any misconduct or violation of applicable Laws or Orders.

(b) To the Knowledge of Holdings, Holdings, MN8 Energy and each of their Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, except (i) with respect to the Projects Under Development where such Permit is not required at the current state of development or (ii) where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect. Each such Permit is valid and in full force and effect, Holdings, MN8 Energy and their Subsidiaries are in compliance with the terms and requirements of each Permit in all material respects and, to the Knowledge of Holdings, no such Permit is at risk of termination, cancellation, revocation, or adverse modification, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect.

(c) Since January 1, 2023, Holdings, MN8 Energy and each of their Subsidiaries has timely made or given all required filings, applications, notices and amendments with or to each Governmental Authority that regulates such applicable Subsidiary or its business and all such filings, applications, notices and amendments are accurate, complete and up to date in all material respects, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect. Holdings, MN8 Energy and each of their Subsidiaries has received all consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect.

Section 4.09 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect, (a) Holdings and each of its Subsidiaries are, and have been since January 1, 2023, in compliance with all Environmental Laws and Holdings has not received any notice alleging that Holdings or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, (b) Holdings and its Subsidiaries possess, maintain, and are in compliance with all Environmental Permits, (c) all such Environmental Permits are valid and in full force and effect, and, to the Knowledge of Holdings, no Environmental Permit is at risk of termination, cancellation, revocation or adverse modification, (d) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of Holdings, threatened against Holdings or any of its Subsidiaries, (e) neither Holdings nor any of its Subsidiaries have become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of Holdings or its Subsidiaries arising under Environmental Laws, (f) there has been no Release or threatened Release of any Hazardous Material at any Real Property, or, to the Knowledge of Holdings, at any formerly owned, operated or leased property, or at any other location that would reasonably be expected to give rise to a remediation obligation, violation, or other liability of Holdings or any of its Subsidiaries under Environmental Laws, (g) to the Knowledge of Holdings, neither Holdings nor any of its Subsidiaries has generated, treated, stored, disposed, transported, arranged for the disposal of, or exposed any Person to any Hazardous Materials that has resulted in, or would reasonably be expected to result in, liability under Environmental Laws, (h) neither Holdings nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to any outstanding liability of any other Person under Environmental Laws or relating to Hazardous Materials and (i) Holdings has made available to the Company all final written reports, investigations, studies, site assessments, reviews and audits addressing environmental, health and safety matters in its possession or reasonable control.

Section 4.10 Financing. The obligations of Holdings and MN8 Energy hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the Merger. Holdings has sufficient cash, available lines of credit or other sources of immediately available funds to enable Holdings or MN8 Energy, as applicable, to pay in full the payments contemplated by this Agreement, to pay all fees and expenses to be paid by Holdings or MN8 Energy, as applicable, in connection with the Transactions (in each case, in immediately available funds in cash) and to perform all of its payment obligations hereunder.

Section 4.11 Solvency.

(a) After giving effect to the payment of all amounts required to be paid at the Closing and giving effect to the consummation of the Transactions and assuming the representations and warranties of the Company set forth in this Agreement and the Ancillary Agreements are true, correct and complete in all material respects, Holdings, the Company and the Company’s Subsidiaries, taken as a whole, are Solvent.

(b) For purposes of this Section 4.11, “Solvent” means that, as of the date of determination:

(i) the Fair Value of the assets of such Person shall be greater than the total amount of liabilities of such Person (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(ii) such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(iii) such Person shall not have an unreasonably small amount of capital to carry on its businesses and all businesses in which it is about to engage.

(c) For the purposes of this Section 4.11, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of such Person and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.12 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of Holdings, MN8 Energy, Merger Sub or any of their respective Subsidiaries.

Section 4.13 Information Supplied. None of the information supplied or to be supplied by or on behalf of Holdings or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is first sent or given to the Company Members, or at the time of the Company Members’ Meeting or (b) the Consent Solicitation Statement will, at the time the Consent Solicitation Statement is first sent or given to the Holdings Members and MN8 Energy Members, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Holdings and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Consent Solicitation Statement.

Section 4.14 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect, there is no, and since January 1, 2023 there has been no, (a) Action pending or, to the Knowledge of Holdings, MN8 Energy and Merger Sub, threatened against or involving Holdings, MN8 Energy or Merger Sub or any of their respective Subsidiaries or any of their respective assets, properties or businesses or (b) outstanding Judgment imposed on or involving Holdings, MN8 Energy or Merger Sub or any of their respective Subsidiaries or any of their respective assets, in each case, by or before or otherwise involving any Governmental Authority; provided that the representations and warranties set forth in this Section 4.14 shall not apply to any Action commenced or threatened or any Judgment that first comes into effect, in each case on or after the date of this Agreement arising out of this Agreement between the Company, on the one hand, and Holdings, MN8 Energy or Merger Sub, on the other hand, or any Transaction Litigation.

Section 4.15 Ownership of Company Securities. Neither Holdings, MN8 Energy nor Merger Sub nor any of their controlled Affiliates owns, directly or indirectly, any Company Securities. Neither Holdings, MN8 Energy nor Merger Sub or any of their respective controlled Affiliates is, nor at any time during the last three years has been, an “Interested Member” (as such term is defined in the LLCA).

Section 4.16 Financial Statements; Undisclosed Liabilities.

(a)  Section 4.16(a) of the Holdings Disclosure Letter sets forth the true, correct and complete copies of (i) the Audited Holdings Financial Statements and (ii) the unaudited consolidated financial statements of Holdings as of March 31, 2026 (collectively, the “Holdings Financial Statements”). The Holdings Financial Statements (including all related notes or schedules) (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods presented (except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal year-end adjustments and the absence of footnotes which, if included, would not differ materially from those presented in the most recent audited financial statements of Holdings), (B) fairly present in all material respects the consolidated financial position of Holdings and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of interim unaudited financial statements, to normal year-end adjustments and the absence of footnotes which, if included, would not differ materially from those presented in the most recent audited financial statements of Holdings) and (C) have been prepared in accordance with the books and records of Holdings and its Subsidiaries, which books and records (1) have been maintained in the ordinary course of business and in compliance with GAAP and in compliance with applicable Law, (2) are true and complete in all material respects and (3) correctly and accurately reflect all material dealings and transactions in respect of the business, assets, liabilities and affairs of Holdings and its Subsidiaries, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect. The Audited Holdings Financial Statements do not differ in any material respect from the applicable financial statements of MN8 Energy.

(b) Neither Holdings nor any of its Subsidiaries has any Liabilities, except Liabilities (i) specifically reflected on the face of or reserved against in the consolidated balance sheet (or the notes thereto) of Holdings as of December 31, 2025, (ii) incurred after December 31, 2025 in the ordinary course of business (none of which results from or relates to any breach of Contract, tort, infringement or violation of applicable Law), (iii) contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) incurred following the date of this Agreement in compliance with Section 5.02(b) or (v) as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect.

Section 4.17 Tax Matters. Except as set forth in Section 4.17 of the Holdings Disclosure Letter or as otherwise would not reasonably be expected, individually or in the aggregate, to have a Holdings Material Adverse Effect, (i) all Taxes required to be paid by Holdings and its Subsidiaries have been paid in full, (ii) each of Holdings and its Subsidiaries has complied with any Tax withholding and deposit obligations imposed on it and (iii) there are no claims pending against Holdings or any of its Subsidiaries by a Governmental Authority for unpaid Taxes. Neither Holdings nor any of its Subsidiaries has taken any action or knows, after consultation with outside legal counsel, of any fact that could reasonably be expected to prevent the Intended Tax Treatment.

Section 4.18 FCPA; Anti-Corruption; Sanctions Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect, neither Holdings nor any of its Subsidiaries, nor, to the Knowledge of Holdings, any director, officer, employee, agent or other Representative of Holdings or any of its Subsidiaries, in each case acting on behalf of Holdings or any of its Subsidiaries, has, since April 24, 2019, in connection with the business of Holdings or any of its Subsidiaries, taken any action in violation of any applicable Bribery Legislation. None of Holdings or any of its Subsidiaries, nor, to the Knowledge of Holdings, any of their respective directors, officers or employees is (i) a Sanctioned Person or (ii) conducting business with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

Section 4.19 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect, (a) Holdings and its Subsidiaries have good and valid fee simple title to all of the real property owned by Holdings and its Subsidiaries (the “Holdings Owned Real Property”), free and clear of Liens, except Permitted Liens; (b) Holdings and its Subsidiaries have a good and valid leasehold interest in all of its real property leased, licensed, subleased or otherwise used by Holdings or its Subsidiaries as lessee or sublessee (the “Holdings Leased Real Property”), free and clear of all Liens (except for Permitted Liens); (c) each lease, license, sublease and occupancy agreement (each, a “Holdings Lease”) with respect to the Holdings Leased Real Property, is valid and binding on Holdings or its Subsidiaries and is in full force and effect and, to the Knowledge of Holdings, valid and binding on, and enforceable against, the other parties thereto; and (d) neither Holdings nor any of its Subsidiaries is in breach or default under any of the Holdings Leases beyond any applicable notice and cure periods, and neither Holdings nor any of its Subsidiaries has received written notice of any condition that would be such a breach.

Section 4.20 No Other Company Representations or Warranties. Holdings, MN8 Energy and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had reasonable opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III or which are expressly made in any Ancillary Agreement or any certificate delivered pursuant to Section 6.02(d), Holdings, MN8 Energy and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and neither Holdings, MN8 Energy nor Merger Sub has relied on or is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (b) any oral, written, video, electronic or other information provided, made available or presented to

Holdings, MN8 Energy, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Each of Holdings, MN8 Energy and Merger Sub hereby acknowledges (each for itself and on behalf of its controlled Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Holdings, MN8 Energy, Merger Sub and their respective controlled Affiliates and Representatives have relied on the results of their own independent investigation.

Section 4.21 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Holdings, MN8 Energy and Merger Sub, Holdings, MN8 Energy and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Holdings, MN8 Energy and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Holdings, MN8 Energy and Merger Sub are familiar, that Holdings, MN8 Energy and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Holdings, MN8 Energy and Merger Sub have not solely relied on such information.

Section 4.22 No Other Representations or Warranties. Except for the representations and warranties made by Holdings, MN8 Energy and Merger Sub in this Article IV or in any other Ancillary Agreement or in any certificate delivered pursuant to Section 6.03(c), neither Holdings, MN8 Energy, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Holdings, MN8 Energy, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Holdings, MN8 Energy and their respective Subsidiaries, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Holdings, MN8 Energy or Merger Sub in this Article IV or in any other Ancillary Agreement or in any certificate delivered pursuant to Section 6.03(c), neither Holdings, MN8 Energy, Merger Sub nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Holdings, MN8 Energy, Merger Sub, any of their respective Subsidiaries or their respective businesses or operations or (b) any oral, written, video, electronic or other information presented to the Company or any of its Representatives in the course of their due diligence investigation of Holdings, MN8 Energy or Merger Sub, the negotiation of this Agreement or the course of the Transactions.

Article V

Additional Covenants and Agreements

Section 5.01 Company Conduct of Business.

(a) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, and unless Holdings otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed and Holdings shall use its reasonable best efforts to provide a written response within five Business Days after a written request by the Company for such consent), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course of business and (ii) to the extent consistent with the foregoing, preserve its and its Subsidiaries’ business organizations substantially intact and preserve its significant commercial relationships substantially intact; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Holdings otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed and Holdings shall use its reasonable best efforts to provide a written response within five Business Days after a written request by the Company for such consent), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, in each case, in the ordinary course of business, issue, sell or grant any Company Shares or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Company Shares or other equity or voting interests, or any rights, warrants or options to purchase any Company Shares or other equity or voting interests; provided that the Company may grant equity awards to the extent permitted by Section 5.01(b)(viii) of the Company Disclosure Letter and issue Company Shares on the exercise or settlement of Company Equity Awards outstanding on the date of this Agreement or granted after the date of this Agreement in accordance with their terms and without further action by the Company to the extent permitted by Section 5.01(b)(viii) of the Company Disclosure Letter or as required pursuant to obligations under any Company Plans, (B) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, in each case, in the ordinary course of business, redeem, purchase or otherwise acquire any of its outstanding Company Shares or other equity or voting interests, or any rights, warrants or options to acquire any Company Shares or other equity or voting interests (other than pursuant to the forfeiture or withholding of Taxes with respect to Company Equity Awards), (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Company Shares or other equity or voting interests, (D) split, reverse split, combine, consolidate, subdivide, reorganize, recapitalize, reclassify, exchange of share or other like change of any Company Shares or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, (E) modify the terms of any Company Shares or other equity or voting interest or (F) pledge or encumber any shares of its capital stock or other equity or voting interest except pursuant to any indebtedness incurred pursuant to clause (ii) below;

(ii) grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure indebtedness for borrowed money and other obligations in existence at the date of this Agreement (and consistent with grant of security in existence at signing) or permitted under Section 5.01(b)(ii) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(iii) except as set forth in Section 5.01(b)(iii) of the Company Disclosure Letter, (A) incur any Indebtedness except for (1) unsecured intercompany loans among the Company and its wholly owned Subsidiaries for the purpose of funding capital needs of their respective businesses, (2) borrowings in the ordinary course of business under the Company’s lines of credit (including business credit cards), credit agreements, financing agreements or other similar arrangements as in effect on the date of this Agreement or under facilities that replace, renew, extend, refinance or refund such existing arrangements (including indebtedness to repay or refinance related fees, expenses, premiums and accrued interest); provided, that, solely with respect to the Company Revolver, the aggregate funded indebtedness thereunder shall not exceed $125,000,000, which amount shall be decreased to $115,000,000 on and after the day that is one Business Day after the completion of the funding of the transactions set forth in Section 5.01(b)(iii)(A)(2) of the Company Disclosure Letter (as applicable, the “Revolver Limit”), except, in each case, to the extent required for any operating Project due to an emergency, disaster, catastrophe or other similar condition, as reasonably required to protect life, employee safety, equipment, facilities, properties or the environment or to repair or replace equipment, facilities or properties destroyed or damaged due to such emergency, disaster, catastrophe or condition (whether or not covered by insurance), in each case, which arises during the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01 (each, a “Revolver Limit Exception”), in which case, (x) the aggregate funded indebtedness thereunder may exceed the Revolver Limit to the extent and for the period reasonably required due to such Revolver Limit Exception and (y) the Company notifies Holdings in writing substantially concurrently of such Revolver Limit Exception, including the reasonable details regarding the circumstances thereof and the amounts expected to be borrowed (including aggregate amounts expected to be borrowed over the

Revolver Limit) and expected duration of such Revolver Limit Exception; provided, further, that, for purposes of determining compliance with the Revolver Limit, (I) borrowing under the Company Revolver may be repaid and reborrowed up to such Revolver Limit and (II) short-term ‘round trip’ borrowings under the Company Revolver shall not be taken into account to the extent such borrowings are repaid promptly and, in any event, within 30 days after the date of borrowing; (3) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and set forth in Section 5.01(b)(iii)(A)(3) of the Company Disclosure Letter, (4) Indebtedness under any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and not for speculative purposes or (5) Indebtedness incurred in connection with a refinancing permitted under clause (B) below, (B) refinance (which for the avoidance of doubt, includes the replacement of) any Indebtedness other than refinancings and maturity extensions of the facilities set forth in Section 5.01(b)(iii)(B) of the Company Disclosure Letter so long as such refinancing or maturity extension does not (1) increase the principal amount outstanding thereunder (other than in an amount equal to any accrued but unpaid interest, prepayment or break penalties or fees, and reasonable transaction costs in connection with such refinancing), (2) add any prepayment or redemption penalty or premium or no call feature that is not in the indebtedness being refinanced or increase the prepayment or redemption penalty or premium payable under the indebtedness incurred in such refinancing as compared to the corresponding prepayment or redemption penalty or premium payable of the indebtedness being refinanced if such indebtedness being refinanced were to be paid off on the Closing Date or (3) change or add obligors or guarantors, (C) assume, guarantee or endorse the obligations of any Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than the Company or any wholly owned Subsidiary of the Company in the ordinary course of business), (D) materially amend, supplement or otherwise modify any documents relating to Indebtedness other than as part of a refinancing or maturity extension permitted under clause (B) above, (E) settle, waive or forgive any material amount owed to the Company or any of its Subsidiaries or (F) advance any additional Indebtedness under any loan facility, credit agreement, revolving credit facility, line of credit or other similar financing arrangement between the Company or any of its Subsidiaries, on the one hand, and any of the GDEV Entities (as defined below), on the other hand;

(iv) sell, transfer, lease, sublease, assign or license to any Person, in a single transaction or series of related transactions, any of its material properties or assets for consideration, individually or in the aggregate, in excess of $2,500,000, except (A) sales of power and renewable energy credits that involve the sale or delivery of such renewable energy credits of the Company or any of its Subsidiaries beyond December 31, 2027 (other than such sales (1) that are terminable upon ninety (90) days’ notice by the Company or any of its Subsidiaries, as applicable, and (2) even if so terminable, do not contain premium or penalty payment obligations that would be triggered by such termination (including post-termination payment obligations, buy-back or similar obligations) other than payments for reimbursement of expenses incurred or services rendered to the date of termination and de minimis premium or penalty payment obligations), (B) pursuant to Contracts in force on the date of this Agreement, (C) transfers among the Company and its wholly owned Subsidiaries, (D) solely with respect to the equity interests in, or the assets of, GDEV Management Holdings LLC, Greenbacker Development Opportunities Fund I, LP, Greenbacker Development Opportunities Fund I-B, LP, Greenbacker Development Opportunities Fund II, LP, Greenbacker Development Opportunities Fund II-B, LP, Greenbacker Development Opportunities GP I, LLC and Greenbacker Development Opportunities GP II, LLC (the “GDEV Entities”) a sale of such interests or assets so long as such sale or transfer satisfies the minimum conditions set forth on Section 5.01(b)(iv)(D) of the Company Disclosure Letter or (E) with respect to Intellectual Property, non-exclusive licenses in the ordinary course of business;

(v) make any loans, capital contributions or advances to any Person, other than (A) trade credit and advances to customers in the ordinary course of business, (B) loans among any wholly owned Subsidiaries of the Company in the ordinary course of business (with any loans made in accordance with Section 5.01(b)(ii)), (C) in connection with a transaction permitted under Section 5.01(b)(vii) or (D) otherwise in an aggregate amount for all such loans, capital contributions or advances not to exceed $1,000,000; provided that this clause (v) shall not apply to capital expenditures, which shall be governed by Section 5.01(b)(vi);

(vi) make or authorize, incur or commit to incur capital expenditures (or series of related capital expenditures) for property, plant or equipment, except for those (A) maintenance capital expenditures for operating Projects that do not exceed the aggregate amount of expenditures provided for in the applicable line item for such Project in the Company’s capital expenditure budget set forth on Section 5.01(b)(vi) of the Company Disclosure Letter by more than 10%, (B) development and construction costs with respect to the late stage development Projects and repowering Projects set forth on Section 5.01(b)(vi)(B) of the Company Disclosure Letter that do not exceed the aggregate amount of capital expenditures provided for in the applicable line item for such Project in the Company’s capital expenditure budget set forth on Section 5.01(b)(vi) of the Company Disclosure Letter by more than 10% or (C) in the event of an emergency, disaster, catastrophe or other similar condition, as reasonably required to protect life, employee safety, equipment, facilities, properties or the environment or to repair or replace equipment, facilities or properties destroyed or damaged due to such emergency, disaster, catastrophe or condition (whether or not covered by insurance); provided that the Specified Project Budget shall be governed by Section 5.01(b)(xviii) and not by this Section 5.01(b)(vi);

(vii) except as permitted under Section 5.01(b)(vi), make any acquisition (including by merger) of the capital stock or material assets of any other Person;

(viii) except as required pursuant to the terms of any Company Plans, in each case, in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (A) grant to any current or former employee, independent contractor or other individual service provider any increase in compensation or benefits, other than annual base salary increases

(and corresponding increases in absolute target bonus opportunities, but not target bonus percentages) in the ordinary course of business for employees whose annualized base salary (prior to such increase) does not exceed $150,000 and, taking into account all such increases, there shall be no increase in the aggregate compensation payable by the Company and its Subsidiaries compared to such 2026 aggregate compensation on the date of this Agreement, (B) grant any equity or equity-based incentive, or any retention, termination, change in control, transaction, stay or success bonuses, severance or similar compensation or benefits to any current or former employee, independent contractor or other individual service provider, (C) establish, adopt, enter into or amend in any material respect any Company Plan, (D) take any action to accelerate any compensation, rights or benefits under any Company Plan, (E) hire, terminate or promote any employee of the Company or its Subsidiaries (other than a termination for cause, as reasonably determined by the Company), except for the hiring of employees in the ordinary course of business where (1) such hiring replaces an employee whose employment with the Company or any of its Subsidiaries terminated on or following the date of this Agreement, (2) such new hire receives an annual base salary from the Company or its Subsidiaries not in excess of $150,000, and (3) any such employment is on terms no less favorable in the aggregate to the Company or any of its Subsidiaries than the terms that were applicable to the employee being replaced and, taking into account all such hires, there shall be no increase in the aggregate compensation payable by the Company and its Subsidiaries compared to such aggregate 2026 compensation on the date of this Agreement, (F) enter into or agree to be bound by any collective bargaining, works council or similar agreement or Contract with any Union, or recognize any Union as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, or (G) take any action that would reasonably be expected to result in notice obligations or liability under the WARN Act;

(ix) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization to which the Company is subject);

(x) (A) change (or file a request to change) any material method of Tax accounting or any annual Tax accounting period, (B) make (except in the ordinary course of business), change or revoke any material Tax election, (C) amend any material Tax Return, (D) enter into any closing agreement with respect to a material amount of Taxes, (E) settle any material Tax claim or non-routine audit, (F) surrender any right to claim a material Tax refund or (G) agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of any Tax (other than any such extensions or waivers which are automatic and arise by operation of Law);

(xi) (A) amend the Company Organizational Documents or (B) amend the comparable organizational documents of any Subsidiary of the Company, except, in each case, for changes which would not prevent, materially delay or materially impair the consummation of the Transactions or create any new obligations on the part of the Company or its Subsidiaries that cannot be eliminated following the Closing without an adverse impact on Holdings or any of its Subsidiaries in any material respect;

(xii) (A) enter into any Contract exceeding $5,000,000 that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business, (B) amend, modify or waive any material rights under any Material Contract in a manner adverse to the Company and its Subsidiaries, taken as a whole or (C) cancel or terminate (other than any expiration in accordance with its terms), any Material Contracts in a manner adverse to the Company and its Subsidiaries, taken as a whole;

(xiii) settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries, other than settlements of any pending or threatened Action (A) in which the Company or any of its Subsidiaries is named as a nominal defendant or (B) if the amount to be paid by the Company or any of its Subsidiaries in any such settlements does not exceed $1,000,000 in the aggregate (in each case, excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its Subsidiaries is entitled to indemnification or contribution); provided that no settlement of any pending or threatened Action may involve any injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole; provided further that Actions by or against the Company or any of its Subsidiaries relating to Transaction Litigation shall be governed by Section 5.12 and not by this Section 5.01; provided further that the Action contemplated by Section 5.01(b)(xiv) shall be governed by Section 5.01(b)(xiv) and not by this Section 5.01(b)(xiii);

(xiv) settle or compromise the Action described in Section 5.01(b)(xiv) of the Company Disclosure Letter for an amount less than such amount specified in Section 5.01(b)(xiv) of the Company Disclosure Letter; provided that no such settlement may involve any injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole;

(xv) with respect to the Company and its Subsidiaries, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of its Subsidiaries or enter into a new line of business;

(xvi) enter into or conduct any transaction with any Company Related Party, other than (A) bona fide arms’-length transactions in the ordinary course of business or pursuant to any Contract existing on the date of this Agreement (which transactions shall not be amended, modified or waived) or (B) transactions between the Company or its wholly-owned Subsidiaries, on the one hand, and the Company or its wholly-owned Subsidiaries, on the other hand;

(xvii) permit the lapse of any Insurance Policy;

(xviii) solely with respect to the Specified Project, (A) actually pay, actually incur or commit to pay or incur, in each case, construction or other out-of-pocket costs and expenses (or series of related construction or other out-of-pocket costs and expenses), except for those (1) that do not exceed the aggregate amount of construction or other actual and out-of-pocket costs and expenses provided in the Specified Project Budget by more than $15,000,000 (including out-of-pocket costs and expenses actually paid, actually incurred or committed to be paid or incurred by the Company or any of its Subsidiaries in respect of any Change Order other than an Unconsented Acceleration Change Order), (2) constituting Unconsented Acceleration Change Order, or out-of-pocket costs and expenses actually paid, actually incurred or committed to be paid or incurred by the Company or any of its Subsidiaries in respect thereof, which shall be governed by Section 2.10(g), or (3) in the event of an emergency, disaster, catastrophe or other similar condition, as reasonably required to protect life, employee safety, equipment, facilities, properties or the environment or to repair or replace equipment, facilities or properties destroyed or damaged due to such emergency, disaster, catastrophe or condition (whether or not covered by insurance), (B) issue or authorize the issuance of any owner caused Change Orders that would have the effect of materially changing the design or engineering specifications of the Specified Project or (C) cancel or terminate (other than any expiration in accordance with its terms), any EPC Agreement or the CMA; or

(xix) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Holdings or MN8 Energy, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Holdings’ or its Subsidiaries’ operations. Prior to the Effective Time, each of Holdings and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02 Holdings and MN8 Energy Conduct of Business.

(a) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement or as set forth in Section 5.02 of the Holdings Disclosure Letter, and unless the Company otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed and the Company shall use its reasonable best efforts to provide a written response within five Business Days after a written request by Holdings for such consent), each of Holdings and MN8 Energy shall, and shall cause each of their respective Subsidiaries to, use its and their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course of business and (ii) to the extent consistent with the foregoing, preserve its and its Subsidiaries’ business organizations substantially intact and preserve its significant commercial relationships substantially intact; provided that no action by Holdings, MN8 Energy or any of their respective Subsidiaries with respect to matters specifically addressed by Section 5.02(b)

shall be deemed to be a breach of this Section 5.02(a) unless such action would constitute a breach of Section 5.02(b).

(b) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement (including, with respect to Holdings, MN8 Energy and the other parties thereto only, as may be necessary in connection with the Pre-Closing Transactions), or as set forth in Section 5.02 of the Holdings Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless the Company otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed and the Company shall use its reasonable best efforts to provide a written response within five Business Days after a written request by Holdings for such consent), each of Holdings and MN8 Energy shall not, and shall not permit any of its Subsidiaries to:

(i) (A) other than transactions among each of Holdings or MN8 Energy and its wholly owned Subsidiaries or among Holdings’ or MN8 Energy’s wholly owned Subsidiaries, in each case, in the ordinary course of business, issue, sell or grant any Common Units or other equity or voting interests of Holdings or MN8 Energy, provided that Holdings and MN8 Energy may issue Common Units or other equity or voting interests of Holdings or MN8 Energy on the grant, exercise or settlement of equity awards outstanding as of the date of this Agreement and granted pursuant to the terms of any employee benefit plans of Holdings, MN8 Energy or their respective Subsidiaries (including any long-term incentive plan of MN8 Energy) in accordance with their terms as of the date of this Agreement and without further action by Holdings, MN8 Energy or their respective Subsidiaries or as required pursuant to obligations under any employee benefit plans of Holdings, MN8 Energy or their respective Subsidiaries (including any long-term incentive plan of MN8 Energy), (B) other than transactions among each of Holdings or MN8 Energy and its wholly owned Subsidiaries or among Holdings’ or MN8 Energy’s wholly owned Subsidiaries, in each case, in the ordinary course of business, redeem, purchase or otherwise acquire any Common Units or other equity or voting interests of Holdings or MN8 Energy (other than pursuant to the forfeiture or withholding of Taxes with respect to equity awards), (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Common Units or other equity or voting interests of Holdings or MN8 Energy, (D) split, reverse split, combine, consolidate, subdivide, reorganize, recapitalize, reclassify, combine, exchange of share or other like change of any Common Units or other equity or voting interests of Holdings or MN8 Energy, except for any such transaction by a wholly owned Subsidiary of Holdings or MN8 Energy which remains a wholly owned Subsidiary after consummation of such transaction or (E) modify the terms of any Common Units or other equity or voting interests of Holdings or MN8 Energy;

(ii) incur Indebtedness in violation of Section 7.6.1. of the Fourth Amended and Restated Limited Liability Company Agreement of MN8 Energy, dated as of March 28, 2024 (the “MN8 Energy LLC Agreement”), as in effect on the date of this Agreement and whether or not (A) such agreement remains in effect or (B) a waiver of such provision is obtained thereunder;

(iii) (A) sell, transfer, lease, sublease, assign or license to any Person, in a single transaction or series of related transactions, any of its material properties or assets (an “Interim Disposition”), (B) make any acquisition (including by merger) of the capital stock or material assets from any other Person (an “Interim Acquisition”), in each case of clauses (A) and (B), that would require the inclusion of historical financial statements or pro forma financial information relating to any such Interim Disposition or Interim Acquisition (individually or in the aggregate, as applicable) in the Proxy Statement/Prospectus pursuant to the requirements of Form S-4 or Schedule 14A, or the post-effective amendment to or supplementing of such Proxy Statement/Prospectus to include such financial statements or (C) take any other action, or enter into any Contract, in each case with the primary purpose or specific intent of materially delaying or materially impeding the effectiveness of the Form S-4 or the Proxy Statement/Prospectus (provided, that the foregoing clause (C) shall not otherwise restrict any actions taken by Holdings, MN8 Energy or any of their respective Subsidiaries in the ordinary course of business or in connection with their reasonable and good faith preparation, review, filing or completion of the Form S-4 or the Proxy Statement/Prospectus and their accompanying disclosures, exhibits, schedules or other documents, in each case in compliance with Section 5.13);

(iv) (A) amend Holdings Organizational Documents or (B) amend MN8 Energy Organizational Documents, except, in each case, for changes which would not prevent, materially delay or materially impair the consummation of the Merger;

(v) with respect to Holdings and MN8 Energy, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of Holdings or MN8 Energy; or

(vi) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Section 5.03 Solicitation; Change in Recommendation.

(a) Except as permitted by this Section 5.03, the Company shall and shall cause each of its Subsidiaries and its and their officers and directors to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, (i) cease any solicitation, discussions or negotiations with any Persons or any Representative thereof that may be ongoing with respect to a Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal, and (x) promptly request the return or destruction of all confidential information furnished by the Company or on its behalf to any Person and its Representatives with respect to a Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal on or prior to the date of this Agreement and (y) promptly terminate all physical and electronic data access previously granted to such Persons and their Representatives and (ii) not, directly or indirectly, (A) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.03 or to clarify the terms of an offer or proposal or request that any Takeover Proposal made orally be made in writing), or furnish to any other Person any material non-public information, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in connection with any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal, (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal or (D) approve, authorize, agree or publicly announce any intention to do any of the foregoing. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company will not release or permit the release of any Person from, or waive or permit the waiver of, any “standstill” or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party; provided, that the Company shall be permitted to waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall provide written notice to Holdings of any such release or waiver promptly following, but in any event within twenty four (24) hours of, such release or waiver.

(b) Notwithstanding anything contained in Section 5.03(a) or any other provision of this Agreement to the contrary, if at any time following the date of this Agreement and prior to obtaining the Company Member Approval, the Company or any of its Representatives receives an unsolicited bona fide written Takeover Proposal, which Takeover Proposal did not result from a material breach of Section 5.03(a), if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then the Company and any of its Representatives may (i) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and prospective financing sources; provided that the Company shall promptly (and in any event within 12 hours) provide to Holdings any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to Holdings or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources.

(c) The Company shall promptly (and in any event within 48 hours following receipt), notify Holdings in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal and shall disclose to Holdings the material terms and conditions of any such Takeover Proposal or inquiry, proposal or offer and the identity of the Person or group of Persons making such Takeover Proposal, inquiry, proposal or offer and copies of any documents evidencing or delivered in connection with such Takeover Proposal, inquiry, proposal or offer, and the Company shall keep Holdings reasonably informed promptly (and in any event, within 48 hours) of any material developments with respect to any such Takeover Proposal (including any material changes thereto and including by providing (and in any event, within 24 hours of receipt) copies of any revised or new material documents evidencing or delivered in connection with such Takeover Proposal). For the avoidance of doubt, all information provided to Holdings pursuant to this Section 5.03(c) shall be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any duly authorized committee thereof shall (i) (A) withhold, withdraw, qualify or modify in a manner adverse to Holdings, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Holdings, the Company Board Recommendation, (B) if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company Members within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, (C) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or (D) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that the Board of Directors of the Company or any duly authorized committee thereof may, and may cause the Company to make a customary “stop, look and listen” communication) (any action described in this clause (i), other than such customary “stop, look and listen” communication, being referred to as an “Adverse Recommendation Change”) or (ii) authorize, execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to a Takeover Proposal, other than any Acceptable Confidentiality Agreement pursuant to Section 5.03(b).

(e) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Member Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may, in response to an unsolicited bona fide written Takeover Proposal that did not result from a material breach of this Section 5.03, (i) make an Adverse Recommendation Change or (ii) cause the Company to enter into a definitive agreement implementing such Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any such action set forth in clause (i) or (ii) unless (A) the Company has given Holdings at least four Business Days’ prior written notice of its intention to take such action (which notice shall comply in form, substance and delivery with the provisions of Section 5.03(c)), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Holdings during such notice period, to the extent Holdings wishes to negotiate, to enable Holdings to propose in writing a binding offer to effect revisions to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or any other material change to the terms of such Takeover Proposal, this proviso shall again apply (but the four Business Day period shall instead be two Business Days)).

(f) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Member Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may make an Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any such action unless (A) the Company has given Holdings at least five Business Days’ prior written notice of its intention to take such action (which notice shall include a reasonably detailed description of such Intervening Event), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Holdings during such notice period, to the extent Holdings wishes to negotiate, to enable Holdings to propose in writing a binding offer to effect revisions to the terms of this Agreement such that failure to make such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (C) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that failure to make such Adverse Recommendation Change would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any material change in the facts or circumstances relating to such Intervening Event, this proviso shall again apply (but the five Business Day period shall instead be two Business Days)).

(g) Nothing in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the Company Members a position contemplated by Rule 14e-2(a) or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company Members that is required by applicable Law or if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any such disclosure shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, an Adverse Recommendation Change has been made in compliance with this Section 5.03. As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means (A) any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that is entered into by the Company after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and that does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Holdings pursuant to this Section 5.03 or otherwise complying with the terms of this Agreement, it being understood that such agreement need not include any standstill provisions or similar restrictions, or (B) any confidentiality agreement entered into prior to the date of this Agreement that does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Holdings pursuant to this Section 5.03 or otherwise complying with the terms of this Agreement.

(ii) “group” is used in this Section 5.03 as defined in Rule 13d-5 under the Exchange Act.

(iii) “Intervening Event” means any effect, change, event or occurrence that affects the business, operations or assets of the Company or its Subsidiaries and that (A) was not known or reasonably foreseeable to the Board of Directors of the Company, or the material consequences of which were not known or reasonably foreseeable, to the Board of Directors of the Company as of the date of this Agreement and (B) does not relate to or involve any Takeover Proposal; provided, that no effect, change, event or occurrence to the extent directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether an Intervening Event has occurred: changes in the Company’s net asset value, in and of itself, or the Company meeting or exceeding any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or the Company meeting or exceeding any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or facts, unless such changes or facts would otherwise be excluded from this definition of an Intervening Event).

(iv) “Superior Proposal” means any bona fide written Takeover Proposal made by any Person or group (other than Holdings or any of its Affiliates) after the date of this Agreement that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment (after consultation with its outside legal counsel and its financial advisor(s)) that (A) if consummated would be more favorable from a financial point of view to the Company Members than the Transactions (after taking into account any revisions to the terms of this Agreement proposed by Holdings and the time likely to be required to consummate such Takeover Proposal) and (B) is reasonably likely to be consummated on the terms proposed, in each case taking into account all legal, regulatory, financial, timing, financing and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(v) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Holdings or any of its Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (A) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof), or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries, taken as a whole, on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, including through the acquisition of one or more Subsidiaries of the Company owning such assets, (B) acquisition of 20% or more of the outstanding Company Shares or voting power of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Shares or voting power of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof), or to which 20% or more of the revenues or earnings of the Company and its Subsidiaries, taken as a whole, on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available, or 20% or more of the aggregate voting power of the outstanding Company Shares or other equity interests of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions; provided that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

Section 5.04 Efforts.

(a) Subject to the terms and conditions of this Agreement, Holdings, MN8 Energy, Merger Sub and the Company shall cooperate with the other parties and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, the FPA or the NYPSL, which are dealt with in Section 5.04(b) and (c) below. For purposes of this Section 5.04(a), the “reasonable best efforts” of Holdings, MN8 Energy, Merger Sub and the Company will not require such party or its Subsidiaries or Representatives to, except as otherwise contemplated hereunder (including to the extent required by Section 5.04(b)), (A) waive, compromise, surrender or forego any right or remedy, or amend, terminate or modify any agreement (including any Material Contract) (unless, in the case of the Company, Holdings or MN8 Energy elects, in its sole discretion, to permit the Company to take such action and such action is subject to the Closing occurring), (B) offer or grant any accommodation, concession or additional right (financial or otherwise) to any third party, including offering any pricing, term, exclusivity, most-favored-nation or other commercial concession (unless, in the case of the Company, Holdings or MN8 Energy elects in writing, in its sole discretion, to permit the Company to take such action and such action is subject to the Closing occurring), (C) incur any out-of-pocket fees, costs, expenses or payments to third parties (other than (1) in the case of the Company, amounts that Holdings or MN8 Energy has elected in its sole discretion and agreed in writing to reimburse the Company in full for and (2) the payment of customary filing, notification and application fees to Governmental Authorities) or otherwise suffer any similar detriment or (D) waive or forego any right, remedy or condition hereunder.

(b) Each of Holdings, MN8 Energy, Merger Sub and the Company agrees (and, if applicable, to cause its controlled Affiliates): (1) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger (which shall request the early termination of any waiting period applicable to the Merger under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and in any event within 10 Business Days following the date of this Agreement, (2) to file an application with FERC pursuant to Section 203 of the FPA within 15 Business Days following the date of this Agreement, (3) to file a petition with the NYSPSC seeking authorization pursuant to the NYPSL within 15 Business Days following the date of this Agreement, (4) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the FPA, the HSR Act or the NYSPSL, (5) to submit as promptly as reasonably practicable any amended registrations required by the North American Electric Reliability Corporation’s Rules of Procedure and (6) to use reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents and authorizations under the FPA, the NYSPSL and any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable. Without limiting the foregoing, Holdings shall, and shall cause each of its controlled Affiliates to, use its reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act (including any timing agreements thereto) and to secure the expiration or termination of any applicable waiting period (including any timing agreements thereto) and obtain any consent, clearance, authorization or approval required under any other applicable Antitrust Laws, the FPA or the NYSPSL and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act, any other applicable Antitrust Law, the FPA or the NYSPSL raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions in each case prior to the Outside Date, including (i) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (ii) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of the Company and its Subsidiaries, (iii) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (iv) agreeing to conduct any behavioral remedies relating to the Company and its Subsidiaries, (v) terminating existing relationships, contractual rights or obligations of the Company or Holdings or their respective controlled Affiliates, (vi) terminating any joint venture or other arrangement, (vii) creating any relationship, contractual right or obligation of the Company or Holdings or their respective controlled Affiliates or (viii) effectuating any other change or restructuring of the Company or Holdings or their respective controlled Affiliates (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), FERC, the NYSPSC or any other Governmental Authority in connection with any of the foregoing) and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action). Without limiting the foregoing, Holdings, MN8 Energy and the Company shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Each of Holdings, MN8 Energy, Merger Sub and the Company shall consult and cooperate with each other and shall consider in good faith the views of such other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transactions; provided, however, that Holdings shall have responsibility for determining the strategy for dealing with the FTC, the DOJ and any other Governmental Authority regarding antitrust matters. Notwithstanding anything herein to the contrary, Holdings and its controlled Affiliates shall not be required to accept or agree to accept (and the Company and its Subsidiaries shall not take, without the prior written consent of Holdings) any action (A) that involves divestiture of any business, assets or properties of Holdings or its controlled Affiliates, or (B) with respect to the businesses, assets or properties of the Company and its Subsidiaries if doing so would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries. In furtherance and not in limitation of this Section 5.04(b) and Section 5.04(c), the parties shall (and, as applicable, shall cause their controlled Affiliates to) defend through litigation any claim asserted in court by any Person, including any Governmental Authority, under any Antitrust Laws, the FPA or the NYSPSL in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that could restrain, delay or prevent the Closing on or prior to the Outside Date.

(c) Each of Holdings, MN8 Energy, Merger Sub and the Company shall (and, as applicable, shall cause its controlled Affiliates to) use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the

Transactions, including any proceeding initiated by a private person, (ii) keep the other parties hereto informed in all substantive respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties with respect to information relating to the other parties hereto and their respective controlled Affiliates, as the case may be, that appears in any filing made with, or written materials submitted by either party (or, as applicable, any of its controlled Affiliates) to, any third Person or any Governmental Authority in connection with the Transactions, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences. Holdings and the Company shall have the right to review in advance all written materials submitted to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws, the FPA or the NYSPSL; provided that any such materials may be redacted (A) to remove references concerning the valuation of, other bidders for, or the assessment of other strategic alternatives available to, the Company, (B) as necessary to comply with contractual arrangements or applicable Law and (C) as necessary to address reasonable privilege or confidentiality concerns; provided further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.04(c) as “Outside Counsel Only”, in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials.

(d) Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Judgment or Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), without the prior written consent of the Company, Holdings, MN8 Energy and Merger Sub shall not, acquire, invest in or otherwise obtain any interest in or agree to acquire, invest in or otherwise obtain any interest in by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, or otherwise enter into any business combination transaction with, any Person or portion thereof, in each case if a notification under the HSR Act or any other Antitrust Law is required, and if the entering into a definitive agreement relating to or the consummation of such acquisition, investment, purchase, merger or consolidation could reasonably be expected to (i) result in any of the conditions to the Merger set forth in Article VI to not be satisfied, (ii) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period (including any timing agreements thereto) under any Antitrust Law, (iii) materially increase the risk of any Governmental Authority seeking or entering a Judgment prohibiting the consummation of the Transactions or (iv) materially increase the risk of not being able to remove any such Judgment on appeal or otherwise.

Section 5.05 Public Announcements. Holdings and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment on,

any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.03. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.05 shall not apply to any press release or other public statement made by the parties (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement, (b) is made in the ordinary course of business and does not relate specifically to this Agreement or the Transactions or (c) is made by such party in compliance with Section 5.03 in connection with the matters contemplated by Section 5.03. Notwithstanding the foregoing, the parties and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Transactions to existing or prospective general and limited partners, equity holders, members, managers, lenders and investors, in each case, who are subject to customary confidentiality restrictions.

Section 5.06 Access to Information; Confidentiality.

(a) Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, on reasonable notice, solely for purposes of furthering the Merger and the other Transactions or integration planning relating thereto, the Company shall (and shall cause its Subsidiaries to) afford to Holdings, MN8 Energy and their respective Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records of the Company and its Subsidiaries (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.03, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and the Company shall (and shall cause its Subsidiaries to) furnish promptly to Holdings, MN8 Energy and their respective Representatives such information concerning its business, personnel, assets, liabilities and properties as Holdings or MN8 Energy may reasonably request (other than, in each case, any information that is reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Holdings, MN8 Energy and their respective Affiliates, on the other hand); provided that Holdings, MN8 Energy and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; All requests for information made pursuant to this Section 5.06 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided between the Company, Holdings, MN8 Energy, Merger Sub and their Representatives shall be subject to the terms of the letter agreement dated as of July 31, 2025, by and between the Company and Holdings (the “Confidentiality Agreement”) and shall be deemed to be “Confidential Information” thereunder.

(b) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, the Company shall provide Holdings updates regarding the sale process for the GDEV Entities and, in each case, provide Holdings such other information and documentation relating thereto as Holdings may reasonably request from time to time.

(c) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, the Company and Holdings shall reasonably cooperate with each other to hold live bi-weekly consultation sessions, which may be in-person or remote as may be mutually agreed between the Company and Holdings (such consultation, a “Bi-Weekly Consultation”). During each Bi-Weekly Consultation, (i) the Company and Holdings shall discuss the status of, and any material updates regarding, the matters under Section 5.01(b)(iii), (vii) or (xiii) (which may include, as applicable, updates on borrowings of the business under the Company’s lines of credit (including business credit cards), maturity extensions and associated costs and buy-outs of minority interests and tax equity interests) and (ii) in connection therewith, the Company shall provide Holdings with information reporting on the matters mutually agreed between the Company and Holdings and such other information as Holdings may reasonably request from time to time; provided that (A) nothing in this Section 5.06(c) shall require the Company or any of its Subsidiaries or Representatives to prepare any reports or other documentation that are not prepared in the ordinary course of business or not otherwise readily available and (B) any information provided by the Company to Holdings pursuant to this Section 5.06(c) shall not (x) constitute an expansion of or additional representations or warranties by the Company beyond those specifically set forth in this Agreement or (y) be deemed to modify any representation, warranty, covenant or agreement of the Company set forth in this Agreement or the conditions to the obligations of the parties to consummate the Transactions; provided, further, that nothing discussed, disclosed or raised during any Bi-Weekly Consultation shall constitute or be deemed to constitute a waiver by any party of any rights, remedies or claims, or a release or modification of any obligations or liabilities of any party, arising under or in connection with this Agreement.

(d) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, the Company shall reasonably promptly provide Holdings with (i) copies of all written materials, communications and correspondence, and written summaries of all oral communications, with the New York Power Authority and the New York Independent System Operator relating to the interconnection of the Specified Project, (ii) copies of all written materials, communications and correspondence, and written summaries of all oral communications, in each case, to the extent material with the New York State Department of Environmental Conservation, the U.S. Environmental Protection Agency and any other Governmental Authority involved in addressing environmental deficiencies relating to the Specified Project, (iii) copies of all Monthly Renewable Energy Monitoring Reports (as defined in the Specified Project ECCA) delivered to tax equity investors and Estoppel Certificates referenced in Section 5.01(aa) of the Specified Project ECCA, (iv) to the extent reasonably requested by Holdings from time to time, all project documentation, progress reports, meeting minutes, Contracts with third party contractors, budgets, forecasts and change orders related to the Specified Project, (v) to the extent reasonably requested by Holdings from time to time, reasonable access to all operational assets of the Company and its Subsidiaries that have been identified for repowering (including, for the avoidance of doubt, with respect to the Specified Project), including the right to conduct third-party site visits and to obtain third-party estimates for remediation and repowering costs and (vi) to the extent reasonably requested by Holdings from time to time, the opportunity to participate in periodic conference calls or other meetings regarding the status, progress and any issues relating to the construction of the Specified Project, in each case of the foregoing clauses (i) – (vi), at the sole cost and expense of Holdings. The Company and Holdings shall reasonably cooperate with each other in scheduling and facilitating such access and visits, subject to reasonable and customary health, safety and security requirements. Any information provided to Holdings pursuant to this Section 5.06(d) shall be made available to Mark Neff, which may be via email to [***] and notices@mn8.com. Any information provided by the Company to Holdings pursuant to this Section 5.06(d) shall not (x) constitute an expansion of or additional representations or warranties by the Company beyond those specifically set forth in this Agreement or (y) be deemed to modify any representation, warranty, covenant or agreement of the Company set forth in this Agreement. The failure of the Company to comply with this Section 5.06(d) shall not give rise to the failure of a condition precedent set forth in Section 6.02(b) or termination right pursuant to Section 7.01(c); provided that this Section 5.06(d) shall be subject to Section 8.08.

(e) The Company shall not be obligated to provide any such access, information or documentation contemplated by this Section 5.06 if the Company determines, in its reasonable judgment, that doing so is reasonably likely to (i) violate applicable Law, a binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Affiliates is a party) or an applicable Judgment, (ii) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (iii) result in the disclosure of trade secrets or competitively sensitive information to third parties or (iv) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided, however, the Company shall, to the extent feasible without causing one of the impediments in clauses (i) through (iv), inform Holdings, MN8 Energy or their respective Representatives, as applicable, as to the general nature of what is being withheld and the Company and Holdings, MN8 Energy or their respective Representatives, as applicable, shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any Person required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate ‘clean room’ procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. In any such event, the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or Judgment or risk waiver of such privilege or protection, including entering into a joint defense agreement, common interest agreement or other similar arrangement.

Section 5.07 Indemnification and Insurance.

(a) For a period of six years from and after the Effective Time, Holdings shall cause the Surviving Entity to, to the fullest extent permitted by applicable Law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the certificate of formation and LLCA (or similar organizational documents) of the Company and its Subsidiaries in effect as of the date of this Agreement with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses and (ii) any and all indemnification agreements made available to Holdings and between the Company or any of its Subsidiaries and any of their respective present or former directors, managers, officers and employees (and any person who becomes a director, manager, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time) solely in their capacity as such, in each case, for any act or omission occurring or existing prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time shall be maintained and survive the Closing and continue in full force and effect in accordance with their terms. For a period of six years from and after the Effective Time, Holdings shall cause the Surviving Entity to, (A) to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”) (and treating the applicable entity as a corporation subject to the DGCL for this purpose), indemnify, defend and hold harmless each current and former director, manager, officer or employee of the Company or any of its Subsidiaries (and any person who becomes a director, manager, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time) and each individual who serves or served at the request of the Company or any of its Subsidiaries as a Representative of another Person (including any employee benefit plan) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such Indemnitee in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee is or was a director, manager, officer or employee of the Company or such Subsidiary or serves or has served at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan) or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, manager, officer or employee of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan)), in each case under clause (1) or (2), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification, advancement or reimbursement right of any Indemnitee) and (B) assume (in the case of the Surviving Entity, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement and reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement. Without limiting the foregoing, Holdings, for a period of six years from and after the Effective Time, shall cause, unless otherwise required by the DGCL (and treating the applicable entity as a corporation subject to the DGCL for this purpose), the certificate of formation and limited liability company agreement of the Surviving Entity to contain provisions no less favorable to the Indemnitees with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses of directors, managers, officers and employees and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees, in each case, for any act or omission occurring or existing prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time. In addition, to the extent provided for in (i) the certificate of formation and LLCA (or similar organizational documents) of the Company and its Subsidiaries in effect as of the date of this Agreement with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses or (ii) any indemnification agreements made available to Holdings and between the Company or any of its Subsidiaries and any of their respective present or former directors, managers, officers and employees (and any person who becomes a director, manager, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), for a period of six years after the Effective Time, Holdings shall cause the Surviving Entity to, pay, promptly after receipt by the Surviving Entity of a written request by an Indemnitee, all costs and expenses of such Indemnitee in connection with matters for which such Indemnitee is eligible to be indemnified pursuant to this Section 5.07(a) in advance of the final disposition of such matter (including any Action in connection with enforcing the indemnity and other obligations referred to in this Section 5.07), subject to receipt of an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification under this Section 5.07(a).

(b) None of Holdings or the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.07 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder or for which an Indemnitee has been named as a party in such litigation, claim or proceeding, unless as a condition to the effectiveness of such settlement, compromise or consent, Holdings or the Surviving Entity obtains an unconditional release of such Indemnitee from all liability arising out of or relating to such Claim or such Indemnitee consents in writing to such settlement, compromise or consent; provided, that, Holdings or the Surviving Entity may settle, compromise or consent to the entry of any judgment in any Claim without such release or consent if (i) Holdings or the Surviving Entity pays, or causes to be paid, the full monetary amount of such settlement, compromise or consent with no recourse to, or financial obligation on the part of, any Indemnitee in respect thereof and (ii) such settlement, compromise or consent does not include any finding or admission of any violation of Law, wrongdoing, misconduct, failure to act or fault on the part of, or impose any injunctive, equitable or other non-monetary relief upon, or otherwise restrict the conduct of, any Indemnitee. In the event of any such Claim, Holdings and the Surviving Entity shall be entitled to participate in the defense of such Claim with separate counsel at their sole expense; provided that such participation shall not (x) grant Holdings or the Surviving Entity any right to control or direct the defense strategy of any Indemnitee, or to use information obtained through such participation adverse to any Indemnitee in any settlement negotiation or proceeding or (y) limit or otherwise affect the right of any Indemnitee to be represented by counsel of such Indemnitee’s choosing in any such Claim and to receive advancement and indemnification, including for such counsel’s fees, to the fullest extent provided by this Agreement. Each of Holdings, the Surviving Entity and the Indemnitees shall cooperate in the defense of any Claim and provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) Prior to the Effective Time, the Company shall purchase a six-year prepaid “tail policy” (the “Tail Insurance Coverage”) on terms and conditions providing at least substantially equivalent benefits in the aggregate as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions and containing provisions substantially in the form as set forth in Section 5.07(c) of the Company Disclosure Letter. Holdings shall cause the Surviving Entity to maintain such policy in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives (all as third-party beneficiaries) and (ii) in addition to, and not in substitution for, any other rights to indemnification, reimbursement or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. For the six-year period commencing immediately after the Effective Time, the obligations of Holdings and the Surviving Entity under this Section 5.07 (for any act or omission occurring or existing prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) shall not be terminated or modified in such a manner that would reasonably be expected to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07).

(e) Notwithstanding anything to the contrary in this Section 5.07, in the event that (i) Holdings, the Surviving Entity or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Holdings or any of its successors or assigns dissolves the Surviving Entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Holdings or the Surviving Entity shall assume all of the obligations thereof set forth in this Section 5.07.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, managers, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under such policies.

(g) Holdings’ and the Surviving Entity’s obligations under this Section 5.07 shall continue in full force and effect for a period of six years from the Effective Time; provided that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the full and final resolution of such Claim.

Section 5.08 Rule 16b-3. Prior to the Effective Time, the Company, Holdings and MN8 Energy shall take such steps as may be reasonably necessary or advisable (in each case, to the extent permitted by applicable Law and no-action letters issued by the SEC) to cause transfers of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company, Holdings or MN8 Energy, as applicable, that are subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.09 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either party’s request and without further consideration, the other party shall execute and deliver to such party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such party may reasonably request in order to consummate the Transactions; provided, however, no such instruments, materials, information or actions shall increase either party’s liability, or decrease its rights, under this Agreement.

Section 5.10 Obligations of MN8 Energy and Merger Sub. Holdings shall take all action necessary to cause MN8 Energy and Merger Sub to perform their respective obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, and Holdings shall be jointly and severally liable with MN8 Energy and Merger Sub for the due and timely performance and satisfaction of each such obligation.

Section 5.11 Employee Matters.

(a) For the period beginning on the Effective Time and ending on the date that is 12 months following the Effective Time (or, if earlier, the date the applicable Continuing Employee’s (as defined below) employment with the Surviving Entity or any of its Subsidiaries, or otherwise with Holdings or its Affiliates, as applicable, terminates), Holdings shall, and shall cause the Surviving Entity to, provide each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”), other than any Continuing Employee who was the Company’s Chief Executive Officer or Chief Financial Officer as of immediately prior to the Effective Time, (i) base salary or base hourly rate of wages, as applicable, and target annual cash bonus opportunities that are no less favorable in the aggregate than those in effect with respect to such Continuing Employee immediately prior to the Effective Time, and (ii) other employee benefit plans and arrangements to such Continuing Employee that are no less favorable in the aggregate than those provided to similarly situated employees of Holdings or its Affiliates.

(b) From and after the Effective Time, Holdings shall, or shall cause the Surviving Entity to, honor the terms of (i) the Retention Program (as defined in Section 5.01(b)(viii) of the Company Disclosure Letter and adopted in accordance with the terms thereof), (ii) the EPP and the participation letters issued thereunder for all EPP Participants and (iii) the Severance Policy (as defined in Section 5.11(b) of the Company Disclosure Letter and adopted in accordance with the terms thereof); provided, that notwithstanding anything herein or in the Company Disclosure Letter to the contrary, neither Holdings nor the Surviving Entity shall be required to pay a Retention Award (as defined in Section 5.01(b)(viii) of the Company

Disclosure Letter) under the Retention Program to any EPP Participant who becomes entitled to receive severance payments or benefits under the EPP as a result of a Qualifying Change in Control Termination (as defined in the EPP) occurring on or before the date that is three months after the Effective Time. Holdings hereby acknowledges that the consummation of the Transactions constitutes a “change in control,” “change of control” or “business combination” (or a term of similar import) for purposes of the EPP, the Company Equity Plan, the Retention Program and the Severance Policy.

(c) With respect to all employee benefit plans of the Surviving Entity and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off, retirement and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Entity or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Entity, its successors and assigns); provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) Without limiting the generality of Section 5.11(a), Holdings shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Entity or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Holdings shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) Holdings shall, or shall cause the Surviving Entity to, on or before March 15, 2027, pay annual cash bonuses with respect to the calendar year ending December 31, 2026 to the Continuing Employees in an aggregate amount no less than the aggregate 2026 target bonuses set forth on Section 5.11(e)(i) of the Company Disclosure Letter and which aggregate 2026 target bonus amount will be decreased for any individual target bonus amount attributable to an employee that becomes ineligible for a 2026 annual bonus pursuant to this Section 5.11(e) for any reason prior to payment (other than due to such employee’s resignation, other than due to circumstances constituting a Constructive Termination (as defined in Section 5.01(b)(viii)(6) of the Company Disclosure Letter)); provided, that the individual amount of each Continuing Employee’s 2026 annual cash bonus shall (i) for any Continuing Employee who is set forth on Section 5.11(e)(ii) of the Company Disclosure Letter, be equal to such Continuing Employee’s individual 2026 target annual cash bonus and (ii) for any other Continuing Employee, be an individual amount determined prior to the Closing in the sole discretion of the Company’s Chief Executive Officer and Chief Financial Officer; provided, further that Holdings shall have no obligation to make such a payment to a Continuing Employee if such Continuing Employee (A) resigns other than due to a Constructive Termination (as defined in Section 5.01(b)(viii)(6) of the Company Disclosure Letter) prior to the earlier of (1) the three month anniversary of the Closing Date and (2) the date on or before March 15, 2027 on which such bonus is payable to other Continuing Employees, or (B) is terminated by Holdings or the Surviving Entity for Cause (as defined in Section 5.01(b)(viii)(6) of the Company Disclosure Letter) prior to the payment of such bonus; provided, further that in no event shall any Continuing Employee be entitled to receive duplicative bonus payments with respect to the same period under both this Section 5.11(e) and Section 3(a)(i) of the EPP; provided, further that in the event that Holdings and the Company mutually determine that the Closing Date is reasonably likely to occur after March 15, 2027, the Company may pay the foregoing 2026 annual cash bonus amounts to its then-current employees on or before March 15, 2027.

(f) For any Continuing Employee who is employed for any portion of the calendar year ending December 31, 2027 and whose employment is terminated by Holdings, the Surviving Entity or any of their respective Affiliates without Cause (as defined in Section 5.01(b)(viii)(6) of the Company Disclosure Letter) or by the Continuing Employee due to a Constructive Termination (as defined in Section 5.01(b)(viii)(6) of the Company Disclosure Letter), in each case prior to date on which annual cash bonuses with respect to the calendar year ending December 31, 2027 would be payable in the ordinary course of business, Holdings shall, or shall cause the Surviving Entity to, pay such Continuing Employee a prorated 2027 annual cash bonus in an amount equal to such Continuing Employee’s actual 2026 annual cash bonus amount and prorated for the number of days such Continuing Employee is employed in the calendar year ending December 31, 2027, with such prorated 2027 annual cash bonus amount payable on or within 60 days following such Continuing Employee’s termination date; provided, further that in no event shall any Continuing Employee be entitled to receive duplicative bonus payments with respect to the same period under both this Section 5.11(f) and Section 3(a)(i) of the EPP.

(g) Effective no later than the day immediately preceding the Closing Date, the Company shall terminate, or cause to be terminated, any Company 401(k) Plan to the extent that Holdings has requested such Company 401(k) Plan to be terminated by providing written notice to the Company at least thirty (30) days prior to the Closing Date, and the Company shall provide Holdings with written evidence that such Company 401(k) Plan have been terminated no later than the day immediately preceding the Closing Date. Effective not later than the Closing Date, Holdings or one of its Subsidiaries shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Holdings 401(k) Plan”). If Holdings instructs the Company to terminate all Company 401(k) Plans, each Continuing Employee participating in a Company 401(k) Plan immediately prior to the Closing Date shall become a participant in the corresponding Holdings 401(k) Plan as of the earliest date permissible under the Holdings 401(k) Plan; provided, however, that Holdings shall, or shall cause its applicable Subsidiaries to, use commercially reasonable efforts to provide that each such Continuing Employee shall become a participant in the corresponding Holdings 401(k) Plan as of the Closing Date. If Holdings instructs the Company to terminate all Company 401(k) Plans, Holdings agrees to cause the Holdings 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to the Holdings 401(k) Plan of the account balances of such Continuing Employee (including promissory notes evidencing any outstanding loans) under the Company 401(k) Plans in which such Transferred Employee participated prior to the Closing if such Company 401(k) Plans permit such a direct rollover and if such direct rollover is elected in accordance with applicable Law by such Continuing Employee. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith.

(h) Nothing in this Agreement shall be construed as requiring Holdings or any of its Subsidiaries (including the Surviving Entity) to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Effective Time. The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and, except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 5.12 Transaction Litigation. Prior to the Effective Time, Holdings shall give prompt notice to the Company, and the Company shall give prompt notice to Holdings, of any equityholder or member demands, litigations, arbitrations or other Actions (including derivative claims) commenced or threatened against it, its Subsidiaries or its or its Subsidiaries’ respective directors, managers or officers relating to or affecting this Agreement or any of the Transactions (collectively, “Transaction Litigation”) of which Holdings, MN8 Energy or the Company, as applicable, obtains Knowledge and shall keep the other party reasonably and promptly informed regarding any Transaction Litigation, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Takeover Proposal. Each of the Company, Holdings and MN8 Energy shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, consider in good faith the other party’s recommendations with respect to such Transaction Litigation, and give the other party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation and to participate (at the other party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Prior to the Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Takeover Proposal, neither the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Holdings (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 5.12, in the event of any conflict with any other covenant or agreement contained in Section 5.04 that expressly addresses the subject matter of this Section 5.12, Section 5.04 shall govern and control.

Section 5.13 Preparation of the Proxy Statement/Prospectus and Consent Solicitation Statement; Company Members’ Meeting.

(a) As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company and Holdings shall prepare the Form S-4, which shall include the Proxy Statement/Prospectus in preliminary form, and Holdings shall file it with the SEC. Each of Holdings and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Transactions. Subject to Section 5.03, the Board of Directors of the Company shall make the Company Board Recommendation to the Company Members and shall include such recommendation in the Proxy Statement/Prospectus. Each of Holdings and the Company shall provide to the other all information concerning itself and its Affiliates as may be reasonably requested by the other party in connection with the Form S-4 and the Proxy Statement/Prospectus and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Form S-4 and the Proxy Statement/Prospectus and the resolution of any comments thereto received from the SEC. If, at any time prior to the Company Members’ Meeting, any information relating to the Company, Holdings or any of their respective controlled Affiliates, officers or directors should be discovered by the Company or Holdings which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, so that the Form S-4 and the Proxy Statement/Prospectus shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Members. Holdings shall notify the Company promptly (and in any case no later than 24 hours after) on the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus and shall supply the Company with copies of all correspondence between Holdings or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form S-4 or the Proxy Statement/Prospectus. Each of the Company and Holdings shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Form S-4 or the Proxy Statement/Prospectus and to resolve such comments with the SEC. Prior to the filing of the Form S-4 or the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, Holdings shall provide the Company with a reasonable opportunity to review and to propose comments on such document or response, which Holdings shall consider in good faith.

(b) The Company and Holdings agree that the Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and that none of the information included or incorporated by reference (i) in the Form S-4 shall, at its effective time, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) in the Proxy Statement/Prospectus shall, at the date the Form S-4 and the Proxy Statement/Prospectus is filed with the SEC or the Proxy Statement/Prospectus is mailed to the Company Members or at the time of the Company Members’ Meeting or at the time of any amendment or supplement thereof, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that, in each case, no covenant is made by the Company or Holdings, as applicable, with respect to statements made in the Form S-4 or the Proxy Statement/Prospectus based on information supplied in writing by or on behalf of the Company or Holdings, as applicable, specifically for inclusion or incorporation by reference therein. Each of the Company and Holdings agrees that no information supplied in writing by or on behalf of such party specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus shall, at the date the Form S-4 and the Proxy Statement/Prospectus is filed with the SEC or the Proxy Statement/Prospectus is mailed to the Company Members or at the time of the Company Members’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Notwithstanding any Adverse Recommendation Change but subject to Section 5.13(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law and the Company Organizational Documents to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Members (including any adjournment, recess or postponement thereof, the “Company Members’ Meeting”) for the purpose of obtaining the Company Member Approval, and shall commence mailing the definitive Proxy Statement/Prospectus to the Company Members no later than five Business Days after the Form S-4 is declared effective under the Securities Act. Subject to Section 5.03, the Company shall use its reasonable best efforts to obtain the Company Member Approval as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with its terms, its obligations to hold the Company Members’ Meeting pursuant to this Section 5.13(c) shall not be affected by the making of an Adverse Recommendation Change by the Board of Directors of the Company or any duly authorized committee thereof and its obligations pursuant to this Section 5.13(c) shall not be affected by the commencement of or announcement or disclosure of or communication to the Company of any Takeover Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company may in its sole discretion (and the Company shall consider in good faith any written request by Holdings to do so, but shall not be obligated to comply with any such request) adjourn, recess, or postpone the Company Members’ Meeting (though not to any date less than five Business Days prior to the Outside Date) (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement/Prospectus that the Company has determined in good faith (after consulting with outside legal counsel) is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the Company Members in advance of the Company Members’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or by applicable Law or Order, (iii) if as of the time for which the Company Members’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Members’ Meeting or (iv) the

Company and Holdings believe in good faith that such adjournment, recess, or postponement is reasonably necessary to solicit additional proxies for the purpose of obtaining the Company Member Approval, in each case (other than clause (ii)) as long as the date of the Company Members’ Meeting is not postponed or adjourned (x) more than ten Business Days in connection with any one postponement or adjournment and (y) the Company Members’ Meeting is not postponed to a date later than the later of (A) 30 Business Days from the time for which the Company Members’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) and (B) 120 calendar days after the original record date established for the Company Members’ Meeting, excluding, in each case, any adjournments or postponements required by applicable Law. The Company agrees (1) to provide to Holdings reasonably detailed periodic updates concerning proxy solicitation results on a reasonably timely basis (including, if requested by Holdings, requesting and promptly providing periodic voting reports upon the Company’s receipt thereof) and (2) to give written notice to Holdings two days prior to the Company Members’ Meeting and on the day of, but prior to the Company Members’ Meeting, indicating whether as of such date sufficient proxies representing the Company Member Approval have been obtained.

(d) Subject to applicable Law and to the extent not prohibited by any Judgment, Holdings shall use reasonable best efforts to prepare and mail a consent solicitation statement (the “Consent Solicitation Statement”) (i) to the Holdings Members and MN8 Energy Members with respect to the Transactions for the purpose of obtaining the Holdings Required Consents listed under the heading “Consent Solicitation Consents” in Section 4.02(c) of the Holdings Disclosure Letter (the “Consent Solicitation Consents”) and (ii) such mailing shall occur no later than three (3) Business Days after the Form S-4 is declared effective under the Securities Act in accordance with applicable Law and the applicable provisions of the MN8 Organizational Documents and the Internalization Agreement. Each of Holdings and the Company shall provide to the other all information concerning itself and its Affiliates as may be reasonably requested by the other party in connection with the Consent Solicitation Statement and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Consent Solicitation Statement. If, at any time prior to the receipt of the Consent Solicitation Consents, any information relating to the Company, Holdings or any of their respective controlled Affiliates, officers or directors should be discovered by the Company or Holdings which should be set forth in an amendment or supplement to the Consent Solicitation Statement, so that the Consent Solicitation Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be prepared by Holdings and, to the extent required by applicable Law and the applicable provisions of the MN8 Organizational Documents and the Internalization Agreement, disseminated to the Holdings Members and MN8 Energy Members. Prior to the mailing of the Consent Solicitation Statement (or any amendment or supplement thereto) to the Holdings Members and MN8 Energy Members, Holdings shall provide the Company with a reasonable opportunity to review and to propose comments on such document, which Holdings shall consider in good faith. Holdings agrees that the Consent Solicitation Statement shall comply as to form in all material respects with the applicable requirements of the applicable provisions of the Holdings Organizational Documents, the MN8 Energy Organizational Documents and the Internalization Agreement and that none of the information included or incorporated by reference in the Consent Solicitation Statement shall, at the date the Consent Solicitation Statement is first mailed to the Holdings Members and MN8 Energy Members, at the time of the receipt of the Consent Solicitation Consents, or at the time of any amendment or supplement thereof, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no covenant is made by Holdings with respect to statements made in the Consent Solicitation Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein. The Company agrees that no information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Consent Solicitation Statement shall, at the date the Consent Solicitation Statement is first mailed to the Holdings Members and MN8 Energy Members, at the time of the receipt of the Consent Solicitation Consents, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Holdings shall use its reasonable best efforts to obtain the Holdings Required Consents as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act and in any event no later than the date that the Company Member Approval is obtained (the “Holdings Consent Deadline”). Holdings shall keep the Company reasonably informed regarding the status of obtaining the Holdings Required Consents upon the reasonable written request of the Company, including providing the Company with reasonably prompt written notice upon the receipt (or the failure to receive by the Holdings Consent Deadline) of the Holdings Required Consents.

Section 5.14 Certain Tax Matters.

(a) Pass-Through Tax Returns. Following the Closing, Holdings shall prepare, or cause to be prepared, and file, or cause to be filed, all Pass-Through Tax Returns of the Company that are required to be filed after the Closing. All such Pass-Through Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except to the extent otherwise required by applicable Law. To the extent applicable, the parties agree that any Company Transaction Expenses shall be deducted in the taxable period ending on the Closing Date to the extent permitted by applicable Tax Law at a more likely than not or higher level of authority (including, to the extent applicable, by deducting seventy percent (70%) of any success-based fees in accordance with IRS Revenue Procedure 2011-29). A draft of each Pass-Through Tax Return shall be submitted by Holdings to the Securityholders’ Representative for review and comment no later than the date 30 days prior to the date such Pass-Through Tax Return is filed. Any reasonable comments relating thereto and submitted by the Securityholders’ Representative to Holdings at least 15 days prior to the due date for such Pass-Through Tax Return (taking into account extensions) shall be reflected on such Pass-Through Tax Return by Holdings. To the extent applicable, Holdings shall furnish or cause to be furnished Schedules K-1 to the applicable holders of Company Shares in respect of each Pass-Through Tax Return filed pursuant to this Section 5.14(a) by the applicable due date (taking into account extensions). Each Pass-Through Tax Return shall be signed by an individual who was an officer of the Company (or any of its Subsidiaries) immediately prior to the Effective Time and who is permitted to sign under applicable Law (the “Pass-Through Tax Return Signatory”), as designated by the Securityholders’ Representative. Holdings shall indemnify and hold harmless the Pass-Through Tax Return Signatory with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such indemnitee in settlement or compromise) and expenses in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions of the Pass-Through Tax Return Signatory in connection with the Pass-Through Tax Return Signatory’s responsibilities set forth in this Section 5.14(a). For purposes of this Section 5.14(a), “Pass-Through Tax Return” shall mean IRS Form 1065 and any similar U.S. state or local income Tax Return in a jurisdiction that treats the Company as a flow-through entity for income Tax purposes (i.e., an entity where tax items are reported at the entity level but with respect to which items of income, gain, loss or deduction or other Tax attributes or Taxes are allocated to the direct or indirect beneficial owners of the entity).

(b) Tax Contests. In the case of any Action after the Closing with respect to Pass-Through Tax Returns of the Company for a taxable period ending on or prior to the Closing Date (a “Pre-Closing Pass-Through Tax Contest”), Holdings shall control the conduct of such Pre-Closing Pass-Through Tax Contest; provided that the Securityholders’ Representative shall, at the sole cost and expense of the Securityholders, be entitled to reasonably participate in any such Pre-Closing Pass-Through Tax Contest, and Holdings shall not settle or compromise any such Pre-Closing Pass-Through Tax Contest without the prior written consent of the Securityholders’ Representative (not to be unreasonably withheld, conditioned or delayed). Following the Closing, any party that receives written notice of any Pre-Closing Pass-Through Tax Contest described in this Section 5.14(b) shall use commercially reasonable efforts to provide the other parties with written notice of such Pre-Closing Pass-Through Tax Contest within 15 Business Days after the receipt thereof. Notwithstanding anything to the contrary in this Agreement, the parties agree and acknowledge that with respect to any Pass-Through Tax Return or any Pre-Closing Pass-Through Tax Contest of the Company, at the request of Holdings or its Affiliates, a “push-out” election under Section 6226 of the Code and the Treasury Regulations thereunder (and any analogous provisions of U.S. state or local income tax Law) shall be made, and the parties shall cooperate to cause (including by causing any “partnership representative” or “designated individual” to cooperate to cause) any such election to be made.

(c) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest relating thereto) incurred in connection with the Merger shall be borne by Holdings, and Holdings shall file all necessary Tax Returns and other documentation with respect to all such Taxes.

(d) Tax Certificates. At or prior to the Closing, (i) the Company shall deliver to Holdings a certificate and IRS notice in form and substance required under Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) stating that GREC is not, and has not been during the relevant period, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; (ii) the Company shall deliver to Holdings a properly completed and duly executed certificate stating that equity interests in the Company are not “United States real property interests” for purposes of withholding under Section 1445 of the Code pursuant to Treasury Regulations Section 1.1445-11T(d)(2)(i); and (iii) the Company shall deliver to Holdings a properly completed and duly executed certificate described in Treasury Regulations Section 1.1446(f)-2(b)(4).

(e) Intended Tax Treatment. The parties agree that for U.S. federal income Tax purposes the Merger shall be treated as a transaction described in IRS Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2, in which the holders of the Company Shares are treated as disposing of such Company Shares in a transaction governed by Section 1001 of the Code (collectively, the “Intended Tax Treatment”). The parties shall prepare and file all applicable Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position that is inconsistent with such treatment, except as required by applicable Law following a final determination by a court of competent jurisdiction or other final decision by an applicable Governmental Authority.

(f) Tax Credit Matters. Prior to Closing, the Company shall use commercially reasonable efforts to comply with the Tax equity investment agreements and Tax credit transfer agreements to which it is a party.

(g) Tax Cooperation. Following the date of this Agreement, the Company shall use its reasonable best efforts to promptly obtain (i) the memorandum described in Section 5.14(g)(i) of the Company Disclosure Letter and (ii) a customary “Section 382 study” with respect to GREC and any of its applicable Subsidiaries (the scope of which shall be mutually agreed upon by the Parties by conferring in good faith).

Section 5.15 Securityholders’ Representative.

(a) Appointment; Authority. By virtue of the approval of the Merger and this Agreement and without any further action of any of the Securityholders or the Company, Shareholder Representative Services LLC, a Colorado limited liability company, as of the Closing, is hereby irrevocably approved and appointed, to the fullest extent permitted by Law, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all of the Securityholders and each of them with respect to any and all matters relating to, arising out of, or in connection with, this Agreement or any Ancillary Agreement, including (i) to authorize, execute and deliver this Agreement and all amendments, waivers, Ancillary Agreements, certificates and documents that the Securityholders’ Representative deems necessary or appropriate in connection with the consummation of the Transactions, (ii) to do or refrain from doing any further act or deed on behalf of the Securityholders that the Securityholders’ Representative deems necessary or appropriate relating to the subject matter of this Agreement or any Ancillary Agreement as fully and completely as the Securityholders could do personally, (iii) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent, document or instrument required or permitted to be made or delivered under this Agreement or any Ancillary Agreement which the Securityholders’ Representative determines to be necessary or appropriate, (iv) to incur and pay expenses on behalf of the Securityholders and to hire or retain, at the sole expense of the Securityholders, such counsel, investment bankers, accountants and other professional advisors as it determines to be necessary or appropriate in order to carry out and perform its rights and obligations hereunder, (v) to give and receive all documents, certificates and notices and make all determinations on behalf of the Securityholders required under this Agreement and any Ancillary Agreements, (vi) to receive service of process in connection with any claims under this Agreement and any Ancillary Agreements and (vii) to take any and all actions relating to the administration of any amounts payable to the Securityholders pursuant to this Agreement, including the initiation, defense or settlement of any disputes relating to any such amounts. In furtherance and not in limitation of the foregoing power and authority in the Securityholders’ Representative, the Securityholders’ Representative shall following the Closing have, and is by virtue of the approval of the Merger and this Agreement and without any further action of any Securityholder or the Company, hereby granted the exclusive power, on behalf of the Securityholders, to the fullest extent permitted by Law, to take the following actions: (A) making any and all determinations with respect to, and acting for the Securityholders with respect to any and all matters pertaining to, any amounts payable to the Securityholders pursuant to this Agreement or claims or disputes with Holdings or the Surviving Entity and (B) enforcing the rights of the Securityholders hereunder or under any Ancillary Agreement. All actions, notices, instructions, communications and determinations of the Securityholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, each Securityholder and such Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Securityholder to object, dissent, protest or otherwise contest any action of the Securityholders’ Representative taken in good faith in connection with this Agreement or any Ancillary Agreement are waived. The Securityholders’ Representative is authorized to act on behalf of the Securityholders notwithstanding any dispute among the Securityholders. Any party, its Affiliates and the Paying Agent receiving any notice, certificate, consent or other document or instrument from the Securityholders’ Representative shall have the right to rely in good faith upon such notice, certificate, consent or other document or instrument, and to act in accordance with such notice, certificate, consent or other document or instrument without independent investigation. The Securityholders’ Representative shall be entitled to: (1) rely upon any signature it reasonably believes to be genuine and (2) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholders or other party.

(b) Right to Act. By virtue of the appointment of the Securityholders’ Representative, as of the Effective Time, no individual Securityholder shall be entitled to protect or enforce any rights under this Agreement or any Ancillary Agreement except to the extent Section 8.06 provides that such Securityholder has third party beneficiary rights with respect to such matter. As of the Effective Time, to the fullest extent permitted by Law, the Securityholders’ Representative will have the sole right, on behalf of any or all Securityholders, to institute any Action (at law or in equity or otherwise) under or with respect to this Agreement or any Ancillary Agreement, and no individual Securityholder or other group of Securityholders will be entitled to take any such action except to the extent Section 8.06 provides that such Securityholder has third party beneficiary rights with respect to such matter. Each Securityholder, by execution of the Letter of Transmittal and by receiving the benefits of the Merger, including any consideration payable hereunder, acknowledges Shareholder Representative Services LLC as the Securityholders’ Representative and its authority as set forth herein. Following receipt of the Company Member Approval, the Company, solely in its capacity as true and lawful agent and attorney-in-fact of the Company Members, shall execute this Agreement on behalf of the Company Members for the purpose of agreeing to this Section 5.15.

(c) Agency. All action of the Securityholders’ Representative in connection with this Section 5.15 shall be deemed to be facts ascertainable outside of this Agreement and shall be binding on all Securityholders and their successors as if expressly confirmed and ratified in writing by such Securityholders.

(d) Resignation, Election and Replacement. The Securityholders’ Representative may resign at any time. If the Securityholders’ Representative resigns at any time or is removed, prior to the Effective Time, the Company, and following the Effective Time, Holdings shall have the right to appoint a professional equityholder representative as Securityholders’ Representative to fill any such vacancy. Each successor Securityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used herein shall be deemed to include any successor Securityholders’ Representative. Upon the resignation or removal of the Securityholders’ Representative, such resigning or removed Securityholders’ Representative shall promptly transfer the remaining balance of the Reserve Amount in the Reserve Account maintained by such resigning or removed Securityholders’ Representative to the successor Securityholders’ Representative.

(e) Exculpation; Indemnity; Costs and Expenses. The Securityholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its bad faith, fraud, gross negligence or willful misconduct. The Securityholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders shall indemnify, defend and hold harmless the Securityholders’ Representative (based on their respective Pro Rata Portions (which shall at all times sum to 100%)) against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Securityholders’ Representative’s Costs”) arising out of or in connection with this Agreement and any related agreements, in each case as such Securityholders’ Representative’s Cost is suffered or incurred; provided that in the event that any such Securityholders’ Representative’s Cost is finally adjudicated to have been caused by the bad faith, fraud, gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Securityholders the amount of such indemnified Securityholders’ Representative’s Cost to the extent attributable to such bad faith, fraud, gross negligence or willful misconduct. Securityholders’ Representative’s Costs may be recovered by the Securityholders’ Representative from (i) the funds in the Reserve Account and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while the Securityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Securityholders’ Representative’s Costs as they are suffered or incurred. The Securityholders’ Representative may, upon receipt of a claim notice or similar notice that is reasonably likely to give rise to a Securityholders’ Representative’s Cost (as determined in good faith by the Securityholders’ Representative), withhold from any distribution of the Reserve Amount an amount as may be reasonably expected to cover such Securityholders’ Representative’s Cost until such matter is resolved. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

(f) Reserve Amount. The Reserve Amount shall be maintained by the Securityholders’ Representative in a segregated account (the “Reserve Account”). The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Reserve Amount shall be used for the purposes of paying directly or reimbursing the Securityholders’ Representative for any expenses incurred by the Securityholders’ Representative in its capacity as such under this Agreement. The Securityholders shall not receive interest or other earnings on the Reserve Amount and the Securityholders irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may have in any interest or earnings that may accrue on funds held in the Reserve Account. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Reserve Amount and has no Tax reporting, withholding or income distribution obligations. The Securityholders acknowledge that the Securityholders’ Representative is not providing any investment supervision, recommendations or advice. The Securityholders’ Representative may contribute funds to the Reserve Account from any consideration otherwise distributable to the Securityholders to the extent it determines such amounts are necessary to pay directly or reimburse the Securityholders’ Representative for any expenses incurred, or reasonably expected to be incurred, by the Securityholders’ Representative in its capacity as such under this Agreement. Upon the reasonable determination of the Securityholders’ Representative that the Reserve Amount is no longer required to be withheld, the Securityholders’ Representative shall deliver (solely out of the Reserve Account) the remaining balance of the Reserve Amount, if any (after payment of all of the Securityholders’ Representative’s Costs) (any such amount, the “Representative Reserve Release Amount”) to the Paying Agent for payment to such Securityholders in accordance with Section 2.07.

(g) Representations and Warranties of the Securityholders’ Representative. The Securityholders’ Representative represents and warrants to each of the Company, Holdings, MN8 Energy and Merger Sub that (i) it has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by the Securityholders’ Representative of this Agreement has been duly authorized by all necessary limited liability company action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (iii) this Agreement has been duly executed and delivered by the Securityholders’ Representative and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Securityholders’ Representative in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception and subject to the laws of agency.

(h) Confidentiality. The Securityholders’ Representative shall treat confidentially any nonpublic information disclosed to it in connection with this Agreement, and shall not use such nonpublic information other than in connection with its duties as the Securityholders’ Representative. The Securityholders’ Representative shall not disclose any such nonpublic information disclosed to it in connection with this Agreement to anyone except as required by Law (subject to the Securityholders’ Representative notifying (unless prohibited by applicable Law), Holdings of such potential disclosure reasonably in advance of such disclosure and cooperating with Holdings, at Holdings’ expense, in any effort to restrict disclosure of such nonpublic information); provided that (i) following the Closing, the Securityholders’ Representative may disclose such nonpublic information to Representatives of the Securityholders’ Representative and to the Securityholders on a strictly need-to-know basis in connection with this Agreement and the Ancillary Agreements; provided that such persons are subject to confidentiality obligations with respect thereto that are not less restrictive than the confidentiality obligations contained in this Section 5.15(h) and (ii) the Securityholders’ Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information in any Action relating to this Agreement or the Transactions.

Section 5.16 Liquidity Plan.

(a) Within 120 days of the Closing, Holdings shall use its commercially reasonable efforts to cause the IPO Entity to prepare and file, or cause to be prepared and filed with the SEC, the IPO Registration Statement, which filing may be confidential pursuant to the rules and regulations of the SEC, and shall file such amendments or supplements thereto, and shall use its commercially reasonable efforts to (i) promptly respond to comments from the SEC relating to such IPO Registration Statement, (ii) keep the Securityholders’ Representative reasonably informed regarding the status of the IPO Registration Statement and the IPO, and (iii) subject to market conditions and in the sole discretion of the Board of Directors of the IPO Entity, cause (A) the IPO Registration Statement to become and remain effective as required by Law or by the underwriters, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by any applicable underwriting agreement, the SEC or federal, state or foreign securities Laws and (B) the consummation of the IPO. Holdings’ obligations to cause the IPO Entity to prepare and file the IPO Registration Statement pursuant to this Section 5.16 shall expire on the date that is 18 months following the Closing Date (the “Liquidity Date”).

(b) Prior to the Effective Time, the Company may provide in writing to Holdings the name of one individual (the “Company Director”) to be designated to serve on the Board of Directors of the IPO Entity from and after the Effective Time and at least through the date specified in the last sentence of this Section 5.16(b), which Company Director shall be subject to the approval of the Board of Directors of the IPO Entity, acting reasonably; provided that the Board of Directors of the IPO Entity shall approve or reject such Company Director within 15 Business Days following receipt of such written notice. Unless otherwise determined by the Board of Directors of the IPO Entity, no Company Director shall be elected or designated to the Board of Directors of the IPO Entity if the Board of Directors of the IPO Entity or a committee thereof reasonably determines that (i) the election of such Company Director to the Board of Directors of the IPO Entity would cause the IPO Entity to not be in compliance with applicable Law, (ii) such Company Director has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f)(2)-(8) of Regulation S-K under the Securities Act or is subject to any Order of any Governmental Authority prohibiting service as a director of any public company or (iii) such Company Director fails to satisfy or comply with any Subject Policy not adopted or modified for the purpose of preventing the appointment of the Company Director. In any such case described in clauses (i), (ii) and (iii) of the immediately preceding sentence as to the Company Director or if the Company Director is otherwise not approved by the Board of Directors of Holdings, the designation of such proposed Company Director shall be deemed withdrawn, and, subject to the requirements of this Section 5.16(b), the Company or the Securityholders’ Representative, as applicable, shall be permitted to designate a replacement therefor (which replacement Company Director will also be subject to the requirements of this Section 5.16(b)). For the avoidance of doubt, no proposed Company Director shall be disqualified from serving as the Company Director solely because such Person is or was a Securityholder. If the appointment of a Company Director requires prior approval by FERC under Section 203 of the FPA, Holdings shall (and shall cause the IPO Entity to, as applicable), reasonably cooperate with the Company or the Securityholders’ Representative, as applicable, and the approval shall not be a condition to Closing, and if such approval remains pending or FERC requires additional disclosure in connection with such appointment, the appointment of such Company Director shall be delayed until such approval is obtained or the Company or the Securityholders’ Representative, as applicable, may elect to (x) designate a replacement Company Director whose appointment does not require prior approval by FERC under Section 203 of the FPA (which replacement Company Director will also be subject to the requirements of this Section 5.16(b)) or (y) designate a non-voting observer (the “Company Observer”) in lieu of a Company Director in accordance with Section 5.16(c). The IPO Entity shall give the Company Director all rights and benefits of a member of the Board of Directors of the IPO Entity. The Company Director shall enter into a customary engagement agreement with confidentiality obligations in a form reasonably acceptable to the IPO Entity. The Board of Directors of the IPO Entity may impose as a condition to a Company Director serving on the Board of Directors of the IPO Entity that such Company Director agrees to, and be subject to, each Subject Policy. For the avoidance of doubt, if no Company Director or Company Observer, as applicable, has been designated by the Company as of the Effective Time for any reason, then, from and after the Effective Time, the Securityholders’ Representative shall have the right to designate the Company Director or Company Observer, as applicable, by written notice to Holdings or the IPO Entity pursuant to this Section 5.16(b). Subject to the foregoing and the last sentence of this Section 5.16(b), the Securityholders’ Representative shall have the sole right to remove the Company Director at any time, with or without cause, upon written notice to the IPO Entity, and to designate a replacement Company Director to fill any vacancy arising from such removal, or from the death, disability, resignation, or incapacity of the Company Director. Notwithstanding anything to the contrary in this Agreement, upon the earlier to occur of (A) the consummation of the IPO and (B) such time that the IPO Entity gives effect to the transaction referenced in Section 5.16(f), all rights granted to the Securityholders’ Representative and the Company Director under this Section 5.16(b) shall automatically terminate.

(c) If the Company or the Securityholders’ Representative, as applicable, elects to designate a Company Observer in lieu of a Company Director pursuant to Section 5.16(b)(y), the Company or the Securityholders’ Representative, as applicable, shall have the right to appoint one Company Observer to attend the meetings the Board of Directors of the IPO Entity in a non-voting capacity from and after the Effective Time and at least through the date specified in the last sentence of this Section 5.16(c). The Company or the Securityholders’ Representative, as applicable, shall notify the IPO Entity in writing of the name of any Company Observer prior to designating such Company Observer. The Company Observer shall enter into a board observer agreement with confidentiality obligations in form reasonably acceptable to the IPO Entity. The Company Observer shall not be entitled to vote on, or consent to, any matters presented to the Board of Directors of the IPO Entity and shall not constitute a member of the Board of Directors of the IPO Entity. The IPO Entity shall give the Company Observer notice of the applicable meeting or action taken by written consent at the same time and in the same manner as notice is given to the Board of Directors of the IPO Entity, provide the Company Observer with access to all materials and other information given to the Board of Directors of the IPO Entity in connection with such meetings or actions taken by written consent at the same time and in the same manner as such materials and information are furnished to the Board of Directors of the IPO Entity, and provide the Company Observer with all rights to attend such meetings as are provided to Board of Directors of the IPO Entity. Notwithstanding the foregoing, upon a vote of a majority of the Board of Directors of the IPO Entity, the Board of Directors of the IPO Entity may exclude the Company Observer from the relevant portion of any meeting of the Board of Directors of the IPO Entity or any committee thereof (and from receiving information provided to the Board of Directors of the IPO Entity) to the extent such information or meeting involves a matter that creates, or otherwise relates to, any conflict of interest between the IPO Entity and its Affiliates, on the one hand, and the Company Observer, on the other hand, or that may otherwise violate applicable Law. The IPO Entity reserves the right to exclude the Company Observer from access to any information or meeting or portion thereof if the Board of Directors of the IPO Entity determines, in its reasonable good faith discretion, that such access would cause the loss of the attorney-client privilege protection otherwise afforded to such information or prevent the Board of Directors of the IPO Entity from engaging in attorney-client privileged communication. Subject to the foregoing and the last sentence of this Section 5.16(c), the Securityholders’ Representative shall have the sole right to remove the Company Observer at any time, with or without cause, upon written notice to the IPO Entity, and to designate a replacement Company Observer to fill any vacancy arising from such removal, or from the death, disability, resignation, or incapacity of the Company Observer. Notwithstanding anything to the contrary, upon the earlier to occur of (i) the consummation of the IPO and (ii) such time that the IPO Entity gives effect to the transaction referenced in Section 5.16(f), all rights granted to the Securityholders’ Representative and the Company Observer under this Section 5.16(c) shall automatically terminate.

(d) Each Securityholder of the Company, by voting in favor of or consenting to the Merger, or by accepting any portion of the Merger Consideration, in their capacity as holders of IPO Entity Common Shares, shall be bound by the lock-up provisions applicable to holders of Common Units under the A&R Holdings LLC Agreement. The foregoing provisions of this Section 5.16 shall be applicable to the Securityholders of the Company, in their capacity as holders of IPO Entity Common Shares, only if the directors, officers and securityholders of Holdings, in their capacity as holders of IPO Entity Common Shares, are subject to the same restrictions, and only for so long as such restrictions remain in effect with respect to such persons. To the extent the securityholders of Holdings, in their capacity as holders of IPO Entity Common Shares, (i) are subject to less restrictive lock-up or market-standoff provisions in accordance with the terms of the A&R Holdings LLC Agreement or (ii) have lock-up restrictions waived prior to the expiration of any applicable lock-up period, such less restrictive lock-up or market-standoff provisions, and such waiver, shall automatically and without the need for any further action or consent apply to Securityholders of the Company, in their capacity as holders of IPO Entity Common Shares, to the same extent.

(e) For 24 months following effectiveness of an IPO Registration Statement, with a view to making available to Securityholders of the Company and securityholders of Holdings, in their respective capacities as holders of the IPO Entity Common Shares, the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the IPO Entity to the public without registration or pursuant to a registration on Form S-3, Holdings shall cause the IPO Entity, following the effective date of the IPO Registration Statement, to (i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the IPO Entity for the IPO, (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the IPO Entity under the Securities Act and the Exchange Act (at any time after the IPO Entity has become subject to such reporting requirements) and (iii) furnish to any holders of IPO Entity Common Shares, forthwith upon request (A) to the extent accurate, a written statement by the IPO Entity that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the IPO Entity for the IPO), the Securities Act, and the Exchange Act (at any time after the IPO Entity has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the IPO Entity so qualifies to use such form); and (B) a copy of the most recent annual or quarterly report of the IPO Entity and such other reports and documents so filed by the IPO Entity.

(f) To the extent an IPO is not consummated by the Liquidity Date, Holdings will use commercially reasonable efforts to consummate or cause the consummation of a transaction on or prior to the date that is 12 months following the Liquidity Date in which Securityholders of the Company immediately preceding the Effective Time that own any Common Units issued as Merger Consideration (and their transferees) will be offered an opportunity to sell or otherwise dispose of any portion of such Common Units, which may be (i) structured as, and subject to approval of the Board of Directors of Holdings and in consultation with the Securityholders’ Representative, a sale of the Common Units of participating investors to one or more investors or other purchasers (including through a third party tender offer by such investor(s) or purchaser(s) to purchase such Common Units) or a self-tender or equity buy-back program funded solely with proceeds of the issuance of a number of shares of Common Stock equal to the Common Units to be redeemed or purchased in such self-tender offer or buy-back program and (ii) in a maximum amount that the Board of Directors of Holdings determines to be in the best interest of the equityholders of Holdings and at a price per Common Unit that is not less than the Per Share Consideration (as adjusted for any stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges or other similar changes occurring after the Effective Time); provided that, if the Board of Directors of Holdings determines in good faith that market conditions do not permit a transaction at or above such price, Holdings may effect such transaction at a price per Common Unit below such price with the prior written consent of the Securityholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that after the date that is 12 months following the Liquidity Date, Holdings may effect any such transaction at a price that the Board of Directors of Holdings determines to be in the best interest of the equityholders of Holdings, with the decision by any holder of Common Units as to whether or not it will participate in such secondary transaction remaining with such holder. Holdings may offer the right to participate in such transaction to all or a portion of other equityholders of Holdings in accordance with the A&R Holdings LLC Agreement; provided, further, that any such offer shall not reduce, limit or otherwise affect the opportunity of the Securityholders or their transferees described in the first sentence of this Section 5.16(f) to sell or otherwise dispose of such Common Units in accordance with this Section 5.16(f), except any Common Units that such Securityholders or such transferees elect to sell or otherwise dispose of in such transaction may be subject to proration, allocation or reduction on a pro rata basis compared to current equityholders of Holdings or their transferees as a result of any participation in such transaction by any other equityholders of Holdings. For the avoidance of doubt, Holdings’ obligation to use commercially reasonable efforts to consummate or cause the consummation of a transaction described in this Section 5.16(f) shall include using commercially reasonable efforts to obtain any consent, approval, waiver or other authorization required from any MN8 Supporting Member or any transferee of any MN8 Supporting Member.

(g) The Securityholders’ Representative may enforce the provisions of this Section 5.16 on behalf of the Securityholders.

Section 5.17 R&W Insurance. Prior to the Closing or concurrently with the execution of this Agreement, Holdings shall, or shall cause its Subsidiary to, bind a third-party insurance in respect of the representations and warranties in this Agreement (the “R&W Insurance Policy”), which shall be effective as of, and contingent upon, the occurrence of the Closing. Holdings or such Subsidiary shall be solely responsible for (i) funding the full amount of the required deposit and all underwriting fees in order for Holdings or such Subsidiary to bind and obtain the R&W Insurance Policy, payable concurrently with the execution of this Agreement, and (ii) at the Effective Time, the full amount of the premium, all brokerage fees, all Taxes, and any other costs, fees or expenses associated with the R&W Insurance Policy. From and after the Effective Time, if Holdings provides the Securityholders’ Representative with notice of any written claim made against the R&W Insurance Policy, the Securityholders’ Representative shall use commercially reasonable efforts, at Holdings’ sole cost and expense, to cooperate with Holdings in connection with any claim made by Holdings or such Subsidiary under the R&W Insurance Policy. The R&W Insurance Policy shall be for the sole and exclusive benefit of Holdings or such Subsidiary. From the date of this Agreement until the Closing Date, the Company shall (and shall cause its Affiliates to) use commercially reasonable efforts to cooperate, at Holdings’ sole cost and expense, with Holdings and its Representatives with respect to Holdings’ procurement of, including without limitation, (i) conducting any additional diligence investigation, (ii) providing to Holdings any additional diligence information required to address and remove any conditional exclusions under the R&W Insurance Policy, and (iii) providing all necessary information and access to relevant documentation and individuals to submit and manage a claim under the R&W Insurance Policy and prove any and all losses claimed thereunder. Holdings or such Subsidiary shall ensure that the R&W Insurance Policy expressly waives any claims for contribution, subrogation or any other recovery of any kind in respect thereof (except in the case of, and only to the extent of, damages paid by the applicable insurer under the R&W Insurance Policy resulted from Fraud, and in such case only against such person who has committed such Fraud) against the Securityholders and each of their respective Affiliates and Representatives, and Holdings or such Subsidiary shall not permit any amendment to the R&W Insurance Policy with respect to such provision in a manner that would be adverse to the Securityholders or any of their respective Affiliates or Representatives without the prior written consent of the Company (if before the Effective Time) or the Securityholders’

Representative (if after the Effective Time). At or prior to the Closing, the Company shall deliver or cause to be delivered to Holdings (or its designee) a true and correct copy of the contents of the data room maintained on behalf of the Company on a USB drive or other means reasonably acceptable to Holdings.

Section 5.18 Advisory Client Notices and Consents. With respect to each Advisory Client that is a Non-Fund Client, the Company shall, as soon as is reasonably practicable following the date of this Agreement, and in any event prior to the Closing, cause the relevant IA Subsidiary to inform each Non-Fund Client (or the board, trustees, or independent directors of each Non-Fund Client in accordance with the Advisory Contract) in writing of the transactions contemplated by this Agreement, and use reasonable best efforts to seek such Non-Fund Client’s consent to the “assignment” (within the meaning of the Investment Advisers Act) of its Advisory Contract and to the continuation of its investment advisory agreement with the Company or any IA Subsidiary (each, a “Client Consent”); provided that, to the extent consistent with applicable Law and SEC staff guidance or pronouncements and consistent with the requirements of the relevant Advisory Contract (e.g., such Advisory Contract does not require affirmative (i.e., written) consent), such Client Consent may take the form of a so-called “negative consent.” At all times prior to the Closing Date, the Company and each IA Subsidiary shall use commercially reasonable efforts to keep Holdings informed of the status of obtaining such Client Consents and, at Holdings’ request, make available to Holdings all such executed Client Consents, and any evidence of Persons declining to consent or withdrawing its Client Consent. Holdings shall be provided a reasonable opportunity to review drafts of all Client Consents or notice materials to be used by the Company and any IA Subsidiary and to provide comments on the language in such draft Client Consents or notice materials prior to distribution to any Non-Fund Client, and the Company or any IA Subsidiary shall consider such comments in good faith, and implement the reasonable comments of Holdings in a mutually agreeable manner.

Section 5.19 Private Fund Clients. With respect to each Advisory Client that is a Private Fund, the Company shall, in accordance with applicable Law and the applicable Fund Documents, use its reasonable best efforts to obtain, as soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing, the requisite consent of each Private Fund to the deemed “assignment” (within the meaning of the Investment Advisers Act) of each such Private Fund’s Advisory Contract (including, as applicable, the consent of any applicable requisite percentage of the board of directors, advisory committee, investment committee or investors therein).

Section 5.20 Form of A&R Holdings LLC Agreement. Prior to the Effective Time, the existing limited liability company agreement of Holdings shall be amended and restated in its entirety to be substantially in the form as set forth in Exhibit C attached hereto and, as so amended and restated, shall be the limited liability company agreement of Holdings (the “A&R Holdings LLC Agreement”) until thereafter amended as provided therein.

Section 5.21 Pre-Closing Transactions. Subject to the receipt of the Holdings Required Consents, prior to the Closing, Holdings and MN8 Energy shall, and shall cause their respective Subsidiaries to, effect the Pre-Closing Transactions (as may be amended or adjusted by Holdings or MN8 Energy from time to time; provided, that any such amendment or adjustment shall require the prior written consent of the Company if such amendment or adjustment (i) would be adverse to the Company or the Company Members in any material respect, (ii) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, (iii) would change the form or amount of the Merger Consideration or (iv) would reasonably be expected to require an additional consent of any MN8 Supporting Member (whether under any applicable Voting Agreement or otherwise), unless such additional consent from such MN8 Supporting Member has been obtained).

Section 5.22 Release.

(a) Effective as of the Effective Time, by voting in favor of or consenting to the Merger, or by accepting any portion of the Merger Consideration, each Securityholder (each, a “Releasor”), hereby unconditionally and irrevocably acquits, remises, discharges and forever releases Holdings, MN8 Energy, Merger Sub and the Company and their respective Affiliates (including, from and after the Effective Time, the Surviving Entity), and each Representative of each of the foregoing Persons (collectively, the “Releasees”), from any and all liabilities, including those arising under any Law or Contract, both at law and in equity, which any Releasor, or any of their respective heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Releasee on account of or arising out of any matter, cause, event or circumstance occurring from the beginning of time through the Closing, in each case, in respect of or relating to any Common Shares or equity equivalents held directly or indirectly by the Securityholder, expressly excluding (i) any rights under, or claims arising from this Agreement or any of the Ancillary Agreements, (ii) in the case of any Releasor who is or was a director, manager, officer, employee, consultant or service provider of the Company or any of its Subsidiaries, any rights of exculpation, indemnification, advancement or reimbursement of expenses, or contribution in respect of any act or omission occurring or existing at or prior to the Effective Time as provided in (A) the Company Organizational Documents and the organizational documents for each of its Subsidiaries, (B) any indemnification agreement between the Company or any of its Subsidiaries and such Releasor disclosed in the Company Disclosure Letter, (C) any directors’ and officers’ liability insurance policy or the Tail Insurance Coverage, in each case as further described in Section 5.07, and (D) any claims for unpaid salary, bonuses, severance pay, wages, commissions, overtime pay, paid time off, consulting fees, benefits, or any other compensation earned or arising out of the Releasor’s relationship with the Company or any of its Subsidiaries, and reimbursements of expenses for services actually provided by the Releasor prior to the Effective Time, (iii) any claims under the Company Plans, (iv) any claims to the extent such claims may not be waived as a matter of applicable Law and (v) any claims based on Fraud by any Releasee (all of the foregoing, to the extent not excluded, collectively referred to herein as the “Released Claims”). The Releasors hereby irrevocably covenant to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Releasee, based upon any matter released hereby.

(b) The Releasors hereby acknowledge and intend that the foregoing release shall be effective as a bar to each and every one of the Released Claims. The Releasors expressly consent that the foregoing release shall be given full force and effect in accordance with each and every express term or provision thereof, including those relating to any Released Claim and any unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims). The Releasors shall be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by applicable Law, the provisions, rights and benefits of Section 1542 of the California Civil Code (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c) The Releasors shall be deemed to relinquish, to the extent applicable, and to the fullest extent permitted by applicable Law, the provisions, rights and benefits conferred by any Law of any state or territory of the United States, including any principle of common law, which is similar, comparable or equivalent to Section 1542. The Releasors acknowledge and agree that the foregoing waiver is an essential and material term of this Agreement and that, without such waiver, Holdings, MN8 Energy and Merger Sub would not have agreed to the terms of the Merger or this Agreement.

(d) Each letter of transmittal delivered in connection with the Transactions shall have release language consistent with this Section 5.22, but the absence of a signed letter of transmittal shall not affect the release granted under this Section 5.22.

Section 5.23 Office Lease Termination. Prior to the Closing, the Company shall, or shall cause its Affiliate to, at the Company’s sole cost and expense, (a) submit a “Termination Notice” (as defined in the Office Lease) in accordance with the terms of the Office Lease in order to cause the Office Lease to be terminated on or prior to August 1, 2027, and (b) obtain, and provide Holdings with, written confirmation from the landlord thereunder as to the effectiveness of such termination and the landlord’s receipt of the entire termination fee paid by the Company or its Affiliate.

Section 5.24 Credit Support. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to terminate, unwind or otherwise cause the release of all guarantees, letters of credit, surety bonds, “keep well” agreements and other forms of credit support provided by or on behalf of the Company or any of its Subsidiaries for the benefit, or with respect to the obligations, of GREC II.

Section 5.25 RRA Termination. Prior to the Closing, the Company shall, or shall cause its Affiliates to, at the Company’s sole cost and expense, (a) terminate the RRA in accordance with Section 6.02 of the RRA and (b) provide Holdings with written evidence of such termination thereunder.

Section 5.26 Chief Compliance Officer Function. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Holdings and MN8 Energy and their respective Representatives in connection with planning for and facilitating the potential outsourcing, following the Closing, of the Chief Compliance Officer function for each IA Subsidiary, including (a) providing access in accordance with Section 5.06 and (b) taking such other reasonable actions that are reasonably necessary to effect a transition of such function promptly following the Closing; provided that nothing in this Section 5.26 shall require the Company or any of its Subsidiaries to enter into any Contract, implement any outsourcing arrangement or incur any out-of-pocket cost (other than amounts Holdings or MN8 Energy has elected in its sole discretion and agreed in writing to reimburse the Company in full for).

Section 5.27 LPU Termination. Prior to or concurrent with the Closing, the Company shall, or shall cause its Affiliates to, at the Company’s sole cost and expense, (a) terminate the LPU in accordance with LPU Cancellation Commitment and as of the Closing no party or any of its Affiliates shall owe any payment on account of the LPU and (b) provide Holdings with written evidence of such termination thereunder.

Article VI

Conditions to the Merger

Section 6.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of Holdings, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction (or written waiver by Holdings and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Merger;

(b) Governmental Consents. The waiting period (and any extensions thereof, including any timing agreements thereto) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted;

(c) FERC and NYSPSC Authorizations. Holdings and the Company shall have received (i) FERC authorization pursuant to Section 203 of the FPA and (ii) NYSPSC authorization in accordance with the NYSPSL, in each case, for the Merger.

(d) Company Member Approval. The Company Member Approval shall have been obtained.

(e) Holdings Required Consents. Holdings shall have received the Holdings Required Consents.

Section 6.02 Conditions to the Obligations of Holdings and Merger Sub. The obligations of Holdings and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Holdings, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) (Capitalization) shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) set forth in Section 3.01(a) (Organization; Standing; Subsidiaries), Section 3.02(b) (Capitalization), Section 3.03 (Authority; Voting Requirements) and Section 3.25 (Brokers and Other Advisors) (A) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (B) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.08(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date and (iv) set forth in Article III, other than the representations and warranties specifically identified in the foregoing clauses (i), (ii) or (iii), without giving effect to any limitation, qualification or exceptions as to “materiality,” “material,” “Material Adverse Effect” or words of similar import contained therein other than in respect of the defined terms “Material Contract”, “Material Customer”, “Material Supplier” and “Insurance Policies” (or the definitions thereof), shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing; and

(d) Officers’ Certificate. Holdings shall have received a certificate, dated as of the Closing Date and duly executed on behalf of the Company by an executive officer of the Company certifying that each of the conditions set forth in Section 6.02(a) to Section 6.02(c) has been satisfied.

Section 6.03 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Holdings, MN8 Energy and Merger Sub (i) set forth in Section 4.06(a) and Section 4.06(b)

(Capitalization) shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) set forth in Section 4.01 (Organization; Standing), Section 4.02 (Authority; Voting Requirements), Section 4.06(c) (Capitalization) and Section 4.12 (Brokers and Other Advisors) (A) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (B) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 4.07(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date and (iv) set forth in Article IV, other than the representations and warranties specifically identified in the foregoing clauses (i), (ii) and (iii), without giving effect to any limitation, qualification or exceptions as to “materiality,” “material,” “Holdings Material Adverse Effect” or words of similar import contained therein, shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect;

(b) Compliance with Covenants. Holdings, MN8 Energy and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement;

(c) Officers’ Certificate. The Company shall have received a certificate, dated as of the Closing Date and duly executed on behalf of Holdings and Merger Sub by an executive officer of Holdings certifying that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) has been satisfied; and

(d) Holdings Material Adverse Effect. No Holdings Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e) Pre-Closing Transactions. Holdings and MN8 Energy shall have consummated the Pre-Closing Transactions in all material respects.

Section 6.04 Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach of any covenant or agreement set forth in this Agreement.

Article VI

Termination

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Member Approval:

(a) by the mutual written consent of the Company and Holdings;

(b) by either of the Company or Holdings:

(i) if the Effective Time shall not have occurred on or prior to February 15, 2027 (as such date may be extended pursuant to the immediately succeeding provisos, the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Section 6.01(b), Section 6.01(c) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b) or Section 6.01(c)), shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or (if permissible under applicable Law) waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to May 15, 2027 and such date shall become the Outside Date for purposes of this Agreement; provided further that the Company shall have the right, exercisable by written notice to Holdings at any time on or prior to the then-current Outside Date, to extend the Outside Date once to the date that is up to 40 Business Days after the later of (A) the earlier of (I) the date of the mailing of the definitive Proxy Statement/Prospectus to the Company Members in accordance with Section 5.13(c) and (II) five Business Days after the Form S-4 is declared effective under the Securities Act and (B) the date of the mailing of the Consent Solicitation Statement pursuant to Section 5.13(d), and, if so extended, such date shall become the Outside Date for purposes of this Agreement; provided further that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date (it being understood that Holdings, MN8 Energy and Merger Sub shall be deemed a single party for purposes of this proviso);

(ii) if any Restraint having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the issuance or entry of such Restraint, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such Restraint in accordance with its obligations set forth in Section 5.04 of this

Agreement (it being understood that Holdings, MN8 Energy and Merger Sub shall be deemed a single party for this proviso); or

(iii) if the Company Members’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Member Approval shall not have been obtained;

(c) by Holdings:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 45 calendar days after written notice of such breach or failure to perform, stating Holdings’ intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination, is given by Holdings to the Company and (2) the Outside Date; provided that Holdings shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Holdings, MN8 Energy or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if an Adverse Recommendation Change shall have occurred; or

(d) by the Company:

(i) if either Holdings, MN8 Energy or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 45 calendar days after written notice of such breach or failure to perform, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination, is given by the Company to Holdings and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) prior to receipt of the Company Member Approval, in connection with entering into a definitive agreement implementing a Superior Proposal in accordance with Section 5.03(e)(ii); provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due under Section 7.03(a); or

(iii) if the receipt of the Holdings Required Consents shall not have occurred on or prior to the receipt of the Company Member Approval.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.06, this Section 7.02, Section 7.03 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Holdings, MN8 Energy, Merger Sub or the Company or their respective directors, officers and Affiliates, except no such termination shall relieve any party from liability for damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Holdings, MN8 Energy or Merger Sub, shall include the benefits of the Transactions lost by the Securityholders or the members of Holdings and MN8 Energy, as applicable, taking into consideration all relevant matters, including loss of premium) to another party resulting from a Willful Breach of this Agreement or from Fraud. In the event Holdings has received the Company Termination Fee and is otherwise entitled to monetary damages on account of a Willful Breach of this Agreement or Fraud by the Company in an amount in excess of the Company Termination Fee, then the amount of the Company Termination Fee shall be credited against the amount of such damages. No termination of this Agreement shall affect the rights or obligations of any party pursuant to the Confidentiality Agreement, which rights, obligations and agreements shall survive the termination of this Agreement in accordance with their respective terms.

Section 7.03 Termination Fee.

(a) Company Termination Fee.

(i) In the event that this Agreement is terminated (A) by Holdings pursuant to Section 7.01(c)(ii) (Adverse Recommendation Change) or (B) by the Company pursuant to Section 7.01(d)(ii) (Superior Proposal), then the Company shall pay, or cause to be paid, the Company Termination Fee to Holdings or its designee by wire transfer of same-day funds (and Holdings shall provide the Company with wire instructions for such payment) in the case of clause (A), within two Business Days after such termination or in the case of clause (B), simultaneously with such termination.

(ii) In the event that (A) this Agreement is terminated by the Company or Holdings pursuant to Section 7.01(b)(iii) (Company Member Approval) or Section 7.01(b)(i) without the Company Member Approval having been obtained and (B) (1) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and not publicly withdrawn prior to the Company Members’ Meeting and (2) within twelve months after the date this Agreement is terminated, the Company consummates, or enters into a definitive agreement providing for and later consummates, a Takeover Proposal, the Company shall pay, or cause to be paid, the Company Termination Fee to Holdings or its designee by wire transfer of same-day funds (and Holdings shall provide the Company with wire instructions for such payment) within two Business Days after the consummation of such Takeover Proposal. For purposes of this Section 7.03(a)(ii), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(iii) In no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

(iv) In the event the Company Termination Fee is paid to Holdings in circumstances under which such fee is payable pursuant to this Section 7.03(a) (including any additional amount payable pursuant to Section 7.03(b)), payment of the Company Termination Fee (including any additional amount payable pursuant to Section 7.03(b)) shall be the sole and exclusive monetary remedy of Holdings, MN8 Energy, Merger Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and on payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Merger, except as expressly provided in Section 7.02 with respect to the Company.

(b) If the Company fails to promptly pay the Company Termination Fee when due pursuant to this Section 7.03, such fee shall accrue interest for the period commencing on the date such fee becomes past due, at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such fee becomes past due. If the Company shall fail to pay the Company Termination Fee when due, the Company shall also pay to Holdings all of Holdings’ costs and expenses (including reasonable fees and expenses of legal counsel) in connection with efforts to collect the Company Termination Fee.

Article VIII

Miscellaneous

Section 8.01 No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time (other than the representations and warranties contained in Section 3.33, Section 3.34, Section 3.35, Section 4.20, Section 4.21 and Section 4.22, which will survive the Effective Time indefinitely); provided, however, that, the foregoing shall not limit any claim or recovery that may be available to Holdings or its Subsidiary under the R&W Insurance Policy. Each covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that expressly contemplate performance in whole or in part after the Effective Time shall survive the Effective Time in accordance with its terms.

Section 8.02 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by the parties at any time by execution of an instrument in writing signed on behalf of each party (pursuant to, in the case of the Company, authorized action by the Board of Directors of the Company (or a duly authorized committee thereof)); provided that following receipt of the Company Member Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Members without such approval. For the avoidance of doubt, neither the Company Disclosure Letter nor the Holdings Disclosure Letter shall be amended, supplemented or otherwise modified after the execution and delivery of this Agreement.

Section 8.03 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Holdings and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Holdings, MN8 Energy and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Holdings, MN8 Energy or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Holdings or MN8 Energy may assign any of or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Holdings or MN8 Energy, as applicable; provided that no such assignment shall relieve Holdings or MN8 Energy of its obligations under this Agreement. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, DocuSign or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.06 Entire Agreement; No Third Party Beneficiaries. This Agreement together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer on any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company Members to receive such amounts as provided for in Section 2.01 and Section 2.08; (ii) if the

Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.02 and Section 2.08; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.07 of this Agreement; (iv) the rights of the Pass-Through Tax Return Signatory set forth in Section 5.14(a); (v) the rights of the Company Related Parties set forth in Section 7.03(a)(iv); (vi) prior to the Effective Time, the right of the Company, as sole and exclusive agent on behalf of the Company’s Securityholders, to pursue any and all remedies at law or in equity as agent for and on behalf of the Securityholders, including the right to recover damages based on the loss of the premium offered to the Securityholders under this Agreement and to retain any amounts so recovered and (vii) the rights of the Retained Counsel set forth in Section 8.16, which are intended for the benefit of and shall be enforceable by the Persons referred to in clauses (i) through (vii) above. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the rights and remedies under this Agreement may only be enforced by the Company acting as an agent on the behalf of the Company’s equity holders (including the holders of Company Equity Awards) in its sole and absolute discretion, and the Company may retain any amounts obtained in connection therewith. Notwithstanding anything in this Agreement to the contrary, the Securityholders’ Representative, acting on behalf of the Securityholders (in each case as of immediately prior to the Effective Time), shall be entitled to enforce all obligations and agreements of Holdings, MN8 Energy, Merger Sub and the Surviving Entity to one or more of such Securityholders that, by the terms of this Agreement, apply after the Effective Time in accordance with Section 5.15.

Section 8.07 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions, whether in Law or in equity, whether in Contract or tort or otherwise, shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) (such courts, the “Delaware Courts”). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the Delaware Courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action brought in the Delaware Courts, (iii) agree to not contest the jurisdiction of the Delaware Courts in any such Action, by motion or otherwise and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Delaware Courts, except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process on such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by Federal Express, UPS, DHL or similar courier service to the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.08 Specific Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Each party hereto acknowledges and agrees that (i) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company, Holdings, MN8 Energy nor Merger Sub would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.08, each of the Company, Holdings and MN8 Energy shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (ii) nothing set forth in this Section 8.08 shall require the Company, Holdings or MN8 Energy to institute any Action (or limit such party’s right to institute any Action) for an injunction, specific performance or other equitable relief under this Section 8.08 prior or as a condition to exercising any termination right under Article VII (and receiving or pursuing monetary damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.08 or anything set forth in this Section 8.08 restrict or limit such party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided that in no event shall the Company, Holdings or MN8 Energy be entitled to receive both a grant of specific performance that results in the Closing to occur, on the one hand, and monetary damages as a result of failure to consummate the Closing, on the other hand.

Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR CONTROVERSY THAT MAY, DIRECTLY OR INDIRECTLY, RELATE TO OR ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL

BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (but only if confirmation of receipt of such email is requested and received; provided that the recipient shall use reasonable best efforts to confirm receipt promptly on request) or sent by Federal Express, UPS, DHL or similar courier service (providing proof of delivery) to the applicable party at the following street or email address(es):

If to Holdings, MN8 Energy or Merger Sub, to it at:

MN8 Energy Holdings, LLC

c/o MN8 Energy LLC

1155 Avenue of the Americas

27th Floor

New York, NY 10036
Attention:          General Counsel
Email:                  notice@mn8.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036
Attention:          Todd Triller

            Crosby Scofield

Email:                  TTriller@velaw.com

     cscofield@velaw.com

If to the Company, prior to the Closing, to it at:

Greenbacker Renewable Energy Company LLC

230 Park Avenue, Suite 1560

New York, NY 10169
Attention:          General Counsel
Email:                  generalcounsel@greenbackercapital.com

with a copy (which shall not constitute notice) to:

Freshfields US LLP
3 World Trade Center

175 Greenwich Street 51st Floor

New York, NY 10007
Attention:          Ethan A. Klingsberg

    Joshua Ayal

Email:                 ethan.klingsberg@freshfields.com

            joshua.ayal@freshfields.com

If to the Securityholders’ Representative, to it at:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202
Attention:          Managing Director
Email:                  deals@srsacquiom.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“AC” means alternating current.

“Acceleration Change Order” means any Change Order that is undertaken primarily for the purpose of accelerating the achievement of In Service status for any Inverter Block on or prior to the Final Measurement Date.

“Additional Consideration Holdback Amount” means $25,000,000.

“Additional Consideration Remainder Amount” means (a) if the Closing occurs prior to January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), the excess, if any, of (i) the Adjusted Additional Consideration Holdback Amount over (ii) the amount, if any, payable at the Closing in respect of the Closing Additional Consideration Amount or (b) if the Closing occurs on or after January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), $0.

“Adjusted Additional Consideration Holdback Amount” means an amount equal to the Additional Consideration Holdback Amount minus the Unconsented Acceleration Change Order Amount.

“Advisory Client” means any Person to which any IA Subsidiary provides investment advisory or investment management (including sub-advisory or other similar) services pursuant to an Advisory Contract.

“Advisory Contract” means all agreements and arrangements that contemplate the performance by any IA Subsidiary of discretionary or non-discretionary investment advisory or investment management (including sub-advisory or other similar) services to, or otherwise managing any investment or trading account of, or for, any Person, including, where applicable, Fund Documents.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that in no event shall the Company or any of its Subsidiaries be deemed to be an “Affiliate” of Holdings, MN8 Energy or any of their respective Subsidiaries nor shall Holdings, MN8 Energy or any of their respective Subsidiaries be deemed to be an “Affiliate” of the Company or any of its Subsidiaries.

“Aggregate Consideration Amount” means the amount equal to (i) the Base Purchase Price, minus (ii) the Closing Company Transaction Expenses minus (iii) the Reserve Amount, minus (iv) the Additional Consideration Holdback Amount plus (v) the amount payable at the Closing in respect of the Closing Additional Consideration Amount, if any.

“Ancillary Agreements” means the Certificate of Merger, the Paying Agent Agreement, the Closing Additional Consideration Statement and each other agreement, document, instrument or certificate contemplated by this Agreement and executed or to be executed in connection with the Transactions (other than, in the case of the Company, the Pre-Closing Transactions).

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or any Laws that regulate foreign investment or national security.

“Audited Holdings Financial Statements” means audited financial statements of Holdings for the fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025, in each case (a) together with the related notes and schedules thereto and (b) prepared (i) in accordance with GAAP and (ii) in compliance in all material respects with the applicable requirements of Regulation S-X promulgated by the SEC.

“Base Maximum Cash Election Amount” means (i) $125,000,000, minus (ii) the Reserve Amount, minus (iii) the Additional Consideration Holdback Amount plus (iv) the amount payable at the Closing in respect of the Closing Additional Consideration Amount, if any.

“Base Purchase Price” means $375,000,000.

“Board of Directors” means the board of directors or comparable governing body of such Person.

“Bribery Legislation” means all applicable Laws relating to the prevention of bribery, corruption and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC, banks in New York, New York or (solely for purposes of determining the Closing Date) the Delaware Secretary of State are authorized or required by Law to be closed.

“Cash Attributable Closing Company Transaction Expenses” means an amount equal to (i) Closing Company Transaction Expenses multiplied by (ii) 28.5%.

“CFTC” means the U.S. Commodities Futures Trading Commission.

“Change Order” means any change order, amendment, supplement, modification, scope change or similar variation order under the EPC Agreements, the CMA or any other Contracts between or among the Company or its Affiliates, on the one hand, and the other parties thereto or their respective Affiliates, on the other hand, related to the Specified Project.

“Closing Additional Consideration Amount” means (a) if the Closing occurs prior to January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), the Earned Additional Consideration Amount calculated as of the Closing Measurement Date using only Specified Project In Service MWs that are evidenced by ECCA Placed in Service Notices, as finally determined pursuant to Section 2.10(e) and (b) if the Closing occurs on or after January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), the Earned Additional Consideration Amount calculated as of the Final Measurement Date using Specified Project In Service MWs that are evidenced by ECCA Placed in Service Notices, as finally determined pursuant to Section 2.10(f).

“Closing Additional Consideration Statement” means a written statement setting forth in reasonable detail:

(a)	to the extent not previously delivered pursuant to Section 2.10(d), copies of all ECCA Placed in Service Notices delivered under the Specified Project ECCA on or prior to the Closing Statement Cutoff Time, including any such notices delivered after December 31, 2026 that evidence that the applicable Inverter Blocks achieved In Service status on or prior to December 31, 2026;

(b)	a representation and warranty that all ECCA Placed in Service Notices delivered under the Specified Project ECCA on or prior to the Closing Statement Cutoff Time are true, correct and complete in all material respects;

(c)	the aggregate Specified Project In Service MWs as of: (i) if the Closing occurs prior to January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), the Closing Measurement Date or (ii) if the Closing occurs on or after January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), the Final Measurement Date;

(d)	the Company’s good-faith calculation of the Closing Additional Consideration Amount; and

(e)	the Company’s good-faith calculation of the Unconsented Acceleration Change Order Amount incurred or committed through the Closing Measurement Date and the resulting Adjusted Additional Consideration Holdback Amount.

“Closing Measurement Date” means the earlier of (i) the Closing Date and (ii) December 31, 2026.

“Closing Statement Cutoff Time” means 5:00 p.m. New York City time on the date immediately prior to the date on which the Company delivers the Closing Additional Consideration Statement pursuant to Section 2.10(e)(i) or Section 2.10(f)(i), as applicable.

“CMA” has the meaning set forth in Section 2.10 of the Company Disclosure Letter.

“Commodity Exchange Act” means the U.S. Commodity Exchange Act of 1936.

“Common Shares” means shares representing Membership Interests (as defined in the LLCA) designated as Common Shares, including such shares designated as Class A Shares, Class C Shares, Class I Shares, Class P-A Shares, Class P-D Shares, Class P-S Shares, Class P-T Shares, Class P-I Shares and Earnout Shares.

“Common Unit Value” means the value of each Common Unit as determined by dividing (a) the sum of (i) Holdings Equity Value plus (ii) Unused Cash Equivalent Amount by (b) the Holdings Fully Diluted Number.

“Common Units” means a common unit representing limited liability company interests in Holdings.

“Commonly Controlled Entity” means any person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Data” means all data and information maintained or processed by or on behalf of the Company or any of its Subsidiaries in connection with the operation of the businesses of the Company or any of its Subsidiaries, including Customer Data and Personal Data.

“Company EPP Transaction Expenses” means the lesser of (a) the aggregate severance amount payable as a result of the Qualifying Change in Control Termination (as defined in the EPP) of the Company’s Chief Executive Officer and Chief Financial Officer on the Closing Date (to the extent such individuals are identified in the certificate delivered by Holdings pursuant to Section 2.09(d)(ii)) and (b) $10,000,000.

“Company Equity Awards” means the Company RSUs and the Company PSUs.

“Company Equity Plan” means the Company’s 2023 Equity Incentive Plan.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals and similar or related items of automated, computerized or other information technology networks and systems (including telecommunications networks and systems for voice, data and video) owned by, or leased or licensed to, the Company or any of its Subsidiaries.

“Company Members” means the holders of record of Company Shares.

“Company Organizational Documents” means the Company’s certificate of formation and the LLCA.

“Company Plan” means each plan, program, policy, agreement or other arrangement, whether written or unwritten, covering current or former employees, directors or consultants of the Company or any of its Subsidiaries, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA, including, for the avoidance of doubt, group or individual health, medical, dental, vision, disability, life insurance or survivor benefits, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock option, stock purchase, stock appreciation right, phantom equity, profits interest, restricted equity or other stock or stock-based agreement, program or plan, (d) an offer letter, employment, consulting, severance, retention, change in control or other similar agreement, plan or policy or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, pension, vacation, retiree medical, benefit or fringe benefit (cash and non-cash) plan, program, policy, agreement or other arrangement, in each case that (x) is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or (y) for which the Company or its

Subsidiaries has, or may have, any liability, in each case other than any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Company Revolver” means that certain Credit Agreement, dated as of November 29, 2022 (as amended by that certain First Amendment dated as of March 21, 2023, and as further amended, restated, supplemented or otherwise modified from time to time), among GREC Holdings 1 LLC, as borrower, the other loan parties party thereto, Fifth Third Bank, National Association, as agent, and the lenders from time to time party thereto.

“Company Shares” means the Common Shares and the Preferred Shares.

“Company Termination Fee” means an amount in cash equal to $11,250,000.

“Company Transaction Expenses” means, without duplication, in each case to the extent (x) not paid before the Balance Sheet Date, (y) not incurred after the Effective Time and (z) incurred in connection with this Agreement, the Transactions or the Company’s exploration of strategic alternatives that preceded and led up to the entrance into this Agreement, (a) any fees, costs, expenses, payments and expenditures of legal counsel and accountants (including the Retained Counsel) payable by the Company or its Subsidiaries, plus (b) the fees, costs, expenses, payments and expenditures payable by the Company or its Subsidiaries to brokers, finders, financial advisors, investment bankers or similar Persons (including the Financial Advisors), plus (c) the fees, costs, expenses, payments and expenditures payable by the Company or its Subsidiaries to third-party proxy solicitation service providers, plus (d) all single-trigger transaction or change in control bonuses payable by the Company or its Subsidiaries as a result of the consummation of the Transactions to any of their current or former employees, independent contractors or other individual service providers (including the employer portion of any payroll, social security, unemployment or other similar employment Taxes associated with such bonuses, calculated as if payable on the Effective Time), but excluding in the case of clause (d), for the avoidance of doubt, any “double-trigger” payments arising as a result of both the consummation of the Transactions and the occurrence of one or more additional post-Closing events (which double-trigger payments would, for the avoidance of doubt, include any retention bonuses that are eligible to be paid as a result of continued service through a date that is at least three months following the Closing Date), plus (e) the Company EPP Transaction Expenses, minus (f) the Specified Transaction Expense Offset Amount, plus (g) any out-of-pocket fees, costs, expenses, payments and expenditures incurred or payable by the Company or any of its Subsidiaries or controlled Affiliates in connection with the termination or cancellation of the LPU pursuant to Section 5.27.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under U.S. state or local Law or non-U.S. Law.

“Contract” means any loan or credit agreement, indenture, debenture, note, instrument, purchase order, option, bond, mortgage, deed of trust, lease, settlement, commitment, undertaking, sublease, license, sublicense, contract, subcontracts or other legally binding obligations or arrangements (whether written or otherwise).

“Contractor” has the meaning set forth in Section 2.10 of the Company Disclosure Letter.

“Corporate Liens” means, with respect to the equity securities of any Person, (a) any transfer restrictions imposed by federal and state securities Laws, (b) any transfer restrictions contained in the governing documents of such Person existing as of the Effective Time and (c) Liens created by this Agreement or the Ancillary Agreements.

“Customer Data” means all non-public data collected, stored or processed by or on behalf of the Company or any of its Subsidiaries pertaining to, the customers of the Company or any of its Subsidiaries.

“Disqualified Entity” means: (a) the United States, any state or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing; (b) any organization which is exempt from tax imposed by the Code (including any previously tax-exempt organization within the meaning of Section 168(h)(2)(e) of the Code); (c) any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code; (d) any Indian tribal government described in Section 7701(a)(40) of the Code; and (e) any partnership or other pass through entity (including a disregarded entity) a direct owner of which is an organization or entity described in clauses (a) through (d) or this clause (e).

“ECCA Placed in Service Notice” means (a) a notice delivered to the Class A Equity Investors (as defined in the Specified Project ECCA) pursuant to Section 5.05(e) of the Specified Project ECCA, substantially in the form of Annex 15-2 thereto, with respect to one or more Inverter Blocks and (b) the related IE PIS Certification.

“Employee PSUs” means Company PSUs held by an employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time.

“Employee RSUs” means Company RSUs held by an employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time.

“Encumbrance” means any mortgage, deed of trust, lease, license, security interest, covenant, restriction, restrictive covenant, hypothecation, option to purchase or lease, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way, encumbrance or other title defect.

“Environmental Attributes” means any and all existing and future legal and beneficial environmental rights or entitlements that are capable of being measured, verified, calculated or commoditized, including environmental credits, benefits, reductions, tax credits, certificates, offsets or allowances attributable to or arising out of the operations of the Company or any of its Subsidiaries, whether generated, created, or issued under a private program or under a legislative, regulatory, governmental or quasi-governmental program or scheme of any kind, including (i) any Governmental Authority or private cash payment, tradable instrument or similar right, grant or license relating to the production of renewable fuel or electric energy, avoidance of emission of any gas, chemical or other substance to the air, soil or water or sequestration of carbon dioxide; (ii) renewable energy credits or renewable energy certificates; (iii) carbon reduction credits, offsets, or allowances; (iv) credits under the California Low Carbon Fuel

Standard, Oregon Clean Fuels Program, Washington Clean Fuels Program, or similar low carbon fuel program of any jurisdiction or voluntary crediting organization; and (v) renewable identification numbers issued pursuant to the federal Renewable Fuels Standard.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment, natural resources, public health (to the extent relating to exposure to Hazardous Materials) or worker safety, including any generation, use, storage, treatment, recycling, disposal, Release, or threatened Release of, or exposure to, Hazardous Materials.

“EPC Agreement” has the meaning set forth in Section 2.10 of the Company Disclosure Letter.

“EPP” means that certain Executive Protection Plan of GREC, effective as of May 19, 2022.

“EPP Participant” means each Participant (as defined in the EPP) in the EPP who is listed on Section 3.12(a) of the Company Disclosure Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EWG” means an “exempt wholesale generator” as such term is defined under Section 1262(6) of PUHCA and the implementing regulations of FERC at 18 C.F.R. §§ 366.1 and that has filed a notice of self-certification with FERC pursuant to 18 C.F.R. § 366.7(a) and is in compliance with the requirements of exempt wholesale generator status in FERC’s regulations.

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Final Measurement Date” means December 31, 2026.

“Form 556” means a FERC Form 556, Certification of Qualifying Facility (QF) Status for a Small Power Production or Cogeneration Facility.

“FPA” means the Federal Power Act of 1935.

“Fraud” means an intentional act of common law fraud in the making of the representations and warranties set forth in Article III (in the case of the Company) or the representations and warranties set forth in Article IV (in the case of Holdings, MN8 Energy and Merger Sub) or in any Ancillary Agreement.

“Fully Diluted Number” means the aggregate number of (i) Company Shares (other than Canceled Shares) issued and outstanding as of immediately prior to the Effective Time, plus (ii) Company Shares subject to Company RSUs as of immediately prior to the Effective Time plus (iii) Company Shares subject to Company PSUs as of immediately prior to the Effective Time, based on (A) in the case of Company PSUs for which the applicable performance period is not completed as of immediately prior to the Effective Time, (1) with respect to each Company PSU granted in 2024, 50% of the target performance level and (2) with respect to each Company PSU granted in 2025 or 2026, 100% of the target performance level and (B) in the case of Company PSUs for which the applicable performance period is completed as of immediately prior to the Effective Time, actual performance as determined by the Compensation Committee of the Board of Directors of the Company as of the last day of such performance period.

“Fund Documents” means, with respect to an Advisory Client that is a Private Fund, the then-current limited partnership agreement, limited liability company agreement, operating agreement, shareholders’ agreement, memorandum and articles of association or similar governing document governing the operations of any entities that comprise such pooled vehicle, as well as the then-current offering documents (if any) of such pooled vehicle.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitrator, arbitral body, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization, including stock exchange, regional transmission organization, independent system operator or the North American Electric Reliability Corporation), whether federal, state or local, domestic, foreign or multinational.

“GREC” means Greenbacker Renewable Energy Corporation, a Maryland corporation.

“GREC II” means Greenbacker Renewable Energy Company II, LLC, a Delaware limited liability company.

“GSAM” means Goldman Sachs Asset Management, L.P., a Delaware limited partnership.

“Hazardous Materials” means any substance, material or waste defined or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or terms of similar import and that may form the basis of liability under applicable Environmental Laws, including petroleum products or byproducts, radioactive materials, asbestos, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde, and per- and polyfluoroalkyl substances.

“Holdings Equity Value” means (a) the amount set forth on Section 8.12(a) of the Holdings Disclosure Letter minus (b) the Closing Holdings Transaction Expenses.

“Holdings Fully Diluted Number” means the number of Common Units issued and outstanding immediately prior to the Effective Time, plus the number of Converted Common Units, if any, issuable upon conversion of the Series A Preferred Units of Holdings in excess of the number of Converted Common Units issuable upon conversion of the Series A Preferred Units of Holdings referenced in Section 4.06(b), plus the aggregate number of Common Units issuable upon settlement of outstanding restricted stock units, performance stock units, founders share awards or similar founder equity awards or any other equity or equity-based awards granted pursuant to any employee benefit plan of Holdings or any of its Subsidiaries (including any long-term incentive plan of MN8 Energy), to the extent such awards are either (a) vested as of immediately prior to the Effective Time or (b) unvested as of immediately prior to the Effective Time and scheduled or eligible to vest prior to December 31, 2027; provided that, for purposes of calculating the number of Common Units issuable upon settlement of any such performance stock units, target performance levels shall be deemed achieved.

“Holdings LLC Agreement” means that certain amended and restated limited liability company agreement of Holdings, dated as of March 28, 2024.

“Holdings Material Adverse Effect” means any effect, change, development, fact, condition, event or occurrence that, individually or in the aggregate with all other effects, changes, developments, facts, conditions, events or occurrences (a) has a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of Holdings and its Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impair the consummation of the Transactions; provided that none of the following, and no effect, change, development, fact, condition, event or occurrence arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether a Holdings Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, development, fact, condition, event or occurrence (i) generally affecting (A) the industry in which Holdings and its Subsidiaries operate, (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency, or the markets for any such digital asset or cryptocurrency, monetary policy or inflation or (C) the price or relative value of any commodity or Environmental Attribute, including general conditions affecting the markets for such commodities or Environmental Attributes, or (ii) to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions (provided that the exceptions in this clause (B) shall not apply to the determination of or violation of Holdings’ representations and warranties in Section 4.03 or, to the extent related thereto, Section 6.03(a)), (C) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (D) tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, (E) epidemics, pandemics or other disease outbreaks or Laws or directives issued by a Governmental Authority in response to any epidemic, pandemic or other disease outbreak, (F) seasonal fluctuations in the business of Holdings and its Subsidiaries not attributable to any change in the manner of operation of the business of Holdings and its Subsidiaries, (G) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions, (H) any action taken by (1) Holdings or any of its Subsidiaries that is required or expressly contemplated by this Agreement or at the Company’s written request or with the Company’s consent or (2) the Company or any of its Affiliates, (I) relating to the identity of, or any facts or circumstances relating to, the Company or any of its Affiliates, (J) any change or prospective change in Holdings’ credit ratings, or (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (K) hereof) may be taken into consideration when determining whether a Holdings Material Adverse Effect has occurred or would reasonably be expected to occur); provided further that any effect, change, development, fact, condition, event or occurrence referred to in clause (i) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Holdings Material Adverse Effect to the extent such effect, change, development, fact, condition, event or occurrence has a disproportionate adverse effect on Holdings and its Subsidiaries, taken as a whole, as compared to similarly situated participants in the industry in which Holdings and its Subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Holdings Material Adverse Effect).

“Holdings Members” means the other Persons entitled to vote in an approval of a Majority-In-Interest of the Members (as defined in the Holdings Organizational Documents).

“Holdings Organizational Documents” means Holdings’ certificate of formation and Holdings LLC Agreement.

“Holdings Transaction Expenses” means, without duplication, in each case to the extent (x) not paid before December 31, 2025, (y) not incurred after the Effective Time and (z) incurred in connection with this Agreement or the Transactions, (a) any fees, costs, expenses, payments and expenditures of legal counsel and accountants payable by Holdings or its Subsidiaries, plus (b) the fees, costs, expenses, payments and expenditures payable by Holdings or its Subsidiaries to brokers, finders, financial advisors, investment bankers or similar Persons, plus (c) all single-trigger transaction or change in control bonuses payable by Holdings or its Subsidiaries as a result of the consummation of the Transactions to any of their current or former employees, independent contractors or other individual service providers (including the employer portion of any payroll, social security, unemployment or other similar employment Taxes associated with such bonuses, calculated as if payable on the Effective Time), but excluding, for the avoidance of doubt, any “double-trigger” payments arising as a result of both the consummation of the Transactions and the occurrence of one or more additional post-Closing events (which double-trigger payments would, for the avoidance of doubt, include any retention bonuses that are eligible to be paid as a result of continued service through a date that is at least three months following the Closing Date), plus (d) any out-of-pocket fees, costs, expenses, payments and expenditures incurred or payable by Holdings, MN8 Energy or any of their respective Subsidiaries or controlled Affiliates in connection with the Special Interest Member Redemption (as defined in Exhibit D), including the redemption amount set forth in Exhibit D payable pursuant to the Redemption Agreement referred to in Exhibit D, plus (e) an amount equal to the aggregate amount of fees, costs, expenses, payments and expenditures incurred by any holder of Series A Preferred Units in connection with the Pre-Closing Transactions and that are taken into account in calculating the number of Series A-2 Preferred Units issued pursuant to the Pre-Closing Merger Agreement referred to in Exhibit D, which calculation shall be undertaken by taking such fees, costs, expenses, payments and expenditures and dividing them by $1 and then rounding to the nearest Series A-2 Preferred Unit, plus (f) $4,500,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IA Subsidiary” means each of Greenbacker Capital Management LLC, GDEV Management, LLC and any other Subsidiary of the Company registered (including as a relying adviser) (or required to be registered) with the SEC as an investment adviser under the Investment Advisers Act.

“IE PIS Certification” means a certification from the Independent Engineer (as defined in the Specified Project ECCA) certifying, with respect to such Inverter Block, that it has satisfied the Placed in Service Conditions (as defined in the Specified Project ECCA).

“Import/Export Laws” means any applicable (i) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130), the Export Administration Regulations (15 CFR §§ 730-774)); (ii) Laws pertaining to imports and customs, including those administered by Customs and Border Protection in the U.S. Department of Homeland Security; (iii) anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (iv) export, import and customs Laws of other countries in which the Company has conducted or currently conducts business.

“In Service” means, with respect to any Inverter Block, that all Placed in Service Conditions applicable to such Inverter Block have been satisfied, as evidenced by an ECCA Placed in Service Notice.

“Indebtedness” means, with respect to any Person at any date, the aggregate amount (including the current portions thereof) of all liabilities and obligations (without duplication) of such Person for (a) indebtedness for money borrowed, (b) purchase money obligations, capitalized lease obligations or obligations to pay deferred purchase price of assets or services (other than trade payables in the ordinary course of business not more than 90 days past due unless contested in good faith), (c) any obligations evidenced by notes, debentures, bonds or other similar instruments or debt securities, (d) any synthetic lease or Tax ownership operating lease, (e) any interest rate cap, hedging or swap agreements, foreign currency exchange agreements or similar arrangements, (f) in respect of letters of credit (contingent or otherwise), bankers’ acceptances, surety or performance bonds or similar facilities, (g) any guaranty of any of the foregoing, but excluding endorsements of checks and other instruments in the ordinary course of business, and (h) all accrued and unpaid interest, prepayment penalties, premiums, late charges, breakage fees, penalties and collection fees relating to any of the foregoing, in each case, outstanding as of such date.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; any trademark, trademark registration, trademark application, service mark, trade name, business name or brand name; any copyright, copyright registration, design, design registration or database rights; rights in software; any internet domain name; trade secret, confidential know-how, or other confidential and proprietary information.

“Internalization Agreement” means that certain Internalization Agreement, dated as of May 18, 2022, by and among MN8 Energy, Inc. and each of the other parties thereto.

“Inverter Block” has the meaning given to such term in the Specified Project ECCA.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IPO” means a Traditional IPO that results in gross proceeds to the IPO Entity from such offering of at least $250,000,000.

“IPO Entity” means (a) Holdings and (b) MN8 Energy Inc. or any other entity formed pursuant to the reorganization of Holdings in contemplation of the IPO with respect to the equity securities of such IPO Entity that has been approved by the Board of Directors of Holdings, but, in the case of this clause (b), only at such time that the majority of the Board of Directors of Holdings is also on the Board of Directors of MN8 Energy Inc. or such other entity (which, for the avoidance of doubt shall expire after the Liquidity Date).

“IPO Entity Common Shares” means the shares of common stock of the IPO Entity.

“IPO Registration Statement” means a draft registration statement on Form S-1.

“IRS” means the Internal Revenue Service.

“ITC” means the investment tax credit under Section 48 of the Code or the clean electricity investment tax credit under Section 48E of the Code, or any successor credit.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12(a) of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company and its Subsidiaries primarily responsible for such matters and (ii) with respect to Holdings, MN8 Energy or Merger Sub, the actual knowledge of individuals listed on Section 8.12(b) of the Holdings Disclosure Letter after having made reasonable inquiry of those employees of Holdings and its Subsidiaries primarily responsible for such matters.

“Law” means any federal, state, local or foreign law (including common law or any principle of equity), act, constitution, treaty, statute, code, ordinance, rule, regulation, wholesale market tariff (and associated manual, technical bulletin or other related issuance) or

Order enacted, adopted, promulgated, issued, enforced, applied or entered by any Governmental Authority.

“Lien” means any pledge, lien, charge, Encumbrance, subscription right or security interest of any kind or nature.

“LLCA” means that certain Fifth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of May 19, 2022.

“LPU” means the Liquidation Performance Unit (as defined in the LLCA).

“LPU Cancellation Commitment” means that certain LPU Cancellation Commitment Agreement, dated as of the date of this Agreement, by and among GB Liquidation Performance Holder LLC, Diffractive Managers Group, LLC and the Company.

“Material Adverse Effect” means any effect, change, development, fact, condition, event or occurrence that, individually or in the aggregate with all other effects, changes, developments, facts, conditions, events or occurrences (a) has a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impair the consummation of the Transactions (other than the Pre-Closing Transactions); provided that none of the following, and no effect, change, development, fact, condition, event or occurrence arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, development, fact, condition, event or occurrence (i) generally affecting (A) the industry in which the Company and its Subsidiaries operate, (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency, or the markets for any such digital asset or cryptocurrency, monetary policy or inflation or (C) the price or relative value of any commodity or Environmental Attribute, including general conditions affecting the markets for such commodities or Environmental Attributes, or (ii) to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, (B) the negotiation, execution, announcement or performance of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions (provided that the exceptions in this clause (B) shall not apply to the determination of or violation of Company’s representations and warranties in Section 3.04 or, to the extent related thereto, Section 6.02(a)), (C) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (D) tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, (E) epidemics, pandemics or other disease outbreaks or Laws or directives issued by a Governmental Authority in response to any epidemic, pandemic or other disease outbreak, (F) seasonal fluctuations in the business of the Company and its Subsidiaries not attributable to any change in the manner of operation of the business of the Company and its Subsidiaries, (G) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions, (H) any action taken by (1) the Company or any of its Subsidiaries that is required or expressly contemplated by this Agreement or at Holdings’ or MN8 Energy’s written request or with Holdings’ or MN8 Energy’s consent or (2) Holdings or any of its controlled Affiliates, (I) relating to the identity of, or any facts or circumstances relating to, Holdings, MN8 Energy, Merger Sub or any of their respective Affiliates, (J) any change or prospective change in the Company’s credit ratings, (K) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position or (L) any matter disclosed, or deemed to have been disclosed, in Section 3.08(b) of the Company Disclosure Letter (it being understood that the exceptions in clauses (J) and (K) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (L) hereof) may be taken into consideration when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided further that any effect, change, development, fact, condition, event or occurrence referred to in clause (i) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, development, fact, condition, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Maximum Cash Election Amount” means (i) the Base Maximum Cash Election Amount, minus (ii) the Cash Attributable Closing Company Transaction Expenses.

“MBR Authority” means (i) authorization by FERC pursuant to Section 205 of the FPA to sell electric energy, capacity and/or ancillary services at market-based rates, (ii) acceptance by FERC of a tariff providing for such sales, and (iii) conferral by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under Section 204 of the FPA to issue securities and assume liabilities.

“MN8 Energy Common Units” means a common unit representing limited liability company interests in MN8 Energy.

“MN8 Energy Members” means the other Persons entitled to vote in an approval of a Majority-In-Interest of the Members (as defined in the MN8 Energy Organizational Documents).

“MN8 Energy Organizational Documents” means the certificate of formation of MN8 Energy and the MN8 Energy LLC Agreement.

“MN8 OpCo” means MN8 Energy Operating Company, LLC, a Delaware limited liability company.

“MN8 OpCo Organizational Documents” means the certificate of formation of MN8 OpCo and third amended and restated limited liability company agreement of MN8 OpCo, dated as of March 28, 2024.

“MN8 Organizational Documents” means (i) the Holdings Organizational Documents, (ii) the MN8 Energy Organizational Documents and (iii) the MN8 OpCo Organizational Documents.

“MW” means one megawatt of direct current (dc) generating capacity.

“NGA” means the Natural Gas Act of 1938.

“Non-Employee PSUs” means Company PSUs that are not Employee PSUs.

“Non-Employee RSUs” means Company RSUs that are not Employee RSUs.

“Non-Fund Client” means each Advisory Client that is not a Private Fund.

“NYSPSC” means the New York State Public Service Commission and any successor Governmental Authority.

“NYSPSL” means the New York State Public Service Law.

“Office Lease” means that certain Lease set forth on Section 8.12(b) of the Company Disclosure Letter.

“Order” means any order, executive order, stay, assessment, stipulation, judgment, injunction, award, decree, decision, verdict, ruling, declaratory ruling or writ or other determination adopted, entered, issued, rendered or imposed by, including any consent decree, settlement agreement, arbitral award or decision or similar Contract with, any Governmental Authority or any arbitrator or arbitration forum.

“ordinary course of business” means, with respect to a Person, the ordinary course of business consistent with past practice; provided, that if the past practice of such Person is in line with industry norms for similarly situated companies and if such norms change because of events or circumstances effecting such industry, then such changes and norms shall be taken into account in determining “ordinary course of business.”

“Per Share Consideration” means an amount in cash equal to (i) the Aggregate Consideration Amount divided by (ii) the Fully Diluted Number.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property.

“Permitted Liens” means (i) statutory Liens for Taxes not yet delinquent or, if delinquent, the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business for amounts not yet due or payable or which are being contested in good faith by appropriate proceedings and to the extent a reserve for such amounts is included in the books and records, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no default or past due payment obligation with respect to such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, in each case incurred or made in the ordinary course of business and not in or in connection with a default, (v) non-exclusive licenses granted to third parties in the ordinary course of business in connection with the provision or receipt by the Company or Holdings, as applicable, and any of their respective Subsidiaries of product and services, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements entered into in the ordinary course of business, (vii) Liens discharged at or prior to the Effective Time, (viii) such other non-monetary Liens that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien and (ix) Permitted Encumbrances.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Data” means all data relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual) or any other similar data as defined under applicable Law.

“Placed in Service Conditions” has the meaning given to such term in the Specified Project ECCA.

“Post-Closing Additional Consideration Amount” means, (a) if the Closing occurs prior to January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), the excess, if any, of (i) the Earned Additional Consideration Amount calculated as of the Final Measurement Date using only Specified Project In Service MWs that are evidenced by ECCA Placed in Service Notices, over (ii) the sum of (A) the Closing Additional Consideration Amount and (B) the Tax Equity Paid Amount, if any, or (b) if the Closing occurs on or after January 15, 2027 (or such other date that Holdings and the Company may otherwise agree in writing), $0.

“Post-Closing Additional Consideration Statement” means a written statement setting forth in reasonable detail:

(a)	to the extent not previously delivered pursuant to Section 2.10(d) or included in the Closing Additional Consideration Statement, copies of all ECCA Placed in Service Notices delivered under the Specified Project ECCA after the Closing Statement Cutoff Time and on or prior to the date of such statement, including any such notices delivered after December 31, 2026 that evidence that the applicable Inverter Blocks achieved In Service status on or prior to December 31, 2026;

(b)	the Tax Equity Paid Amount, if any, together with reasonable supporting documentation evidencing the actual cash payment thereof;

(c)	the aggregate Specified Project In Service MWs as of the Final Measurement Date;

(d)	the Earned Additional Consideration Amount calculated as of the Final Measurement Date, together with the Unconsented Acceleration Change Order Amount and the resulting Adjusted Additional Consideration Holdback Amount used to calculate such Earned Additional Consideration Amount;

(e)	the Closing Additional Consideration Amount; and

(f)	Holdings’ good faith calculation of the Post-Closing Additional Consideration Amount, which shall equal the excess, if any, of the amount described in clause (d) over the sum of the amount described in clause (e) and the Tax Equity Paid Amount, if any.

“Pre-Closing Transactions” means the transactions of Holdings, MN8 Energy and certain other Persons as set forth on Exhibit D.

“Preferred Shares” means Membership Interests (as defined in the LLCA) represented by shares designated as Preferred Shares.

“Private Fund” means any Advisory Client that (a) is a pooled investment vehicle that is not registered, or required to register, as an investment company under the Investment Company Act, including pursuant to Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, and (b) is sponsored, managed or advised by a Subsidiary of the Company or for which a Subsidiary of the Company acts as the general partner, managing member or equivalent authority. For the avoidance of doubt, “Private Fund” shall include each of: (a) Greenbacker Development Opportunities Fund I, L.P.; (b) Greenbacker Development Opportunities Fund I (B), L.P.; (c) Greenbacker Development Opportunities Fund II, L.P.; and (d) Greenbacker Development Opportunities Fund II (B).

“Pro Rata Portion” means, with respect to each Securityholder, a fraction expressed as a percentage, (i) the numerator of which is the total number of (A) Company Shares (other than Canceled Shares) held by such Securityholder as of immediately prior to the

Effective Time, plus (B) Company Shares subject to Company RSUs held by such Securityholder as of immediately prior to the Effective Time plus (C) Company Shares subject to Company PSUs held by such Securityholder as of immediately prior to the Effective Time, based on (1) in the case of Company PSUs for which the applicable performance period is not completed as of immediately prior to the Effective Time, (x) with respect to each Company PSU granted in 2024, 50% of the target performance level and (y) with respect to each Company PSU granted in 2025 or 2026, 100% of the target performance level and (2) in the case of Company PSUs for which the applicable performance period is completed as of immediately prior to the Effective Time, actual performance as determined by the Compensation Committee of the Board of Directors of the Company as of the last day of such performance period and (ii) the denominator of which is the Fully Diluted Number. For the avoidance of doubt, the sum of the Pro Rata Portion of all Securityholders will be equal to 100%.

“Prohibited Foreign Entity” means any entity that is a “Prohibited Foreign Entity” as defined in Section 7701(a)(51) of the Code, as interpreted or modified by any subsequent guidance regarding Section 7701(a)(51), 7701(a)(52), 45Y or 48E of the Code, including IRS Notice 2026-15.

“Project” means any wind, solar, battery energy storage or biomass facility and related assets owned by the Company or its Subsidiaries and under development or operated by the Company or its Subsidiaries.

“Project Company” has the meaning set forth in Section 2.10 of the Company Disclosure Letter.

“Projects Under Development” means those projects of (i) the Company or its Subsidiaries or (ii) Holdings or its Subsidiaries, in each case, that have not yet achieved commercial operations.

“PTC” means the production tax credit under Section 45 of the Code or the clean electricity production tax credit under Section 45Y of the Code, or any successor credit.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Qualifying Facility” means a “qualifying small power production facility” as defined in Section 3(17)(C) of the FPA, 16 U.S.C. § 796(17)(C), and FERC’s implementing regulations at 18 C.F.R. §§ 292.203(a) and 292.204 that has complied with the procedures for obtaining qualifying status set forth in 18 C.F.R. § 292.207.

“Registered Company Intellectual Property” means all patents, patent applications, registered copyrights, applications to register copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks and registered domain names that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Reserve Amount” means an amount in cash equal to $5,000,000, designated for the Reserve Account.

“Retained Counsel” means Freshfields US LLP.

“Roll-Up Transaction Amendment” has the meaning set forth on Section 8.12(c) of the Company Disclosure Letter.

“RRA” means that certain registration rights agreement, dated as of May 19, 2022, between the Company, GREC and the initial holders listed on Schedule I thereto.

“Sanctioned Country” means any country, jurisdiction or territory that as of or during the applicable period of time, is the subject or target of a general export, import, financial, or investment embargo under Sanctions Laws (which countries, jurisdictions and territories as of the date of this Agreement are Cuba, Iran, North Korea, and the Crimea, Kherson, Zaporizhzhia, Donetsk and Luhansk regions of Ukraine).

“Sanctioned Person” means (i) any Person identified in any list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council or (D) the European Union, (ii) any Person organized, or resident in any Sanctioned Country, (iii) a Governmental Authority or government instrumentality of, any Sanctioned Country or Venezuela and (iv) any Person directly or indirectly 50% or more owned, in the aggregate, or controlled by one or more Persons described in clauses (i) through (iii).

“Sanctions Laws” means any economic or financial sanctions that are applicable Law and imposed, administered or enforced by: (a) the U.S. Department of the Treasury Office of Foreign Assets Control, the U.S. Department of State or any other U.S. Governmental Authority; (b) the United Nations Security Council; (c) the United Kingdom; or (d) the European Union.

“Securityholders” means each (a) Company Member, (b) Company RSU holder and (c) Company PSU holder, in each case, as of immediately prior to the Effective Time.

“Series A Preferred Units” has the meaning set forth in the MN8 Energy LLC Agreement.

“Specified Project Budget” means the aggregate amount of construction and other costs budgeted for the Specified Project, in each case, as set forth on Section 5.01(b)(xviii) of the Company Disclosure Letter.

“Specified Project In Service MWs” means, as of any date of determination, the aggregate MW of capacity of all Inverter Blocks that have achieved In Service status on or prior to such date, as evidenced by the applicable ECCA Placed in Service Notices; provided that an ECCA Placed in Service Notice delivered after December 31, 2026 shall be given full effect for purposes of this definition to the extent it evidences that the applicable Inverter Block achieved In Service status on or prior to December 31, 2026.

“Specified Project” has the meaning set forth in Section 2.10 of the Company Disclosure Letter.

“Specified Project ECCA” has the meaning set forth in Section 2.10 of the Company Disclosure Letter.

“Specified Transaction Expense Offset Amount” means the lesser of (a) the amount calculated in accordance with Section 8.12(d) of the Company Disclosure Letter and (b) $10,000,000.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Subsidiary”, when used with respect to any Person, means (a) corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly, owned by such Person, or (b) partnership, limited liability company, joint venture, association or other entity in which such Person is the general partner or managing member or, directly or indirectly, owns 50% or more of the equity economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such partnership, limited liability company, joint venture, association or other entity or otherwise has control of such partnership, limited liability company, joint venture, association or other entity. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that notwithstanding anything to the contrary in this Agreement, Greenbacker Renewable Opportunity Zone Fund LLC, GREC II, the GDEV Entities and any other Person that would otherwise be deemed a “Subsidiary” of any other Person solely by reason of such other Person exercising investment advisory, investment management or similar authority over such Person pursuant to an Advisory Contract or similar arrangement shall be deemed not to be a “Subsidiary” of the Company for the purposes of this Agreement.

“Subject Policy” means (i) each policy of the Board of Directors of the IPO Entity in place as of the date of this Agreement that was in effect and applicable to the other directors of the Board of Directors of the IPO Entity, (ii) each subsequent policy of the Board of Directors of the IPO Entity required by applicable Law that is in effect following the date of this Agreement and applicable to the other directors of the Board of Directors of the IPO Entity and (iii) each other subsequent policy of the Board of Directors of the IPO Entity applicable to the other directors of the Board of Directors of the IPO Entity.

“Tax” means (i) any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including any U.S. federal, state or local or non-U.S. net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, personal property (tangible and intangible), real property, goods and services, value added, transfer, franchise, profits, license, withholding, payroll, social security, employment, excise, severance, stamp, deed recording fee, occupation, premium, environmental or windfall profit tax, estimated or other similar governmental fee, assessment or charge, in each case in the nature of a tax, and (ii) any interest or any penalty, addition to tax or addition thereto or with respect to any Tax Return imposed by any Governmental Authority responsible for the imposition of any such tax described in the foregoing clause (i), whether disputed or not.

“Tax Credit Insurance Policy” means each tax credit and “hybrid” tax and representations and warranties insurance policies providing coverage in respect of PTC or ITC qualification matters in respect of the following Projects: Cider, Pewter, Zephyr, Pemaquid, Graphite, Elk Wind and Bethel Wind.

“Tax Credit Monetization Arrangement” means any tax equity investment arrangement, tax credit transfer or purchase arrangement, sale-leaseback arrangement or similar financing or monetization of the Projects or any tax credits (including the PTC or the ITC) or tax attributes by the Company or any of its Subsidiaries.

“Tax Equity Paid Amount” means the aggregate amount, if any, actually paid in cash by Holdings or any of its Subsidiaries to U.S. Bancorp Community Development Corporation or M&T Community & Environmental Development LLC prior to January 31, 2027 in respect of a dispute by such Person with respect to whether any Inverter Block whose MW capacity was included in Specified Project In Service MWs for purposes of calculating the Closing Additional Consideration Amount achieved In Service status on or prior to December 31, 2026.

“Tax Return” means any return, form, statement, report, claim for refund, declaration of estimated Taxes, information return or information statements, including any schedule or attachment thereto or any amendment thereof, in each case with respect to Taxes and filed or required to be filed with any Governmental Authority, including any consolidated, combined or unitary tax return.

“Total Specified Project MW Capacity” means 673.6 MW.

“Traditional IPO” means the sale, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, of the IPO Entity Common Shares (or other equity securities of the IPO Entity) pursuant to which such IPO Entity Common Shares (or other securities) are listed on any nationally or globally recognized securities exchange.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Pre-Closing Transactions.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unconsented Acceleration Change Order” means any Acceleration Change Order that is entered into or authorized by the Company or any of its Subsidiaries without Holdings’ consent in accordance with Section 2.10(g).

“Unconsented Acceleration Change Order Amount” means, without duplication, the aggregate amount of all out-of-pocket costs and expenses actually paid, actually incurred or committed to be paid or incurred by the Company or any of its Subsidiaries in respect of all Unconsented Acceleration Change Orders; provided that the Unconsented Acceleration Change Order Amount shall not exceed the Additional Consideration Holdback Amount.

“Unused Cash Equivalent Amount” means the excess, if any, of (a) the Maximum Cash Election Amount over (b) the Aggregate Requested Cash.

“Willful Breach” means a material breach of a covenant resulting from an intentional act or intentional failure to act, taken with actual knowledge that it would cause or constitute a material breach.

(b) The following terms are defined in the Section of this Agreement set forth opposite such term below:

Term	Section
A&R Holdings LLC Agreement	Section 5.20
Action	Section 3.09
Adverse Recommendation Change	Section 5.03(d)
Aggregate Requested Cash	Section 2.03(b)
Agreement	Preamble
Announcement	Section 5.05
Balance Sheet Date	Section 3.06(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Bi-Weekly Consultation	Section 5.06(c)
Book Entry Share	Section 2.01(c)
Canceled Shares	Section 2.01(b)
Capitalization Date	Section 3.02(a)
Cash Election	Section 2.01(c)(i)
Cash Election Consideration	Section 2.01(c)(i)
Cash Election Shares	Section 2.01(c)(i)
Cash Proration Factor	Section 2.03(b)(i)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.07(b)
Class A Shares	Section 3.02(a)
Class C Shares	Section 3.02(a)
Class I Shares	Section 3.02(a)
Class P-A Shares	Section 3.02(a)
Class P-D Shares	Section 3.02(a)
Class P-I Shares	Section 3.02(a)
Class P-S Shares	Section 3.02(a)

Class P-T Shares	Section 3.02(a)
Client Consent	Section 5.18
Closing	Section 1.02
Closing Company Transaction Expenses	Section 2.09(c)
Closing Consideration	Section 2.01(c)
Closing Date	Section 1.02
Closing Holdings Transaction Expenses	Section 2.09(d)
Code	Section 2.05(h)
Company	Preamble
Company 401(k) Plan	Section 3.12(b)
Company Assets	Section 3.28(a)
Company Balance Sheet	Section 3.06(c)
Company Board Recommendation	Section 3.03(c)
Company Director	Section 5.16(c)
Company Disclosure Letter	Article III
Company Member Approval	Section 3.03
Company Members’ Meeting	Section 5.13(c)
Company Observer	Section 5.16(c)
Company PSU	Section 2.02(b)
Company Related Parties	Section 7.03(a)(iv)
Company RSU	Section 2.02(a)
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(b)
Compliance Policies	Section 3.22(h)
Confidentiality Agreement	Section 5.06
Consent Solicitation Consents	Section 5.13(d)
Consent Solicitation Statement	Section 5.13(d)
Continuing Employee	Section 5.11(a)
CSI	Section 3.31
Current Period Projects	Section 3.11(u)
Delaware Courts	Section 8.07(b)
Delaware Secretary of State	Section 1.03
DGCL	Section 5.07(a)
DLLCA	Section 1.01
DOJ	Section 5.04(b)
Earned Additional Consideration Amount	Section 2.10(b)
Earnout Shares	Section 3.02(a)
Effective Time	Section 1.03
Election	Section 2.01(c)(iii)
Election Deadline	Section 2.04(a)(ii)
Election Form	Section 2.04(a)
Environmental Permits	Section 3.14
Equity Award Payment Schedule	Section 2.06(c)
Equity Election	Section 2.01(c)(ii)
Equity Election Consideration	Section 2.01(c)(ii)
Equity Election Shares	Section 2.01(c)(ii)

Exchange Act	Section 3.05
Exchange Fund	Section 2.05(a)
Fair Value	Section 4.11(c)
Filed SEC Documents	Article III
Financial Advisors	Section 3.25
FTC	Section 5.04(b)
GDEV Entities	Section 5.01(b)(iv)
Holdings	Preamble
Holdings 401(k) Plan	Section 5.11(g)
Holdings Consent Deadline	Section 5.13(d)
Holdings Disclosure Letter	Article IV
Holdings Financial Statements	Section 4.16
Holdings Lease	Section 4.19
Holdings Leased Real Property	Section 4.19
Holdings Owned Real Property	Section 4.19
Holdings Required Consents	Section 4.02(c)
Indemnitee	Section 5.07(a)
Indemnitees	Section 5.07(a)
Independent Expert	Section 2.10(h)
Insurance Policies	Section 3.20
Intended Tax Treatment	Section 5.14(e)
Interim Acquisition	Section 5.02(b)(iii)
Interim Disposition	Section 5.02(b)(iii)
Judgment	Section 3.09
Lease	Section 3.16(a)
Leased Real Property	Section 3.16(a)
Letter of Transmittal	Section 2.05(b)
Liquidity Date	Section 5.16(a)
Mailing Date	Section 2.04(a)
Material Contract	Section 3.18(a)
Material Customers	Section 3.26(a)
Material Suppliers	Section 3.26(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Mixed Election	Section 2.01(c)(iii)
Mixed Election Cash Consideration	Section 2.01(c)(iii)
Mixed Election Consideration	Section 2.01(c)(iii)
Mixed Election Equity Consideration	Section 2.01(c)(iii)
Mixed Election Shares	Section 2.01(c)(iii)
MN8 Energy	Preamble
MN8 Energy LLC Agreement	Section 5.02(b)(ii)
MN8 Securities	Section 4.06(c)
MN8 Supporting Members	Recitals
Non-Election Shares	Section 2.01(c)(iv)
Outside Date	Section 7.01(b)(i)

Owned Real Property	Section 3.16(a)
parties	Preamble
party	Preamble
Pass-Through Tax Return	Section 5.14(a)
Pass-Through Tax Return Signatory	Section 5.14(a)
Paying Agent	Section 2.05(a)
Paying Agent Agreement	Section 2.05(a)
Permits	Section 3.10(b)
Position Statement	Section 2.10(h)(ii)(A)
Pre-Closing Pass-Through Tax Contest	Section 5.14(b)
Proxy Statement/Prospectus	Section 3.05
R&W Insurance Policy	Section 5.17
Real Property	Section 3.16(a)
Record Holder List	Section 2.04(a)
Released Claims	Section 5.22(a)
Releasees	Section 5.22(a)
Releasor	Section 5.22(a)
Representative Reserve Release Amount	Section 5.15(f)
Required Materials	Section 2.04(a)(ii)
Reserve Account	Section 5.15(f)
Restraints	Section 6.01(a)
Revolver Limit	Section 5.01(b)(iv)
Revolver Limit Exception	Section 5.01(b)(iv)
Right-of-Way	Section 3.16(b)
SEC	Section 3.05
Section 1542	Section 5.22(b)
Securities Act	Section 3.02(c)
Securityholders’ Representative	Preamble
Securityholders’ Representative’s Costs	Section 5.15(e)
Solvent	Section 4.11(c)
Surviving Entity	Section 1.01
Tail Insurance Coverage	Section 5.07(c)
Takeover Law	Section 3.17
Transaction Litigation	Section 5.12
Union	Section 3.13(b)
Voting Agreements	Recitals
WARN Act	Section 3.13(h)

Section 8.13 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement; provided that Holdings shall be responsible for and pay (i) the filing fee under the HSR Act and any fees for similar filings or notices under foreign Laws or regulations; and (ii) the aggregate fees and expenses of the Paying Agent.

Section 8.14 Company Disclosure Letter. Information, items or matters reflected under the sections of the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Inclusion of any information, item or matter in the Company Disclosure Letter is not intended to imply that such information, item or matter or any other information, item or matter is or is not material (nor shall it establish a standard of materiality for any purpose whatsoever) or that any such information, item or matter constitutes or would reasonably be expected to have or result in a Material Adverse Effect, and no party shall use the fact of the inclusion of such information, item or matter in the Company Disclosure Letter in any dispute or controversy between the parties as to whether any information, item or matter not included in the Company Disclosure Letter is or is not material, is or is not required to be disclosed or constitutes or would reasonably be expected to have or result in a Material Adverse Effect. To the extent any such additional information, items or matters are included, they are included for informational purposes and do not necessarily include other information, items or matters of a similar nature. Headings and subheadings have been inserted in the Company Disclosure Letter for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Neither the specification of any dollar amount in the representations and warranties (or covenants, as applicable) contained in this Agreement nor the inclusion of any specific information, item or other matter in the Company Disclosure Letter is intended to imply that such amounts, higher or lower amounts, or the information, item or matter so included or other information, items, or matters are or are not material or are within or outside the ordinary course of business, and no party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such information, item or matter in the Company Disclosure Letter in any dispute or controversy between the parties as to whether any information, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Material Adverse Effect. No information, item or matter disclosed in the Company Disclosure Letter relating to any possible breach or violation of any Contract, Law, order, Permit or Judgment shall be construed as an admission or indication that any such breach or violation exists, has actually occurred or will occur. The parties do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Company Disclosure Letter. Subject to applicable Law, the information in the Company Disclosure Letter is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties or their Affiliates. In disclosing the information in the Company Disclosure Letter, each of the Company and the Securityholders expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.15 Interpretation.

(a) All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. For the avoidance of doubt, the Company Disclosure Letter shall not be deemed to be part of this Agreement for any purpose of the DLLCA but shall have the effects provided in this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this

Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The words “wholly owned Subsidiary” of the Company shall disregard any tax equity interests for purposes of determining whether a Subsidiary is wholly-owned. The determination of whether a direct or indirect Subsidiary of Holdings is considered to be a “wholly owned Subsidiary” of Holdings, MN8 Energy or any of their respective Subsidiaries shall disregard any tax equity interests or interests in MN8 Energy Operating Company LLC held by the special interests holder of MN8 Energy Operating Company LLC and preferred equity interests of MN8 Energy. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “made available to Holdings” and words of similar import refer to documents (i) posted to the virtual data room maintained by or on behalf of the Company in connection with the Transactions, (ii) filed or furnished to the SEC or (iii) delivered in person or electronically to Holdings, MN8 Energy, Merger Sub or any of their respective Representatives, in each case at least one (1) Business Day prior to the execution of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute (including organizational documents unless expressly stated otherwise) defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and including (in the case of statutes) any rules or regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(c) For the avoidance of doubt, each representation and warranty contained in this Agreement shall have independent significance. If a breach of an applicable representation or warranty has occurred, the fact that there exists another representation or warranty in this Agreement relating to the same subject matter (regardless of the relative levels of specificity) for which a breach has not occurred shall not detract from or mitigate the breach that did occur.

Section 8.16 Provision Respecting Legal Representation. Each party hereby acknowledges that the Company has retained the Retained Counsel to act as its counsel in connection with the Transactions, that the Retained Counsel has not acted as counsel for Holdings, MN8 Energy or Merger Sub in connection with the Transactions and that Holdings, MN8 Energy and Merger Sub does not have the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result of the Transactions. The Company, Holdings, MN8 Energy and Merger Sub hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event a dispute arises after the Closing between Holdings or its Affiliates (including the Company and its Subsidiaries), on the one hand, and the Securityholders’ Representative, any Securityholder or any of their respective Affiliates, on the other hand, the Retained Counsel may represent the Securityholders’ Representative, such Securityholder or any of their respective Affiliates in such dispute, and Holdings and its Affiliates (including the Company and its Subsidiaries) shall not seek to prevent Retained Counsel from representing the Securityholders’ Representative, any Securityholder or any of their respective Affiliates in such a dispute, even though the interests of the Securityholders’ Representative, such Securityholder or any of their respective Affiliates may be directly adverse to Holdings or its Affiliates (including the Company and its Subsidiaries), and even though the Retained Counsel may have represented the Company and its Subsidiaries in a matter substantially related to such dispute. Holdings further agrees that, as to all communications among the Retained Counsel, the Company, its Subsidiaries, any Securityholders or any of their respective Affiliates that relate to the Transactions, the attorney-client privilege (as it relates to the Retained Counsel’s work in connection with the Transactions) and the expectation of client confidence belong to the Securityholders’ Representative and the Securityholders after the Closing, shall be managed by the Securityholders’ Representative after the Closing on behalf of the Securityholders and shall not pass to or be claimed by Holdings, the Company or any of their respective Affiliates. Notwithstanding the foregoing, in the event that a dispute relating to the Transactions arises between Holdings, the Company or any of their respective Affiliates, on the one hand, and a third party (other than the Securityholders’ Representative, any Securityholder or any of their respective Affiliates), on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel relating to the Transactions to such third party or the use thereof by the Retained Counsel in connection with its representation of a party in such dispute; provided, however, after the Closing, that none of Holdings, the Company or their respective Affiliates may waive such privilege without the prior written consent of the Securityholders’ Representative, and the Securityholders’ Representative may not waive such privilege without the prior written consent of the Company. In the event that the Securityholders’ Representative, any Securityholder or any of their respective Affiliates are named as defendants in an Action brought by a third party (other than Holdings or the Company) that relates to any conduct of the Company or its Affiliates that occurred prior to the Closing, the Securityholders’ Representative, the Securityholders and their respective Affiliates shall have access to all privileged materials of the Company and its Subsidiaries relating to the conduct of such Securityholders’ Representative, Securityholder or respective Affiliate insofar as the Company determines in good faith that granting such access does not jeopardize the protection of the attorney-client privilege and would not reasonably be expected to result in any losses or other detriments for Holdings, the Company or any of its Subsidiaries. For the avoidance of doubt, to the extent that the Retained Counsel has represented or advised the Company in matters other than in connection with the Transactions, all such attorney-client privilege shall remain with the Company and shall not pass to the Securityholders’ Representative, any Securityholder or any of their Affiliates. The Retained Counsel shall be a third-party beneficiary of this Section 8.16.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MN8 Energy HOLDINGS LLC

By:	/s/ Jon Yoder
	Name:	Jon Yoder
	Title:	President and Chief Executive Officer

MN8 Energy LLC

By:	/s/ Jon Yoder
	Name:	Jon Yoder
	Title:	President and Chief Executive Officer

MONARCH MERGER SUB, LLC

By:	/s/ Jon Yoder
	Name:	Jon Yoder
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GREENBACKER RENEWABLE ENERGY COMPANY LLC

By:	/s/ Daniel de Boer
	Name:	Daniel de Boer
	Title:	Chief Executive Officer

and, following receipt of the Company Member Approval, solely, in its capacity as true and lawful agent and attorney-in-fact of the Company Members, with respect to Section 5.15,

GREENBACKER RENEWABLE ENERGY COMPANY LLC

By:	/s/ Daniel de Boer
	Name:	Daniel de Boer
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SHAREHOLDER REPRESENTATIVE SERVICES, Solely in its capacity as Securityholders’ Representative

By:	/s/ Justin Davis
	Name:	Justin Davis
	Title:	Director, Deal Intake

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Formation of the Surviving Entity

(See attached)

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

GREENBACKER RENEWABLE ENERGY COMPANY LLC

This Amended and Restated Certificate of Formation of Greenbacker Renewable Energy Company LLC (the “Company”) is being filed pursuant to Section 18-208 of the Delaware Limited Liability Company Act (the “Act”) to amend and restate in its entirety the original Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on December 4, 2012, as follows:

1.       Name. The name of the limited liability company is Greenbacker Renewable Energy Company LLC.

2.       Registered Office. The address of the registered office of the Company in the State of Delaware is: Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

3.       Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are: Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

4.       Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

5.       Duration. The Company shall have perpetual duration, unless terminated in accordance with the Act or the limited liability company agreement of the Company.

[Signature Page follows.]

IN WITNESS WHEREOF, the undersigned authorized person has executed this Amended and Restated Certificate of Formation as of this __ of ________, 202_.

GREENBACKER RENEWABLE ENERGY COMPANY LLC

By:
	Name:	[●]
	Title:	[●]

Signature Page to

Amended and Restated Certificate of Formation of

Greenbacker Renewable Energy Company LLC

EXHIBIT B

Form of Limited Liability Company Agreement of the Surviving Entity

(See attached)

EXHIBIT B

SIXTH AMENDED AND RESTATED LIMITED
LIABILITY COMPANY OPERATING
AGREEMENT

OF

GREENBACKER RENEWABLE ENERGY COMPANY LLC

a Delaware Limited Liability Company

This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “LLC”), dated as of [●], is entered into by MN8 Energy LLC, a Delaware limited liability company, as the sole member of the LLC (the “Member”).

The LLC was formed by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Certificate”) on December 4, 2012, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”). The original members entered into that certain Limited Liability Company Operating Agreement of the LLC, dated December 11, 2012 (the “Original Agreement”). The members subsequently amended and restated the Original Agreement on August 7, 2013 (the “Amended Agreement”), again on October 9, 2013 (the “Second Amended Agreement”), again on June 27, 2014 (the “Third Amended Agreement”), again on August 27, 2020, as further amended and restated on November 17, 2020 (the “Fourth Amended Agreement”) and most recently on May 19, 2022 (the “Fifth Amended Agreement” and, collectively with the Original Agreement, the Amended Agreement, the Second Amended Agreement, the Third Amended Agreement, and the Fourth Amended Agreement, the “Prior Agreement”). Pursuant to that certain Agreement and Plan of Merger, by and among [●] dated [●], the Member desires to further modify the terms of the Prior Agreement.

This Agreement amends, restates, and supersedes the Prior Agreement and any other prior operating agreements of the LLC in their entirety. The rights and liabilities of the Member shall be as provided in the Act as the same may be modified by the terms and provisions of this Agreement. The Member hereby agrees as follows:

1.	Name.

(a)          The name of the limited liability company is “Greenbacker Renewable Energy Company LLC”. The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member.

(b)          The fact that the Certificate is on file in the office of the Secretary of State of the State of Delaware shall constitute notice that the LLC is a limited liability company. The rights, duties and liabilities of the Member shall be as provided in the Act except as provided in this Agreement.

2.           Purpose. The purpose and nature of the business to be conducted by the LLC shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the LLC pursuant to the agreements relating to such business activity, and to do anything necessary or appropriate to effect the foregoing.

3.           Registered Office. The address of the registered office of the LLC in the State of Delaware is:

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808

4.           Registered Agent. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware are:

Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808.

5.           Principal Office. The principal office of the LLC shall be at:

c/o MN8 Energy LLC

1155 Avenue of the Americas, 27th Floor

New York, New York 10036

or such other place as the Member may determine from time to time. The Member may establish additional offices as it deems necessary.

6.           Member. The name and the mailing address of the Member are as set forth in Annex A. The Member shall have a limited liability company interest in the LLC and the rights, powers, duties and obligations as provided in the Act, except, to the extent permitted by the Act, as otherwise provided herein.

7.           Membership Interests; Certificates. The LLC will not issue any certificates to evidence ownership of the membership interests.

8.           Management. The LLC shall be managed by its Member (“Manager”). The Manager shall have exclusive and complete authority and discretion to manage the operations and affairs of the LLC and to make all decisions regarding the business of the LLC. Any action taken by the Manager shall constitute the act of and serve to bind the LLC. Persons dealing with the LLC are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement. The Manager shall have all rights and powers of a manager under the Act, and shall have such authority, rights, and powers in the management of the Act to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

2

9.	Capital Contributions.

(a)          The Member shall have no obligation to make any capital contributions to the LLC, but may make such capital contributions to the LLC as it may deem necessary or advisable in connection with the business of the LLC from time to time.

(b)          The provisions of this Section 9 are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the LLC other than the Member (and no such creditor of the LLC shall be a third-party beneficiary of this Agreement). The Member shall not have a duty or obligation to any creditor of the LLC to make any contribution to the LLC or to issue any call for capital pursuant to this Section 9.

10.         Percentage Interest. The limited liability company interest of the Member in the LLC shall be 100%.

11.         Distributions. Distributions shall be made by the LLC either in cash or in kind to the Member at the times and in the aggregate amounts determined by the Member in the manner that the Member deems appropriate.

12.	Accounting Matters; U.S. Federal Income Tax Status.

(a)          The fiscal year of the Company for accounting and tax purposes shall be the calendar year.

(b)          The Member shall select a method of accounting for the LLC as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the LLC in accordance with sound accounting principles consistently applied.

(c)          The Company has been structured to be disregarded as an entity separate from the Member for U.S. federal income tax purposes; provided, however, that the Company shall have the right and authority, with the consent of the Member, to elect to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

13.         Assignments and Transfers of Interests. The Member may transfer all or any portion of its limited liability company interest in the LLC and any and all rights and/or obligations associated therewith to any person at any time. The transferee of an interest in the LLC shall be admitted to the LLC as a member of the LLC upon its execution of a counterpart signature page to this Agreement, or some other written instrument reasonably acceptable to the Member in which it agrees to be bound by the terms of this Agreement. If the transferring Member is the sole member and transfers all of its interest in the LLC, such admission shall be deemed effective immediately prior to the transfer and immediately following such admission, the transferor Member shall cease to be a member of the LLC.

14.         Admission and Withdrawal of Additional Members. One or more additional member(s) may be admitted to the LLC with the written consent of the Member. The Member may resign from the LLC at any time. Upon the admission to the LLC of any additional member(s), if the LLC then has two or more members, the members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and to include such other provisions as the members may agree to reflect the change of status of the LLC from a single member limited liability company to a limited liability company with two or more members.

3

15.         Liability of the Member. The Member, in its capacity as member of the LLC, shall have no liability for the obligations or liabilities of the LLC except to the extent provided in the Act and applicable law. Nothing expressed in or implied by this Agreement shall be construed to confer upon or to give any person, except the Member, any rights or remedies under or by reason of this Agreement.

16.	Dissolution.

(a)          Subject to the occurrence of an event of dissolution pursuant to Section 16(b), the LLC shall have perpetual existence.

(b)          The LLC shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(i)         the written consent of the Member;

(ii)        at any time there is no member of the LLC unless the LLC is continued in accordance with the Act; or

(iii)       the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(c)          In the event of dissolution, the LLC shall wind up its affairs (including the sale of the assets of the LLC) in an orderly manner, and the assets of the LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. As part of the winding up process, any amounts permitted to be distributed to the Member in accordance with Section 18-804 of the Act shall be distributed to the Member.

17.         Indemnification. To the fullest extent permitted by law, a Covered Person (as defined below) shall have no personal liability to the LLC or its members for monetary damages for breach of any fiduciary duty or breach of contract as a Covered Person; provided that the foregoing provision shall not eliminate the liability of a Covered Person for loss or damage that is ultimately determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such loss or damage is due to an act or omission of such a Covered Person that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, the LLC shall (a) indemnify any person or such person’s heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Member, manager, director, officer, employee or agent of the LLC or is or was serving at the request of the LLC or its Member as a manager, director, officer, employee or agent of another corporation, limited liability company, limited or general partnership, joint venture, trust or other enterprise, domestic or foreign (a “Covered Person”), against expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding, and (b) subject to receipt of a written undertaking by, or on behalf of, such Covered Person to repay such expenses to the extent that it shall be determined ultimately that such Covered Person is not entitled to be indemnified hereunder, advance expenses incurred by a Covered Person in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware; provided that a Covered Person shall not be so indemnified with respect to any matter as to which there has been a Final Adjudication that such Covered Person’s acts or failure to act constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity to the LLC or its members, are agreed by the Member to replace such other duties and liabilities of each such Covered Person.

4

18.         Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by the written consent of the Member to such effect.

19.         Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

20.         Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by those laws. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

21.         No Benefit of Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the Member and former or prospective members of the LLC. This Agreement is not intended for the benefit of any other person.

22.         Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

23.         Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature. All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MEMBER:

MN8 ENERGY LLC, its sole member

By:
Name:	Ashlee J. B. Effler
Title:	SVP and General Counsel

[Signature Page to Sixth Amended and Restated Limited Liability Company Agreement of Greenbacker Renewable Energy Company LLC]

ANNEX A

to

Limited Liability Company Operating Agreement

of

Greenbacker Renewable Energy Company LLC

Name and Address of the Member:

MN8 Energy LLC

Attn: General Counsel

1155 Avenue of the Americas, 27th Floor

New York, NY 10036

With a copy to:

Email: notices@mn8.com

Annex A

EXHIBIT C

Form of A&R Holdings LLC Agreement

(See attached)

Final Form

MN8 Energy Holdings LLC

Second Amended and Restated

Limited Liability Company Agreement

Dated [_____], 202[6]

TABLE OF CONTENTS

Page

Article I GENERAL PROVISIONS

1.1	Name	2
1.2	Principal Office	2
1.3	Registered Office and Agent	2
1.4	Purposes	2
1.5	Register	3
1.6	Definitions	3
1.7	Interpretation	20

Article II DURATION

Article III UNITS; CONTRIBUTIONS TO CAPITAL

3.1	Units	21
3.2	Prior Capital Commitments and Contributions	23
3.3	Additional Members	23
3.4	Default by Member	24
3.5	Admission of Members	27
3.6	Admission of Preferred Members	27
3.7	Status Under ERISA	28
3.8	Members Bound	28

Article IV FINANCIAL ACCOUNTING

4.1	Capital Accounts	28
4.2	Financial Reporting and Information	28
4.3	Characterization of the Company for U.S	30
4.4	Supervision; Inspection of Books	20
4.5	Tax Matters and Elections	31

Article V DISTRIBUTIONS

5.1	Distributions in General	32
5.2	Valuation	33
5.3	Insolvency	33

i

5.4	Withholding and Company Taxes	33
5.5	Modifications to Allocations and/or Distributions	34

Article VI MANAGEMENT AND RESTRICTIONS

6.1	Board of Directors	34
6.2	Rights and Powers of the Board of Directors	40
6.3	Removal from the Board of Directors	42
6.4	IPO	43
6.5	Alternative Liquidity Implementation	46
6.6	Share of Operating Expenses; Payments	47
6.7	Members	47
6.8	Interest and Capital Withdrawals	47
6.9	Permitted Goldman Sachs Activities	47
6.10	Additional Investments by Members	47
6.11	Standard of Care; Indemnification Obligations	48
6.12	Transactions with the Company’s Affiliates	51

Article VII SERIES A PREFERRED UNITS
7.1	Designation	51
7.2	Distributions	52
7.3	Redemption; Call Right	54
7.4	Deemed Liquidation Event; Liquidation	55
7.5	Conversion	57
7.6	Specified Additional Rights	62
7.7	Default Remedies	65
7.8	Preemptive Rights	67

Article VIII LIABILITY OF MEMBERS

Article IX TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS

9.1	Restrictions on Transfer of Interests Other than Series A Preferred Units or Converted Common Units	69
9.2	Restrictions on Transfer on Series A Preferred Units and Converted Common Units	71
9.3	Greenbacker Securityholder Parity	72
9.4	Expenses of Transfer	72
9.5	Indemnification by Transferor	73
9.6	Responsibility for Commitments	73
9.7	Recognition of Transfer	73

9.8	Status of Transferor	74
9.9	Transfers by Assignee	74
9.10	Substituted Members	74
9.11	Conditions of Admission	74
9.12	Rights Prior to Admission	74

Article X WITHDRAWAL, DEATH, INCOMPETENCY

10.1	Withdrawal of Members	74
10.2	Economic and Other Sanctions	76
10.3	Effect of Death, Etc.	76

Article XI DISSOLUTION; PROCEDURE ON DISSOLUTION

11.1	Dissolution	77
11.2	Dissolution Procedures	77

Article XII MISCELLANEOUS

12.1	Amendment	78
12.2	Investment Representations	80
12.3	FCC Representations and Covenants	81
12.4	Power of Attorney	81
12.5	Beneficial Ownership Reporting	82
12.6	Instruments	83
12.7	Successors and Assigns	83
12.8	Governing Law	83
12.9	Jurisdiction and Venue; Waiver of Jury Trial	83
12.10	Gender, Etc.	84
12.11	No Partition	84
12.12	Notices	84
12.13	Counterparts	84
12.14	Headings	84
12.15	Confidentiality	84
12.16	Side Letters	88
12.17	Grantors of Revocable Trusts	89
12.18	Each Interest in the Company is a Security	89
12.19	Third Party Beneficiaries	89
12.20	Voting	89
12.21	Payments by Members	90

Exhibit A – Form of Adoption Agreement
Exhibit B – Form of Certificate of Designations

Exhibit C – IPO Calculations

Exhibit D-1 – CFADS and Indebtedness (Prior to the Adjusted CFADS Effective Date)

Exhibit D-2 – CFADS and Indebtedness (Following the Adjusted CFADS Effective Date)

MN8 ENERGY HOLDINGS LLC

A Delaware Limited Liability Company

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of MN8 Energy Holdings LLC (the “Company”) is made and entered into and adopted as of [____], 202[6] (the “Effective Date”). This Agreement shall constitute the “limited liability company agreement” of the Company, as defined in the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Delaware Act” or the “Act”).

WHEREAS, the Company was formed pursuant to the filing of a Certificate of Formation of the Company dated and filed on December 19, 2023 (as amended from time to time, the “Certificate of Formation”), in accordance with the Delaware Act;

WHEREAS, MN8 Energy LLC (“MN8 Energy”), in its capacity as the initial sole member of the Company, entered into a limited liability company agreement, dated December 19, 2023 (the “Original Agreement”);

WHEREAS, on December 22, 2023, the Company, MN8 Energy and the Series A Preferred Investors (as defined in the Prior MN8 Energy LLC Agreement) entered into a Preferred Unit Purchase Agreement (the “Preferred Purchase Agreement”) providing for, among other things, the Reorganization (as defined in the Preferred Purchase Agreement) and the issuance of the Series A Preferred Units (as defined in the Prior MN8 Energy LLC Agreement) in MN8 Energy;

WHEREAS, the Board of Directors has approved the extension of MN8 Energy’s and the Operating Company’s obligation to seek to liquidate their assets pursuant to Article II of their respective limited liability company agreements from August 10, 2029 to March 28, 2031;

WHEREAS, in connection with the transactions contemplated by the Master Reorganization Agreement, dated March 28, 2024 by and among MN8 Energy, the Company and New MN8 Merger Sub LLC, a Delaware limited liability company, the then-members of the Company entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 28, 2024 (the “First A&R LLC Agreement”), which superseded and replaced the Original Agreement in its entirety;

WHEREAS, on [_____],1 MN8 Holdings Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Holdings Merger Sub”), merged with and into the Company, with the Company surviving such merger (the “Holdings Merger”) and concurrently with the Holdings Merger, MN8 Energy Merger Sub, LLC, a Delaware limited

1 Date to be on or prior to the closing date.

liability company and wholly owned subsidiary of Holdings Merger Sub, merged with and into MN8 Energy, with MN8 Energy surviving such merger (the “Energy Merger”);

WHEREAS, as part of the Holdings Merger, this Agreement is being adopted to supersede and restate the First A&R LLC Agreement in its entirety;

WHEREAS, in connection with the Energy Merger, the holders of Series A Preferred Units in MN8 Energy and any holders of common units in MN8 Energy other than the Company received Series A Preferred Units and Common Units in the Company, respectively, for their existing Series A Preferred Units and common units in MN8 Energy, and MN8 Energy became a wholly owned subsidiary of the Company; and

WHEREAS, on [____], (a) the Operating Company and GSAM Holdings have entered into the Redemption Agreement dated as of [____], pursuant to which the approximately 0.01% capital interest in the Operating Company held by GSAM Holdings is being redeemed and the Promote (as such term is defined in the Prior Operating Company Agreement) is being cancelled for no consideration and (b) the Company and GSAM Holdings have entered into the Promote Fee Agreement, dated as of [____].

NOW, THEREFORE, the parties hereto agree to be bound by the terms and provisions hereof and to amend and restate the First A&R LLC Agreement in its entirety and to substitute the terms hereof as follows:

Article I

GENERAL PROVISIONS

1.1 Name. The name of the Company is MN8 Energy Holdings LLC, or such other name or names as the Company may from time to time designate.

1.2 Principal Office. The principal office of the Company shall be at such location as the Company may from time to time determine in its discretion. The business of the Company, or any part thereof, may, however, be conducted elsewhere.

1.3 Registered Office and Agent. The address of the Company’s registered office in Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, and its registered agent at such address for service of process is Corporation Service Company; provided, however, that the Company may change its registered office and/or registered agent at any time or from time to time.

1.4 Purposes. The purposes of the Company are to, directly or indirectly (a) implement the Company’s business plan of pursuing opportunities in renewable energy and related infrastructure and engaging in activities related thereto, including without limitation, (i) acquiring, owning, operating and supporting renewable energy and other energy transition projects (the “Projects”), (ii) entering into development support arrangements with third-party developers with respect to Projects that are under development or construction or otherwise provide financial or other support to developers with respect to Projects in varying stages of development, including by serving as lender to fund the development or construction of Projects (such arrangements, “Energy Project Loans”) and (iii) acquiring and owning other renewable energy-related, energy transition or other assets (such other assets, together with Projects and Energy Project Loans in which the Company has a direct or indirect interest from time to time, the “Portfolio Assets”), (b) engage in any other activities which may be directly or indirectly related or incidental to any of the foregoing and (c) in furtherance of the business objectives of the Company, subject to Section 7.6, engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware. The Company shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware, including, without limitation, all power and authority to enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions and take any and all actions necessary, appropriate, desirable, incidental, or convenient to or for the furtherance or accomplishment of the above purposes or of any other purpose permitted by the Act or the furtherance of any of the provisions herein set forth and to do every other act and thing incidental thereto or connected therewith, including allocation of capital of the Company pending its utilization or disbursement, and any and all of the other powers that may be exercised on behalf of the Company pursuant to this Agreement. The Company shall not be limited as to the number or types of Portfolio Assets, or the amount contributed toward particular Portfolio Assets, and may allocate assets without restriction (subject to the limitations set forth in this Agreement).

1.5 Register. The names of the Members, the number and type, class or series of Units held by each Member shall be set forth in a register, which shall be filed with the records of the Company and which may be amended from time to time by or on behalf of the Board of Directors (including by a third-party share registry appointed by the Board of Directors) in accordance with the provisions of this Agreement.

1.6 Definitions. All references in this Agreement to financial statements, assets, liabilities, profits, and losses and similar accounting items with respect to the Company mean such items prepared or determined using the accrual method of accounting, or such other method as the Board of Directors chooses, and the application of U.S. generally accepted accounting principles as from time to time in effect, subject to any specific accounting treatment required by a particular Section of this Agreement.

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.6.1 “Acquisition” means the acquisition from any Person (other than a wholly owned Subsidiary) of (i) all or a material part of such Person’s business or assets, (ii) any project or interest in a project or (iii) any equity interests from a third-party. Notwithstanding the foregoing, Acquisition shall not include (x) the purchase of assets in the ordinary course of business including in connection with the Mercedes joint venture, (y) buy-outs of interests held by tax equity investors or (z) the Greenbacker Acquisition.

1.6.2 “Act” or “Delaware Act” means the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as from time to time amended.

1.6.3 “Activist” means any Person known by the applicable transferor under this Agreement, or publicly known, to make investments with a primary purpose of seeking substantial influence over management teams and/or the board of directors or other applicable governing body of the third party entities in which such Person makes its investments without first obtaining the prior approval of the board of directors or other applicable governing body of such third party entities; provided that only the Person engaging in the aforementioned activities (each such Person, a “Restricted Activist”) will be considered an “Activist” and no Affiliate thereof that is not controlled by a Restricted Activist shall be considered an Activist so long as such Affiliate agrees with the Company, as a condition to any Transfer, that such Affiliate shall not (i) Transfer any Series A Preferred Units or Converted Common Units to, or (ii) share Confidential Information with, in each case, a Restricted Activist or its controlled Affiliates.

1.6.4 “Adjusted CFADS Compliance” means, as of any date on or after the Adjusted CFADS Effective Date, the Company would be permitted (without consent by the Majority Preferred) to incur at least $1 more of additional indebtedness under Section 7.6.1(v).

1.6.5 “Adjusted CFADS Effective Date” has the meaning set forth in Exhibit D-2.

1.6.6 “Adoption Agreement” means (a) an Adoption Agreement substantially in the form of Exhibit A or (b) an agreement pursuant to which a newly-admitted Member agrees to be bound by the terms of this Agreement in form approved by the Board of Directors.

1.6.7 “Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” means: (i) the legal or beneficial ownership of securities representing a majority of the voting power of any Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise.

1.6.8 “Affiliate Indemnitors” is defined in Section 6.11.4.

1.6.9 “Agreement” means this Second Amended and Restated Limited Liability Company Agreement as the same may be amended from time to time.

1.6.10 “Alternative Liquidity Transaction” means the consummation of the transaction contemplated by Section 5.16(f) of the Greenbacker Merger Agreement in which the Greenbacker Securityholders are provided an opportunity to sell or otherwise dispose of any portion of the Common Units held by them, which opportunity shall be offered to other Common Members on the same terms offered to the Greenbacker Securityholders. For the avoidance of doubt, sales or Transfers of Units by Greenbacker Securityholders made through Transfers by holders not arising in connection with a process involving the Company’s assistance (other than to record the transfer or pursuant to the cooperation obligations contained in the last three sentences of Section 6.5) shall not constitute an Alternative Liquidity Transaction.

1.6.11 “Applicable Conversion Price” means (i) prior to an IPO, the Pre-IPO Series A Conversion Price and (ii) on or following an IPO, the IPO Conversion Price.

1.6.12 “Applicable Redemption Price” means, (a) the Optional Redemption Price, in the event of a proposed redemption by a Series A Preferred Member pursuant to Section 7.3.1, (b) the Call Right Redemption Price, in the event of a proposed redemption by the Company pursuant to Section 7.3.2, or (c) the Mandatory Redemption Price, in the event of a Deemed Liquidation Event.

1.6.13 “Approved Development Expense Budget” means the 5-year annual budget for Development Expense delivered to Preferred Investors prior to July 21, 2026. The annual budgeted amount for any calendar year not spent in such calendar year shall be automatically added to the budgeted amount for the next calendar year.

1.6.14 “Approved Sale” is defined in Section 7.7.2.

1.6.15 “Assignee” is defined in Section 9.5.

1.6.16 “Bad Actor Director” is defined in Section 6.3.3.

1.6.17 “Bank Holding Company Act” means the U.S. Bank Holding Company Act of 1956, as the same may be amended from time to time.

1.6.18 “Board Designation Expiration Date” is defined in Section 6.1.3.

1.6.19 “Board Observer” is defined in Section 6.1.5.

1.6.20 “Board Observer Expiration Date” is defined in Section 6.1.5.

1.6.21 “Board of Directors” means the board of directors of the Company.

1.6.22 “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

1.6.23 “Call Right Redemption Price” is defined in Section 7.3.2.

1.6.24 “Capital Account” means, with respect to any Member, the individual capital account of such Member maintained in accordance with Section 4.1, if applicable.

1.6.25 “Cash Return” means with respect to each Series A Preferred Unit, as of any time of determination, an amount equal to the quotient of (a) all cash distributions and cash payments made by the Company in respect of such Series A Preferred Unit pursuant to this Agreement and any Counted Indemnity Claims, but excluding (i) any applicable default interest (including the excess of the Series A Preferred Distribution Default Rate over the Series A Preferred Distribution Rate) and (ii) any indemnification for third party claims against the Series A Preferred Member or any of its Investor Member Indemnified Parties (as defined in the Preferred Purchase Agreement) excluded from Counted Indemnity Claims or expense reimbursements paid to the Series A Preferred Members, and (b) the Series A Unit Purchase Price.

1.6.26 “Certificate of Designations” is defined in Section 7.5.4(ii).

1.6.27 “Certificate of Formation” is defined in the recitals of this Agreement.

1.6.28 “Change of Control” means, in respect of a Person, in one or a series of related transactions, (a) the sale or transfer of all of the outstanding equity interests of such Person or (b) the merger or consolidation of such Person with another Person or entity, except that a transaction described in clause (a) or (b) above solely involving a Person and one or more wholly owned Subsidiaries or involving two wholly owned Subsidiaries of such Person shall not constitute a Change of Control; provided that the determination of whether a direct or indirect Subsidiary of the MN8 Parties is considered to be wholly-owned will be made without regard to any outstanding tax equity interests.

1.6.29 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.6.30 “Common Member” means any Member issued Common Units or that was transferred Common Units in accordance with the terms and conditions of this Agreement, which Member shall be identified as a Common Member in the books and records of the Company.

1.6.31 “Common Percentage” means, as of any date, the number expressed as a percentage equal to (a) the number of Common Units then outstanding divided by (b) the number of Converted Common Units and the number of Common Units then outstanding.

1.6.32 “Common Stock” means the common stock of the Public Entity.

1.6.33 “Common Unit” means a common unit (that is not a Converted Common Unit) representing limited liability company interests in the Company.

1.6.34 “Company” is defined in the Preamble of this Agreement.

1.6.35 “Competitor” means (i) any Person whose primary operating business is developing, building or operating renewable energy assets and/or energy transition assets and (ii) any private equity fund or similar investor that primarily invests in or has controlling equity positions in Persons described in clause (i); provided, that such investor in clause (ii) shall be deemed to not be a Competitor hereunder so long as such investor maintains separate management teams for the day-to-day operations and management of its portfolio companies (as such term is commonly understood in the private equity industry) that operate such business(es) and prior to acquiring Series A Preferred Units, agrees with the Company in writing to not share Confidential Information of the MN8 Entities with such portfolio companies.

1.6.36 “Confidential Information” is defined in Section 12.15.1.

1.6.37 “Consent” means the Consent of the Majority Preferred of MN8 Energy, dated as of July 21, 2026, by and among Ridgewood Investor Member, Mercuria Investor Member, MN8 Energy, the Company and MN8 Energy, Inc.

1.6.38 “Converted Common Member” means any Member issued Converted Common Units or that was transferred Converted Common Units in accordance with the terms and conditions of this Agreement, which Member shall be identified as a Converted Common Member in the books and records of the Company. For the avoidance of doubt, any Converted

Common Member that is issued, distributed or transferred any Common Unit in accordance with the terms of this Agreement (including Section 7.5.6 herein) shall not be deemed or treated in any case as a Common Member for any purposes of this Agreement.

1.6.39 “Converted Common Percentage” means as of any date the number expressed as a percentage equal to (a) the number of Converted Common Units then outstanding, divided by (b) the number of Converted Common Units and Common Units then outstanding.

1.6.40 “Converted Common Unit” means a common unit representing limited liability company interests in the Company that was issued upon conversion of a Series A Preferred Unit.

1.6.41 “Counted Indemnity Claim” means, with respect to any Series A Preferred Unit, an amount equal to (x) any indemnity payments received by a Series A Preferred Member holding such Series A Preferred Unit from the Company in respect of claims made under the Preferred Purchase Agreement, but excluding (i) legal costs (including attorneys’ fees) incurred in connection with such indemnity payments and (ii) payments in respect of out-of-pocket costs and losses in respect of any third party claims against such Series A Preferred Member or an Investor Member Indemnified Party, divided by (y) the number of Series A Preferred Units held by such Series A Preferred Member at the time of such claim. For the avoidance of doubt, the Counted Indemnity Claim in respect of a Series A Preferred Unit shall continue to apply to such Series A Preferred Unit following any transfer of such Series A Preferred Unit by the Series A Preferred Member referred to in (x) above.

1.6.42 “Deemed Liquidation Event” means (a) a liquidation or dissolution of the Company in accordance with the terms and subject to the conditions set forth in this Agreement, (b) any merger, consolidation, other business combination, recapitalization, reorganization, Sale, sale, transfer or issuance of equity securities of the Company in (i) one or more related transactions in which (A) the holders of common equity securities of the Company immediately prior to such transaction do not directly own and control a majority of the outstanding common equity in the Company or the surviving entity after the closing of such transaction or related transactions or (B) the holders of equity securities of the Company immediately prior to such transaction or series of related transactions do not directly or indirectly own a majority of the outstanding common equity of the Company or the surviving entity after the closing of such transaction or series of related transactions, as applicable, or (ii) a series of two or more unrelated transactions in which the holders of equity securities of the Company as of the Specified Date do not directly or indirectly own at least 25% of the outstanding common equity of the Company or the surviving entity after the closing of such transaction or series of transactions, as applicable, with ownership under clauses (i) and (ii) excluding the Series A Preferred Units, any Converted Common Units and any equity issued in respect thereof, (c) any sale, lease, exclusive license, transfer or disposition of all or substantially all of the assets of the Company to another Person in one or more related transactions (including, for the avoidance of doubt, a sale of more than 50% of the equity interest in MN8 Energy), or (d) a Direct Listing or any IPO that is not a Traditional IPO. Notwithstanding anything to the contrary, “Deemed Liquidation Event” shall not include any Qualified IPO or any pre-IPO reorganization pursuant to Section 6.4.

1.6.43 “Deemed Liquidation Event Date” is defined in Section 7.4.1(i).

1.6.44 “Default Interest” is defined in Section 3.4.2.

1.6.45 “Default Interest Purchase Price” is defined in Section 3.4.2.

1.6.46 “Default Price” is defined in Section 3.4.2.

1.6.47 “DEUCC” is defined in Section 12.18.

1.6.48 “Development Expense” means all pre-NTP expenses of the type covered by Approved Development Expense Budget, including those that are customarily included in the “development expense” line item and “development capital expenditures” line items of the Company’s financial statements in accordance with past practice.

1.6.49 “Direct Listing” means the listing of equity securities of the Company or Public Entity on any securities exchange pursuant to an effective registration statement under the Securities Act that registers shares of existing equity securities of the Company for resale, without a related underwritten offering of such equity securities. For the avoidance of doubt, a “Direct Listing” shall not include any Traditional IPO.

1.6.50 “Direct Secondary Transaction” is defined in Section 6.5.

1.6.51 “Director” means each person who serves on the Board of Directors.

1.6.52 “Disqualified Entity” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing; (b) any organization which is exempt from tax imposed by the Code (including any previously tax-exempt organization within the meaning of Section 168(h)(2)(e) of the Code); (c) any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code unless such entity makes the election provided in Section 168(h)(6)(F)(ii) of the Code for the applicable taxable year in which the entity or its subsidiary becomes a Member of the Company; (d) any Indian tribal government described in Section 7701(a)(40) of the Code; and (e) any partnership or other pass through entity (including a disregarded entity) a direct owner of which is an organization or entity described in clause (a) through (d) or this clause (e). For the avoidance of doubt, a Person shall not be considered a Disqualified Entity solely because it is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

1.6.53 “Dodd-Frank Act” means the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and together with the regulations to be promulgated thereunder.

1.6.54 “Drag-Along Agent” is defined in Section 7.7.7.

1.6.55 “Effective Date” is defined in the Preamble of this Agreement.

1.6.56 “Energy Merger” is defined in the recitals of this Agreement.

1.6.57 “Energy Project Loans” is defined in Section 1.4.

1.6.58 “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

1.6.59 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

1.6.60 “Exit Event” means (a) an IPO or (b) a Sale.

1.6.61 “Fair Market Value” means the fair market value as determined by the Board of Directors acting in good faith; provided, however, that if there is a good faith objection to such determination provided in writing to the Company within five (5) Business Days of the Series A Preferred Members being notified of the Board of Directors’ fair market value determination, the Fair Market Value shall be determined by an independent third-party appraiser mutually agreed upon by the Majority Preferred and the Board of Directors. The independent third-party appraiser’s determination of the Fair Market Value shall not be for an amount that is less than the fair market value determination made by the Board of Directors or greater than the fair market value determination made by the Series A Preferred Members. All reasonable fees and expenses of such independent third-party appraiser shall be borne by the Company to the extent the Fair Market Value determined by such third-party appraiser is greater than 104% of the Board of Directors’ determination and otherwise by the Series A Preferred Members (on a pro rata basis).

1.6.62 “FATCA” means one or more of the following, as the context requires:

(i) sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, commonly referred to as the US Foreign Account Tax Compliance Act, the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development (OECD), or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting and/or withholding tax regimes;

(ii) any intergovernmental agreement, treaty or any other arrangement (including between any government bodies in each relevant jurisdiction) entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in paragraph (i); and

(iii) any legislation, regulations or guidance implemented in the Cayman Islands to give effect to the matters outlined in the preceding paragraphs.

1.6.63 “Financial Advisor” is defined in Section 7.7.2(i).

1.6.64 “First A&R LLC Agreement” is defined in the recitals of this Agreement.

1.6.65 “Fully Diluted Units” means, as of any time of determination, all Common Units then outstanding, all Converted Common Units then outstanding and all Converted Common Units into which the outstanding Series A Preferred Units would be convertible pursuant to Section 7.5.1 as of the applicable time of determination.

1.6.66 “Goldman Sachs” means The Goldman Sachs Group, Inc. (or any Successor to its business), together with Goldman Sachs & Co. LLC and its other Subsidiaries and affiliates, including, GSAM, the Investment Management Division of The Goldman Sachs Group, Inc. and their respective Subsidiaries and Affiliates.

1.6.67 “Goldman Sachs Person” is defined in Section 6.9.

1.6.68 “GREC” means Greenbacker Renewable Energy Company LLC.

1.6.69 “Greenbacker Acquisition” means the transactions contemplated by the Greenbacker Merger Agreement.

1.6.70 “Greenbacker Director” is defined in Section 6.1.4.

1.6.71 “Greenbacker Director Expiration Date” is defined in Section 6.1.4.

1.6.72 “Greenbacker Merger” shall have the meaning ascribed to the term “Merger” in the Greenbacker Merger Agreement.

1.6.73 “Greenbacker Merger Agreement” means the Agreement and Plan of Merger, dated July 21, 2026, by and among the Company, MN8 Energy, Monarch Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of MN8 Energy, Greenbacker Renewable Energy Company, LLC, in the capacities set forth therein and Shareholder Representative Services LLC, solely in its capacity as Securityholders’ Representative.

1.6.74 “Greenbacker Merger Effective Time” shall have the meaning ascribed to the term “Effective Time” in the Greenbacker Merger Agreement.

1.6.75 “Greenbacker Observer” is defined in Section 6.1.6.

1.6.76 “Greenbacker Securityholder” is defined in Section 9.3.

1.6.77 “Greenbacker Signing Date” means July 21, 2026.

1.6.78 “GS Affiliated Member” means any Member, in his, her or its capacity as a Member, which: (i) is The Goldman Sachs Group, Inc. or its Successor; (ii) is any Person the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc. or its Successor; (iii) is a current or former Goldman Sachs employee or an investment vehicle of such employee, or any Affiliate of GSAM, in each case designated as a GS Affiliated Member from time to time by the Board of Directors; (iv) owns at least 20% of or controls, directly or indirectly, The Goldman Sachs Group, Inc. or its Successor and is designated as a GS Affiliated Member from time to time by the Board of Directors or (v) is at least 20% owned or controlled, directly or indirectly, by The Goldman Sachs Group, Inc. or its Successor, by any Person the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc. or its Successor, or by any Person that owns at least 20% of or controls The Goldman Sachs Group, Inc. or its Successor and in each case is designated as a GS Affiliated Member from time to time by the Board of Directors.

1.6.79 “GSAM” means Goldman Sachs Asset Management, L.P., a Delaware limited partnership.

1.6.80 “GSAM Holdings” means GSAM Holdings II LLC, a Delaware limited liability company.

1.6.81 “Hedging Instruments” means futures, forward, swap, and option contracts or other financial instruments with similar characteristics, including forward foreign currency exchange contracts, currency and interest rate swaps, exchanges, caps and options.

1.6.82 “Holdings Merger” is defined in the recitals to this Agreement.

1.6.83 “Holdings Merger Sub” is defined in the recitals to this Agreement.

1.6.84 “Indemnified Person” or “Indemnified Persons” is defined in Section 6.11.1(i).

1.6.85 “Internalization Agreement” means the internalization agreement dated as of May 18, 2022 by and among MN8 Energy, Inc., the Company, MN8 Energy, the Operating Company, GSAM, GSAM Holdings and the Special Interest Holder, as amended by First Amendment to Internalization Agreement, dated December 22, 2023, and as amended by the Consent and Second Amendment to Internalization Agreement, dated as of the Effective Date.

1.6.86 “Investment Company Act” means the U.S. Investment Company Act of 1940, as the same may be amended from time to time.

1.6.87 “Investment Fund” is defined in Section 3.4.8.

1.6.88 “IPO” means (i) a Traditional IPO, (ii) a SPAC Transaction or (iii) a Reverse Merger.

1.6.89 “IPO Conversion Price” means the lower of (i) the Pre-IPO Series A Conversion Price and (ii) an amount equal to (A) the price per share of Common Stock offered to the public in the underwriting agreement for an IPO multiplied by (B) 0.85.

1.6.90 “IPO Entity” means MN8 Energy, Inc. or any other entity formed pursuant to a reorganization of the Company and any of its Affiliates for the purpose of effecting an IPO with respect to the equity securities of such IPO Entity that has been approved by the Board of Directors.

1.6.91 “IPO Reorganization” is defined in Section 6.4.3.

1.6.92 “Junior Interests” is defined in Section 7.1.1(iv).

1.6.93 “Liquidation” means a sale of assets of the MN8 Entities pursuant to any liquidation, dissolution or winding up of the business of the MN8 Entities pursuant to the second paragraph of Article II.

1.6.94 “Loss” or “Losses” is defined in Section 6.11.1(i).

1.6.95 “Majority in Interest of the Members” means, at any time, Members holding, individually or in the aggregate, a majority of the Fully Diluted Units, calculated in accordance with Section 12.20.

For purposes of this definition:

i.	Members holding Series A Preferred Units will be deemed to hold the aggregate number of Converted Common Units into which the outstanding Series A Preferred Units held by such Member(s) would be convertible pursuant to Section 7.5.1 at the applicable time of determination; and

ii.	Members holding Common Units and/or Converted Common Units will be deemed to hold the number of Common Units and/or Converted Common Units held by such Member(s) at the applicable time of determination;

1.6.96 “Majority Preferred” means the Series A Preferred Member(s) holding a majority of the Series A Stated Value of the issued and outstanding Series A Preferred Units; provided, that any Series A Preferred Units owned, held or controlled, directly or indirectly, by any MN8 Entity or any Affiliate of an MN8 Entity shall be excluded from the calculation of Majority Preferred, provided that for purposes of this definition no Person shall be deemed an Affiliate of an MN8 Entity solely by virtue of holding Series A Preferred Units (and related rights).

1.6.97 “Mandatory Redemption Price” is defined in Section 7.4.1(i).

1.6.98 “Maximum Revolver Amount” means as of any date of determination, $450 million reduced by the amount (if any) by which Development Expenses in any calendar year after the Effective Date exceed the amount for such calendar year in the Approved Development Expense Budget. For the avoidance of doubt, undrawn letter of credit usage shall not count against the Maximum Revolver Amount.

1.6.99 “Media Company” means any Portfolio Asset that, directly or indirectly, owns any interest in, controls or operates a broadcast station, cable television system, a wireless or wireline telecommunications business, daily newspaper, any other communications facility or any other activity regulated by the Federal Communications Commission.

1.6.100 “Member” means one of the members of the Company listed as a member in the records of the Company.

1.6.101 “Member Loan” is defined in Section 3.4.3.

1.6.102 “Member Payment Obligation” is defined in Section 3.4.1.

1.6.103 “Members Schedule” is defined in Section 3.1.1.

1.6.104 “Mercuria Investor Member” means Mercuria Clean Energy Investments BV, a besloten vennootschap organized under the laws of the Netherlands.

1.6.105 “Mercuria Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the Specified Date, by and between the Company, MN8 Energy, MN8 Energy, Inc. and the Mercuria Investor Member, as may be amended, modified or supplemented from time to time.

1.6.106 “MN8 Energy” is defined in the recitals to this Agreement.

1.6.107 “MN8 Energy, Inc.” means MN8 Energy, Inc., a Delaware corporation.

1.6.108 “MN8 Energy Preferred Unit” means a Series A Preferred Unit in MN8 Energy that was issued and outstanding in accordance with the Prior MN8 Energy LLC Agreement immediately prior to the Energy Merger.

1.6.109 “MN8 Entities” means the Company, MN8 Energy, the Operating Company and their Subsidiaries.

1.6.110 “MN8 Parties” means the Company, MN8 Energy, and the Operating Company.

1.6.111 “MN8 Revolving Credit Agreement” means the Credit Agreement, dated as of February 3, 2023, by and among MN8 Energy LLC, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1 to the Credit Agreement, dated as of March 27, 2024 and Amendment No. 2 to the Credit Agreement and Security Agreement, dated as of May 12, 2026.

1.6.112 “National Securities Exchange” means any nationally or globally recognized securities exchange.

1.6.113 “New Securities” is defined in Section 7.8.1.

1.6.114 “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

1.6.115 “Offering Memorandum” means the confidential offering memorandum of MN8 Energy dated December 2017, as amended or supplemented from time to time.

1.6.116 “Offering Price” is defined in Section 6.4.3.

1.6.117 “Operating Company” means MN8 Energy Operating Company LLC, a Delaware limited liability company.

1.6.118 “Optional Redemption Price” is defined in Section 7.3.1.

1.6.119 “Original Agreement” is defined in the recitals of this Agreement.

1.6.120 “Original Common Member” is defined in Section 3.2.1.

1.6.121 “Other Existing Member” means each holder of Units who is not a Greenbacker Securityholder immediately prior to the earlier of (a) an IPO and (b) any reorganization involving the Company undertaken in connection with such IPO (including the IPO Reorganization).

1.6.122 “Other Investment Programs” means additional investment partnerships, pooled investment vehicles, co-investment vehicles, separate accounts, managed accounts, funds-of-one or customized investment programs, including investment funds having similar investment objectives as the Company, and other entities that have been or are hereafter established by Goldman Sachs.

1.6.123 “Ownership Information Legal Requirement” means any requirement under the Corporate Transparency Act, Title LXIV of the 2021 National Defense Authorization Act, and the regulations promulgated thereunder, as valid and in effect from time to time, to obtain, maintain, verify, or provide to a U.S. governmental authority information pertaining to the identity or interests of direct or indirect owners of the Company.

1.6.124 “Ownership Share” means with respect to any Member, as of any time of determination, (a) the sum of all Common Units and Converted Common Units held by such Member as of such time, divided by (b) the sum of all Common Units and Converted Common Units held by all Members as of such time, subject where applicable to Section 7.2.2.

1.6.125 “Parity Interests” is defined in Section 7.1.1(iii).

1.6.126 “Permitted Administrative Loan” means one or more loans from MN8 Energy to the Company to allow the Company to pay its documented out-of-pocket administrative costs and expenses up to an aggregate annual amount equal to $250,000.

1.6.127 “Permitted Synthetic Secondary Transaction” means an Alternative Liquidity Transaction pursuant to which the Company issues Common Units (in a number equal to the number of Common Units to be transferred or redeemed by participating Members in such Alternative Liquidity Transaction) and substantially concurrently uses the proceeds paid to the Company from such issuance (but not any other cash or cash equivalents of the Company and its Subsidiaries) to redeem Units held by the Common Members (including the Greenbacker Securityholders) participating in such Alternative Liquidity Transaction.

1.6.128 “Person” means any natural person, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity in its own or any representative capacity, in each case, whether domestic or foreign.

1.6.129 “PIK Accrual” is defined in Section 7.2.1.

1.6.130 “Portfolio Assets” is defined in Section 1.4.

1.6.131 “Pre-IPO Issuance” is defined in Section 6.4.3.

1.6.132 “Pre-IPO Series A Conversion Price” means the Series A Unit Purchase Price as such Pre-IPO Series A Conversion Price may be adjusted in accordance with Section 7.5.6.

1.6.133 “Preemptive Rights Holder” is defined in Section 7.8.1.

1.6.134 “Preemptive Rights Notice” is defined in Section 7.8.3.

1.6.135 “Preemptive Rights Purchaser” is defined in Section 7.8.3.

1.6.136 “Preferred Designated Director” is defined in Section 6.1.3.

1.6.137 “Preferred Purchase Agreement” means the Preferred Unit Purchase Agreement, dated as of December 22, 2023, by and among MN8 Energy, the Company and the Series A Preferred Investors (as defined therein).

1.6.138 “Preferred Stock” is defined in Section 7.5.4(ii).

1.6.139 “Prime” means the U.S. prime interest rate, as determined from time to time.

1.6.140 “Prior Holdings LLC Agreement” means the First A&R LLC Agreement as in effect immediately prior to the Energy Merger and without giving effect to Section 1.7.

1.6.141 “Prior MN8 Energy LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of MN8 Energy, dated as of March 28, 2024, as in effect immediately prior to the Energy Merger and without giving effect to Section 1.7.

1.6.142 “Prior Operating Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of March 28, 2024, as in effect immediately prior to the Energy Merger and without giving effect to Section 1.7.

1.6.143 “Projects” is defined in Section 1.4.

1.6.144 “Promote Fee Agreement” means the Promote Fee Agreement, dated as of the Effective Date, by and between the Company and GSAM Holdings.

1.6.145 “Public Entity” means following (i) a Traditional IPO, the IPO Entity, and (ii) a SPAC Transaction or a Reverse Merger, the issuer whose common equity is listed for trading on a National Securities Exchange immediately following closing of such transaction that was a party to, or created as a result of, such transaction.

1.6.146 “Qualified IPO” means a Traditional IPO that results in gross proceeds to the Public Entity from such offering of at least $250.0 million.

1.6.147 “Quarterly Period” means, for any Series A Preferred Unit: (i) the period beginning on the date of issuance of such Series A Preferred Unit to the beginning of the first day of the next Quarterly Period for such Series A Preferred Unit; (ii) the period beginning on January 1 and ending on March 31 of each year beginning with the January 1 first following the issuance of such Series A Preferred Unit; (iii) the period beginning on April 1 and ending on June 30 of each year beginning with the April 1 first following the issuance of such Series A Preferred Unit; (iv) the period beginning on July 1 and ending on September 30 of each year beginning with the July 1 first following the issuance of such Series A Preferred Unit; and (v) the period beginning on October 1 and ending on December 31 of each year beginning with the October 1 first following the issuance of such Series A Preferred Unit.

1.6.148 “Redemption Date” is defined in Section 7.3.1.

1.6.149 “Redemption Notice” is defined in Section 7.3.1.

1.6.150 “Restricted Activist” is defined in Section 1.6.3.

1.6.151 “Reverse Merger” means any transaction or series of related transactions, however structured but excluding any SPAC Transaction, between one or more of the MN8 Entities and a counterparty whose equity is listed on a National Securities Exchange, and where, as a result of and immediately following closing of such transaction, the equityholders of the MN8 Parties own a majority of the issued and outstanding equity of the Public Entity.

1.6.152 “Ridgewood Investor Member” means WSI Fund II Holdings, LP (f/k/a MN8 Fund II Holdings, L.P.), a Delaware limited partnership.

1.6.153 “Ridgewood Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the Specified Date, by and between the Company, MN8 Energy LLC, MN8 Energy, Inc. and the Ridgewood Investor Member, as may be amended, modified or supplemented from time to time.

1.6.154 “Sale” means, whether in one transaction or a series of transactions, the consummation of (i) any sale, exchange, transfer or issuance of equity interests, merger, reorganization, or similar transaction, which, directly or indirectly, results in a Change of Control of the Company, MN8 Energy, or the Operating Company or (ii) any sale, exchange or transfer of all or substantially all of the assets of the MN8 Entities (taken as a whole) that does not constitute a Liquidation, IPO or pre-IPO reorganization pursuant to Section 6.4. No transaction or series of transactions shall constitute a Sale if GSAM agrees in writing to deem such transaction or series of transactions as not a Sale; provided that if any of the aforementioned transactions or series of transactions otherwise constitutes a Deemed Liquidation Event, then GSAM’s determination pursuant to this definition that such transaction or series of transactions is not a “Sale” shall in no event affect the Series A Preferred Members’ rights with respect to a Deemed Liquidation Event.

1.6.155 “Sale Process” is defined in Section 7.7.2(i).

1.6.156 “Sanctioned Member” means any Member subject to sanctions under any Sanctions Laws and Regulations, for and only for the period of time that such Member is subject to such sanctions.

1.6.157 “Sanctions Laws and Regulations” means: (i) any U.S. sanctions laws and regulations imposed or administered by OFAC and (ii) any other trade, economic, military or other sanctions laws or regulations imposed by the United Nations or any governmental or regulatory authority of the United States, the European Union, and individual member states of the European Union.

1.6.158 “SEC” means the United States Securities and Exchange Commission.

1.6.159 “Securities Act” means the U.S. Securities Act of 1933, as amended.

1.6.160 “Securityholders’ Representative” shall have the meaning ascribed to that term in the Greenbacker Merger Agreement.

1.6.161 “Senior Interests” is defined in Section 7.1.1(ii).

1.6.162 “Series A Conversion Notice” is defined in Section 7.5.5.

1.6.163 “Series A Liquidation Preference” means with respect to each Series A Preferred Unit, the greater of (i) the Series A Stated Value and (ii) the amount of cash, securities or other property that such Series A Preferred Unit would receive on an as-converted basis upon a full liquidation of the Company in accordance with Section 11.2.2, using the Fair Market Value of any non-cash property and assuming such Series A Preferred Unit is converted into Converted Common Units in accordance with the terms of this Agreement immediately prior to such liquidation.

1.6.164 “Series A-1 Preferred Units” is defined in Section 7.1.

1.6.165 “Series A-2 Preferred Units” is defined in Section 7.1.

1.6.166 “Series A-3 Preferred Units” is defined in Section 7.1.

1.6.167 “Series A-4 Preferred Units” is defined in Section 7.1.

1.6.168 “Series A Lock-Up Period” is defined in Section 9.2.4.

1.6.169 “Series A PIK Election” is defined in Section 7.2.3.

1.6.170 “Series A Preferred Distribution Default Rate” means 12.0% per annum for the applicable period computed on the basis of a 360-day year comprised of 30-day months or, in the event of a failure to make any payments required to be made in accordance with Section 7.3.2 when due, 15.0% per annum for the applicable period beginning on the date of such failure to make any payments required to be made in accordance with Section 7.3.2 until such payment is made, computed on the basis of a 360-day year comprised of 30-day months; provided, that such rates shall increase to 13.0% and 16.0% per annum, respectively, on the second anniversary of the Greenbacker Signing Date unless either (i) an IPO has occurred on or prior to such date or (ii) the Company is in Adjusted CFADS Compliance on such date.

1.6.171 “Series A Preferred Distribution Rate” means 10.0% per annum for the applicable period computed on the basis of a 360-day year comprised of 30-day months, provided, that such rate shall increase to 11.0% per annum on the second anniversary of the Greenbacker Signing Date unless either (i) an IPO has occurred on our prior to such date or (ii) the Company is in Adjusted CFADS Compliance on such date.

1.6.172 “Series A Preferred Investor” has the meaning given to such term in the Preferred Purchase Agreement.

1.6.173 “Series A Preferred Member” means any Member that received Series A Preferred Units pursuant to the Energy Merger or that was transferred Series A Preferred Units in accordance with the terms and conditions of this Agreement, which Member shall be identified as a Series A Preferred Member in the books and records of the Company.

1.6.174 “Series A Preferred Units” is defined in Section 7.1.

1.6.175 “Series A Quarterly Distribution” is defined in Section 7.2.1.

1.6.176 “Series A Quarterly Distribution Payment Date” means the date that is 15 days after the end of each fiscal quarter of the Company, unless the Board of Directors designates an earlier date.

1.6.177 “Series A Stated Value” means with respect to each Series A Preferred Unit, the Series A Unit Purchase Price plus any accrued but unpaid Series A Quarterly Distributions plus any PIK Accruals then owed on such Series A Preferred Unit (but subject to Section 7.2.4). For the avoidance of doubt, as of the Effective Date, the Series A Stated Value of each Series A-1 Preferred Unit is $[____] (which amount includes PIK Accruals (as defined in the Prior MN8 Energy LLC Agreement) and unpaid Series A Quarterly Distributions (as defined in the Prior MN8 Energy LLC Agreement) included in the Series A Stated Value (as defined in the Prior MN8 Energy LLC Agreement) of the corresponding MN8 Energy Preferred Unit immediately prior to exchange of such MN8 Energy Preferred Unit pursuant to the Energy Merger).23

1.6.178 “Series A Unit Purchase Price” means a dollar amount equal to one dollar per Series A Preferred Unit.

1.6.179 “Shortfall Amount” is defined in Section 12.21.

1.6.180 “Side Letter” is defined in Section 12.16.

1.6.181 “SPAC Transaction” means any transaction or series of related transactions in which a “special purpose acquisition company” or other “blank check” vehicle with common equity listed for trading on a National Securities Exchange and formed for the purpose of acquiring one or more businesses acquires or merges with or into a MN8 Entity in an initial

2 To insert an amount equal to the amount of the Series A Unit Purchase Price plus PIK Accruals (as defined in the Prior MN8 Energy LLC Agreement) plus unpaid Series A Quarterly Distributions (as defined in the Prior MN8 Energy LLC Agreement), in each case, as of the date of the Energy Merger.

3 MN8 and the Preferred Members agree to the following calculations in this footnote. As of June 30, 2026 (i.e., giving effect to the PIK Accrual for the full second quarter of 2026) the Series A Stated Value was 1.24990. If all outstanding Series A Preferred Units converted into Converted Common Units at such time and pursuant to Section 7.5.2 of the Fourth A&R MN8 Energy LLC, it would result in the issuance of 406,218,699 Converted Common Units.  If all outstanding Series A Preferred Units were converted in accordance with the immediately preceding sentence on July 20, 2026, then 408,475,470 Converted Common Units would be issued.

business combination for such company, including an acquisition of such a vehicle by a MN8 Entity or an acquisition of a MN8 Entity by an entity formed by such a vehicle to act as a parent successor entity to such vehicle, irrespective of the form of transaction.

1.6.182 “Special Interest Holder” means GSAM Holdings or such other affiliate of GSAM that is a party to the Promote Fee Agreement and entitled to the fee thereunder.

1.6.183 “Specified Date” means March 28, 2024.

1.6.184 “Specified Event” means the first to occur of an Exit Event or a Liquidation.

1.6.185 “Specified IPO” means a Traditional IPO followed by an offer by the Public Entity of the Public Entity’s common equity securities that results in aggregate gross proceeds to the Public Entity from such offerings of at least $250.0 million.

1.6.186 “Specified Persons” is defined in Section 6.10.3.

1.6.187 “Subject Policy” means (i) each policy of the Board of Directors in place as of the date of this Agreement that was in effect and generally applicable to the Directors, (ii) each subsequent policy of the Board of Directors required by applicable law that is in effect following the date of this Agreement and generally applicable to the Directors and (iii) each other subsequent policy of the Board of Directors generally applicable to the Directors.

1.6.188 “Subscription Agreement” means the Preferred Purchase Agreement, an Adoption Agreement, a subscription or other agreement approved by the Board of Directors executed by a Member in connection with such Member’s subscription for an interest in the Company or the issuance of Common Units to such Member.

1.6.189 “Subsidiary” means as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member thereof; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

1.6.190 “Substituted Member” is defined in Section 9.5.

1.6.191 “Successor” means, with respect to any specified Person, any other Person which succeeds to the business of such specified Person substantially and in the entirety.

1.6.192 “Tax Cost” is defined in Section 4.5.

1.6.193 “Traditional IPO” means the sale, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, of the

Company’s interests (or other equity securities of the Company or Public Entity) pursuant to which such interests (or other securities) are listed on any nationally or globally recognized securities exchange.

1.6.194 “Transfer” is defined in Section 9.1.1.

1.6.195 “Triggering Event” is defined in Section 7.8.1.

1.6.196 “Unit” means a unit representing limited liability company interests in the Company and includes the Common Units, the Converted Common Units, the Series A Preferred Units and any other class or series of unit or other equity securities of the Company issued after the Effective Date in accordance with the terms of this Agreement.

1.6.197 “Vote” is defined in Section 12.20.

1.7 Interpretation. For all purposes of this Agreement and any schedules and exhibits hereto, except as expressly provided herein or unless the context otherwise requires, the words “including,” “includes,” “include,” and words of similar import shall be deemed to be followed by the phrase “without limitation” and shall be regarded as a reference to non-exclusive and non-characterizing illustrations. Except as otherwise expressly provided herein, in any case where Goldman Sachs, any Series A Preferred Member, the Company or the Board of Directors is authorized or required to take an action, exercise its discretion, make any determination or give any approval, it shall do so in its sole discretion or sole judgment taking into account any considerations it deems appropriate. It is intended that the terms of this Agreement be construed in accordance with their fair meanings and not against any particular Person, including Goldman Sachs, any Series A Preferred Member or the Board of Directors. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. If this Agreement (including any exhibit or schedule to this Agreement) or any Side Letter makes a reference to a fixed number of Units, then unless such fixed number is as of a specified date on or prior to the Effective Date, such fixed number of Units shall be adjusted for purposes of this Agreement and Side Letter for any subdivisions (by any stock split, recapitalization or otherwise) or any combinations (by combination, reverse stock split or otherwise), in each case, in accordance with the terms hereof.

In any case where Goldman Sachs, any Series A Preferred Member, the Securityholders’ Representative, the Company, the Board of Directors or any Person appointed by any of the foregoing is authorized, required or requested under this Agreement to take or omit an action, make any decision, determination or valuation or grant or withhold any approval, consent or waiver, including any action authorized in its “opinion”, “judgment”, “discretion”, “sole discretion” or similar grant of authority or latitude: (i) it shall do so (or not do so) in its sole and absolute discretion or judgment, with or without cause; (ii) it shall be entitled to (but not required to) take into account any considerations, interests or factors it deems appropriate or desirable, including its own interests and interests of its Affiliates and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members; (iii) such action (or inaction), decision, determination, valuation, or grant or withholding of approval, consent or waiver shall be final, binding and conclusive as to the Company, all Members and their respective successors, assigns and personal representatives; and (iv) where it is expressly required to be reasonable or follow some other express standard under the terms of this Agreement, it will only be required to act under that express standard and to the fullest extent permitted by law it shall not be subject to any duties or standards (including fiduciary or similar duties or standards) existing under applicable law (or in equity). Each Member hereby agrees that any standard of care or duty imposed in this Agreement or any other agreement contemplated herein or under the Act or any other applicable law, rule or regulation shall be modified, waived or limited in each case as required to permit Goldman Sachs, a Series A Preferred Member, the Company, the Board of Directors and any Person appointed by any of the foregoing, as applicable, to act under this Agreement or any other agreement contemplated herein and to make any decisions, in each case pursuant to the authority prescribed in this Section 1.7. For the avoidance of doubt, in no way does this Section 1.7 eliminate or modify any Director’s duty to act at all times in good faith in accordance with the Act.

Article II

DURATION

2.1 The Company shall be wound up and subsequently dissolved one year after the date by which all of the Operating Company’s Portfolio Assets have been liquidated and the Operating Company’s obligations (including contingent obligations) have terminated; provided, that the Board of Directors, at any time and in its discretion, with the consent of the Special Interest Holder, but without the consent of any Member, may adopt an amendment to this Agreement (i) that would cause the Company to automatically dissolve and terminate no later than the fifteenth anniversary of the formation of the Company or (ii) to limit the duration of the Company’s ownership of any Portfolio Asset to a period of 15 years or 10 years, as needed to comply with applicable law (including the Bank Holding Company Act).

2.2 In the event that the Company has not consummated an Exit Event by the seventh anniversary of the Specified Date, the Board of Directors shall seek to liquidate the Company’s and the Operating Company’s assets in such manner and over such time as it determines to be appropriate as the opportunities to sell such assets on terms that the Board of Directors (in consultation with the Special Interest Holder) determines to be advantageous to the Company and the Members become available, and following the liquidation of the Company’s and the Operating Company’s assets and the termination of the Company’s and the Operating Company’s obligations (including contingent obligations), the Company shall be wound up and subsequently dissolved in accordance with applicable law and the terms of this Agreement.

2.3 Notwithstanding the foregoing, the Company shall dissolve, wind up, and terminate as set forth in Article XI.

Article III

UNITS; CONTRIBUTIONS TO CAPITAL

3.1 Units.

3.1.1 Membership interests in the Company shall be represented by issued and outstanding Units, each of which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Company shall maintain (or cause a third-party share registry appointed by the Board of Directors to maintain) a schedule of all Members, their respective mailing addresses, and the number, type, class and series of Units held by them (the “Members Schedule”) and shall update (or cause to be updated) the Members Schedule upon the issuance or Transfer of any Units made in accordance with the terms of this Agreement.

3.1.2 Each Member’s membership interests in the Company shall be represented by the Units held by them as of the relevant date of determination. As of the Effective Date, and subject to the subsequent issuance of additional Units, the Units shall consist of three (3) classes: Common Units, of which [2,087,788,682]4 are outstanding as of the Effective Date, Series A Preferred Units, of which [______]5 are outstanding as of the Effective Date, which are comprised of 325,000,000 Series A-1 Preferred Units, [____]6 Series A-2 Preferred Units, [____]7 Series A-3 Preferred Units, and 0 Series A-4 Preferred Units, and Converted Common Units (provided, that 0 Converted Common Units are outstanding as of the Effective Date). As of the Effective Date, the Common Units constitute a single class of Units, undifferentiated by series, the Series A Preferred Units constitute a single class of Units, and shall be comprised of the following series: Series A-1 Preferred Units, Series A-2 Preferred Units, Series A-3 Preferred Units and Series A-4 Preferred Units; and the Converted Common Units constitute a single class of Units, undifferentiated by series.

3.1.3 Any class of Units issued, subject to the limitations contained herein, following the Effective Date may be subdivided into one or more series as determined by the Board of Directors from time to time.

3.1.4 As of the date hereof, the Members’ Units and the membership interests represented thereby are not evidenced by certificates. The Board of Directors may in its discretion issue certificates to the Members representing the Units held by such Members. If the Board of Directors determines that certificates representing Units shall be issued, then in addition

4 To equal 2,087,788,682 plus the number of Common Units to be issued in connection with the Greenbacker acquisition.

5 To equal 325,000,000 plus the number of Series A-2 Preferred Units issued on the Effective Date plus the number of any Series A-3 Preferred Units issued on or prior to the Effective Date.

6 Series A-2 Preferred Units will be calculated based on the transaction expenses of the Preferred Members divided by $1 and rounded to the nearest unit.

7 To equal a number of any Series A-3 Preferred Units issued on or prior to Effective Date.

to any other legend required by applicable law, such certificates shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED, EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

3.2 Prior Capital Commitments and Contributions.

3.2.1 Common Members who were also previously members of the Company immediately prior to the Effective Date (together with their permitted assigns “Original Common Members”) had Capital Commitments and have made Capital Contributions and have Contributed Capital to the Company in accordance with the terms of Prior Holdings LLC Agreement and the Prior MN8 Energy LLC Agreement. As of the Effective Date, each such Original Common Member’s Undrawn Commitment is $0. To the extent the Board of Directors deems reasonably necessary or advisable in its discretion, the Company shall (a) maintain records for each Original Common Member (including as to Capital Accounts, OpCo Capital Sub-Accounts, OpCo Sub-Accounts, Capital Contributions, Contributed Capital, Catch-Up Contributions, Additional Amounts, distributions including Balancing Distributions) and (b) make such adjustments among Original Common Members, and to prior treatment of Capital Accounts, OpCo Capital Sub-Accounts, OpCo Sub-Accounts, Capital Contributions, Contributed Capital Catch-Up Contributions, Additional Amounts, distributions including Balancing Distributions, expense and fee sharing, prior Incentive Allocation (as such term is defined in the Prior Operating Company Agreement) and allocations to the prior Promote (as such term is defined in the Prior Operating Company Agreement) (if any), in each case, to give effect to the economic intent of the Prior Holdings LLC Agreement, the Prior MN8 Energy LLC Agreement, the Prior Operating Company Agreement and Side Letters (but taking into account the redemption of GSAM Holdings’ interest in Operating Company, including the Promote, and the new Promote Fee Agreement as well as the unitization of the Original Common Members’ membership interests in the Company) with respect to and among such Members, facilitate calculations under the Promote Fee Agreement, consistency of reporting to such Original Common Members or for such other purposes as the Board of Directors in its discretion may deem advisable. Capitalized terms used in this Section 3.2.1 but not defined in this Agreement shall have the meanings assigned in the Prior Holdings LLC Agreement, with adjustment as necessary to reflect each of the Holdings Merger and the Energy Merger.

3.2.2 As of the Effective Date, no Series A Preferred Member, Converted Common Member or Common Member has any capital commitment to the Company or any requirement at any time to fund capital to the Company except (i) as required by the Act, (ii) as set forth in Sections 4.5, 5.4, and 9.5 or (iii) as may be agreed to in writing by such Member after the Effective Date.

3.3 Additional Members. Subject to Section 7.6.1, the Board of Directors shall have the authority to issue, on behalf of the Company, and subject to the remainder of this Section 3.3, additional Units of such class, type and series for such consideration as the Board of Directors may determine. Additional Units may be issued, and the Persons to whom such Units are issued, if not already Members, may be admitted as additional Members, only after, in each case (a) approval by the Board of Directors thereof, (b) such Person executes an Adoption Agreement and, other than in the case of the issuance of Common Units pursuant to the Greenbacker Merger Agreement, any other agreements and instruments in form and substance as the Board of Directors may deem necessary or desirable to effect such admission. Notwithstanding anything else to the contrary in this Agreement, prior to the Greenbacker Merger Effective Time, (i) the Company shall issue and contribute a number of Common Units to MN8 Energy in an amount equal to the number of Common Units required to be deposited with the Paying Agent (as defined in the Greenbacker Merger Agreement) by MN8 Energy pursuant to Section 2.05(a)(ii)(B) of the Greenbacker Merger Agreement and (ii) each Person who is issued Common Units pursuant to the Greenbacker Merger Agreement shall automatically be admitted as a Member upon issuance of such Common Units to such Person without any further action by the Board of Directors, the Member or any Persons. The Company shall amend (or cause to be amended) its register from time to time, so that it reflects a true and complete list of all Members and the number and type, class and series of Units held by them.

3.4 Default by Member.

3.4.1 The Members agree that prompt payment of any amounts required to be paid by the Members under any subscription or purchase agreement relating to the acquisition of Units by such Member (excluding, for the avoidance of doubt, the Greenbacker Merger Agreement), Sections 4.5, 5.4, and 9.5 or otherwise under this Agreement (a “Member Payment Obligation”) is of the essence, that failure of any Member to make such payment will cause irreparable harm to the Company and the other Members, and that the amount of damages caused by such harm will be difficult to calculate. Accordingly, the Members agree that, except as otherwise provided in Section 10.2, if a Member shall fail to fund a Member Payment Obligation when due within 15 calendar days of the due date set forth in a notice from the Company, or fails to comply with any term or condition set forth in this Agreement, the Member’s Subscription Agreement, or any other agreement related to a Member’s interest in the Company, such Member shall be in default; provided, that the Company, in its discretion, may extend the time period before a default occurs. A defaulting Member shall not be entitled to vote on any matter upon which the Members are entitled to vote hereunder, and the Default Interest in the Company will not be included in calculating the Company interests of the Members entitled to vote on or required to take any action under this Agreement. Upon any such default, the Company, in its discretion, may undertake any one or more of the options listed below in this Section 3.4.

3.4.2 Upon any such default, the Board of Directors will have the option, but not the obligation, to undertake any one or more of the following options in any particular order or differently with respect to each defaulting Member (other than a Series A Preferred Member or a Converted Common Member), subject to applicable law: (i) to cause the Company to acquire all or part of the interest of the defaulting Member in the Company (the “Default Interest”); (ii) assign the Company’s right to acquire all or part of the Default Interest to its Affiliate; or (iii) sell all or part of the Default Interest to third parties (including any non-defaulting Member), including through a sale on a qualified matching service, whether or not such service is administered by Goldman Sachs, or otherwise; provided that the Board of Directors shall have no obligation to offer the Default Interest to any Person. A Transfer of all or part of a Default Interest, pursuant to clauses (i) and (ii) above, generally will be made at a price equal to the lower of: (a) the fair value of the Default Interest as of the date of default (as reasonably determined in good faith by the Board of Directors) and (b) the book value of the Default Interest (as reasonably determined by the Board of Directors in accordance with generally accepted accounting principles) as of the end of the fiscal year immediately preceding the fiscal year in which the default is declared and adjusted for contributions from the defaulting Member and distributions, if any, to the defaulting Member since the end of the fiscal year as of which these values are determined (the “Default Price”); provided that the Board of Directors may transfer the Default Interest under clauses (i) and (ii) at a price less than the Default Price with the consent of the defaulting Member (the Default Price or such lesser amount, the “Default Interest Purchase Price”). A transfer of a Default Interest under the circumstances described in clause (iii) of this paragraph generally may be made at (and, for purposes of a transfer of Default Interest under the circumstances described in clause (iii) of this paragraph, the “Default Interest Purchase Price” will be deemed to be any price offered by any such third party, including at a price that is a significant discount to the book value of the Default Interest, and in some cases, solely in exchange for such third party’s assumption of any remaining funding commitment of the defaulting member). Any Person acquiring all or part of the Default Interest shall be required to assume the obligation of the defaulting Member to contribute to the Company the appropriate portion of any amounts past due in respect of any required payment and any remaining funding commitment related to the Default Interest or other required payments. Within 30 days of the payment of the Default Interest Purchase Price (or portion thereof if the entire Default Interest is not acquired) to the Company, the defaulting Member will receive an amount equal to 50% of the Default Interest Purchase Price (or portion thereof). The remainder of the Default Interest Purchase Price (or portion thereof) will be retained by the Company. The Person(s) acquiring all or a portion of the Default Interest shall succeed to all economic attributes associated with the portion of the Default Interest acquired, including any remaining funding commitment. In addition, the 50% of the Default Interest Purchase Price retained by the Company shall be treated as an item of income, if applicable.

3.4.3 The Board of Directors may in its discretion, but is not required to, arrange for a full recourse loan with an expected maturity of 60 days or less, or such longer period in the discretion of the Board of Directors (a “Member Loan”), to any Member who fails to make a required payment to the Company, and the proceeds of such Member Loan will be used to make such contribution or payment. A Member Loan may be secured by the Member’s interest in the Company. The lender shall have full recourse to the Member, and the terms of any Member Loan, including the interest rate, shall be commercially reasonable as determined by the Board of Directors in its discretion. Each Member hereby irrevocably appoints the Company as its attorney-in-fact to arrange such Member Loans, and to execute and deliver on behalf of such Member all documents or other instruments related thereto, without prior notice to such Member. Such appointment and power of attorney is coupled with and is intended to secure an interest in property and the obligations of the relevant Member hereunder, is irrevocable, shall survive the Transfer of the Member’s interest in the Company and shall survive and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Member, but shall be limited to the term of the Company determined in accordance with this Agreement. Any Member on behalf of which a Member Loan is made shall remain liable to pay the remainder of its funding commitment to the Company in the amounts and on the terms specified in this Agreement, in addition to payment of any amounts owing in respect of any Member Loan. Member Loans will not be made or arranged for any Member to the extent such Member Loans would be prohibited by applicable law, including limitations under the Sarbanes Oxley Act of 2002 or the Dodd-Frank Act, nor will such loans be made or arranged for Members that are subject to the prohibited transaction rules of ERISA or the Code or for governmental plans that are subject to similar laws, rules or regulations. A Member Loan will not alter the defaulting Member’s other obligations to the Company, including any obligation to make future capital contributions to the Company.

3.4.4 The Board of Directors may require, in its discretion, that any defaulting Common Member forfeit, without consideration, to the Company some or all of its interest in the Company (including its interest in future allocations and distributions and some or all of the rights associated with such interest). Subject to applicable law, such forfeiture will not alter such defaulting Common Member’s obligations to the Company, including any obligation to fund future capital contributions or make other required payments and such Common Member will continue to retain all such obligations. The Board of Directors will determine appropriate mechanisms for implementing these provisions, including adjustments to the future distributions to Members to take into account any forfeiture described above.

3.4.5 The Board of Directors may allow a defaulting Member to resign from the Company upon such terms and conditions as may be established by the Board of Directors and with the prior written consent of the Majority Preferred (provided, that any Series A Preferred Units held by such defaulting Member shall be disregarded for purposes of determining the Majority Preferred for such consent), which may include, without limitation, the execution of liability releases, payment of legal and administrative expenses and other reasonable fees and the forfeiture of all or a portion of such Member’s Capital Account (if applicable) provided that any redemption of a Member’s interest (other than a Series A Preferred Member) shall be subject to Section 7.6.1.

3.4.6 In addition to any obligation described in Section 6.11, in connection with any default, each Member hereby agrees, if it is a defaulting Member, to indemnify the Company, the Board of Directors and any of their respective Affiliates for any and all claims, losses, liabilities or damages (including attorneys’ fees and other related out-of-pocket expenses) suffered or incurred by any such Person as a result of the defaulting Member failing to make a required capital contribution to the Company or otherwise failing to comply with the terms of the Subscription Agreement, and the Board of Directors may require the defaulting Member to be responsible for all fees and expenses (unless such requirement is waived by the Board of Directors), including attorneys’ fees and sales commissions, incurred as a result of the default. The Company generally will deduct such fees and expenses from net proceeds paid to the defaulting Member, if any.

3.4.7 The remedies provided in this Section 3.4 are in addition to and not in limitation of any other right or remedy of the Company or the Board of Directors provided by law, at equity or under this Agreement, any client account implementation agreement or any related agreements.

3.4.8 The Company may agree with any Member that is an investment vehicle that invests all or substantially all of its assets in the Company (an “Investment Fund”) that, if a direct investor in an Investment Fund fails to make a contribution to such Investment Fund, as applicable, and as a result such Investment Fund does not make all or a portion of a capital contribution to the Company or other required payment to the Company, the Company will treat such Investment Fund as a defaulting Member, but solely with respect to the portion of such Investment Fund’s interest in the Company relating to the direct interest in such Investment Fund held by the direct investor in such Investment Fund that failed to make a contribution to such Investment Fund.

3.4.9 If a Series A Preferred Member or Converted Common Member exercises preemptive rights pursuant to Section 7.8 and fails to fund the purchase price of the New Securities of the applicable MN8 Entity such Member has committed to purchase thereunder, the Company may, at the discretion of the Board of Directors, cancel such Member’s subscription for such New Securities on or after the date such purchase price was due in accordance with the Company’s notice in respect of such Triggering Event pursuant to Section 7.8.2, subject to a five day cure period, charge interest (at the rate of 15% per annum compounded quarterly until paid) on the amounts payable in connection with such exercise of preemptive rights by such Member, offset against such amount payable by such Member any amounts otherwise payable by the Company to such Member in connection with distributions under Article V or otherwise, cause such Member to forfeit its rights under Section 7.8 with respect to any future issuance of New Securities and/or exercise any other remedies available at law or in equity.

3.5 Admission of Members. Subject to Section 3.6 and Article IX, in addition to Persons who have been admitted as a Member of the Company prior to or on the Effective Date or pursuant to Section 3.3, a Person shall be admitted as a Member of the Company at the time that: (a) (i) a copy of the Subscription Agreement is executed by or on behalf of such Person or (ii) this Agreement or an amendment hereto or a counterpart hereof or thereof is executed by or on behalf of such Person and the Company, (b) if the consent of the Board of Directors is required for such admission, the Board of Directors consents to the admission of such Person as a Member, and (c) the Company shall update its records to reflect the admission of such Person as a Member.

3.6 Admission of Preferred Members. Notwithstanding Section 3.5, a transferee of Series A Preferred Units in accordance with Section 9.2 that is not already a Member shall be admitted as a Member of the Company at the time that: (i) a copy of the Adoption Agreement is executed by or on behalf of such Person and (ii) this Agreement or an amendment hereto or a counterpart hereof or thereof is executed by or on behalf of such Person and by the Company, and the Company shall update its records to reflect the admission of such Person as a Member.

3.7 Status Under ERISA. The Board of Directors shall use its reasonable best efforts to manage the Company so that the assets of the Company are not “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation).

3.8 Members Bound. Without limiting the generality of the foregoing, any Person who acquires Common Units, Converted Common Units or Series A Preferred Units pursuant to the transactions contemplated by the Greenbacker Merger Agreement, Holdings Merger or Energy Merger, whether or not such Person has accepted and assumed in writing the terms and provisions of this Agreement or been admitted as a Member, shall be deemed by the acquisition of such interests to have agreed to be subject to and bound by all of the provisions of this Agreement with respect to such interest including without limitation the powers of attorney granted in Sections 7.7.7, 9.1 and 12.4.

Article IV

FINANCIAL ACCOUNTING

4.1 Capital Accounts. An individual Capital Account shall be maintained for each Member that MN8 Energy or the Company maintained a Capital Account for immediately prior to each of the Energy Merger and Holdings Merger. The Company’s determinations with regard to such Capital Accounts shall be binding upon all parties. In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred interest, except to the extent of any adjustments required by applicable law. Capital Accounts shall be subject to Section 3.2.1.

4.2 Financial Reporting and Information. The Company shall prepare its financial statements in accordance with U.S. generally accepted accounting principles using the accrual method of accounting on an annual basis, using the calendar year as its fiscal year, except to the extent otherwise required by the Code or selected by the Board of Directors and permitted or required by law. Such financial statements may not include all information necessary for disclosure in accordance with U.S. generally accepted accounting principles. The Board of Directors shall have authority to utilize a cash method of accounting.

4.2.1 Financial Reports (Quarter). As soon as available and in any event within sixty (60) days after the end of each quarter of each fiscal year of the Company, the Company shall deliver to each Series A Preferred Member unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and unaudited consolidated statements of income, changes of member’s equity and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments.

Notwithstanding anything to the contrary, during any period in which the Company is subject to quarterly reporting obligations under the Exchange Act, the Company’s obligations under this Section 4.2.1 shall be satisfied by the Company’s timely filing of financial statements and related filing requirements under the Exchange Act, provided that to the extent such filing does not include any reports or information that otherwise required to be delivered by Company to each Series A Preferred Member under this Section 4.2.1 the Company will promptly provide such reports or information to each Series A Preferred Member upon request by such Series A Preferred Member.

4.2.2 Financial Reports (Annual).

(i) As soon as available and in any event within one hundred (100) days after the end of each fiscal year of the Company, the Company shall deliver to each Series A Preferred Member a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income, changes of member’s equity and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of PricewaterhouseCoopers LLP or another firm of established national reputation.

(ii) The Company shall use reasonable efforts to transmit a copy of the annual audited financial statements referred to in clause (i) above to each Common Member within 120 days after the end of each fiscal year. Each Common Member acknowledges that the Company’s ability to provide Common Members with such financial reports depends on the information the Company receives directly from its Subsidiaries and indirectly from the Portfolio Assets and any third-party developers or operating partners of Portfolio Assets and when the Company receives such information. The audited financial statements of the Company may not include certain accruals, including accruals for any taxes expected to be borne by entities under its control that are not deemed to be material as determined in the discretion of the Board of Directors and its independent auditors.

(iii) In addition, the Company may, in its discretion, agree to provide certain Members with additional or different information than that provided to other Members. The audited financial statements of the Company may not include certain accruals, including accruals for any taxes expected to be borne by entities under its control that are not deemed to be material as determined in the discretion of the Board of Directors and its independent auditors.

(iv) The Company generally intends to provide Members with certain annual financial information in order to assist Members in the preparation of their tax returns to the extent applicable. The Members acknowledge that any such information provided by the Company to the Members may not be timely, and with respect to any Member that is a non-U.S. person may not be sufficient, for Members to comply with their tax filing obligations. Each Member acknowledges that it shall be responsible for the preparation and filing of such Member’s own income tax return and that each Member should be prepared to obtain extensions of the filing date for its income tax returns.

(v) Notwithstanding anything to the contrary, during any period in which the Company is subject to annual reporting obligations under the Exchange Act, the Company’s obligations under Section 4.2.2 shall be satisfied by the Company’s timely filing of financial statements and related filing requirements under the Exchange Act, provided that to the extent such filing does not include any reports or information that otherwise required to be delivered by Company to each Series A Preferred Member under this Section 4.2.2 the Company will promptly provide such reports or information to each Series A Preferred Member upon request by such Series A Preferred Member.

4.3 Characterization of the Company for U.S. Federal Income Tax Purposes. The Company has filed an election to be treated, for U.S. federal income tax purposes, as an association taxable as a corporation.

4.4 Supervision; Inspection of Books.

4.4.1 Proper and complete books of account and records of the business of the Company shall be kept under the supervision of the Board of Directors at the principal office of the Company in New York, New York, or such other place as designated by the Board of Directors. Subject to Section 12.15: (i) this Agreement and all amendments thereto; (ii) the Certificate of Formation; (iii) all effective waivers of the Company executed by the Members; (iv) capital account statements of the Member requesting such information (if such Member has a Capital Account); and (v) the Company’s annual audited financial statements and quarterly unaudited financial statements, shall be open to inspection and copying by any Member or, subject to the prior approval of the Board of Directors, such Member’s designated representative, in each case at such Member’s own expense, for any purpose reasonably related to such Member’s interest as a Member in the Company, upon 20 Business Days’ written notice to the Company, at any time during normal business hours. Any such inspection or copying of the books and records of the Company shall take place at the principal office of the Company, unless, in the discretion of the Board of Directors, it is impracticable to perform such inspection in such place, in which case the Member requesting such records shall pay the expenses incurred by the Company in providing another place for such inspection or copying. Subject to and in accordance with the second sentence of Section 12.15.1, Members shall only be entitled to receive the documentation specified in Section 4.2 and this Section 4.4, and shall not be entitled, as of right, to receive any other information regarding the state of the business and financial condition of the Company. Any information so obtained or copied shall be kept and maintained in strictest confidence, and the Board of Directors may require the Member requesting access to the books and records of the Company to execute an affirmation and acknowledgement of the confidentiality provisions of this Agreement. The Members hereby acknowledge and agree that to the fullest extent permitted by Section 18-305(g) of the Act, as amended, the rights of a Member to obtain information from the Board of Directors and the Company shall be restricted, in the Board of Directors’ discretion, to only those rights provided for in this Agreement, and that any other rights provided under Section 18-305 of the Act shall not be available to such Members or applicable to the Company, except as otherwise provided by the Board of Directors.

4.4.2 The Company may charge the Member requesting access to such books and records for the services of the officers, employees and agents of the Company or any of its Affiliates to supervise the inspection and copying of such books and records at a rate of compensation to be agreed upon by the requesting Member prior to such Member obtaining access to the books and records. Such Member shall also pay for: (i) the reasonable fees and expenses of counsel, accountants and other consultants to the Company incurred by the Company in connection with responding to and complying with a request for inspection or copying and (ii) all of the costs and expenses relating to such inspection and copying, including the use of information technology resources, supplies, copy equipment, personnel, and facility resources. The Company shall not be required to provide a copy of any record in any medium that is different from the medium in which the Company normally maintains such record. Notwithstanding the provisions of this Section 4.4, the Board of Directors may, with respect to the rights set forth herein, adopt additional reasonable standards and limitations with respect to access to Company books and records.

4.5 Tax Matters and Elections. Notwithstanding any implication to the contrary contained herein, but subject to the following sentence and the consent right in Section 7.6.1(vii) with respect to the income tax classification of the Company, the Company shall have authority to make or refrain from making available tax elections and to choose from all available tax accounting methodologies. Each Member agrees that any action taken by the Company in connection with audits of the Company under applicable tax law will be binding upon such Member. Each Member further agrees that such Member will not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Company, which authorization may be withheld in the discretion of the Company. The Company may make or refrain from making all elections required or permitted to be made by the Company under applicable tax law, subject to the consent right in Section 7.6.1(vii) with respect to the income tax classification of the Company. The Company is hereby authorized and empowered to prepare or have prepared, to execute or have executed and to file, on behalf and in the name of the Company, any returns, applications, elections (subject to the consent right in Section 7.6.1(vii)), agreements, and other instruments or documents, under applicable tax law, which it deems desirable or advisable. Each Member further agrees that such Member will, upon request by the Company, provide any information or documentation, execute any forms or documents (including a power of attorney or settlement or closing agreement) and take any further action requested by the Company in connection with any tax matter (including in connection with a tax audit or proceeding) affecting the Company, including as reasonably necessary to effectuate any of the foregoing provisions of this Section 4.5, including (without limitation) with respect to any forms, documents or information reasonably necessary for the Company to comply with FATCA (or any comparable U.S. state or local, or non-U.S. law), or avoid being subject to withholding tax under any such laws, if applicable.

If a Member fails to comply with its obligations under this Section 4.5 and such failure results in any taxes, penalties, interest and/or any related costs or expenses (a “Tax Cost”), the Company shall, to the extent commercially practicable, cause such Member to bear the economic burden of such Tax Cost by specially allocating the Tax Cost to such Member and/or withholding the Tax Cost from proceeds otherwise distributable to such Member. In the event that the Company does not withhold such amounts, the Company may require the Member to reimburse the Company for any such Tax Costs. In addition, the Company shall have full authority to take any steps that it reasonably determines are necessary or appropriate to mitigate the consequences to the Company, any entity in which the Company holds an equity or debt interest and/or any other Member of such Member’s failure to comply with its obligations under this Section 4.5.

Article V

DISTRIBUTIONS

5.1 Distributions in General.

5.1.1 Subject to Section 7.2 and the consent rights of the Series A Preferred Members set forth in Section 7.6.1, the amount and timing of distributions by the Company shall be in the discretion of the Board of Directors and its determinations are conclusive and binding upon the Members. Subject to the foregoing, the Company generally shall distribute cash available for distribution after satisfying, or establishing reserves for, any of the Company’s current or anticipated obligations (including indebtedness, distributions to the Series A Preferred Units in respect of the Series A Quarterly Distribution and any company expenses, as well as obligations relating to Portfolio Assets). Cash available for distribution includes distributions from the Company’s Subsidiaries (including the Operating Company). Payments made by the Company to members of the Board of Directors in their capacity as directors shall not constitute or be treated as distributions under any provision of this Agreement. Subject to the foregoing, Section 5.1.5 and Section 7.2.2, distributions of available cash of the Company shall be made to the Members pro rata in proportion to their relative Ownership Shares. Notwithstanding anything to the contrary in this Agreement, no use of proceeds from a Permitted Synthetic Secondary Transaction to redeem Common Units ratably from Members participating in such Permitted Synthetic Secondary Transaction shall be treated as a distribution subject to this Section 5.1.

5.1.2 The Company may debit from amounts otherwise distributable to a Common Member pursuant to this Section 5.1: (i) all or a portion of any required capital contribution or other required payment due to the Company from such Member in accordance with this Agreement or such member’s Subscription Agreement; and (ii) amounts withheld by the Company pursuant to Section 5.4 in respect of taxes allocable to such Common Member.

5.1.3 Notwithstanding anything in this Agreement to the contrary, no provision shall limit in any way the Board of Directors’ discretion to maintain reserves to meet potential funding needs or other obligations of the Company.

5.1.4 Distributions to Original Common Members shall be subject to the rules and adjustments under Sections 3.2.1 and 5.5 and the Promote Fee Agreement. For the avoidance of doubt, notwithstanding this Section 5.1, the distributions to (and all the priorities, preferences and economic entitlement of) the Series A Preferred Members shall be consistent and in accordance with the provisions set forth in Article VII and the Promote shall not be borne by the Series A Preferred Members or Converted Common Members.

5.1.5 Notwithstanding anything herein to the contrary and without the consent of any Member, in connection with and prior to the consummation of a Specified Event, the Board of Directors shall cause the Company to make a one-time cash distribution to the Original Common Members in an aggregate amount of $1,683,677.00. The cash distribution contemplated by this Section 5.1.5 shall be reallocated and distributed to certain Original Common Members in such amounts and allocations to correct prior fee allocation discrepancies as reasonably determined by the Board of Directors in good faith.

5.2 Valuation. The Board of Directors shall value or oversee the valuation of any asset and investment of the Company in good faith, based upon available relevant information and according to the Company’s valuation policies and the valuation policies expressly set forth in the Internalization Agreement. The valuations of the Projects shall generally be based upon cost. In addition, a number of the Company’s or the Company’s Subsidiaries’ other investments may be in the form of Energy Project Loans and derivative instruments entered into in connection with the Company’s or its Subsidiaries’ hedging activities, which may not have readily ascertainable market prices. The fair value of such other investments that are not publicly traded or whose market prices are not readily available shall be determined in good faith by the Board of Directors under procedures established by the Board of Directors (in consultation with the Special Interest Holder), which may include valuing such instruments at cost. The Board of Directors shall also prepare valuations using sources and/or proprietary models, depending on the availability of information on the Company’s or its Subsidiaries’ assets and the type of asset being valued, all in accordance with the Company’s valuation procedures. The Board of Directors will be entitled, but not required, to appoint a third party to make determinations regarding the value of assets. The Board of Directors shall also have the discretion to use other valuation methods that it determines, in its discretion, are fair and reasonable.

5.3 Insolvency. No distribution shall be made that would render the Company insolvent.

5.4 Withholding and Company Taxes.

5.4.1 The Company in its discretion may withhold and pay any taxes with respect to any Member, and any such taxes may be withheld from any distribution otherwise payable to such Member. If no sufficiently large distribution is imminent, the Board of Directors may require that the relevant Member promptly reimburse the Company for the amount of any such tax payable by the Company on behalf of such Member and, if such tax has already been paid by the Company, interest thereon at a floating rate of interest equal to Prime plus two percent per annum, or such other commercially reasonable rate as determined by the Board of Directors in its discretion, from the date of such tax payment until but not including the date such amount is reimbursed by such Member. No such reimbursement will be considered a capital contribution for purposes of this Agreement.

5.4.2 Taxes withheld on amounts directly or indirectly payable to the Company or subsidiary vehicles and taxes otherwise paid by the Company or subsidiary vehicles shall, except as otherwise provided herein, be treated for purposes of this Agreement as distributed to the appropriate Members and paid by the appropriate Members to the relevant taxing jurisdiction. The Board of Directors may require that the relevant Member promptly contribute to the

Company an amount equal to such Member’s share, as determined in the discretion of the Board of Directors, of any of the taxes described in this Section 5.4.2. No such contribution will be considered a capital contribution for purposes of this Agreement. The amount of any such contribution shall not be treated as deemed distributed as described above.

5.4.3 Each Member hereby agrees to indemnify and hold harmless the Indemnified Persons and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax, interest or failure to withhold taxes) with respect to income attributable to or distributions or other payments to such Member, including any Tax Cost with respect to which such Member is required to reimburse the Company pursuant to Section 4.5, as well as such Member’s share, as determined by the Board of Directors in its discretion, of any liability incurred by subsidiary vehicles. The provisions of this Section 5.4.3 shall survive any termination of this Agreement. Nothing in this Section 5.4.3 shall cause any Member to become liable for any tax liability of any other Member.

5.5 Modifications to Allocations and/or Distributions. Adjustments may be made to Capital Accounts, and/or distributions of the Original Common Members, as the Board of Directors determines appropriate, in its sole discretion, to reflect that certain Original Common Members were not subject to the prior Incentive Allocation or the prior Promote or were subject to a reduced prior Incentive Allocation or prior Promote, in connection with any defaults by Members, or otherwise in order to give effect to the economic intent of the provisions of this Agreement, the Prior Operating Company Agreement and the Prior Holdings LLC Agreement (but in each case also reflecting (a) the redemption of GSAM Holdings interests in Operating Company, including the prior Promote, (b) the Promote Fee Agreement, and (c) the unitization of the Original Common Members’ membership interests in the Company); provided, that no such adjustment may be made in a manner adverse to any Member other than any Original Common Member. For the avoidance of doubt, any adjustment under this Section 5.5 in respect of the Promote Fee Agreement shall be made only with respect to the Original Common Members that are “Specified Members” under the Promote Fee Agreement.

Article VI

MANAGEMENT AND RESTRICTIONS

6.1 Board of Directors.

6.1.1 The Company has established the Board of Directors, which shall have the right to manage, control and conduct the business of the Company and make all decisions affecting the Company and its policies and management, subject to the Board of Directors’ right to delegate certain of its responsibilities as set forth in Section 6.2 and subject to the rights of the Series A Preferred Members under Section 7.6.1. The Members hereby ratify the appointment of each Director on the Board of Directors by approving the Holdings Merger and Energy Merger (as applicable) and the adoption of this Agreement in connection therewith.

6.1.2 Prior to an IPO, the Board of Directors shall consist of no less than three Directors. Each Director shall serve until the earliest of (a) the date of his or her resignation, removal, death, disability, incapacity or incompetency, (b) the date on which such Director is otherwise no longer able to continue in his or her duties as Director, and (c) in anticipation of an IPO, the date on which the Board of Directors, in its sole discretion, without the approval of the Members, determines to appoint the directors of the board of directors that will govern the Company following the IPO. As of the Effective Date, the size of the Board of Directors shall consist of eleven (11) Directors and be comprised of (i) each member of the board of directors of the Company immediately prior to the Energy Merger, (ii) any Preferred Designated Director designated in accordance with Section 6.1.3 and (iii) any Greenbacker Director designated in accordance with Section 6.1.4.

6.1.3 For so long as at least 130,000,000 of the Series A Preferred Units issued to the Series A Preferred Investors remain outstanding, the Majority Preferred shall have the right to designate one (1) Director (the “Preferred Designated Director”) to the Board of Directors, which Preferred Designated Director shall either be (a) an employee of the Mercuria Investor Member or its Affiliates (other than any employee of a portfolio company of such Persons) (b) an employee of WSI Fund II Holdings, LP (f/k/a MN8 Fund II Holdings, L.P.) or its Affiliates (other than any employee of a portfolio company of such Persons) or (c) subject to the approval of the Board of Directors (not to be unreasonably withheld, conditioned or delayed). The Majority Preferred shall notify the Company in writing of the name of any Preferred Designated Director prior to designating such Preferred Designated Director. The Preferred Designated Director shall enter into a customary engagement agreement with confidentiality obligations in a form reasonably acceptable to the Company. Unless otherwise determined by the Board of Directors, no Director, including the Preferred Designated Director, shall be elected or designated to the Board of Directors if the Board of Directors or a committee thereof reasonably determines that (i) the election of such Director to the Board of Directors would cause the Company to not be in compliance with applicable law or (ii) such Director has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f)(2)-(8) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any governmental or regulatory authority prohibiting service as a director of any public company. In any such case described in clauses (i) and (ii) of the immediately preceding sentence as to the Preferred Designated Director, the Majority Preferred shall withdraw the designation of such proposed Preferred Designated Director, and, subject to the requirements of this Section 6.1.3 be permitted to designate a replacement therefor (which replacement Preferred Designated Director will also be subject to the requirements of this Section 6.1.3). The Board of Directors may impose as a condition to a Preferred Designated Director serving on the Board of Directors that such Preferred Designated Director agree to, and be subject to, each Subject Policy. Notwithstanding the foregoing, upon the vote of a majority of the Directors, and (if so requested by the Mercuria Investor Member at the Mercuria Investor Member’s sole cost and expense) the advice of the Company’s outside counsel, the Board of Directors may exclude the Preferred Designated Director from the relevant portion of any meeting of the Board of Directors or any committee (and from receiving information provided to other Directors) to the extent such information or meeting involves a matter that creates, or otherwise relates to, any conflicts of interest between the Majority Preferred, their Affiliates or the Preferred Designated Director, on the one hand, and the MN8 Entities, on the other hand, or that would otherwise violate applicable law. On the earlier to occur of (the “Board Designation Expiration Date”) (i) less than 130,000,000 of the Series A Preferred Units issued to the Series A Preferred Investors remaining outstanding and (ii) such date that the Majority Preferred delivers a written waiver of its rights under this Section 6.1.3 to the Company (which shall be irrevocable) the Majority Preferred will have no further rights under this Section 6.1.3.

6.1.4 From and after the Greenbacker Merger Effective Time, the Securityholders’ Representative shall have the right to designate one (1) Director (the “Greenbacker Director”) to the Board of Directors, and such designated Director shall be the “Company Director” contemplated by Section 5.16(b) of the Greenbacker Merger Agreement; provided, however, that prior to the Greenbacker Merger Effective Time, Greenbacker Renewable Energy Company LLC may provide in writing to the Company the name of one individual to be designated to serve as the Greenbacker Director on the Board of Directors from and after the Greenbacker Merger Effective Time and at least through the Greenbacker Director Expiration Date. The Greenbacker Director shall be subject to the approval of the Board of Directors, acting reasonably; provided that the Board of Directors shall approve or reject such Greenbacker Director within fifteen (15) Business Days following receipt of written notice designating such Person from Greenbacker Renewable Energy Company LLC or the Securityholder Representative, as applicable. Unless otherwise determined by the Board of Directors, no Greenbacker Director shall be elected or designated to the Board of Directors if the Board of Directors or a committee thereof reasonably determines that (a) the election of such Greenbacker Director to the Board of Directors would cause the Company to not be in compliance with applicable law, (b) such Greenbacker Director has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f)(2)-(8) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any governmental or regulatory authority prohibiting service as a director of any public company or (c) such Greenbacker Director fails to satisfy or comply with any Subject Policy not adopted or modified for the purpose of preventing the appointment of the Greenbacker Director. In any such case described in clauses (a), (b) and (c) of the immediately preceding sentence as to the Greenbacker Director, or if the Greenbacker Director is otherwise not approved by the Board of Directors, the designation of such proposed Greenbacker Director shall be deemed withdrawn and Greenbacker Renewable Energy Company LLC (if prior to the Greenbacker Merger Effective Time) or the Securityholders’ Representative (if following the Greenbacker Merger Effective Time), subject to the requirements of this Section 6.1.4, shall be permitted to designate a replacement therefor, which replacement Greenbacker Director will also be subject to the requirements of this Section 6.1.4. For the avoidance of doubt, no proposed Greenbacker Director shall be disqualified from serving as the Greenbacker Director solely because such Person is or was a Greenbacker Securityholder. If the appointment of a Greenbacker Director who is a Greenbacker Securityholder requires approval (including prior approval) by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act, the Company shall reasonably cooperate with Greenbacker Renewable Energy Company LLC (if prior to the Greenbacker Merger Effective Time) or the Securityholders’ Representative (if following the Greenbacker Merger Effective Time), as applicable, in connection with such filing; provided, that, if such filing or approval remains pending or the Federal Energy Regulatory Commission requires additional disclosure in connection with such appointment, the appointment of such Greenbacker Director shall be delayed until such approval is obtained or Greenbacker Renewable Energy Company LLC (if prior to the Greenbacker Merger Effective Time) or the Securityholders’ Representative (if following the Greenbacker Merger Effective Time), as applicable, may elect to (x) designate a replacement Greenbacker Director whose appointment does not require prior approval by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act or (y) designate a non-voting observer (the “Greenbacker Observer”) in lieu of the Greenbacker Director in accordance with Section 6.1.6. The Greenbacker Director shall enter into a customary engagement agreement with confidentiality obligations in a form reasonably acceptable to the Company. The Board of Directors may impose as a condition to a Greenbacker Director serving on the Board of Directors that such Greenbacker Director agree to, and be subject to, each Subject Policy. Notwithstanding the foregoing, upon the vote of a majority of the Directors, the Board of Directors may exclude the Greenbacker Director from the relevant portion of any meeting of the Board of Directors or any committee (and from receiving information provided to other Directors) to the extent such information or meeting involves a matter that creates, or otherwise relates to, any conflicts of interest between the Greenbacker Director or its Affiliates, on the one hand, and the MN8 Entities, on the other hand, or that would otherwise violate applicable law. For the avoidance of doubt, if no Greenbacker Director has been designated by Greenbacker Renewable Energy Company LLC or appointed to the Board of Directors as of the Greenbacker Merger Effective Time for any reason, then, from and after the Greenbacker Merger Effective Time, the Securityholders’ Representative shall have the right to designate the Greenbacker Director by written notice to the Company pursuant to this Section 6.1.4. Subject to the foregoing and the last sentence of this Section 6.1.4, the Securityholders’ Representative shall have the sole right to remove the Greenbacker Director at any time, with or without cause, upon written notice to the Company, and to designate a replacement Greenbacker Director to fill any vacancy arising from such removal, or from the death, disability, resignation, or incapacity of the Greenbacker Director. Notwithstanding anything to the contrary, upon the earlier to occur of (A) the consummation of an IPO and (B) such time at which the Company gives effect to an Alternative Liquidity Transaction (the “Greenbacker Director Expiration Date”), all rights granted to the Securityholders’ Representative and Greenbacker Renewable Energy Company LLC under this Section 6.1.4 shall automatically terminate. Greenbacker Renewable Energy Company LLC’s (if prior to the Greenbacker Merger Effective Time) or the Securityholders’ Representative’s (if following the Greenbacker Merger Effective Time) designation rights set forth in this Section 6.1.4 shall apply mutatis mutandis to the Board of Directors of an IPO Entity, only from such time at which the majority of the Directors on the Board of Directors is also on the board of directors of the IPO Entity, which right, for the avoidance of doubt, shall expire automatically on the Greenbacker Director Expiration Date.

6.1.5 For so long as at least 81,250,000 of the Series A Preferred Units issued to the Series A Preferred Investors remain outstanding, the Majority Preferred shall have the right to appoint one (1) non-voting observer (a “Board Observer”) to the Board of Directors that, for the avoidance of doubt, will not count towards any limitations on the size of the Board of Directors. The Majority Preferred shall notify the Company in writing of the name of any Board Observer prior to designating such Board Observer. Each Board Observer shall enter into a board observer agreement with confidentiality obligations in a form reasonably acceptable to the Company. The Majority Preferred shall have the right to remove and/or replace a Board Observer at any time by providing written notice of such removal and/or replacement to the Company. The Board Observer shall not constitute a Director and shall not be entitled to vote on, or consent to, any matters presented to the Board of Directors. The Company shall give the Board Observer notice of the applicable meeting or action taken by written consent at the same time and in the same manner as notice is given to the Directors, provide the Board Observer with access to all materials and other information given to the Directors in connection with such meetings or actions taken by written consent at the same time and in the same manner as such materials and information are furnished to the Directors, and provide the Board Observer with all rights to attend such meetings as are provided to Directors. Notwithstanding the foregoing, upon a vote of a majority of the Directors, the Board of Directors may exclude the Board Observer from the relevant portion of any meeting of the Board of Directors or any committee (and from receiving information provided to other Directors) to the extent such information or meeting involves a matter that creates, or otherwise relates to, any conflicts of interest between the Majority Preferred, their Affiliates or the Board Observer, on the one hand, and the MN8 Entities, on the other hand, or that would otherwise violate applicable law. The Company reserves the right to exclude the Board Observer from access to any information or meeting or portion thereof if the Board of Directors determines, in its reasonable good faith discretion, that such access would cause the loss of the attorney-client privilege protection otherwise afforded to any such information or prevent the Directors from engaging in attorney-client privileged communication. On the earlier to occur of (the “Board Observer Expiration Date”) (i) less than 25% of the Series A Preferred Units issued to the Series A Preferred Investors remaining outstanding and (ii) such date that the Majority Preferred delivers a written waiver of its rights under this Section 6.1.5 to the Company (which shall be irrevocable) the Majority Preferred will have no further rights under this Section 6.1.5.

6.1.6 If Greenbacker Renewable Energy Company LLC (if prior to the Greenbacker Merger Effective Time) or the Securityholders’ Representative (if following the Greenbacker Merger Effective Time) elects to designate the Greenbacker Observer as set forth in Section 6.1.4, then such electing Person shall notify the Company in writing of the name of the Greenbacker Observer prior to designating such Greenbacker Observer. The Greenbacker Observer shall enter into a board observer agreement with confidentiality obligations in a form reasonably acceptable to the Company. Subject to this Section 6.1.6, including the last sentence hereof, the Securityholders’ Representative shall have the right to remove and/or replace the Greenbacker Observer at any time by providing written notice of such removal and/or replacement to the Company. The Greenbacker Observer shall not constitute a Director and shall not be entitled to vote on, or consent to, any matters presented to the Board of Directors. The Company shall give the Greenbacker Observer notice of the applicable meeting or action taken by written consent at the same time and in the same manner as notice is given to the Directors, provide the Greenbacker Observer with access to all materials and other information given to the Directors in connection with such meetings or actions taken by written consent at the same time and in the same manner as such materials and information are furnished to the Directors, and provide the Greenbacker Observer with all rights to attend such meetings as are provided to Directors. Notwithstanding the foregoing, upon a vote of a majority of the Directors, the Board of Directors may exclude the Greenbacker Observer from the relevant portion of any meeting of the Board of Directors or any committee (and from receiving information provided to other Directors) to the extent such information or meeting involves a matter that creates, or otherwise relates to, any conflicts of interest between the Greenbacker Observer, on the one hand, and the MN8 Entities, on the other hand, or that would otherwise violate applicable law. The Company reserves the right to exclude the Greenbacker Observer from access to any information or meeting or portion thereof if the Board of Directors determines, in its reasonable good faith discretion, that such access would cause the loss of the attorney-client privilege protection otherwise afforded to any such information or prevent the Directors from engaging in attorney-client privileged communication. Upon the Greenbacker Director Expiration Date, all rights granted to the Securityholders’ Representative and Greenbacker Renewable Energy Company LLC under this Section 6.1.6 shall automatically terminate. Notwithstanding anything to the contrary and for the avoidance of doubt, at any time, there may only be either a Greenbacker Director or a Greenbacker Observer in accordance with Section 6.1.4 and Section 6.1.6, as applicable, and at no time shall there be both a Greenbacker Director and a Greenbacker Observer appointed at the same time.

6.1.7 The Board of Directors shall act with respect to all matters (whether to approve any decision or to exercise any other right (or to grant any consent or approval) accorded to the Board of Directors hereunder) by the affirmative vote of a majority of the Directors then in office. Each Director shall have one (1) vote on all matters that arise before the Board of Directors. Participation of a Director at a meeting through the use of conference telephone or similar communications equipment shall constitute presence at the meeting for all purposes, provided that all of the Directors participating in such meeting can communicate with each other. Actions taken or approved by the Board of Directors at a meeting will be evidenced by a written resolution.

6.1.8 At all meetings of the Board of Directors, a majority of the Directors then in office shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the Directors then in office present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

6.1.9 Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Directors then in office. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Directors then in office at a duly held meeting. An action so taken shall be deemed to have been taken at a meeting duly held on the effective date so certified.

6.1.10 The signature of any one Director shall be sufficient for purposes of executing on behalf of the Board of Directors any agreements, undertakings, obligations, certificates, instruments and other documents requiring execution by the Board of Directors.

6.1.11 The Board of Directors may establish in the future one or more committees, including an audit committee, governance and nominating committee, compliance committee, and contract review committee.

6.1.12 Subject to Section 6.1.3 and Section 6.1.4, upon the recommendation by the Board of Directors that the Company pursue an IPO, then in anticipation of such IPO, the Board of Directors, may in its sole discretion, without the approval of the Members, appoint the directors of the board that will govern the Company following the IPO.

6.1.13 Except as authorized by the Board of Directors, or as expressly set forth in this Agreement, the Members shall have no part in the management of the Company, and shall have no authority or right to act on behalf of the Company in connection with any matter.

6.2 Rights and Powers of the Board of Directors.

6.2.1 Except as otherwise provided herein, including Section 7.6.1, or by applicable law, the Board of Directors shall have the power and authority, without the consent of the Members, and whether carried out (a) directly by the Company, (b) indirectly through one or more wholly or partially owned subsidiaries of the Company or (c) on behalf, and in the name, of the Company, to take any action or make any decisions on behalf of the Company, to carry out any and all of the objectives and purposes of the Company set forth in Section 1.4 and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto, including to:

(i) identify, acquire (directly or indirectly), hold, manage, own, sell, transfer, convey, assign, exchange, distribute or otherwise dispose of any Portfolio Asset or other asset of the Company;

(ii) make acquisitions and incur leverage through one or more partnerships or other entities, the sole or majority beneficial interest holders in which is the Company, and to grant security interests, assign and/or pledge the Company’s assets, including outstanding commitment amounts or undrawn commitments of the Members (if any), to such entities in order to secure borrowings or leverage;

(iii) (a) borrow money or obtain other extensions of credit to acquire, directly or indirectly, new assets and for other Company activities (including borrowing pending drawdowns of capital contributions from Members, obtaining bridge financing for acquisitions made in advance of drawdowns for capital contributions from Members, relating to such acquisitions, facilitating the Company’s hedging activities and meeting drawdowns by the Company or its Subsidiaries); (b) leverage existing assets to permit distributions or additional acquisitions; (c) mortgage, charge, pledge, assign or otherwise grant a security interest in or over the assets of the Company (including, any undrawn commitments of Members, capital contributions of Members, any distributions to be made by the Company and Portfolio Assets); and (d) assign or pledge the Board of Directors’ right to make drawdowns and to exercise any remedies in order to enforce the Members’ funding obligations in accordance with this Agreement;

(iv) enter into, and take any action under, any contract, agreement or other instrument as the Board of Directors shall determine to be necessary or desirable to further the purposes of the Company, including granting or refraining from granting any waivers, consents and approvals with respect to any of the foregoing and any matters incident thereto;

(v) employ, and terminate the employment of, on behalf and at the expense of the Company, any and all financial advisers, underwriters, attorneys, accountants, consultants, appraisers, custodians of the assets of the Company or other agents (who may be designated as officers of the Company), including Goldman Sachs, on such commercially reasonable terms and for such reasonable compensation as the Board of Directors may determine;

(vi) make all elections, investigations, evaluations and decisions, binding the Company thereby, that may be necessary or desirable for the acquisition, management, or disposition of Portfolio Assets and other assets of the Company;

(vii) enter into, consent to and perform any cross transaction in which Goldman Sachs acts for both the Company and a party on the other side of the transaction, including circumstances where Goldman Sachs acts as a broker for both the Company and a party on the other side of the transaction, and enter into, consent to and perform any principal transactions in which the Company purchases property (including securities) from or sells property (including securities) to Goldman Sachs;

(viii) bring and defend actions and proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission;

(ix) open accounts with banks, brokerage firms or other financial institutions (including Goldman Sachs-affiliated banks), deposit, maintain and withdraw funds in the name of the Company and draw checks or other orders for the payment of moneys;

(x) make distributions to Members in cash or (to the extent permitted hereunder) otherwise;

(xi) reduce the risk or protect the value of the Company’s Portfolio Assets through entering into Hedging Instruments and engage in hedging transactions and strategies, including in connection with interest rate hedging, credit risk hedging, currency hedging, energy price hedging and renewable energy credits price hedging;

(xii) engage in derivative transactions for non-speculative purposes (including, for avoidance of doubt, for hedging purposes), including forward contracts and option and swap transactions;

(xiii) prepare (or have prepared), execute (or have executed) and file all necessary returns, applications, elections or other documents, instruments or statements, pay all taxes, assessments and other impositions applicable to the assets of the Company and withhold amounts with respect thereto from funds otherwise distributable to any Member;

(xiv) determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company;

(xv) receive fees in respect of commitments made to Portfolio Assets; and

(xvi) take all actions necessary to, in connection with, or incidental to, any of the foregoing.

6.2.2 The Board of Directors shall have the power and authority to delegate to one or more Persons, including to any officer, employee, Affiliate or agent of the Company, the Board of Directors’ rights and powers to manage and control the business and affairs of the Company; provided that exercise of any such delegated power and authority of such Person will be subject to Section 7.6; provided, further that, that no such delegation to an Affiliate of Goldman Sachs shall be permitted without the prior written consent of GSAM. Furthermore, the Board of Directors, by written instrument signed by it, shall have the power to appoint one or more officers to act for the Company with such title as the Board of Directors deems appropriate and to delegate to such officer(s), to the extent permitted by the Act, such of the powers and authorities as are held by the Board of Directors or as are granted to the Board of Directors hereunder as the Board of Directors may determine; provided that exercise of any such delegated power and authority by such Person will be subject to Section 7.6. The Persons so appointed may include Persons holding titles such as Chair, Chief Executive Officer, President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer or Controller. Unless the authority of the Person designated as the officer in question is limited in the document appointing such officer, any officer so appointed shall have at least the same authority to act for the Company as is customary for a corresponding officer of a Delaware corporation to have to act for a Delaware corporation in the absence of a specific delegation of authority. The Board of Directors, by written instrument signed by it, may, in the sole discretion of the entity so acting, ratify any act previously taken on behalf of the Company by any Person appointed as an officer.

6.2.3 Each of the Members agrees that all determinations, decisions, and actions made or taken by the Board of Directors in good faith and in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Members, and their respective Successors, assigns, and personal representatives.

6.2.4 Except for actions taken or authorized by the Board of Directors or as expressly set forth in this Agreement, solely with respect to the Mercuria Investor Member for so long as it is a Member, the Mercuria Investor Rights Agreement, solely with respect to the Ridgewood Investor Member for so long as it is a Member, the Ridgewood Investor Rights Agreement, or as expressly set forth in this Agreement, the Members shall have no part in the management of the Company, and shall have no authority or right to act on behalf of the Company in connection with any matter.

6.3 Removal from the Board of Directors.

6.3.1 As of the effective time of each of the Holdings Merger and the Energy Merger, the Board of Directors shall be comprised of the same Directors that were on the Board of Directors immediately prior to the Effective Date, with one vacancy. Following the Greenbacker Merger Effective Time, and following the appointment of the Greenbacker Director in accordance with Section 6.1.4, the Board of Directors shall include the Greenbacker Director.

6.3.2 Any Director (other than a Preferred Designated Director or the Greenbacker Director) may be removed or replaced by a majority vote of the Board of Directors. The Board of Directors shall not be required to seek approval of the Members regarding the appointment of any replacement Director(s).

6.3.3 Upon the Company or a Director being notified of or otherwise becoming aware of any matter with respect to a Director (a “Bad Actor Director”) that triggers disqualification under Rule 506(d) of the Securities Act, the other Directors shall have the power and authority to remove the Bad Actor Director immediately.

6.3.4 At such time at which there are no Directors (other than Preferred Designated Directors and the Greenbacker Director) remaining on the Board of Directors (due to resignations, death, removal in accordance with Section 6.3.3 or otherwise), the Members shall have the right to appoint up to nine Directors by a Vote of the Majority in Interest of the Members.

6.3.5 Notwithstanding anything else in this Section 6.3, the Majority Preferred shall have the right, at any time and for any reason (or for no reason), to remove and replace a Preferred Designated Director. Should the Preferred Designated Director be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal), then the Majority Preferred may fill the resulting vacancy on the Board of Directors for so long as it retains such rights pursuant to Section 6.1.3. Upon the occurrence of the Board Designation Expiration Date, the Preferred Designated Director shall automatically be removed from the Board of Directors without any further action of the Majority Preferred, the Board of Directors or any other Person. Upon the occurrence of the Board Observer Expiration Date, the Board Observer shall automatically be removed from the Board of Directors without any further action of the Majority Preferred, the Board of Directors or any other Person.

6.3.6 Notwithstanding anything else in this Section 6.3 but subject to Section 6.1, the Securityholders’ Representative shall have the right, at any time and for any reason (or for no reason), to remove and replace the Greenbacker Director or the Greenbacker Observer, as applicable. Should the Greenbacker Director be unwilling or unable to continue to serve, or otherwise cease to serve, (including by reason of his or her involuntary removal), then the Securityholders’ Representative may fill the resulting vacancy on the Board of Directors in accordance with, and subject to the restrictions set forth in, Section 6.1.4 for so long as it retains such right pursuant to Section 6.1.4. Upon the occurrence of the Greenbacker Director Expiration Date, the Greenbacker Director (or, if applicable, the Greenbacker Observer) shall automatically be removed from the Board of Directors without any further action of the Securityholders’ Representative, the Board of Directors or any other Person. For the avoidance of doubt, at any time, there may only be either a Greenbacker Director or a Greenbacker Observer in accordance with Section 6.1.4 and Section 6.1.6, as applicable, and at no time shall there be both a Greenbacker Director and a Greenbacker Observer appointed at the same time.

6.4 IPO.

6.4.1 Subject to Section 6.4.3, the Board of Directors shall have the power to pursue and effect an IPO in any manner or jurisdiction it determines. In connection with an IPO, the Board of Directors shall have the right, on behalf of the Company, without the consent of the Members (unless any such action would adversely affect, alter or amend the rights, obligations, privileges or preferences of any Series A Preferred Member as such are set forth in this Agreement, taking into account the expected treatment of the Series A Preferred Units in connection with an IPO under the terms of this Agreement, including the Certificate of

Designations, in which case the prior written consent of a Majority Preferred shall be required in order for the Board of Directors to take any such action), to:

(i) reorganize the Company into another legal entity in the same or different jurisdiction;

(ii) transfer the assets of the Company in whole or in part to another entity;

(iii) create additional entities so that the listed security is issued by an entity other than the Company;

(iv) seek regulatory or other approvals in applicable jurisdictions necessary to facilitate any such IPO;

(v) modify the terms of this Agreement to comply with regulatory or listing requirements;

(vi) convert the interests of the Members into, or exchange such interests for, interests in an IPO Entity in connection with any IPO in a manner that gives effect to the proportionate ownership percentages of the investors in the Company as determined in the Board of Directors’ sole discretion and, in the case of the Series A Preferred Units, in accordance with Article VII and the Certificate of Designations;

(vii) modify or amend the terms of this Agreement or any other governing documents of the Company to establish the mechanism for the appointment of directors that will govern the Company after the IPO; provided that no such modification or amendment shall, prior to the Greenbacker Director Expiration Date, adversely affect the Securityholders’ Representative’s or Greenbacker Renewable Energy Company LLC’s rights under the last sentence of Section 6.1.4;

(viii) modify or amend this Agreement or any other governing documents of the Company to effectuate the foregoing;

(ix) modify the terms of this Agreement or any other governing documents of the Company to include provisions that limit the ability of other entities or persons to acquire control of the Company or provide investors in the Company with liquidity, which may include provisions establishing a staggered board or a requirement for advance notice for proposals by holders of interests in the Company and nominations, or limitations on convening meetings of holders of interests in the Company or the authorization of the issuance of preferred interests that could be issued by the Board of Directors to impede a takeover attempt;

(x) modify the terms of this Agreement or any other governing documents of the Company to include provisions that, after consultation with the underwriters in any such IPO, are customary or appropriate, as determined in the Board of Directors’ sole discretion; and

(xi) take any other action which the Board of Directors, in its sole discretion, deems reasonable or appropriate.

6.4.2 Subject to Section 6.4.1, the Members acknowledge and agree that the Board of Directors shall determine, in its sole discretion, the terms that will govern the Company in connection with, and following, an IPO and may amend such terms without consent from the Members; provided, that no such terms or amendments may be adverse to the rights and protections afforded to the Greenbacker Securityholders pursuant to Section 9.3.

6.4.3 IPO Reorganization. The Members covenant to effect any Traditional IPO in the following manner unless otherwise agreed to by (w) Majority in Interest of the Members (excluding Series A Preferred Units and Converted Common Units), (x) GSAM, (y) only to the extent it would adversely affect, alter or amend the rights, obligations, privileges or preferences of any Series A Preferred Member as such are set forth in this Agreement, the Mercuria Investor Rights Agreement or Ridgewood Investor Rights Agreement, the Majority Preferred (with such agreement not to be unreasonably withheld, conditioned or delayed) and (z) only to the extent it would materially and adversely affect the tax or regulatory consequences to a Series A Preferred Member compared to the expected consequences of the structure described herein, by each such affected Series A Preferred Member (with such agreement not to be unreasonably withheld, conditioned or delayed): (i) MN8 Energy, Inc. will directly or indirectly become the owner of the Company or its business (whether by merger or otherwise) in a manner intended to be generally tax-deferred to the Members (the “IPO Reorganization”), (ii) in connection with the IPO Reorganization, (A) all Common Units in the Company held by the Common Members will be exchanged (whether by merger or otherwise) for shares of common stock of MN8 Energy, Inc., such that the Common Members will in the aggregate receive the Common Percentage of the common stock of MN8 Energy, Inc. issued in the Pre-IPO Issuance, (B) Converted Common Units in the Company held by the Converted Common Members (if any) will be exchanged (whether by merger or otherwise) for shares of common stock of MN8 Energy, Inc. such that the Converted Common Members will in the aggregate receive the Converted Common Percentage of the common stock of MN8 Energy, Inc. issued in the Pre-IPO Issuance (together, with the issuances contemplated in subclause (A) of this clause (ii), the “Pre-IPO Issuance”) and (C) all Series A Preferred Units in the Company held by the Series A Preferred Members will be exchanged (whether by merger or otherwise) for shares of common stock of MN8 Energy, Inc. or shares of Preferred Stock of MN8 Energy, Inc., as applicable, consistent with Section 7.5.4, and (iii) following the transactions described in clauses (i) and (ii), MN8 Energy, Inc. will issue shares of common stock to the public in such Traditional IPO in exchange for the proceeds of such Traditional IPO. In connection with the transactions described in clauses (i) through (iii), the following rules shall be given effect: (a) for purposes of determining the Pre-IPO Series A Conversion Price (including the Applicable Conversion Price used pursuant to Section 7.5.4) and the Series A Unit Purchase Price used pursuant to Section 7.5.4(i), the Common Units in the Company held by the Common Members and any Converted Common Units in the Company held by the Converted Common Members will be deemed to have been recapitalized immediately prior to the IPO Reorganization into an aggregate number of Common Units and Converted Common Units in the Company equal to the number of shares of common stock of MN8 Energy, Inc. that will be issued in the Pre-IPO Issuance (with an adjustment made to both (1) the Pre-IPO Series A Conversion Price and (2) the Series A Unit Purchase Price used pursuant to Section 7.5.4(i), in each case, under Section 7.5.6 based on such deemed recapitalization); (b) valuing each such share of common stock of MN8 Energy, Inc. based upon the price to the public in the underwriting agreement for such offering (the “Offering Price”) and taking into account the conversion entitlements of such Series A Preferred Units (including pursuant to Section 7.5.4); and the Preferred Stock based on such Offering Price; and (c) common shares issuable to the Original Common Members shall be adjusted, as appropriate, to reflect (i) shares payable under the Promote Fee Agreement, with any shares issued or transferrable to the Special Interest Holder treated as issued to Common Members who are Original Common Members (allocated among such Original Common Members in the same manner in which fees payable under the Promote Fee Agreement are allocated among such Original Common Members) for purposes of such calculations and (ii) subject to any adjustments deemed appropriate by the Board of Directors in accordance with Sections 5.1.4 and 5.5. [Calculations illustrating how such determinations would be made in connection with a Traditional IPO (and based on the assumptions stated therein) are attached hereto as Exhibit C.]8 The Series A Preferred Members shall reasonably cooperate in undertaking the reorganization described in this Section 6.4.3, including executing all documentation reasonably required in connection therewith, provided that drafts of any and all such documentation that would reasonably be expected to be material or adverse to the Company or the Series A Preferred Members shall be provided to the Series A Preferred Members reasonably in advance of such execution. For the avoidance of doubt, upon completion of the Pre-IPO Issuance and the IPO Reorganization, none of the charter, bylaws and other organizational documents of MN8 Energy, Inc. shall be inconsistent with this provision or the Certificate of Designations and the rights and protections afforded to the Greenbacker Securityholders pursuant to Section 9.3. For the avoidance of doubt, if any IPO Reorganization or other restructuring transaction occurs prior to the Greenbacker Director Expiration Date, the charter, bylaws and other organizational documents of MN8 Energy, Inc. shall include provisions giving effect to the rights set forth in Section 6.1.4 until the Greenbacker Director Expiration Date.

6.5 Alternative Liquidity Implementation. Notwithstanding anything to the contrary in this Agreement, but subject to the remainder of this Section 6.5, the Company shall have the right, with the approval of the Board of Directors in consultation with the Securityholders’ Representative, but without the consent of any Member, to effect an Alternative Liquidity Transaction structured as a (i) Permitted Synthetic Secondary Transaction or (ii) as a secondary sale of Common Units by participating Members through direct transfers of such Common Units to one or more investors or other purchasers (a “Direct Secondary Transaction”). Except as set forth in the first sentence of this Section 6.5, nothing set forth in this Section 6.5 shall (i) permit any Alternative Liquidity Transaction that is not otherwise in accordance with the terms of this Agreement or (ii) constitute a waiver or modification of any terms or provisions of this Agreement applicable to Members, including Series A Preferred Members. Prior to an IPO the Company shall use reasonable efforts to cooperate with any Greenbacker Securityholder’s reasonable request related to a Transfer of Common Units by such Member permitted under Section 9.1.7, provided that such cooperation shall not require the Company to provide non-public information, incur any out-of-pocket costs and expenses or make available its employees and personnel for participation in marketing efforts in connection with a Transfer that is not part

8 Exhibit to be prepared during the interim period.

of an Alternative Liquidity Transaction approved by the Board of Directors. In the event the Board determines to provide non-public information in connection with any Transfer it may impose such restrictions, including confidentiality and trading restrictions, in connection with such disclosure as it deems reasonably appropriate. Notwithstanding anything to the contrary, the Company shall not be required to take any action that would violate applicable law, this Agreement or any lock-up of securities of the Public Entity required by the underwriter(s) of any IPO in accordance with Section 9.3.

6.6 Share of Operating Expenses; Payments. In addition to company expenses, the Company shall also directly or indirectly bear its allocable share of the organizational and operating expenses of the entities through which the Company acquires or holds Portfolio Assets, including costs and expenses similar to the types of expenses that constitute company expenses and expenses relating to the acquisition, holding, operation and disposition of such Portfolio Assets.

6.7 Members. The Members shall take no part in the control, management or conduct of the Company’s business nor shall the Members have any power or authority to act for or on behalf of the Company, except as is specifically permitted by this Agreement and by the Act.

6.8 Interest and Capital Withdrawals.

6.8.1 Except as otherwise expressly provided in this Agreement, no interest shall be paid to any Member on account of such Member’s capital contributions to the Company, if any.

6.8.2 No Member shall have the right to withdraw any amount, redeem its interest, receive distributions or demand distributions from the Company, except as otherwise expressly provided in this Agreement.

6.9 Permitted Goldman Sachs Activities. Subject to applicable law, nothing contained herein shall preclude, restrict or limit in any way the activities of Goldman Sachs or any partner, director, officer or employee of Goldman Sachs (each, a “Goldman Sachs Person”), including: (i) from investing in Portfolio Assets or other principal investments for its own account or the account of Other Investment Programs (including investment funds or vehicles managed by Goldman Sachs) or third parties; (ii) from engaging in transactions in connection with a decision by Goldman Sachs to enter into a new strategic business or businesses, including principal investments in financial services companies; (iii) from receiving fees or other compensation of any kind from any activity, including activities in which the interests of the Company may be different from or adverse to the interests of Goldman Sachs or third parties; and (iv) from forming Other Investment Programs.

6.10 Additional Investments by Members.

6.10.1 The Members agree that, subject to Section 7.6 the Board of Directors may (but shall not be obligated to) offer to one or more Members and other Persons, subject to the provisions of this Article VI, each in its individual capacity, the opportunity to invest alongside the Company (or its Subsidiary) in a Portfolio Asset or to purchase a Portfolio Asset from the Company (or its Subsidiary). No Member shall have any right to participate in any such opportunity, or have any interest therein, by virtue of this Agreement or the partnership relation created hereby. Such investment opportunities, if offered, may or may not be in proportion to the Units of the Members and may involve different terms and fee structures, as determined by the Board of Directors.

6.10.2 The Members shall not be obligated to refer potential acquisitions to the Company and shall not be restricted in any investments they make. No Member shall be obligated to do or perform any act in connection with the business activity of the Company not expressly set forth in this Agreement.

6.10.3 Without limiting the foregoing, to the fullest extent permitted by applicable law and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Member, its Affiliates, managers, directors, officers, shareholders, partners, members, employees, employers, representatives and agents (collectively, the “Specified Persons”) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly, (i) pursue, engage and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its Subsidiaries or other Affiliates or deemed to be competing with the Company or any of its Subsidiaries or other Affiliates, or consummate transactions related thereto, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company, as such term is commonly understood in the private equity industry), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other Person, with no obligation to inform, present or offer to the Company or its Subsidiaries or other Affiliates the right to participate therein; or (ii) invest in, or provide services to, any Person that is engaged in the same or similar business activities as the Company or its Subsidiaries or other Affiliates or directly or indirectly competes with the Company or any of its Subsidiaries or other Affiliates. None of the Company, its Subsidiaries or other Affiliates or any of the other Members will have or acquire or be entitled to any interest or expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived) in any such business venture as a result of the involvement therein of any of the Specified Persons; and the involvement of any of the Specified Persons in such business venture will not constitute a conflict of interest or breach of fiduciary duty under this Agreement or otherwise by such Persons with respect to the Company or any of its Subsidiaries, other Affiliates or the other Members. This Section 6.10.3 shall not constitute a waiver of any express obligation of a Member under this Agreement, including with respect to confidentiality and restrictions on transfer.

6.11 Standard of Care; Indemnification Obligations.

6.11.1 (i) To the fullest extent permitted by law, none of the Company or any Director, officer, employee, agent, representative, or controlling person of the Company (if any) (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) shall be liable to the Company or to any Members for: (a) for any act or omission performed or omitted by it or any other Indemnified Person or any losses therefrom (any such loss, a “Loss” and, collectively, “Losses”), in the absence of gross negligence, willful misfeasance or bad faith on the part of such Indemnified Person; (b) any tax liability (including any interest or penalties thereon) imposed on any Member or borne directly or indirectly by the Company (other than, where applicable, the proportionate share of any such tax liability borne by an Indemnified Person in its capacity as a Member); or (c) any Losses due to any act or omission performed or omitted by agents of the Company (or their respective employees).

(ii) To the fullest extent permitted by law, the Company shall indemnify (and advance funds pursuant to clause (iii) below to cover) any Indemnified Person, jointly and severally, for any Losses to which such Indemnified Person may become subject in connection with: (a) any matter arising out of or in connection with the Company’s business or affairs (including any Losses arising out of or in connection with the Company’s indemnification, contribution, reimbursement or similar obligations to any of its assets or to any director, manager, officer, employee, partner, agent, or any other similar Person or entity of any such asset), except, with respect to any Indemnified Person, to the extent that any such Loss results solely from the gross negligence, willful misfeasance or bad faith of such Indemnified Person; (b) any tax liability imposed on the Company, any Subsidiary of the Company or other entity in which the Company invests, directly or indirectly, or any Member (in excess of such Indemnified Person’s proportionate share of any such tax liability as a Member); or (c) any act or omission performed by or omitted by brokers or other agents of the Company or their respective employees (unless such employee, broker or agent is an Indemnified Person, in which case clause (i) of this sentence would apply, as applicable) as long as such Persons were selected with reasonable care.

(iii) In the event that any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person (including any Member) in connection with any matter arising out of or in connection with the Company’s business or affairs (including a breach by any Member of this Agreement or the Member’s Subscription Agreement), the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined, by a court having appropriate jurisdiction in a decision that is not subject to appeal, that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in clause (ii) of this Section 6.11.1.

(iv) If for any reason (other than the gross negligence, willful misfeasance or bad faith of such Indemnified Person) the foregoing indemnification, reimbursement or advance is unavailable to such Indemnified Person, or is insufficient to hold either harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.

(v) For the avoidance of doubt and not in limitation of the foregoing, the amount of each Common Member’s undrawn commitment or outstanding capital commitment, if any, may be called in order to satisfy any indemnification, reimbursement, contribution or similar obligation the Company may have, including any obligation resulting from applicable law. A failure to make any payments required under this Section 6.11.1 shall be a default by the Member and thus subject to the provisions of Section 3.4 governing defaults; provided, however, that the provisions of Section 3.4 shall not be the sole remedy of the Company in the event of a failure to make any payments required under this Section 6.11.1.

6.11.2 The reimbursement, indemnity and contribution obligations of the Company under this Section 6.11 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the officers, directors, partners, managing directors, stockholders, members, other equity holders, employees and controlling Persons (if any) of each Indemnified Person and shall be binding upon and inure to the benefit of any Successors, assigns, heirs and personal representatives of any Indemnified Persons.

6.11.3 The reimbursement, indemnity and contribution obligations provided by this Section 6.11 shall not be deemed to be exclusive of any other rights to which any Indemnified Person may be entitled under any agreement, as a matter of law or otherwise, both as to action in an Indemnified Person’s official capacity and to action in another capacity, and shall continue as to an Indemnified Person who shall have ceased to have an official capacity for acts or omissions during such official capacity (or otherwise when acting at the request of the Board of Directors) and shall inure to the benefit of any Successors, assigns, heirs and personal representatives of any Indemnified Persons.

6.11.4 The Company hereby acknowledges that the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by certain of its Affiliates (the “Affiliate Indemnitors”). The Company hereby agrees (i) that it is the indemnitor and expense advancer of first resort with respect to the Indemnified Persons (i.e., its obligations to the Indemnified Persons are primary and any obligation of the respective Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons is secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, without regard to any rights an Indemnified Person may have against the Affiliate Indemnitors, as applicable, and (iii) that it irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Affiliate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company. The Company and each of the Members acknowledges that the Affiliate Indemnitors are express third party beneficiaries of the terms of this Section 6.11.

6.11.5 The Company shall have power to purchase and maintain reasonable insurance on behalf of the Board of Directors and the other Indemnified Persons at the expense of the Company, against any liability that may be asserted against or incurred by them in any such capacity or arising out of the Board of Directors’ or such Indemnified Person’s status as such, whether or not the Company would have the power to indemnify the Indemnified Persons against such liability under the provisions of this Agreement.

6.11.6 Each Indemnified Person may rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

6.11.7 Each Indemnified Person shall be entitled, to the fullest extent of the law, to rely in good faith upon any and all sources enumerated in Section 18-406 of the Act, and any act or omission taken or suffered by such Indemnified Person in reasonable reliance on such source or sources shall in no event subject the Indemnified Person to liability to the Company or to any Member or to any other Person. All Members hereby acknowledge and agree that each Indemnified Person is entitled to the same right of reliance and protection from liability as the Board of Directors.

6.11.8 The Board of Directors may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Board of Directors shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by it hereunder.

6.11.9 The Board of Directors is specifically authorized and empowered, for and on behalf of the Company, to enter into any agreement or undertaking with any Indemnified Person not itself a party to this Agreement that the Board of Directors considers to be necessary or advisable to give full effect to the foregoing indemnification provisions of this Agreement.

6.11.10 The foregoing provisions of this Section 6.11 shall survive any termination of this Agreement.

6.12 Transactions with the Company’s Affiliates. Subject to applicable law and to compliance with Section 7.6, the Company may enter into transactions with any Affiliate of the Company; provided, that any such transactions shall be on commercially reasonable, arm’s length terms, as determined by the Board of Directors.

Article VII

SERIES A PREFERRED UNITS

7.1 Designation. A class of Units to be known as the Series A Preferred Units (“Series A Preferred Units”) is hereby designated and created, and such class of Units shall be comprised of the following series: “Series A-1 Preferred Units”, “Series A-2 Preferred Units”, “Series A-3 Preferred Units” and “Series A-4 Preferred Units”. All references to the Series A Preferred Units hereunder shall be to all Series A-1 Preferred Units, Series A-2 Preferred Units, Series A-3 Preferred Units and Series A-4 Preferred Units (if any such Series A-3 Preferred Units and Series A-4 Preferred Units are issued in accordance with this Agreement). This Article VII and the other provisions of this Agreement together fix the preferences, rights, powers and duties of the holders of Series A Preferred Units.

7.1.1  Ranking. The Series A Preferred Units, with respect to distribution rights, rights upon liquidation, winding up, and dissolution, and redemption rights, shall rank:

(i)  junior to all of the Company’s existing and future debt obligations;

(ii)  junior to any class of Units established after the Effective Date in accordance with the terms of this Agreement, the terms of which class rank senior in any respect to such Series A Preferred Units, whether as to distribution rights, allocation rights, rights upon liquidation, winding up, and dissolution, redemption rights or otherwise (together with any options, rights or warrants to acquire, or any security convertible into or exercisable or exchangeable for, any such Units, “Senior Interests”);

(iii)  equal with any class of Units established after the Effective Date in accordance with the terms of this Agreement (other than Senior Interests), the terms of which class are on parity in any respect to such Series A Preferred Units, whether as to distribution rights, allocation rights, rights upon liquidation, winding up, and dissolution, redemption rights or otherwise (together with any options, rights or warrants to acquire, or any security convertible into or exercisable or exchangeable for, any such Units, “Parity Interests”); and

(iv)  senior to any class of Units established on or prior to the Effective Date, including the Common Units and Converted Common Units, and each other class of Units established after the Effective Date that are not Senior Interests or Parity Interests (collectively, and together with any options, rights or warrants to acquire, or any security convertible into or exercisable or exchangeable for, any such Units, “Junior Interests”).

7.1.2  Maturity. The Series A Preferred Units have no stated maturity. The Series A Preferred Units will remain outstanding indefinitely until redeemed or converted in accordance with the terms of this Agreement or otherwise repurchased by the Company.

7.1.3  Series. Notwithstanding anything to the contrary set forth herein, where any provision specifies that any conversion, redemption or other payment must be made ratably among Series A Preferred Members or ratably based on number of Series A Preferred Units or words of similar effect, such provisions shall be deemed to mean ratably by series (i.e. Series A-1 Preferred Units, Series A-2 Preferred Units, Series A-3 Preferred Units and Series A-4 Preferred Units) and the Company may select one or more series to have priority in such redemption, conversion or payment over other series so long as such conversion, redemption or other payment is also made ratably among Series A Preferred Members of each such series based on the aggregate Series A Stated Value of all Series A Preferred Units held by each Series A Preferred Member of such series. The Company shall designate such selection in written notice to Series A Preferred Members made in connection with such conversion, redemption or other payment.

7.2  Distributions.

7.2.1  Except as permitted by Section 5.1.5, Section 7.6.1 or as otherwise set forth in this Article VII (including distributions in respect of Series A Preferred Units), no dividends or distributions shall be paid prior to a Qualified IPO or Specified IPO without the prior written consent of the Majority Preferred, provided that such restriction shall not apply to any exchange, distribution or redemption made in accordance with Section 6.4.3 or in connection with a Permitted Synthetic Secondary Transaction. Distributions shall accrue on each Series A Preferred Unit from and after the Effective Date (provided that with respect to each Series A-1 Preferred Unit, distributions shall have been treated as accruing since the Specified Date (and the definitions and amounts of PIK Accrual and Series A Stated Value (and any other relevant amounts) with respect to such Series A-1 Preferred Unit shall be calculated taking into account such treatment) to reflect PIK Accruals (as defined in the Prior MN8 Energy LLC Agreement) and unpaid Series A Quarterly Distributions (as defined in the Prior MN8 Energy LLC Agreement) included in the Series A Stated Value (as defined in the Prior MN8 Energy LLC Agreement) of the corresponding MN8 Energy Preferred Unit at and prior to the exchange of such MN8 Energy Preferred Unit pursuant to the Energy Merger), whether or not declared, on a daily basis, on the basis of a 360 day year comprised of twelve 30 day months, on the then Series A Stated Value at the Series A Preferred Distribution Rate, on a cumulative basis (with respect to each Series A Preferred Unit, the “Series A Quarterly Distribution”). The Series A Quarterly Distribution shall be payable in arrears on each Series A Quarterly Distribution Payment Date for each Quarterly Period. If the Company makes a Series A PIK Election (as defined below) or otherwise fails to pay in cash all or any part of an accrued Series A Quarterly Distribution on the Series A Quarterly Distribution Payment Date in respect of any Quarterly Period, any such unpaid amount shall constitute a “PIK Accrual” and automatically be added to the then current Series A Stated Value.

7.2.2  If any distributions or dividends on Common Units or Converted Common Units are made, in cash, securities or other property, with the consent of the Majority Preferred while Series A Preferred Units remain outstanding, all outstanding Series A Preferred Units shall be entitled to receive dividends or distributions, in the form in which such dividends or distributions are made to the Common Units or Converted Common Units, on an as-converted basis as if all such Series A Preferred Units had been converted into Converted Common Units in accordance with the terms of this Agreement, provided that such right shall not apply with respect to any reclassification, exchange or distribution made in accordance with Section 5.1.5, Section 6.4.3 or to any redemption or payment made in connection with a Permitted Synthetic Secondary Transaction.

7.2.3  Notwithstanding anything to the contrary in this Section 7.2, the Company may, at the sole election of the Board of Directors, with respect to any Series A Quarterly Distribution accrued in respect of any Quarterly Period (or portion thereof for which a Series A Quarterly Distribution is due), elect (a “Series A PIK Election”) to have up to 100% of the amount that would have been payable in cash (if such Series A Quarterly Distribution had been a cash distribution) on a Series A Quarterly Distribution Payment Date added to the Series A Stated Value, effective as of the first day of the Quarterly Period immediately following the Quarterly Period in respect of which such payment is due, as PIK Accrual in lieu of paying such portion of accrued Series A Quarterly Distribution in cash. From and after such Series A Quarterly Distribution Payment Date related to a Series A PIK Election, the Series A Preferred Units will accrue at the Series A Preferred Distribution Rate on the as increased Series A Stated Value.

7.2.4  Notwithstanding anything to the contrary in this Agreement, the Company, at its election in the sole discretion of the Board of Directors, may pay to the Series A Preferred Members on a pro rata basis (based on the Series A Stated Value of each Series A Preferred Member’s holdings), at any time (including in connection with a conversion of Series A Preferred Units or otherwise in connection with an IPO) in cash (including with proceeds of an IPO) any PIK Accruals previously included in the Series A Stated Value of any Series A Preferred Units and, upon such payment, the Series A Stated Value of such Series A Preferred Units shall be reduced by any amounts so paid in cash, provided, that in connection with any conversion that is not made on a pro rata basis, any cash payment shall be pro rata solely among Series A Preferred Members based on the Series A Stated Value of Units being converted.

7.3  Redemption; Call Right.

7.3.1  Holder Optional Redemption. On or after March 28, 2031, each Series A Preferred Member may, by delivering a written notice (“Redemption Notice”) to the Company, require the Company to purchase and redeem Series A Preferred Units held by such Series A Preferred Member and specified in such Redemption Notice (including the amount and series of such Series A Preferred Units subject to such Redemption Notice) for cash in an amount equal to the Series A Unit Purchase Price for such Series A Preferred Units plus any accrued but unpaid Series A Quarterly Distributions thereon and any unpaid outstanding PIK Accruals thereon as of the date of redemption (such amount, the “Optional Redemption Price”), which redemption shall occur on a date selected by the Company (the “Redemption Date”) that is not less than ten (10) nor more than thirty (30) days (or, if such date is not a Business Day, the next Business Day) following the delivery of such Redemption Notice from such Series A Preferred Member to the Company (or such other date as may be agreed to by such Series A Preferred Member and the Company). Upon receipt of a Redemption Notice from a Series A Preferred Member, the Company shall promptly notify all other Series A Preferred Members, and if any other Series A Preferred Member delivers to the Company a Redemption Notice within two (2) Business Days of receipt of such notice from the Company with respect to such first Redemption Notice, all Series A Preferred Units covered by such Redemption Notices will be redeemed on the same Redemption Date on a pro rata basis. Except to the extent prohibited by law, the Company shall pay the Optional Redemption Price in cash in full on the Redemption Date.

7.3.2  Company Call Right.

(i)  The Company shall have the right to redeem for cash all or any portion of the outstanding Series A Preferred Units at a price equal to the greatest of (w) an amount sufficient to provide a Cash Return of 1.4x with respect to such redeemed Series A Preferred Units, (x) the Series A Stated Value, and (y) the value of the Converted Common Units into which such Series A Preferred Units are then convertible, which value shall be equal to the Fair Market Value of such Converted Common Units (such price, the “Call Right Redemption Price”). If the Company exercises its redemption right under this Section 7.3.2(i), each Series A Preferred Member shall have the right to convert, immediately prior to the redemption pursuant to this call right, any Series A Preferred Units subject to such redemption into Converted Common Units at the Applicable Conversion Price. Further, if the Company exercises its redemption right under this Section 7.3.2(i) only with respect to a portion of the outstanding Series A

Preferred Units, then the Company shall redeem the Series A Preferred Units on a pro rata basis based on the respective number of Series A Preferred Units held by the Series A Preferred Members. Notwithstanding the foregoing, the Company shall not be permitted to exercise the foregoing redemption right for less than all of the Series A Preferred Units (I) if, as a result of such exercise, the Series A Preferred Members would cease to hold the minimum amount of Series A Preferred Units necessary to retain their right to designate a director on the Board of Directors pursuant to Section 6.1.3 (unless the amount of outstanding Series A Preferred Units is already below such minimum amount at the time of determination or the Company lowers such minimum amount necessary to retain the right to designate a director on the Board of Directors to the amount that would be outstanding after such partial redemption), (II) for an aggregate redemption price of less than $50 million or (III) if as a result of such exercise, the Series A Preferred Members would hold Series A Preferred Units with an aggregate redemption price (based on the redemption price applicable at such time) of less than $50 million (calculated based on the applicable redemption price at such time) following such redemption.

(ii)  To exercise the call right under this Section 7.3.2 with respect to the Series A Preferred Units, the Company shall provide to each Series A Preferred Member a written notice that describes (a) the number and series of such Series A Preferred Member’s Series A Preferred Units to be redeemed, (b) the price at which such Series A Preferred Units will be redeemed calculated in accordance with Section 7.3.2(i), and (c) the date on which such redemption will occur, which shall not be less than thirty (30) days from the date of such written notice. Once such written notice is delivered, it shall become irrevocable and all amounts owed to the Series A Preferred Member as a result of the Company’s exercise of its call right shall be due and payable to such Series A Preferred Member on the applicable redemption date. If the amounts required to be paid in respect of any Series A Preferred Units called for redemption shall not be so paid, the Series A Preferred Units shall remain outstanding and Company shall pay, on the date on which such amounts are actually paid and the redemption becomes effective, as part of the redemption price, an amount equal to any distributions which would have been otherwise payable at the Series A Preferred Distribution Default Rate, from the date of the required redemption through the date on which such redemption payment is actually made.

(iii)  Each Series A Preferred Member electing conversion of Series A Preferred Units into Converted Common Units prior to a redemption under this Section 7.3.2 shall deliver to the Company a Series A Conversion Notice pursuant to Section 7.5.5.

7.4  Deemed Liquidation Event; Liquidation.

7.4.1  Deemed Liquidation Event; Mandatory Redemption.

(i)  In connection with a Deemed Liquidation Event (the date on which the Deemed Liquidation Event is consummated, the “Deemed Liquidation Event Date”), the Company shall redeem each Series A Preferred Unit, upon prompt written notice (which shall not be less than 10 days’ prior notice) as provided below, for cash in an amount equal to, (A) in the case of a Deemed Liquidation Event described in clause (a) (if voluntary), clauses (b), (c) and (d) of the definition of Deemed Liquidation Event, the greatest of (x) an amount sufficient to provide a Cash Return of 1.4x with respect to such Series A Preferred Unit, (y) the Series A Stated Value, and (z) the value of the Converted Common Units into which such Series A Preferred Unit is then convertible, which value shall be equal to the Fair Market Value of such Converted Common Units determined in connection with a Deemed Liquidation Event or (B) in the case of a Deemed Liquidation Event described in clause (a) (if involuntary) of the definition of Deemed Liquidation Event, the greater of the (x) Series A Stated Value and (y) value of the Converted Common Units into which such Series A Preferred Unit is then convertible, which value shall be equal to the Fair Market Value of such Converted Common Units determined in connection with the applicable Deemed Liquidation Event (such price, the “Mandatory Redemption Price”). If the funds and assets of the Company legally available to redeem the Series A Preferred Units shall be insufficient to redeem all Series A Preferred Units on the Deemed Liquidation Event Date, then the Series A Preferred Members shall share ratably in any redemption in proportion to the respective Series A Preferred Units held by the Series A Preferred Members (in proportion to the respective aggregate Series A Stated Value of the series A Preferred Units held by such Series A Preferred Members). The Company shall redeem the balance of any Series A Preferred Units as soon as reasonably practicable after the Company has sufficient cash available to effect such redemption and any Series A Preferred Unit not redeemed shall remain outstanding and entitled to all of their rights, privileges and preferences set forth in this Agreement until the Mandatory Redemption Price in respect of such Series A Preferred Unit has been paid in full.

(ii)  Promptly upon the entry by the Company into a written agreement that provides for a Deemed Liquidation Event, the Company shall provide to the Series A Preferred Members a written notice that describes: (a) the events constituting the anticipated Deemed Liquidation Event (including a summary of the terms and conditions of the anticipated Deemed Liquidation Event that may be material to the Series A Preferred Members); (b) the anticipated date of the consummation of the Deemed Liquidation Event as reasonably estimated by the Board of Directors at such time; (c) the Mandatory Redemption Price owed pursuant to clause (i) above for redemption of the Series A Preferred Units held by the applicable Series A Preferred Member as of the anticipated Deemed Liquidation Event Date; and (d) the anticipated redemption date.

(iii)  The Company’s obligation to redeem Series A Preferred Units pursuant to this Section 7.4.1 shall be contingent upon the actual consummation of a Deemed Liquidation Event.

7.4.2  Liquidation. In connection with any voluntary or involuntary liquidation, dissolution or winding up of the Company pursuant to Article XI, each outstanding Series A Preferred Unit shall be entitled to receive from the Company cash in an amount equal to the Series A Liquidation Preference of such Series A Preferred Unit prior to any distributions being made in respect of any other Units (other than any other Series A Preferred Units, if any). In the event that the assets of the Company available for distribution to the Series A Preferred Members upon any voluntary or involuntary liquidation, dissolution or winding up of the Company pursuant to Article XI shall be insufficient to pay each Series A Preferred Member the amount to which such holder is entitled pursuant to this Section 7.4.2, each Series A Preferred Member shall share ratably in any redemption in proportion to the respective Series A Preferred Units held by the Series A Preferred Members. The Company shall redeem the balance of any Series A Preferred Units as soon as reasonably practicable (if ever) after the Company has sufficient cash available to effect such redemption and any Series A Preferred Unit not redeemed shall remain outstanding until the Series A Liquidation Preference in respect of such Series A Preferred Unit has been paid in full. After the payment in full to the Series A Preferred Members of the amounts provided for in this Section 7.4.2 in connection with any liquidation, then, provided that such amounts were equal to the applicable Series A Liquidation Preference of the Series A Preferred Units as of such time, such Series A Preferred Members shall have no right or claim to any of the remaining assets of the Company in respect of their ownership of such Series A Preferred Units. In the event Section 7.4.1 and this Section 7.4.2 apply to the same event, Section 7.4.1 shall control.

7.5  Conversion.

7.5.1  Conversion Ratio. Subject to any adjustments required pursuant to Section 7.5.6, upon conversion of any Series A Preferred Unit described in Sections 7.5.2, 7.5.3, or 7.5.4, each Series A Preferred Member will be entitled to a number of Converted Common Units equal to:

(i)  the Series A Stated Value of the Series A Preferred Units held by such Series A Preferred Member divided by

(ii)  the Applicable Conversion Price.

7.5.2  Holder Optional Conversion. Subject to this Section 7.5.2, each Series A Preferred Member may, at any time at its option (without any additional consideration), convert (in whole or in part) the Series A Stated Value of its Series A Preferred Units into Converted Common Units which are fully paid and non-assessable. In order to exercise its right to conversion under this Section 7.5.2, the Series A Preferred Units that the applicable Series A Preferred Member elects to convert must be comprised of the greater of (i) Series A Preferred Units with an aggregate Series A Stated Value of at least $50 million (or such lesser amount to the extent such exercise is comprised of all of such Series A Preferred Member’s Series A Preferred Units) or (ii) if after such conversion such Series A Preferred Member’s remaining Series A Preferred Units would have an aggregate Series A Stated Value of less than $50 million, all of such Series A Preferred Member’s Series A Preferred Units. The Company shall pay any and all issue, transfer, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issuance or delivery of Converted Common Units upon conversion of Series A Preferred Units to the record holder thereof. The record holder shall pay any tax that may be due if Converted Common Units issuable upon conversion of Series A Preferred Units are issued in a name other than such record holder’s name.

7.5.3  Majority Preferred Mandatory Conversion. The Majority Preferred may, upon written notice to the Company upon not less than three (3) days nor more than thirty (30) days, elect to cause 100% of the issued and outstanding Series A Preferred Units to be converted into Converted Common Units at the Applicable Conversion Price. Each Series A Preferred Member shall thereafter receive its pro rata share of the Converted Common Units into which such Series A Preferred Units have been converted. Following such conversion, such Units may not be reissued by the Company.

7.5.4  Exchange of Stock upon Qualified IPO.

(i)  Immediately prior to and in connection with the issuance and sale of shares of Common Stock by the Public Entity pursuant to a Qualified IPO (but contingent upon the consummation of such a Qualified IPO), each holder of Series A Preferred Units agrees that 50% of the aggregate Series A Stated Value of such holder’s Series A Preferred Units (with conversion priority given to the Series A Preferred Unit with the smallest relative aggregate Series A Stated Value such that the Public Entity will have the fewest series of Series A Preferred Stock outstanding) shall automatically be contributed to the Public Entity pursuant to this Section 7.5.4(i) in connection with the Qualified IPO at an effective time determined by the Board of Directors, in each case, in exchange for a number of shares of Common Stock equal to the then Series A Stated Value (with any unpaid distributions through the date of conversion either (a) added in the Series A Stated Value or (b) paid in cash as provided in clause (iii) below) divided by the IPO Conversion Price; provided, however, that if the price per Common Unit implied by the price per share of Common Stock offered to the public in the Qualified IPO is equal to or greater than 133% of the Series A Unit Purchase Price (as adjusted pursuant to Section 7.5.6), then each Series A Preferred Member agrees that 100% of such Person’s Series A Preferred Units shall automatically be contributed to the Public Entity pursuant to this Section 7.5.4(i) in connection with the Qualified IPO at an effective time determined by the Board of Directors in exchange for a number of shares of Common Stock equal to the then Series A Stated Value (with any unpaid distributions through the date of conversion either (a) added in the Series A Stated Value or (b) paid in cash as provided in clause (iii) below), divided by the IPO Conversion Price.

(ii)  Each Series A Preferred Unit not exchanged for Common Stock pursuant to Section 7.5.4(i) shall automatically be contributed to the Public Entity pursuant to this Section 7.5.4(ii) in connection with the Qualified IPO at an effective time determined by the Board of Directors in exchange for one (1) share of a preferred security of the Public Entity (“Preferred Stock”) that will have the rights, preferences and privileges set forth in the Certificate of Designations in the form attached hereto as Exhibit B (the “Certificate of Designations”).

(iii)  Any unpaid distributions on any Series A Preferred Units through the date of conversion or exchange (and not previously added to the Series A Stated Value) shall, at the option of the Board of Directors, either be (a) added to the Series A Stated Value and exchanged for Common Stock and/or Preferred Stock in accordance with this Section 7.5.4 or (b) paid in cash in connection with the Qualified IPO.

(iv)  Notwithstanding anything herein to the contrary, in connection with and immediately prior to a Traditional IPO, each Series A-2 Preferred Unit, each Series A-3 Preferred Unit and each Series A-4 Preferred Unit issued and outstanding as of such time shall convert into a number of Series A-1 Preferred Units as follows:

(1)  all Series A-2 Preferred Units held by a Series A Preferred Member shall convert into a number of Series A-1 Preferred Units equal to (x) the aggregate Series A Stated Value attributable to all Series A-2 Preferred Units held by such Series A Preferred Members as of such time divided by (y) the Series A Stated Value attributable to a Series A-1 Preferred Unit as of such time;

(2)  all Series A-3 Preferred Units held by a Series A Preferred Member shall convert into a number of Series A-1 Preferred Units equal to (x) the aggregate Series A Stated Value attributable to all Series A-3 Preferred Units held by such Series A Preferred Members as of such time divided by (y) the Series A Stated Value attributable to a Series A-1 Preferred Unit as of such time; and

(3)  all Series A-4 Preferred Units held by a Series A Preferred Member shall convert into a number of Series A-1 Preferred Units equal to (x) the aggregate Series A Stated Value attributable to all Series A-4 Preferred Units held by such Series A Preferred Members as of such time divided by (y) the Series A Stated Value attributable to a Series A-1 Preferred Unit as of such time;

provided, that the Series A-1 Units issued pursuant to this clause (iv) shall have the same Series A Stated Value attributable to a Series A-1 Preferred Unit as of the time of such issuance.

7.5.5  Conversion Notice. To convert Series A Preferred Units into Converted Common Units pursuant to Section 7.3.2, 7.5.2 or 7.5.3, a Series A Preferred Member (or, in the case of a conversion pursuant to Section 7.5.3, the Member(s) constituting the Majority Preferred) shall give written notice (a “Series A Conversion Notice”) to the Company stating that such Member elects to so convert Series A Preferred Units pursuant to Section 7.3.2, 7.5.2 or 7.5.3 and the number of Series A Preferred Units to be converted (subject to the requirements set forth in Section 7.5.2, if applicable). The close of business on the date of receipt by the Company of such notice shall be the effective time of conversion, and the Converted Common Units issuable upon conversion of the specified Series A Preferred Units shall be deemed to be outstanding of record as of such date (and the Series A Preferred Units converted shall cease to be outstanding), and the Board of Directors shall update the Company’s books and records to reflect such conversion. All Converted Common Units issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

7.5.6  Anti-Dilution.

(i)  If the Company (a) makes a distribution on its Common Units or Converted Common Units in securities (including Common Units) or other property or assets, (b) subdivides (by any stock split, recapitalization or otherwise) its outstanding Common Units or Converted Common Units into a greater number of Common Units or

Converted Common Units or (c) combines (by combination, reverse stock split or otherwise) its Common Units or Converted Common Units into a smaller number of Common Units or Converted Common Units, then the Pre-IPO Series A Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision or combination shall be proportionately adjusted, to the extent necessary, so that the conversion of the Series A Preferred Units after such time shall entitle the holder to receive the aggregate number of Converted Common Units that such holder would have been entitled to receive if the Series A Preferred Units had been converted into Converted Common Units immediately prior to such record date or effective date, as the case may be. An adjustment made pursuant to this Section 7.5.6(i) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, or combination.

(ii)  If the Company (a) reorganizes, (b) reclassifies the Common Units or Converted Common Units (other than as a result of a Unit distribution or subdivision, split-up or combination of Units), (c) consolidates or merges the Company with or into another Person, (d) sells, leases, grants an exclusive license, transfers or disposes of all or substantially all of the assets of the Company to another Person or (e) completes another similar transaction that is not covered in clause (i) above (other than a Permitted Synthetic Secondary Transaction), in each case which entitles the holders of Common Units and Converted Common Units (if any) to receive cash or other property or assets with respect to or in exchange for Common Units or Converted Common Units, as applicable, each Series A Preferred Unit shall, immediately after the effective time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Converted Common Units then convertible for such Series A Preferred Unit, be exercisable for the kind and number of Units or other securities, property or assets of the Company or of the successor Person resulting from such transaction to which such Converted Common Units would have been entitled on the effective date of such transaction if the Series A Preferred Unit had been converted in full immediately prior to the effective time of such transaction and the applicable number of Converted Common Units then issuable pursuant to this Agreement as a result of such conversion; and, in such case, appropriate adjustment shall be made with respect to such Series A Preferred Member’s rights under this Agreement to ensure the provisions of this Section 7.5.6 shall thereafter be applicable, as nearly as possible, to the Series A Preferred Units in relation to any Units, securities, property or assets thereafter acquirable upon the conversion of the Series A Preferred Units. Without limiting the foregoing and except as provided in Section 6.4.3, the Company shall not consummate any share split, exchange or reclassification of the Series A Preferred Units.

(iii)  Adjustments shall be made successively whenever any event described above shall occur. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7.5.6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and (a) the Board of Directors shall update the Members Schedule to provide for the adjusted membership interests of each

Member, if applicable, and (b) furnish to each holder of Series A Preferred Units a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request of any holder of Series A Preferred Units upon the receipt of a notice pursuant to clause (b) of the immediately preceding sentence, furnish or cause to be furnished to such holder a similar notice setting forth (x) such adjustments and readjustments, (y) the Pre-IPO Series A Conversion Price then in effect, and (z) the number of Converted Common Units and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Units.

(iv)  For purposes of this Section 7.5.6, the transactions contemplated by Section 6.4.3 shall be deemed a subdivision or combination, as applicable, subject to adjustment herein but any exchange pursuant to the IPO Reorganization shall not result in any additional adjustment hereunder. Any time an adjustment is made pursuant to this Section 7.5.6 (or would have been made but for the immediately preceding sentence), a corresponding adjustment shall be made to the Series A Unit Purchase Price but only for purposes of Section 7.5.4(i).

(v)  No adjustment shall be made pursuant to this Section 7.5.6 in the case of (x) a Deemed Liquidation Event if all the Series A Preferred Units are redeemed in full in accordance with this Agreement in connection with such Deemed Liquidation Event or (y) a conversion of any Series A Preferred Units pursuant to Section 7.5.4(iv).

(vi)  No adjustment shall be made to the Pre-IPO Series A Conversion Price pursuant to this Section 7.5.6 to the extent such adjustment would result in a duplication of the rights of the Series A Preferred Units to participate in certain distributions and dividends on an as-converted basis pursuant to Section 7.2.2.

(vii)  Other than in connection with a Traditional IPO, or Deemed Liquidation Event in which the Series A Preferred Units are redeemed in full, and subject to Section 6.4.3, the Company shall not undertake any of the transactions contemplated by this Section 7.5.6 in which the Company is not the surviving entity, unless such transaction provides that each holder of Series A Preferred Units retains all special rights, privileges and preferences (including voting rights and board designation rights) and shall be subject only to substantially the same restrictions as in effect immediately prior to the consummation of such transaction and shall be preserved and reflected in the organizational documents, stockholders agreement or other agreements of any such new entity.

(viii)  Neither the distribution under Section 5.1.5 nor an Alternative Liquidity Transaction shall, solely by reason thereof, result in any adjustment under Section 7.5.6 or require any consent, approval or waiver of any Series A Preferred Member.

7.5.7  No Fractional Interests. No fractional Converted Common Unit or share of Common Stock or Preferred Stock shall be issued upon the conversion or exchange of any Series A Preferred Unit. All Converted Common Units or shares of Common Stock or Preferred Stock (including fractions thereof) issuable upon conversion or exchange of more than one Series A

Preferred Unit by a holder thereof shall be aggregated for purposes of determining whether the conversion or exchange would result in the issuance of any fractional Converted Common Unit or share of Common Stock or Preferred Stock. If, after the aforementioned aggregation, the conversion or exchange would result in the issuance of a fraction of a Converted Common Unit or share of Common Stock or Preferred Stock, the Company (or Public Entity) shall not issue a fractional Converted Common Unit or share of Common Stock or Preferred Stock, but shall round the fractional Converted Common Unit or share of Common Stock or Preferred Stock to the nearest whole number (and a 0.5 of a share shall be rounded up to the next higher Converted Common Unit or share of Common Stock or Preferred Stock).

7.6  Specified Additional Rights.

7.6.1  Consent Rights. In addition to any other vote or approval required under this Agreement, for as long as Series A Preferred Units remain outstanding, the prior written consent of the Majority Preferred shall be required in order for the Company to or, with respect to clauses (v), (vi), (viii), (ix) or (x) only, to cause any of its Subsidiaries to, as applicable, take any of the following actions (whether by merger, consolidation or otherwise):

(i)  (a) liquidate, dissolve or wind up the affairs of the Company or the Operating Company or (b) effect any Deemed Liquidation Event that does not return in cash at least the greater of (x) an amount sufficient to provide a Cash Return of 1.4x on the Series A Preferred Units and (y) the Series A Stated Value;

(ii)  amend, alter or repeal any provision of this Agreement or any of the Company’s other organizational documents in a manner adverse in any respect to the rights, obligations, preferences and privileges of the Series A Preferred Units;

(iii)  (a) create or authorize the creation of, increase the authorized amount of, or issue (I) any equity security or (II) any other security that is convertible into or exercisable for, any equity security, in each case, unless such equity security is a Junior Interest;

(iv)  prior to a Qualified IPO or Specified IPO, purchase or redeem or pay any dividend, return or distribution on any equity interests of the Company other than the Series A Preferred Units, other than (w) pursuant to the terms of any compensatory equity or equity-based awards to employees, directors or other service providers of any MN8 Entity, (x) in connection with a Specified Event (so long as, in connection with a Specified Event, prior to or concurrently with such distribution the Series A Preferred Members receive all the cash, securities or other property to which such Series A Preferred Members are entitled hereunder in connection with such Specified Event), (y) as set forth in Section 5.1.5 or (z) in connection with a Permitted Synthetic Secondary Transaction; provided, that any request for consent for the Company to make a distribution in accordance with Article V shall include the amount of any proposed distribution; provided, further, that distributions pursuant to a pre-IPO reorganization in accordance with Section 6.4 shall not require consent of the Majority Preferred;

(v)  prior to an IPO, incur additional indebtedness for borrowed money other than a Permitted Incurrence. For purposes hereof, “Permitted Incurrence” means (a) any incurrence so long as the Leverage Ratio (as defined in Exhibit D-1 and Exhibit D-2, as applicable) at the time of incurrence is not, and on a pro forma basis will not be, more than 6.50:1; (b) any refinancing of existing indebtedness which does not increase the principal amount outstanding thereunder (other than with respect to fees, discount and expenses in connection with such refinancing); (c) the Permitted Administrative Loan and any intercompany indebtedness solely among the Company and any of its Subsidiaries or among Subsidiaries of the Company and (d) for the avoidance of doubt, any Indebtedness which is excluded from Consolidated Total Net Indebtedness (as defined on Exhibit D-1 or Exhibit D-2, as applicable). For purposes of this clause (v), the Leverage Ratio shall be calculated (i) prior to the Adjusted CFADS Effective Date in accordance with Exhibit D-1 and (ii) on or after the Adjusted CFADS Effective Date in accordance with Exhibit D-2. Notwithstanding the foregoing in this clause (v), prior to the earlier of (i) the Adjusted CFADS Effective Date and (ii) an IPO, the Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, incur any indebtedness for borrowed money which would be included in Consolidated Total Net Indebtedness as defined on Exhibit D-1 if, after giving effect thereto, Consolidated Total Net Indebtedness (as defined on Exhibit D-1 and taking into account the principles set forth in the next sentence below), would exceed $775 million (other than indebtedness permitted under clause (c) of the definition of Permitted Incurrence). For purposes of the immediately preceding sentence of this Section 7.6.1(v), Consolidated Total Net Indebtedness shall be calculated after giving pro forma effect to any incurrence of Indebtedness (as defined in Exhibit D-1) and any acquisition or other transaction to be consummated on the date of incurrence; provided that, in calculating Consolidated Total Net Indebtedness for purposes of the immediately preceding sentence (including for purposes of the pro forma effect described in the foregoing clause), there shall be excluded, for a period not to exceed 90 days following the incurrence thereof, any Indebtedness incurred to temporarily fund or bridge a tax equity partnership investment in respect of one or more Project Companies (as defined in Exhibit D-1) pending receipt of the proceeds of such investment, to the extent such Indebtedness is to be repaid from such proceeds, with any such Indebtedness not repaid in full by the end of such 90-day period being included from and after the end of such period. Following the Effective Date and until an IPO, the Company shall deliver, or cause to be delivered, to each Series A Preferred Member a reconciliation report with respect to the calculations under this Section 7.6.1(v) in the form attached hereto as Schedule 1 to Exhibit D-1 or Exhibit D-2 (as applicable) for each fiscal quarter;

(vi)  prior to an IPO, enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries (other than the Company or its Subsidiaries), on the other hand, in each case, other than (a) transactions in connection with agreements already in place on the date hereof or (b) transactions determined in good faith by the Board of Directors to be on arm’s length terms;

(vii)  prior to an IPO, make, revoke or change any election relating to the income tax classification of the Company; or

(viii)  prior to an IPO, create or hold capital stock in any Subsidiary that is not wholly-owned, or dispose of any Subsidiary stock or all or substantially all of any Subsidiary assets, in each case other than (A) in connection with tax equity partnerships (or other similar arrangements to monetize tax benefits) or other ordinary course financings, (B) sales and dispositions of Subsidiary interests or assets in the ordinary course of business or (C) in a transaction in which the proceeds are not distributed out of the Company;

(ix)  during any period prior to the earlier of an IPO and the Adjusted CFADS Effective Date in which there are drawn amounts outstanding under the MN8 Revolving Credit Agreement in excess of the Maximum Revolver Amount at such time, spend or incur (in accordance with GAAP) an amount on Development Expense during any calendar year in excess of the amount budgeted for such year in the Approved Development Expense Budget; or

(x)  prior to the earlier of an IPO and the Adjusted CFADS Effective Date, make any Acquisition unless funded solely with the proceeds from the issuance of Junior Interests.

If the Company shall propose to take any action enumerated above in clauses (i) through (x) of this Section 7.6.1 requiring consent of the Majority Preferred, then, and in each such case, the Company shall give written notice of such proposed action to each Series A Preferred Member reasonably in advance thereof, which notice shall describe the proposed action and the proposed effective date of such action in reasonable detail.

7.6.2  Additional Rights.

(i)  Prior to an IPO, so long as the Series A Preferred Units remain outstanding, the Series A Preferred Members, coordinated through Majority Preferred, shall, (a) once per year, be entitled to organize and attend a meeting with one or more officers of the Company, and (b) once per quarter, be entitled to organize and attend a conference call, during which the Company’s officers shall review the Company’s performance and be available to answer questions from the Series A Preferred Members.

(ii)  If an IPO has not occurred on or prior to later of the Effective Date or December 31, 2026, the Company will issue on that date to each Preferred Investor a number of additional Series A Preferred Units (classified as Series A-3 Preferred Units) in an amount equal to $1 multiplied by the product of (i) 1% and (ii) the aggregate then applicable Series A Stated Value of all Series A-1 Preferred Units then held by such Preferred Investor.9

9 Agreement to be updated to reflect the Series A-3 Preferred Units being issued on the Effective Date if Closing is after December 31, 2026.

(iii)  If an IPO has not occurred on or prior to the date that is six months after the Effective Date, the Company will issue on that date to each Preferred Investor a number of additional Series A Preferred Units (classified as Series A-4 Preferred Units) in an amount equal to $1 multiplied by the product of (i) 1% and (ii) the aggregate then applicable Series A Stated Value of all Series A-1 Preferred Units then held by such Preferred Investor

7.6.3  Voting.

(i)  Subject to Section 12.20, (in addition to any votes in respect of Converted Common Units), each holder of Series A Preferred Units shall have the right to a number of votes equal to the number of Converted Common Units issuable upon conversion of such holder’s Series A Preferred Units. Except as otherwise provided in this Agreement, holders of the Common Units, Converted Common Units and the Series A Preferred Units, collectively (on an as-converted basis), shall vote together on all matters.

(ii)  Any voting by holders of Series A Preferred Units shall be determined based on the aggregated Series A Stated Value of each issued and outstanding Series A Preferred Unit instead of the number of Series A Preferred Units that are issued and outstanding. For purpose of any requirement of the Delaware Code requiring a class vote, the Series A Preferred Members agree that such vote shall be of the Series A Preferred Units, voting as a single class (based on the aggregate Series A Stated Value of all Series A Preferred Units) and not by series, and any requirement of a vote by series of the Series A Preferred Units is hereby waived.

7.6.4  Reservation of Converted Common Units. The Company shall at all times when the Series A Preferred Units are outstanding, reserve and keep available out of its authorized but unissued Units, for the purpose of effecting the conversion of the Series A Preferred Units, such number of its duly authorized Converted Common Units as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Units.

7.7  Default Remedies.

7.7.1  If the Company fails to perform a material obligation in respect of the Series A Preferred Units as and when required (including nonpayment of the Applicable Redemption Price in full upon the applicable redemption date), and such failure is not remedied within 60 days of receiving notice thereof from a holder of Series A Preferred Units then, continuing until such failure is cured, the Series A Quarterly Distribution shall accrue at the Series A Preferred Distribution Default Rate instead of the Series A Preferred Distribution Rate.

7.7.2  If the Company fails to make any payment as and when due under this Agreement on or following March 28, 2031, in connection with a Deemed Liquidation Event or any other redemption of the Series A Preferred Units, and such failure is not remedied within 60 days of receiving notice thereof from a holder of Series A Preferred Units then, in each case, the Majority Preferred shall have the power and authority on behalf of the Company and its Subsidiaries to: (i) (x) cause the Company and its Subsidiaries to drawdown any available borrowings under an existing credit facility (in accordance with the terms of the applicable credit agreement and applicable law) and/or use commercially reasonable efforts to incur indebtedness for borrowed money on commercially reasonable terms (as determined by the Board of Directors in good faith) in order to, in each case, cure the breach of payment to the Series A Preferred Units to the extent permitted by such existing credit facility and (y) take the actions described in clauses (A) through (C) below, or (ii) in the event the Majority Preferred exercise the rights in clause (i) above, 90 days after such election if such breach of payment to the Series A Preferred Units has not been cured, or if no such election is made by the Majority Preferred, immediately after such 60 day cure period, to the extent such actions have not already been taken pursuant to clause (i) above, (A) cause the Company or its Subsidiaries to engage a financial advisor or investment bank that is not affiliated with any Series A Preferred Member (the “Financial Advisor”) to conduct one or more marketed sale processes related to all or any portion of the Company and its Subsidiaries or their respective assets and properties (collectively, the “Sale Process”); (B) enter into a customary engagement letter with such Financial Advisor on terms reasonably acceptable to the Majority Preferred; (C) manage the Sale Process; (D) launch the Sale Process; (E) negotiate with one or more bidders in the Sale Process; (F) select the highest bidder or bidders in its reasonable discretion in the Sale Process; and (G) execute, deliver and perform obligations under one or more definitive sales documents (and other agreements related thereto) on terms and conditions reasonably approved by the Majority Preferred (each such sale or transaction, an “Approved Sale”), provided that (x) the Financial Advisor shall be one of the major bulge bracket banks unless otherwise agreed to by the Company and the Majority Preferred and (y) no Approved Sale under this Section 7.7.2 shall be made to any Affiliate of a Series A Preferred Member.

7.7.3  If an Approved Sale is structured as: (i) a merger or consolidation, each Member shall vote its Units to approve such merger or consolidation; (ii) a sale of Units, each Member shall agree to sell, and shall sell, all of its Units on the terms and conditions so approved; or (iii) a sale of assets, each Member shall vote its Units to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a Members meeting (as reasonably requested by the Majority Preferred).

7.7.4  In furtherance of the foregoing, each Member shall: (i) waive all dissenter’s rights, appraisal rights and similar rights in connection with each Approved Sale; and (ii) take, with respect to such Member’s Units, all necessary actions reasonably requested by the Majority Preferred in connection with the consummation of each Approved Sale, including voting to approve such Approved Sale and executing the applicable purchase agreement. In any Approved Sale, each holder of Units shall be obligated: (y) to make customary representations and warranties as to such Member’s title to and ownership of Units, authorization, execution and delivery of relevant documents and instruments by such Member, enforceability of relevant agreements against such Member and other matters relating to such Person, and to enter into customary covenants in respect of a Transfer of such Member’s Units in connection with such Approved Sale (other than restrictive covenants); and (z) to participate pro rata based on the consideration to be received by such Member in any customary indemnities with respect to matters other than the representations and warranties described in clause (y) above (which shall be several), it being understood that such participation shall be limited to funding out of the consideration to be received by such Member, on a pro rata basis based on the consideration to be received by such Member, any hold-back or escrow arrangements related thereto, and being responsible for such Member’s pro rata share of any withdrawals therefrom (provided that no Member shall be obligated to provide indemnification for an amount greater than it receives in connection with the Approved Sale).

7.7.5  All net proceeds from (i) any Approved Sale (including any merger or sale of Units) or (ii) the drawdown of the Company’s existing credit facility (in accordance with the terms of such credit facility, applicable law and Section 7.7.2) shall be applied to the extent permitted by the Company’s existing credit facility, in each case, in priority to any other payment to Members of the Company, to redeem the Series A Preferred Units at the Applicable Redemption Price payable on the date of breach plus dividends on the Series A Preferred Units at the Series A Preferred Distribution Default Rate from the date of such breach until the Series A Preferred Units have been redeemed in full.

7.7.6  The Company shall bear all costs of any Approved Sale (including any reasonable and documented out of pocket legal or other costs incurred by the Series A Preferred Members in connection with such Approved Sale) to the extent such costs are incurred for the benefit of the Members or the Company and are not otherwise paid by the Company or the acquiring party.

7.7.7  In furtherance of the provisions of Section 7.7.1 through Section 7.7.5, each Member (and each of its successors, heirs, legal representatives, and permitted assigns and transferees) hereby: (i) irrevocably appoints the Majority Preferred as such Member’s agent and attorney-in-fact (the “Drag-Along Agent”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions as are reasonably necessary or desirable to effectuate any Approved Sale in accordance with this Section 7.7 and (ii) grants to the Drag-Along Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Units held by such Member and exercise any consent rights applicable thereto in favor of any such Approved Sale.

7.7.8  Unless otherwise agreed to by the Majority Preferred, no Member shall Transfer any Units during any Sale Process except to an Affiliate that expressly agrees to be bound by the provisions of this Agreement.

7.8  Preemptive Rights.

7.8.1  If, prior to an Exit Event, any MN8 Entity proposes to issue any equity securities (or securities exercisable for, exchangeable for or convertible into equity securities) of any type or class for cash (“New Securities” and each such issuance, a “Triggering Event”), the applicable MN8 Entity shall first offer each holder of Series A Preferred Units (each, a “Preemptive Rights Holder”) the right to purchase up to its pro rata share (based on such Preemptive Rights Holder’s then current ownership of Units on a fully diluted basis divided by all Fully Diluted Units outstanding), of such New Securities. Notwithstanding the foregoing, none of the following shall constitute New Securities or a Triggering Event: issuances (i) of any compensatory equity or equity-based awards to employees, directors or other service providers of any MN8 Entity; (ii) pursuant to an IPO or any restructuring transactions in connection with any IPO; (iii) in connection with a joint venture or similar arrangement or financing entered into in the ordinary course of business and not involving any issuance of New Securities by the Company; (iv) in connection with tax equity transactions; (v) to MN8 Entities; (vi) issued upon conversion or exchange contemplated by this Agreement; (vii) in connection with any split, dividend or recapitalization by the Company otherwise in accordance with the terms hereof; (viii) customary equity kickers required by lenders in connection with any debt financing from a bank or similar financial institution in connection with the incurrence of new indebtedness in accordance herewith; (ix) for consideration pursuant to a merger, consolidation, acquisition or similar business combination, in each case under this clause (ix), with an unrelated third party and on arm’s length terms, including in respect of issuance of Common Units to Greenbacker Securityholders in accordance with the Greenbacker Merger Agreement; (x) as part of a Permitted Synthetic Secondary Transaction or (xi) pursuant to Section 7.6.2(ii) or Section 7.6.2(iii).

7.8.2  The Company shall give written notice to each Preemptive Rights Holder of any proposed Triggering Event as promptly as practicable, but in no event later than twenty (20) Business Days prior to the consummation of the Triggering Event, which notice shall set forth all material terms and conditions of the Triggering Event, including (i) the number of (or formula for determining such number) and a description of the New Securities proposed to be issued at the closing of the Triggering Event, (ii) the pro rata portion of New Securities which may be purchased pursuant to Section 7.8.1, together with reasonable supporting detail for the determination thereof; (iii) the closing date of the Triggering Event and, if different, the issuance date for the New Securities to be issued in connection therewith; (iv) the proposed offerees or purchasers of the New Securities; (v) the aggregate proposed proceeds or fair market value to be obtained by the MN8 Entities from the issuance of New Securities in connection with such Triggering Event; and (vi) the anticipated issue or exercise price per New Security, together with reasonable supporting detail for the determination thereof. The Company shall update the information in such notice promptly following any changes to the material terms and conditions of the Triggering Event.

7.8.3  The rights of any Preemptive Rights Holder pursuant to Section 7.8.1 shall be exercisable with respect to any Triggering Event by delivery of written notice (a “Preemptive Rights Notice”) to the Company no later than the later of (x) ten (10) Business Days after receipt of the Company’s notice in respect of such Triggering Event pursuant to Section 7.8.2 above and (y) five (5) Business Days prior to the consummation of such Triggering Event. A Preemptive Rights Notice shall specify the following, each as determined in such Preemptive Rights Holder’s discretion: (i) whether such Preemptive Rights Holder or its Affiliate will purchase such New Securities, provided that an Affiliate may be designated only if such Affiliate would be a permitted transferee under Section 9.2.2 (such purchaser, the “Preemptive Rights Purchaser”), and (ii) the number of such New Securities (up to its pro rata portion) to be purchased; provided, that such Preemptive Rights Holder may update the information in its Preemptive Rights Notice following any changes to the material terms and conditions of the Triggering Event.

7.8.4  If a Preemptive Rights Holder exercises its preemptive right pursuant to Section 7.8.1 with respect to any Triggering Event, such Preemptive Rights Holder, or an Affiliate thereof, shall purchase and the Company shall issue to such Preemptive Rights Purchaser the New Securities specified in its Preemptive Rights Notice (i) at or approximately the same date and time as the closing of the Triggering Event or, if different, the issuance date for the New Securities to be issued in connection therewith or (ii) at such date and time as mutually agreed between the Company and such Preemptive Rights Purchaser, in each case, subject only to the consummation of the Triggering Event and applicable law.

7.8.5  Notwithstanding anything to the contrary in this Agreement, any MN8 Entity may issue New Securities without first offering such New Securities to the Preemptive Rights Holders or complying with the procedures of this Section 7.8 so long as each Preemptive Rights Holder receives prompt written notice of the consummation of such issuance and, within thirty (30) days thereof, such MN8 Entity offers to each Preemptive Rights Holder the opportunity to purchase the number of New Securities such Preemptive Rights Holder would have been entitled to purchase pursuant to this Section 7.8 and on the same terms and conditions as set forth in this Section 7.8 (including any time periods).

Article VIII

LIABILITY OF MEMBERS

In no event (other than as provided in Sections 3.2, 4.5, 5.4, 9.5 and 10.3) shall any Member holding Series A Preferred Units, Common Units or Converted Common Units (or former holder of Common Units or Converted Common Units) have any personal liability for the repayment and discharge of the debts and obligations of the Company, in each case, except to the extent provided by the Act. The obligations of the Common Members (and in the case of Section 10.3, the Converted Common Members) as provided in Sections 3.2, 4.5, 5.4, 9.5 and 10.3 are conditional obligations and are payable only to the extent, and only in such amount, as provided for in this Agreement.

Article IX

TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS

9.1  Restrictions on Transfer of Interests Other than Series A Preferred Units or Converted Common Units.

9.1.1  No Member shall directly or indirectly transfer, sell, encumber, mortgage, hypothecate, assign or otherwise dispose of or grant a security interest over or in relation to, voluntarily or involuntarily, all or any portion of its Common Units (each, a “Transfer”) without: (i) the prior written consent of the Company, which may be granted or withheld in its discretion, with or without cause and (ii) the receipt by the Board of Directors (unless such requirement is waived by the Board of Directors) not less than 10 Business Days prior to the date of any proposed Transfer of a written opinion of counsel reasonably acceptable to the Board of Directors (who may be counsel for the Company), satisfactory in form and substance to the Board of Directors, to the effect that such Transfer would not result in: (a) the assets of the Company being treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation); (b) requiring registration of the Common Units under, or a violation of, the Securities Act or any “Blue Sky” laws or other securities laws of any state of the United States or any other jurisdiction applicable to the Company or the Common Units to be transferred; (c) the Company becoming an “investment company” under the Investment

Company Act (or, if applicable, failing to qualify for the relevant exemption from registration under the Investment Company Act) or (d) any adverse tax consequences to the Company (or Members generally). Such opinion of counsel shall also cover such other matters as the Board of Directors may reasonably request.

9.1.2  Notwithstanding the foregoing provisions of this Section 9.1: (i) no Transfer of all or any portion of a Member’s Common Units may be made at any time there remains owing any amount in respect of any Member Loan made pursuant to Section 3.4 relating to such Common Unit and (ii) the Board of Directors may prohibit any Transfer that in its judgment may result in: (a) the assets of the Company being treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation); (b) the Company becoming an “investment company” under the Investment Company Act (or, if applicable, failing to qualify for the relevant exemption from registration provided by the Investment Company Act); (c) an increase in the number of record holders of the Company (as determined pursuant to Rule 12g5-1 promulgated under the Exchange Act); or (d) a risk that the Company may become subject to the registration requirements of the Exchange Act.

9.1.3  Without limiting the generality of the other provisions of this Section 9.1, during the pre-IPO period, the Company may withhold consent to any Transfer if such transfer may, together with other events (either past or anticipated), result in any risk of triggering an “ownership change” (as defined under Section 382 of the Code). The Company may also determine to impose certain restrictions on purchases and/or transfers post-IPO, including limiting (i) purchases if they would cause a Member to become a “5-percent shareholder” (as defined under Section 382 of the Code) and (ii) transfers by a “5-percent shareholder.”

9.1.4  Members that acquire Common Units prior to an IPO shall not be permitted to Transfer such Common Units (or any interests in the Company or Public Entity received in connection with any IPO) after the consummation of such IPO until the expiration of any lock-up agreement entered into by the Company, the Special Interest Holder or any Public Entity in connection with the IPO. Following the expiration of any such lock-up agreement, Members may transfer such Common Units (or such interests in the Company or Public Entity received in connection with an IPO), subject to compliance with applicable securities laws and any requirements imposed by the Company, any Public Entity or the transfer agent with respect to such interests.

9.1.5  Any purported Transfer not in compliance with this Article IX shall be void and of no force and effect.

9.1.6  Subject to any lock-up of securities of the Public Entity required by the underwriter(s) of any IPO, without notice to the Members and without the consent of the Board of Directors, but subject to applicable law, including the Dodd-Frank Act and any Sanctions Laws and Regulations, Goldman Sachs may Transfer all or a portion of its Units in the Company (in whole or in part) to any other Person if such transferee or recipient agrees to be bound by the terms of this Agreement by executing and delivering to the Company an Adoption Agreement substantially in the form attached hereto as Exhibit A.

9.1.7  Subject to any lock-up of securities of the Public Entity required by the underwriter(s) of any IPO, without notice to the Members and without the consent of the Board of Directors, but subject to applicable law, including the Dodd-Frank Act and any Sanctions Laws and Regulations, each Greenbacker Securityholder may Transfer all or a portion of its Common Units in the Company (in whole or in part) to any other Person if such transferee or recipient agrees to be bound by the terms of this Agreement by executing and delivering to the Company an Adoption Agreement substantially in the form attached hereto as Exhibit A.

9.1.8  The restrictions in this Section 9.1 shall not apply to the Transfer of Series A Preferred Units or Converted Common Units, which are addressed in Section 9.2.

9.2  Restrictions on Transfer on Series A Preferred Units and Converted Common Units.

9.2.1  Subject to the Securities Act or any “Blue Sky” laws, or other securities laws applicable to the Company, and Sections 9.2.2 and 9.2.3, Series A Preferred Members and Converted Common Members may Transfer Series A Preferred Units or any Converted Common Units to any Person if such transferee or recipient agrees to be bound by the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Any Member proposing to Transfer Series A Preferred Units or Converted Common Units in accordance with this Section 9.2 shall give the Board of Directors prior written notice of such proposed Transfer (and in any event, no less than 2 Business Days’ prior to the consummation of such Transfer or entry into any definitive agreement with respect thereto) and, prior to the consummation of such Transfer or entry into any definitive agreement with respect thereto, shall provide the Board of Directors with any information reasonably requested by the Board of Directors to confirm the compliance of such Transfer with the terms of this Section 9.2.

9.2.2  Without the consent of the Board of Directors, no Member shall Transfer any Series A Preferred Units or Converted Common Units:

(i)  if the aggregate Series A Stated Value of the transferred Series A Preferred Units or Series A Preferred Units to which Converted Common Units relate is less than $25 million;

(ii)  if such Member, together with its Affiliates, has previously made three Transfers of Series A Preferred Units or Converted Common Units (other than Transfers to Affiliates of such Member);

(iii)  to transferees that the Company reasonably determines are Competitors or Activists;

(iv)  to any Disqualified Entity;

(v)  if in the judgment of the Board of Directors, such Transfer would result in the assets of the Company being treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation);

(vi)  if in the judgment of the Board of Directors, such Transfer would result in a risk that the Company may become subject to the registration requirements of the Exchange Act; or

(vii)  if the Board of Directors determines that such transfer would cause the Company to become an “investment company” under the Investment Company Act (or, if applicable, failing to qualify for the relevant exemption from registration provided by the Investment Company Act).

9.2.3  Without the consent of the Board of Directors, no Member shall Transfer any Series A Preferred Units or Converted Common Units (other than Transfers to Affiliates of such Member) from the date of issuance of such Series A Preferred Units, or of the Series A Preferred Units converted into such Converted Common Units, as the case may be, until the earlier of the third anniversary of the Specified Date and the consummation of an IPO. Notwithstanding anything to the contrary set forth herein, the restrictions set forth in Sections 9.2.2(i) and 9.2.2(ii) shall not apply to transfers to Affiliates.

9.2.4  As a condition to receiving securities in the Public Entity pursuant to Article VII, holders of Series A Preferred Units and Converted Common Units agree to enter into customary lock-up agreements in connection with an IPO that will restrict sales of securities of the Public Entity within six months following the consummation of such IPO, subject to customary exceptions (the periods described in this Section 9.2.4, the “Series A Lock-Up Period”).

9.2.5  Any purported Transfer of Series A Preferred Units or Converted Common Units not in compliance with this Section 9.2 shall be void and of no force and effect.

9.3  Greenbacker Securityholder Parity. (a) The contractual lock-up and Transfer restrictions applicable to any holder of Common Units issued pursuant to the Greenbacker Merger (each, a “Greenbacker Securityholder”) during any period in which such Greenbacker Securityholder is subject to any lock-up agreement or underwriting agreement entered into in connection with an IPO by a Public Entity shall be no more restrictive than those applicable to any Other Existing Member with respect to such Other Existing Member’s Units (or any interests in the Company or Public Entity in connection with any IPO) and (b) any waiver, early release, or modification of any lock-up or Transfer restriction granted by the Company, or any Public Entity (or any of their respective boards of directors) or the underwriters to any Other Existing Member with respect to such Other Existing Member’s Units (or any interests in the Company or Public Entity received in connection with any IPO) shall automatically apply to each Greenbacker Securityholder to the same extent and on the same terms, effective as of the date such waiver, early release, or modification is granted, without any further action, approval, or consent required of or by any Person. Prior to or substantially concurrently with the grant of any such waiver, early release, or modification, the Company (or its successor) shall deliver written notice thereof to the Securityholders’ Representative, which notice shall describe in reasonable detail the nature, scope, and effective date of such waiver, early release, or modification.

9.4  Expenses of Transfer. The transferring Member agrees that it will pay all expenses, including attorneys’ fees, incurred by the Company in connection with any attempted or realized Transfer of all or any portion of its interest, whether or not the Board of Directors consents to such Transfer. Such costs generally will include the amount of any transfer taxes due as a result of a Member’s Transfer and the costs of accounting for such Transfers including for applicable tax purposes.

9.5  Indemnification by Transferor. In the event that the Company or the Board of Directors becomes involved in any capacity in any action, proceeding, or investigation brought by or against any Person (including any Member) in connection with any Transfer by a Member of a Member’s interest in the Company or the admission into the Company as a Member of any purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient (each, an “Assignee”) of such transferring Member’s interest in the Company (any such Assignee, when so admitted, being hereinafter called a “Substituted Member”), the Member who has transferred all or any portion of its interest in the Company will periodically reimburse each of the Company and the Board of Directors for each of their legal and other expenses (including the cost of any investigation and preparation) incurred in connection with such action, proceeding or investigation. To the fullest extent permitted by law, the transferring Member also will indemnify the Company and the Board of Directors for any losses, claims, damages, or liabilities to which either of them may become subject in connection with such Transfer. The reimbursement and indemnity obligations of the transferring Member under this Section 9.5 shall be in addition to any liability that the transferring Member may otherwise have, shall extend upon the same terms and conditions to the Members and the Board of Directors, and shall be binding upon and inure to the benefit of any Successors, assigns, heirs, and personal representatives of the Company and the Board of Directors. The obligations of a transferor under the foregoing provisions shall survive the Transfer of its interest or any termination of this Agreement.

9.6  Responsibility for Commitments. Any Person which acquires all or any portion of the interest in the Company of a Member (whether or not admitted as a Substituted Member) shall be obligated to contribute to the Company the appropriate portion of any amounts thereafter becoming due in respect of any capital commitment of its predecessor in such interest in the Company in accordance with this Agreement, and will be subject to forfeiture of its interest in the Company to the extent provided in Article III in respect of such amounts. Each Member agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, as between it and the Company it will remain liable for any capital commitment made with respect to its interest in the Company (as such interest in the Company existed prior to such Transfer) and for any other obligations under this Agreement, and will be subject to forfeiture of its interest in the Company to the extent provided in Article III prior to the time, if any, when the Assignee of such interest, or portion thereof, is admitted as a Substituted Member.

9.7  Recognition of Transfer. The Company shall not recognize for any purpose any purported Transfer of all or any portion of the interest in the Company of a Member unless: (i) the provisions of Section 9.1 shall have been complied with and (ii) there shall have been filed with the Company a dated notice of such Transfer, in form satisfactory to the Board of Directors, executed and acknowledged by both the transferring Member and the Assignee and such notice: (a) contains the acceptance by the Assignee of all the terms and provisions of this Agreement and the Assignee’s agreement to be bound thereby; (b) represents that such Transfer was made in accordance with all applicable laws and regulations; and (c) contains a power of attorney authorizing the Company to execute this Agreement on behalf of the Assignee.

9.8  Status of Transferor. Any Member which shall Transfer all of its interest in the Company shall cease to be a Member, except as provided in Section 9.6 and except that, unless and until a Substituted Member is admitted in its stead, such transferring Member shall retain the statutory rights and obligations of a Member under the Act. Anything herein to the contrary notwithstanding, the Company shall be entitled to treat the transferring Member of an interest in the Company as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to it, until such time as the Assignee of such interest in the Company has been admitted into the Company as a Substituted Member.

9.9  Transfers by Assignee. A Person who is the Assignee of all or any portion of the interest in the Company of a Member as permitted hereby but does not become a Substituted Member and who desires to make a further Transfer of such interest in the Company shall be subject to all of the provisions of this Article IX to the same extent and in the same manner as any Member desiring to make a Transfer of its interest in the Company.

9.10  Substituted Members. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 9.1.1, no Assignee of all or any part of the interest of a Member shall become a Substituted Member without the prior written consent of the Board of Directors, which consent may be withheld in the discretion of the Board of Directors.

9.11  Conditions of Admission. Each Assignee as a condition to its admission as a Substituted Member shall execute and acknowledge such instruments, in form and substance satisfactory to the Board of Directors, as the Board of Directors reasonably deems necessary or appropriate to effectuate such admission, including a counterpart to this Agreement.

9.12  Rights Prior to Admission. Unless and until an Assignee of a Unit in the Company is admitted to the Company as a Substituted Member pursuant to and in accordance with Sections 9.10 and 9.11, such Assignee shall not be entitled to any rights in the Company or recognized as a Member for any purpose (other than with respect to distributions in respect of the assigned Unit) and, in particular, shall not be entitled to vote or give consents with respect to such Unit in the Company.

Article X

WITHDRAWAL, DEATH, INCOMPETENCY

10.1  Withdrawal of Members.

10.1.1  Except as set forth in this Agreement, no Member may redeem its interest or withdraw from the Company without the prior written consent of the Board of Directors, which consent may be granted or withheld in the Board of Directors’ discretion. Any redemption of Common Units shall be subject to Section 7.1 and Section 7.6.1.

10.1.2  The Board of Directors may terminate the interest of any Common Member in the Company at any time upon at least five days’ prior written notice, if the Board of Directors determines that the continued participation of the Member in the Company may adversely affect the Company (including for any tax, ERISA or regulatory purposes, such as a change to an applicable law or regulation) or any Member. Without limiting the generality of the foregoing, the Board of Directors may terminate the interest of any Common Member: (i) if there is any breach of such Member’s representations, warranties or covenants in the Subscription Agreement, this Agreement or related documents executed by such Member; (ii) if the Member: (a) engages in illegal conduct or other misconduct which the Board of Directors determines could result in reputational harm to the Company, (b) is convicted of, or pleads nolo contendere to, a felony or serious misdemeanor, or (c) illegally or fraudulently obtains funds which the Member seeks to invest; or (iii) the Board of Directors determines that the continued participation of that Member may result in the assets of the Company being or continuing to be treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation). In the event of termination by the Board of Directors of a Member’s interest (other than Series A Preferred Units and other than as a result of a default), such Member generally shall be paid by the Company, within 120 days thereafter (or as soon reasonably practicable thereafter) as the Company has available funds, in cash, in-kind, or by delivery of a note, an amount generally equal to 80% of the fair value of the Member’s interest in the Company at the end of the quarter preceding such termination (determined in good faith by the Board of Directors in accordance with Section 5.2), with the remaining 20% to be paid within 30 days following the completion of the audit for the fiscal year in which the termination occurs, in cash, in-kind, or by delivery of a note. Notwithstanding the foregoing, the Board of Directors may, in lieu of terminating a Member’s interest, cause the Transfer of such interest. The interest in the Company held by such terminated Member shall not be included in calculating the Company interests of the Members required to take any action under this Agreement. In the event a note is issued to a Member pursuant to this Section 10.1.2, such note will bear terms which the Board of Directors determines are reasonable market terms under the circumstances of the termination or withdrawal. Each Member acknowledges and agrees that actual payment in respect of a Member’s interest in the Company may take substantially longer than 120 days from the date a Member’s interest in the Company is terminated under this Section 10.1 and substantially longer than 30 days following the completion of the audit for the fiscal year in which the termination occurs. Notwithstanding a payment by the Company to a Member of any amount described above, the Company reserves the right to seek reimbursement from a Member whose interest has been terminated by the Board of Directors under this Section 10.1 for Losses incurred by the Company resulting from any action or omissions of such Member.

10.1.3  Goldman Sachs or an affiliate thereof may make one or more capital commitments (the “Ongoing GS Investment”). If the Board of Directors determines in its discretion that the continued participation of Goldman Sachs, its affiliates, subsidiaries, successors or a Goldman Sachs employee or related entity would cause the Ongoing GS Investment to constitute more than 4.9% of total Fully Diluted Units or would otherwise adversely affect the Company, Goldman Sachs reserves the right to withdraw, and to permit its affiliates, subsidiaries, successors and any Goldman Sachs employees and their related entities to withdraw, without prior notice to Members, a pro rata portion of each such investor’s portion of the Ongoing GS Investment in an amount necessary to reduce the amount of the Ongoing GS

Investment to 4.9% of total Capital Commitments or to an amount as otherwise determined by the Board of Directors in its sole discretion is required to avoid any adverse effect on the Company (including for any legal or regulatory reasons, such as a change to an applicable law or regulation) or in order for the Company or Goldman Sachs to comply with the Bank Holding Company Act, the Dodd-Frank Act or any other current or future laws, rules, regulations or legal requirements applicable to the Company or Goldman Sachs, or to reduce, eliminate or otherwise modify the impact, or applicability, of any bank regulatory or other restrictions resulting from Goldman Sachs’ status under the Bank Holding Company Act or as an entity otherwise subject to the Dodd-Frank Act.

10.2  Economic and Other Sanctions.

10.2.1  In the event that the Board of Directors determines that a Member is a Sanctioned Member, the Board of Directors may, without prior notice to such Sanctioned Member or the other Members, take such actions as it determines required or advisable with respect to a Member, such Member’s interest and the Company generally, to comply with applicable Sanctions Laws and Regulations and other applicable laws and regulations. In connection with taking any such actions and/or upon the lifting of any sanctions on a Sanctioned Member, the Board of Directors may make such adjustments, including adjustments to capital commitments, distributions, allocations, voting rights, and any and all other fees, payments and obligations, as it determines appropriate. In addition, in the event that the Board of Directors determines that a Member is a Sanctioned Member, such Member will not participate in Portfolio Assets made by any of the Company’s Subsidiaries while the applicable Member is a Sanctioned Member.

10.2.2  Each Member that is not a Sanctioned Member will be required to bear an increased amount of Company expenses in order to cover the amount attributable to Sanctioned Members, except in the case of customs duties, taxes, and fees payable to the United States or any agency or instrumentality thereof or to any State, territory, district, county, municipality or other political subdivision in the United States.

10.2.3  In the event a Sanctioned Member ceases to be subject to sanctions under any Sanctions Laws and Regulations, the Board of Directors may require such Sanctioned Member to make a contribution to the Company (or the Board of Directors may retain amounts otherwise distributable to such Sanctioned Member) for any company expenses to which such Sanctioned Member would have been subject had such Sanctioned Member not been subject to such sanctions, plus an additional amount, equal to simple interest, at a floating rate equal to Prime plus two percent per annum on the amount such Sanctioned Member is required to contribute to the Company under this Section 10.2.3 (such additional amount shall not be treated as a capital contribution). The Board of Directors (in its discretion as to timing and amount) may make distributions of any amounts received by the Company in accordance with this Section 10.2.3 to the other Members pro rata in accordance with the amounts contributed by such other Members under Section 10.2.2.

10.3  Effect of Death, Etc. The death, disability, incapacity, incompetency, bankruptcy, insolvency, termination or dissolution of a Member shall not cause the commencement of the winding up and dissolution of the Company. Upon compliance with the provisions of Article IX, the legal representatives, if any, of a Member shall succeed as Assignees to the Member’s Units in the Company upon the death, incapacity, incompetency, bankruptcy, insolvency or dissolution of a Member, but shall not be admitted as Substituted Member without the written consent of the Board of Directors, which may be granted or withheld in its discretion, with or without cause. The interest in the Company held by such legal representative of a Member shall not be included in calculating the Company interests of the Members required to take any action under this Agreement, unless such legal representative is admitted as a Substituted Member.

Article XI

DISSOLUTION; PROCEDURE ON DISSOLUTION

11.1  Dissolution. The Board of Directors may, subject to Section 7.6, dissolve the Company at any time by giving notice of dissolution to the Members in accordance with the Act. The Company shall also be dissolved and terminated as set forth in Article II.

11.2  Dissolution Procedures. Upon dissolution of the Company at the expiration of the Company term or for any other cause set forth in this Agreement:

11.2.1  The affairs of the Company shall be wound up and the Company liquidated by the Board of Directors, including the preparation and filing of all documents or instruments necessary to effect the Company’s dissolution, winding up and termination. The Board of Directors will take any actions necessary or advisable to liquidate the Company’s assets, including, if determined by the Board of Directors, in its sole discretion, the appointment of agents to assist it in the liquidation process. The Board of Directors and any such “liquidation agent” may receive reasonable compensation, as determined by the Board of Directors in its discretion, for the provision of such services, which compensation may be paid out of the remaining assets of the Company.

11.2.2  The net proceeds of winding up shall be distributed in payment of liabilities of the Company in the following order:

(i)  first, to creditors of the Company (other than Members);

(ii)  second, to creditors of the Company who are Members; and

(iii)  third, to the other Members, in accordance with the provisions of Article VII and Article V.

11.2.3  To the extent permitted by applicable Sanctions Laws and Regulations and other applicable laws and regulations, any net proceeds owed to a Sanctioned Member under Section 11.2.2(iii) shall be paid into the Sanctioned Member’s frozen funding account in the name of the Sanctioned Member.

Article XII

MISCELLANEOUS

12.1  Amendment.

12.1.1  Subject to Sections 7.6.1(ii) and  7.6.1(iii) and except as set forth in this Section 12.1, this Agreement may be amended with the consent of the Board of Directors and a Majority in Interest of the Members, which consent may be obtained by a Member’s failure to object in writing after 15 calendar days’ notice of the proposed amendment (or such shorter notice period that the Board of Directors determines is appropriate under the circumstances), and subject to the provisions of this Section 12.1, Section 7.6.1(ii) and Section  7.6.1(iii) any such amendment shall be binding on all Members. Subject to Section 7.6.1(ii) and except as set forth in this Section 12.1, the Board of Directors may modify or amend this Agreement, or any exhibit hereto, without the consent of the Members, to:

(i)  make any necessary or advisable change, in the opinion of the Board of Directors (whether in connection with any assignment or transfer of interests Goldman Sachs may hold in the Company pursuant to Section 9.1.6 or otherwise), to comply with, or reduce the burden of complying with, the Bank Holding Company Act, the Dodd-Frank Act, any applicable Sanctions Laws and Regulations, or any other current or future laws, rules, regulations or legal requirements applicable to the Company, or to reduce, eliminate or otherwise modify the impact, or applicability, of any bank regulatory or other restrictions resulting from Goldman Sachs’ status under the Bank Holding Company Act or as an entity otherwise subject to the Dodd-Frank Act;

(ii)  conform this Agreement to the disclosure contained in the Offering Memorandum;

(iii)  make a change to correct or supplement any conflicting provision in this Agreement, and delete or add provisions as may be required by applicable law or regulations, in each case, as determined by the Board of Directors in its discretion;

(iv)  reflect a change in the name of the Company;

(v)  make any necessary or advisable change, in the opinion of the Board of Directors, to qualify the Company a limited liability company or other entity in which the Members have limited liability under the laws of any state or other jurisdiction;

(vi)  make any change that does not materially adversely affect the Members (taken as a whole);

(vii)  make any change in any provision of this Agreement that requires any action to be taken by or on behalf of the Company pursuant to the requirements of applicable Delaware law if the provisions of applicable Delaware law are amended, modified or revoked so that the taking of such action is no longer required;

(viii)  prevent the Company from in any manner being deemed an “investment company” subject to the provisions of the Investment Company Act;

(ix)  correct mistakes or clarify ambiguities as determined by the Board of Directors in its discretion;

(x)  make amendments in connection with an IPO in accordance with Section 6.4.1;

(xi)  reflect any changes validly made in the membership of the Company and Company interests of the Members;

(xii)  make any advisable change, in the opinion of the Board of Directors, to satisfy any requirements, conditions or guidelines contained in any applicable statute or any opinion, directive, order, ruling or regulation relating thereto, so long as such change does not adversely affect the Members as a whole;

(xiii)  prevent the assets of the Company from being treated as “plan assets” that are subject to Title I of ERISA or Section 975 of the Code (or a comparable law or regulation);

(xiv)  further subject to Section 7.6.1(i), cause the Company to automatically dissolve and terminate no later than the date that is 15 years from September 19, 2017, unless the Company is terminated earlier pursuant to this Agreement;

(xv)  make any amendments to this Agreement to reflect changes not addressed in clauses (i) through (xiv) negotiated with additional Members so long as the changes do not materially adversely affect the rights and obligations of any existing Member (excluding any existing Member that gives its consent to such changes); or

(xvi)  make any other amendments similar to the foregoing.

No amendment may be made, without the consent of each affected Member, other than Sanctioned Members, that would have the effect of amending the provisions of this Agreement relating to amendments. No amendment that would have the effect of increasing the liability or obligations of a Member or reducing a Member’s right to distributions (except upon admission of additional Members, issuance of additional Units or increase in Members’ Capital Commitments, upon forfeiture of interests in accordance with Section 3.4, upon a withdrawal effected pursuant to Section 10.1.2, or as otherwise stated herein) may be made without the consent of the affected Member other than Sanctioned Members. No modification or amendment (whether by merger, consolidation, operation of law or otherwise) may adversely affect the rights, privileges or preferences of the Series A Preferred Units without the written consent of the Majority Preferred. No amendment may disproportionately and adversely affect the Converted Common Members relative to the Common Members without the written consent of the holders of a majority of the issued and outstanding Converted Common Units. Notwithstanding the foregoing, no amendment or modification of this Agreement (whether by merger, consolidation, operation of law or otherwise) may disproportionately and adversely affect one or more

Members relative to other Members holding the same class of Units without the consent of each such affected Member. Notwithstanding anything to the contrary in this Agreement, without the written consent of each Series A Preferred Member affected thereby, this Agreement may not be amended or modified (whether by merger, consolidation, operation of law or otherwise) to (i) permit the Company to redeem, convert or repurchase the Series A Preferred Units on a non-pro rata basis other than in connection with a non pro rata request for conversion or redemption by Series A Preferred Members, (ii) change the Series A Quarterly Distribution Payment Date, (iii) reduce (x) the Series A Stated Value of the Series A Liquidation Preference, except as expressly provided in this Agreement, (y) the Series A Preferred Distribution Rate, or (z) the Applicable Redemption Price, or (iv) amend or modify this last paragraph of Section 12.1. Until such time at which the Company effects the Alternative Liquidity Transaction or the consummation of an IPO, no amendment, modification or waiver of this Agreement (whether by merger, consolidation, operation of law or otherwise) may materially and adversely affect the rights of the Securityholders’ Representative, the Greenbacker Director (to the extent the Greenbacker Director is disproportionately affected as compared to the other members of the Board of Directors) or the Greenbacker Securityholders in Sections 6.1.4, 6.1.6, 6.1.12, 6.3.1, 6.3.6, 6.4.2, the last two sentences of 6.4.3, 6.5, 9.1.7, 9.3, this sentence, 12.16 or 12.19 without the prior consent of holders of the Securityholders’ Representative or a majority of the Common Units then held by Greenbacker Securityholders; provided, however, that nothing herein shall require the consent of any Greenbacker Securityholder to increase or decrease the size of the Board of Directors or the board of directors of any IPO Entity.

12.2  Investment Representations.

12.2.1  Each Member (other than the Board of Directors), by executing this Agreement or an amendment hereto, represents and warrants that (a) its interest in the Company has been acquired by it for its own account for investment and not with a view to resale or distribution thereof and (b) it is fully aware that, in agreeing to admit it as a Member, the Board of Directors and the Company are relying upon the truth and accuracy of these representations and warranties.

12.2.2  Each Member, by executing this Agreement or an amendment hereto, represents and warrants that in making its decision to invest in the Company such Member has relied solely the advice of its own tax, legal or other advisers and independent investigations made by such Member prior to becoming a Member, and has not relied in any way upon the Company, the Board of Directors, Goldman Sachs or any officer, director, employee, agent or Affiliate of any of the foregoing for any investment, legal or tax advice.

12.2.3  Each Member, by executing this Agreement or an amendment hereto, represents and warrants that it understands that its share of losses from the Company is borne solely by it and the Company and not by Goldman Sachs. A Member’s interest in the Company is not insured by the U.S. Federal Deposit Insurance Corporation or any other bank regulatory or governmental agency, including the U.S. Federal Reserve Board. Investments in the Company are not deposits or other obligations of, or guaranteed by, Goldman Sachs.

12.3  FCC Representations and Covenants. Each Member, other than a GS Affiliated Member, hereby acknowledges, covenants and agrees that such Member will not be materially involved, directly or indirectly, in the management or operation of the media-related activity of the Company and that neither it nor any of its directors, officers, members or greater than five percent equity holders will:

(i)  act as an employee of the Company (directly or through the officers, directors, members or Affiliates of such Member) if such Member’s functions (or those of its officers, directors, members or Affiliates), directly or indirectly, relate to any Media Company;

(ii)  serve, in any material capacity, as an independent contractor or agent with respect to any Media Company in which the Company has an interest;

(iii)  communicate with the management of any Media Company in which the Company has an interest on matters pertaining to the day-to-day operations of any Media Company in which the Company has an interest or any media business of the Company;

(iv)  perform any services for the Company materially relating to any Media Company in which the Company has an interest; or

(v)  become actively involved in the management or operation of any Media Company in which the Company has an interest.

12.4  Power of Attorney. By signing the Subscription Agreement, each Member that signs a Subscription Agreement agrees that the signature page to the Subscription Agreement shall be deemed a counterpart signature page to this Agreement. Each Member that signs a Subscription Agreement and each Greenbacker Securityholder pursuant to the Greenbacker Merger Agreement (whether or not such Greenbacker Securityholder signs a letter of transmittal) grants the power of attorney contained or cross referenced in the Subscription Agreement or the letter of transmittal (as applicable), in each case, in favor of the Company, and each Member (including each Greenbacker Securityholder), except in the case of the Series A Preferred Members, which shall only be bound by Section 12.4(c), and does hereby constitute, designate and appoint the Company and any duly authorized representative of the Company, including any officer or director of the Company, each acting individually, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to:

(a)  execute all documents required in connection therewith on behalf of such Member between the Company, Members and any Person being admitted to the Company as a Member (or such other parties as may be appropriate) in such form and on such terms and conditions as the Board of Directors or other Person appointed hereby considers in its, his or her absolute discretion necessary or appropriate, including reference to this Agreement and the novation thereof and agreeing and covenanting with such Person on behalf of the Member that the Member will from the effective date of such documents comply with and observe the terms of this Agreement after giving effect to such novation;

(b)  make, execute, sign, deliver, acknowledge, swear to and file: (A) all documents as may be required under the Act; (B) any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Company (including a Certificate of Cancellation of the Company’s Certificate of Formation); (C) any business certificate, fictitious name certificate, amendment thereto, or other instrument, agreement, indemnity or document of any kind necessary or desirable to accomplish the business, purposes and objectives of the Company, or required by any applicable federal, state or local law; (D) any counterparts of this Agreement or agreements with additional or Substituted Members, and any amendments hereto or thereto (whether or not such Member is a signatory thereto) provided such amendment has been approved as provided herein, including amendments required to effectuate the default remedies contemplated by Section 3.4; and (E) all other filings with agencies of the U.S. federal government, of any state or local government, or of any other jurisdiction, which the Board of Directors considers necessary or desirable to carry out the purposes of this Agreement and the business of the Company;

(c)  execute any agreement on behalf of the Members to give effect to any lock-up of Company interests required by the underwriter(s) of any Traditional IPO for a specified period of time after the consummation of the IPO (up to a maximum of six (6) months after such IPO) (on the terms provided in Section 9.2.4 with respect to any Series A Preferred Member or Converted Common Member) or Section 9.3 with respect to any Greenbacker Securityholder or to give effect to the IPO reorganization described in Section 6.4.3; and

(d)  sell, transfer or otherwise pledge or encumber its Units in the Company in accordance with the terms of this Agreement, including with respect to the exercise of any remedies upon a default as provided herein.

The power of attorney hereby granted by each of the Members and granted by each of the Members pursuant to Section 3.4.3: (i) is coupled with and is intended to secure an interest in property and the obligations of the relevant Member hereunder, is irrevocable, shall survive the Transfer of the Member’s Units in the Company and shall survive and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of such Member; (ii) may be exercised by any Person acting as attorney-in-fact under this Section 12.4 without notice to or any additional action on the part of any Member, either by signing separately as attorney-in-fact for each Member or, after listing all of the Members executing an instrument, by a single signature of the Person acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer by a Member of the whole or any portion of such Member’s interest, except that, where the transferee of the whole of such Member’s interest has been approved by the Board of Directors for admission to the Company as a Substituted Member, the power of attorney of the transferor Member shall survive the delivery of such assignment for the sole purpose of enabling the attorney-in-fact to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

12.5  Beneficial Ownership Reporting. Promptly following request by the Company, each Member shall provide to the Company any information required or reasonably requested by the Company as necessary for the Company to comply with applicable Ownership Information Legal Requirements. Each Member hereby consents to the disclosure of any such information by the Company to relevant U.S. governmental authorities as required to achieve and maintain compliance by the Company with applicable Ownership Information Legal Requirements.

12.6  Instruments. The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

12.7  Successors and Assigns. This Agreement shall be binding upon the permitted transferees, Successors, assigns and legal representatives of the parties to this Agreement.

12.8  Governing Law. This Agreement will be construed in accordance with and shall be governed by the laws of the State of Delaware, and to the maximum extent possible, in such manner as to comply with all the terms and conditions of the Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.9  Jurisdiction and Venue; Waiver of Jury Trial.

12.9.1  Any suit, action or proceeding relating in any way to this Agreement (including counterclaims) must be brought exclusively in the courts of the State of New York located in New York County, New York or (to the extent subject matter jurisdiction exists therefor) of the United States District Court for the Southern District of New York and/or in the courts of the State of Delaware in the City of Wilmington. The parties irrevocably submit to the jurisdiction of such courts with respect to any such suit, action or proceeding, and each Member hereby designates and approves the Company as its agent for service of process. Notwithstanding the foregoing, a party may commence any suit, action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.9.2  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, (i) any claim that it is not subject personally to the jurisdiction of the above-named courts; (ii) that its property is exempt or immune from attachment or execution; (iii) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the courts of the State of New York located in New York County, New York or of the United States District Court for the Southern District of New York and/or in the courts of the State of Delaware in the City of Wilmington; and (iv) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts.

12.9.3  Each of the parties hereto waives all right to trial by jury in any action, suit or prior proceeding arising out of or relating to this Agreement.

12.9.4  This Agreement shall be deemed an “instrument for the payment of money only” within the meaning of Section 213 of the New York Civil Practice Law and Rules (the “CPLR”), and, in the event of a failure by a Common Member to pay any amount payable by such Member to the Company and due pursuant to this Agreement, an expedited proceeding may be brought by the Board of Directors pursuant to the provisions of CPLR Section 213 to collect the amounts due from such Member.

12.10  Gender, Etc. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, feminine pronouns shall include the masculine and the neuter, and the singular shall be deemed to include the plural.

12.11  No Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

12.12  Notices. All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, three days following mailing by first class mail, return receipt requested, one Business Day following delivery to a reliable overnight courier or following transmission by electronic facsimile or electronic mail. All notices to the Company shall be addressed to its principal place of business. All notices to a Member shall be addressed to such Member’s address, facsimile number or electronic mail address set forth in the signature pages hereto, the records of the Company or to such other address as has been designated by such Member to the Company.

12.13  Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

12.14  Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

12.15  Confidentiality.

12.15.1  Each Member acknowledges that the other Members are relying on such Member to maintain the confidentiality of any information relating to such other Members, the Company, any existing, past or prospective Project or Portfolio Asset, and the affairs of the Company generally. Accordingly, the Members hereby acknowledge and agree that to the fullest extent permitted by Section 18-305(g) of the Act, as amended, the rights of a Member to obtain information from the Board of Directors regarding the state of the business and financial condition of the Company shall be restricted, in the Board of Directors’ discretion, to only those rights provided for in this Agreement, and that any other rights provided under Section 18-305(a) of the Act shall not be available to the Members or applicable to the Company, except as otherwise provided by the Board of Directors. The Company may also keep confidential and not disclose to any or all Members, and may require the Members to keep confidential, any information regarding the Company and its Affiliates, including: (i) any information regarding any other Member (including their identity) except as requested by a Series A Preferred Member for its internal or legal compliance purposes; (ii) except as expressly provided herein, any information, financial or otherwise, regarding the Company or any of its Subsidiaries; (iii) any information about any existing, past or prospective Portfolio Assets; (iv) except as expressly provided herein, any financial information; (v) any correspondence with any other Member or Members; and (vi) the provisions of this Agreement, any side letters entered into with respect to this Agreement and the documentation specified in Section 4.4 (any such information, whether obtained from the Company or any other source, “Confidential Information”); provided, that Confidential Information shall not apply to information that is in the public domain (other than as a result of any action or omission by a Member or any Person to whom the Member has disclosed such information). The Company may disclose Confidential Information to certain Members on a selective basis, or may provide different Confidential Information to different Members, each as determined by the Board of Directors. Notwithstanding anything in this Agreement to the contrary, including Section 4.4, any information to be provided or disclosed to a Member may be adjusted, in the Board of Directors’ discretion, such that the data that identifies any other Member and any existing, past or prospective Project or Portfolio Asset need not be disclosed to the Member. Each Member acknowledges and agrees that the Confidential Information shall be deemed non-public, confidential and proprietary in nature and shall constitute trade secrets under applicable law with respect to the Company and its Portfolio Assets, the disclosure of which could have adverse effects on the Company, its Projects and Portfolio Assets. In addition, except as provided above, each Member will be prohibited from seeking to obtain the identity of, or information regarding, any Member (whether or not generally available to Persons who are Members). Notwithstanding anything in this Section 12.15 to the contrary, any Series A Preferred Member or Converted Common Member may disclose Confidential Information (i) regarding the nature and performance of its investment in the Company (including any financial reports delivered to such Series A Preferred Member or Converted Common Member pursuant to Section 4.2) to limited partners and investors in such Series A Preferred Member or Converted Common Member or any of their Affiliates (including managed funds) in connection with ordinary course reporting to limited partners and investors, (ii) to such Series A Preferred Member’s or Converted Common Member’s Affiliates, and their employees, officers, directors, agents, advisors and other representatives (“Representatives”) who need to know such information for purposes of monitoring such Series A Preferred Member’s or Converted Common Member’s investment in the Company (provided that such Confidential Information may not be shared with or used in connection with any portfolio company controlled by (A) such Series A Preferred Member or Converted Common Member or (B) any of such Series A Preferred Member’s or Converted Common Member’s Affiliates that control such Series A Preferred Member or Converted Common Member or any such portfolio company’s Representatives); (iii) as required by law or legal process, (iv) under seal in connection with any legal proceeding between the parties in connection with the matters contemplated by this Agreement and/or (v) to transferees, financing providers or potential transferees or financing providers of such Series A Preferred Member or Converted Common Member or any of their Affiliates; provided, that such investors, limited partners, Affiliates, Representatives, financing providers or transferees or potential transferees are obligated (whether based on such Series A Preferred Member’s or Converted Common Member’s governing documents, policies, procedures or otherwise or a written agreement between such Person and a Series A Preferred Member or Converted Common Member) to provide a substantially similar degree of protection of such Confidential Information as in this Section 12.15 and such Series A Preferred Member or Converted Common Member will remain liable for any breach of this Section 12.15 by a Person to whom it provides Confidential Information pursuant to this

Section 12.15 as if such Person was a Member. Any Series A Preferred Member or Converted Common Member who desires to disclose any Confidential Information pursuant to clauses (iii) (except is such disclosure violates any applicable law), (iv) or (v) of this Section 12.15 shall notify the Company in writing at least two (2) Business Days prior to such disclosure. For the avoidance of doubt, nothing in this Agreement shall restrict or otherwise prohibit the Company from complying with its reporting obligations (if any) under the Exchange Act or providing such information to any registrar, transfer agent or similar service provider for purposes of facilitating such reporting and maintenance of unit transfer records; provided, that such service provider shall agree to maintain the confidentiality of such information on substantially the terms set forth herein.

12.15.2  Each Series A Preferred Member and Converted Common Member agrees that, without the prior written consent of the Board of Directors (which may be withheld in the discretion of the Board of Directors), it will not use or disclose Confidential Information except as permitted by Section 12.15.1. Each Common Member agrees that, without the prior written consent of the Board of Directors (which may be withheld in the discretion of the Board of Directors), the Common Member: (i) shall maintain in strict confidence and not disclose any Confidential Information to any Person who is not an officer, employee, accountant, investment advisor, attorney or tax advisor who is involved in such Common Member’s investments, except to the extent such information is required by applicable law to be reflected in the Common Member’s tax filings and (ii) shall not use Confidential Information for any purpose, including contacting other Members, other than the preparation of such Common Member’s tax returns and evaluation of the performance of the Member’s investment in the Company. Each Common Member shall first advise any officer, employee, accountant, attorney or tax advisor involved in such Member’s investments of the confidential nature of such information and the Member’s obligations with respect to the Confidential Information prior to the disclosure of any such information. In addition, each Member agrees not to use any Confidential Information other than in connection with monitoring its investment in the Company (including not using any such information to trade in securities). Each Common Member further agrees that the Board of Directors may limit or redact Confidential Information (including restricting the use of such information). In the event disclosure of any such information is permitted by the Board of Directors or the exceptions set forth in the first sentence of this Section 12.15.2, such Common Member is responsible for the compliance by any such recipient with the foregoing restrictions. Each Member acknowledges and agrees that monetary damages would not be sufficient remedy for any breach of this Section 12.15.2 by a Member and that in addition to any other remedies available to the Company in respect of any such breach, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without the obligation of posting a bond or other security.

12.15.3  Each Member who is subject to the United States Freedom of Information Act, as amended, or any comparable law or regulation of any U.S. state or other jurisdiction, acknowledges that the Company, in the discretion of the Board of Directors, shall have the right to not provide such Member with Confidential Information or any portion thereof, including Confidential Information provided by the Company to other Members.

12.15.4  Each Member: (i) acknowledges that the Board of Directors may release Confidential Information about such Member and, if applicable, any underlying beneficial owners of such Member, including during the period after an IPO, if the Board of Directors determines in good faith that such release is required under (A) applicable law concerning money laundering and similar activities, (B) in connection with any customary “know-your-customer” review in connection with any incurrence of any indebtedness, guarantees, or other obligations of the Company, in connection with the acquisition of any Portfolio Asset or in connection with any filing or reporting obligations to a governmental or regulatory authority or (C) applicable law in connection with any filing or reporting obligations to a governmental or regulatory authority and (ii) unless prohibited by applicable laws, agrees to provide the Board of Directors with any additional information that the Board of Directors reasonably requests to ensure compliance with any laws or regulations applicable to the Company or its business.

12.15.5  Notwithstanding anything to the contrary in Section 12.15.2, in the event a Member (or its representatives) is requested to disclose any Confidential Information: (i) to any governmental regulatory body having jurisdiction over the Member; (ii) in response to any court order, subpoena, civil investigative demand or similar process; or (iii) in connection with any disclosure obligation under any law, the Member shall provide written notice to the Board of Directors immediately after such request and prior to responding, unless such notice is prohibited by applicable law, so that the Board of Directors may seek a protective order or other appropriate remedy (and such Member agrees to cooperate with the Board of Directors in connection with seeking such order or other remedy). In the event that such protective order or other remedy is not obtained, such Member agrees to furnish only that portion of the information that it determines, after consultation with counsel, is legally required, and to exercise best efforts to obtain assurance that confidential treatment will be accorded such information. No such notice shall be required with respect to disclosure to a governmental regulatory body pursuant to periodic regular regulatory examinations. In addition, if upon receipt by the Board of Directors of written notice from any Member of a public disclosure request, the Board of Directors determines that the disclosure of the requested information could adversely affect the Company, the Board of Directors: (a) may, subject to applicable limitations on Transfers, facilitate the sale or Transfer or may terminate the interest of the Member (other than a Series A Preferred Member or Converted Common Member), or (b) may withhold some or all information which would otherwise be provided to the Member under the terms of this Agreement. Notwithstanding the foregoing, this Section 12.15 shall not prohibit an individual from making disclosures to governmental agencies that are protected by the whistleblower provisions of applicable laws and, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

12.15.6  Each Member understands and acknowledges that the Company makes no representation or warranty as to the accuracy or completeness of the Confidential Information provided to the Member which is provided to the Company by any third party, including any Project or Portfolio Asset, and that to the extent the Company provides any such information to any Member, each Member acknowledges and agrees that such information is provided for information purposes only. The Company shall have no liability to any Member or any other Person resulting from reliance on or use of the Confidential Information.

12.15.7  Notwithstanding the foregoing or anything else contained in this Agreement or elsewhere to the contrary, each Member (and any employee, representative or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and all tax strategies relating to, the Company, the Member’s ownership of an interest in the Company, and any Company transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the Member relating to such tax treatment, tax structure and tax strategies. For this purpose, “tax structure” means any facts relevant to the U.S. federal or state income tax treatment of the Company, the Member’s ownership of an interest in the Company, and any Company transaction, and does not include information relating to the identity of the Company, Members, any Portfolio Asset or any of their respective Affiliates. Nothing in this Section 12.15.7 shall be deemed to require the Board of Directors to disclose to any Member any information that the Board of Directors is permitted or is required to keep confidential in accordance with this Agreement or otherwise.

12.15.8  The confidentiality obligations of each Member set forth herein shall terminate on the first anniversary of the date when such Member ceases to hold any Units.

12.16  Side Letters. Notwithstanding the provisions of this Agreement or any Subscription Agreement, it is hereby acknowledged and agreed that the Board of Directors, on behalf of the Company, and without the approval of any Member, may, subject to applicable law, enter into a side letter or similar agreement with a Member that has the effect of establishing legal, economic or other rights or obligations under this Agreement, or altering, waiving, amending or supplementing the legal, economic or other terms hereof with respect to such Member or any Subscription Agreement (such side letters and letter agreements, a “Side Letter”). Each Member acknowledges that as a result, the terms and conditions of the Members’ investments in the Company may differ. The parties agree that, subject to applicable law, any terms contained in a Side Letter to or with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or any Subscription Agreement. Each Member acknowledges the Board of Directors shall be under no obligation to make such Side Letters (or any provisions thereof) available on equal terms to other Members, and the Company cannot, and is under no duty to, enforce equality of treatment of Members under any such Side Letters. The Company may not enter into any Side Letter not in effect as of the Specified Date that would adversely affect any rights, privileges or preferences of the Series A Preferred Members without consent of the Majority Preferred (except for the amendment to Mercuria Investor Rights Agreement, dated as of the Effective Date, the amendment to Ridgewood Investor Rights Agreement, dated as of the Effective Date, the Consent, the amendment to the Internalization Agreement, dated as of the Effective Date). The Company may not enter into any Side Letter that would adversely affect any rights, privileges, or preferences of the Greenbacker Securityholders set forth in Sections 6.1.4, 6.1.6, 6.1.12, 6.3.1, 6.3.6, 6.4.2, the last two sentences of 6.4.3, 6.5, 9.1.7, 9.3, 12.1.1, this 12.16 or 12.19 in each case, without the consent of the Securityholders’ Representative or holders of a majority of the Common Units then held by Greenbacker Securityholders.

12.17  Grantors of Revocable Trusts. Each Member that is a revocable trust agrees that, if the trustee of such revocable trust and the grantor of such revocable trust are the same Person, the trustee’s execution of this Agreement and any other documents executed in connection with the Company shall bind such Person in his or her capacity both as trustee and as grantor of such revocable trust.

12.18  Each Interest in the Company is a Security. The Company, each Member and any other party hereto expressly acknowledge and agree that: (i) each interest in the Company is a security governed by Article 8 of the Uniform Commercial Code in effect in the State of Delaware (the “DEUCC”) and the Uniform Commercial Code of any other relevant jurisdiction and (ii) this Agreement establishes the terms of the interests in the Company. The issuer’s jurisdiction (within the meaning of Section 8-110 of the DEUCC) of the Company shall be the State of Delaware.

12.19  Third Party Beneficiaries. GSAM shall be a third party beneficiary to Section 6.4.3 hereof and shall have the right to enforce the agreements therein directly as if parties hereto. The Securityholders’ Representative shall be a third party beneficiary to Sections 6.1.4, 6.1.6, 6.1.12, 6.3.1, 6.3.6, 6.4.2, the last two sentences of 6.4.3, 6.5, 9.1.7, 9.3, the last sentence of 12.1.1 and 12.16 hereof and shall have the right to enforce the agreements therein directly as if a party hereto. Except as set forth in this Agreement, there shall be no other third party beneficiaries to this Agreement. This Section 12.19 shall not be amended in any manner adverse to the rights of GSAM without the prior written consent of GSAM.

12.20  Voting. Notwithstanding anything to the contrary in this Agreement, with respect to any matter or action involving the Company that requires the approval or consent of some or all of the Members under this Agreement or the Act, for purposes of determining whether such approval or consent (together, a “Vote”) has been obtained, the votes of the Series A Preferred Members, Greenbacker Securityholders, Converted Common Members, and the Common Members will be calculated in a manner consistent with the definition of Majority in Interest of the Members, and any such Vote (whether from the Series A Preferred Members, Greenbacker Securityholders, Converted Common Members or the Common Members) under this Agreement may be obtained by such Member’s failure to object in writing after 15 calendar days’ notice of such matter (or such shorter notice period that the Board of Directors determines is appropriate under the circumstances). For the avoidance of doubt, the voting provisions of this Section 12.20 shall not apply to consents under Section 7.6.1.

For purposes of determining a Majority in Interest of the Members, the following shall be excluded:

(i)  Units of a Member which is in default of its obligations to the Company, as described in this Agreement, until such default is cured;

(ii)  Units transferred or held by an Assignee that has not become a Substituted Member;

(iii)  Units held by a member which is a GS Affiliated Member, is an Affiliate of a GS Affiliated Member or is, is the spouse of or is controlled by (or by the spouse of) a Goldman Sachs Person or a consultant to Goldman Sachs; and

(iv)  Units held by any Sanctioned Member.

12.21  Payments by Members. Unless otherwise expressly agreed in writing between a Member and the Company, all payments contemplated under this Agreement and each such Member’s obligations relating to its ownership of an interest in the Company (including all indemnification obligations) must be satisfied by payment in U.S. dollars. Each Member’s obligation to pay U.S. dollars to the Company shall not be satisfied by payment in any other currency, whether pursuant to a judgment or otherwise, to the extent that the amount actually received by the Company upon conversion of amounts received in any other currency to U.S. dollars falls short of the amount of U.S. dollars originally due to the Company (the “Shortfall Amount”). Each Member agrees as a separate obligation and notwithstanding any such judgment, to pay to the Company on demand any Shortfall Amount. For the avoidance of doubt, no Member shall be liable for any Shortfall Amount due to the Company with respect to any other Member.

MN8 ENERGY HOLDINGS LLC

In witness whereof, this Agreement has been executed as of the date first above written.

COMPANY:

MN8 ENERGY HOLDINGS LLC

By:
Name: Jon Yoder
Title: Chief Executive Officer

Signature Page to Second Amended and Restated
Limited Liability Company Agreement of MN8 Energy Holdings LLC

Exhibit A
Form of Adoption Agreement

[Omitted.]

Exhibit B
Form of Certificate of Designations

[Omitted.]

Exhibit C
IPO Calculations

[Omitted.]

Exhibit D-1

CFADS and Indebtedness (Prior to the Adjusted CFADS Effective Date)

[Omitted.]

Schedule 1

[See attached.]

[Omitted.]

Exhibit D-2

CFADS and Indebtedness (Following the Adjusted CFADS Effective Date)

[Omitted.]

Schedule 1

[See attached.]

[Omitted.]

EXHIBIT D

Pre-Closing Transactions

(See attached)

EXHIBIT D

Pre-Closing Transactions

1.	Prior to the closing of the Special Interest Member Redemption (as defined below), MN8 OpCo will file an election on IRS Form 8832 to be treated as a corporation for U.S. federal income tax purposes, effective as of the date of the Special Interest Member Redemption (the “MN8 OpCo Election”).

2.	Prior to or concurrent with the MN8 Mergers (as defined below), in accordance with the terms of that certain Redemption Agreement between MN8 OpCo and GSAM Holdings II LLC, a Delaware limited liability company (“GSAM Holdings II”), substantially in the form attached hereto as Annex 1, all of the interests in MN8 OpCo held by GSAM Holdings II, including all of the capital interest that GSAM Holdings II holds in MN8 OpCo as well as GSAM Holdings II’s right to receive certain distributions (including the former “promote”) under the MN8 OpCo Organizational Documents, will be redeemed from GSAM Holdings II in exchange for $[10,730] (provided that no portion of such payment shall be allocated to the promote, which shall be cancelled for no consideration) and GSAM Holdings II will have no continuing interest in MN8 OpCo after such redemption (the “Special Interest Member Redemption”).

3.	Following the Special Interest Member Redemption, MN8 OpCo will be a direct or indirect wholly owned subsidiary of MN8 Energy and after the MN8 Energy Merger will adopt a new limited liability company agreement, substantially in the form attached hereto as Annex 2, reflecting that the Special Interest Member Redemption has occurred.

4.	Prior to or concurrent with the MN8 Mergers, Holdings and GSAM Holdings II will enter into that certain Promote Fee Agreement, substantially in the form attached hereto as Annex 3.

5.	At the same effective time (such effective time, the “MN8 Mergers Effective Time”), in accordance with the terms of that certain Agreement and Plan of Merger, substantially in the form attached hereto as Annex 4 (the “Pre-Closing Merger Agreement”):

a.	MN8 Holdings Merger Sub, LLC will merge with and into Holdings, with Holdings surviving such merger (the “Holdings Merger”), and

b.	concurrently therewith, pursuant to the terms of the Pre-Closing Merger Agreement, MN8 Energy Merger Sub, LLC will merge with and into MN8 Energy, with MN8 Energy surviving such merger (the “MN8 Energy Merger” and together with the Holdings Merger, the “MN8 Mergers”).

6.	In connection with the Holdings Merger, the limited liability company agreement of Holdings in place prior to the MN8 Mergers Effective Time will be replaced by the Second Amended and Restated Limited Liability Company Agreement of Holdings, as set forth in the Pre-Closing Merger Agreement.

7.	In connection with the MN8 Energy Merger, the limited liability company agreement of MN8 Energy in place prior to the MN8 Mergers Effective Time will be replaced by the Fifth Amended and Restated Limited Liability Company Agreement of MN8 Energy, as set forth in the Pre-Closing Merger Agreement.

8.	In connection with the MN8 Mergers, the outstanding awards granted pursuant to the MN8 Energy LLC Second Amended and Restated Long Term Incentive Plan will be converted into unit-based awards of Holdings. Such converted awards will thereafter be settled in Common Units or the cash equivalent of such Common Units.

9.	Following the MN8 Mergers Effective Time and prior to the Closing, Holdings will contribute to MN8 Energy the Common Units to be issued to the Securityholders in connection with the consummation of the Merger subject to and in accordance with the terms of the Contribution Agreement substantially in the form attached hereto as Annex 5.

ANNEX 1

Form of Redemption Agreement

[Omitted.]

ANNEX 2

Form of Fourth Amended and Restated Limited Liability Company Agreement of MN8 OpCo

[Omitted.]

ANNEX 3

Form of Promote Fee Agreement

[Omitted.]

ANNEX 4

Form of Agreement and Plan of Merger

[Omitted.]

ANNEX 5

Form of Contribution Agreement

[Omitted.]

EXHIBIT E-1

Common Holder Voting Agreement

(See attached)

Execution Version

CONSENT AND SECOND AMENDMENT

TO

INTERNALIZATION AGREEMENT

This CONSENT AND SECOND AMENDMENT TO INTERNALIZATION AGREEMENT, dated July 21, 2026 (this “Amendment”), is entered into by and among (i) MN8 Energy Holdings LLC, a Delaware limited liability company (“Ultimate Parent Company” or “Holdings”), (ii) MN8 Energy, Inc., a Delaware corporation (“GSRP Holdings”), (iii) MN8 Energy Operating Company LLC (f/k/a Goldman Sachs Renewable Power Operating Company LLC), a Delaware limited liability company (“OpCo” or “MN8 OpCo”), (iv) MN8 Energy LLC (f/k/a Goldman Sachs Renewable Power LLC), a Delaware limited liability company (“GSRP” or “MN8 Energy”), (v) Goldman Sachs Asset Management, L.P., a Delaware limited partnership (“GSAM”), and (vi) GSAM Holdings II LLC, a Delaware limited liability company (“GSAM Holdings II” and, together with GSAM, the “GSAM Entities”). Each of the foregoing is sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning given to such term in the Internalization Agreement, dated as of May 18, 2022, by and among each of the Parties (as amended by the First Amendment, the “Internalization Agreement”).

WHEREAS, in connection with GSRP’s entry into the Preferred Unit Purchase Agreement, dated December 22, 2023 with the investors listed on the signature pages thereto (the “Preferred Purchase Agreement”), the Parties entered into the First Amendment to Internalization Agreement, dated December 22, 2023 (the “First Amendment”);

WHEREAS, GSRP desires to acquire 100% of the equity interests in Greenbacker Renewable Energy Company LLC (“GREC”) pursuant to the terms of the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A (the “Merger Agreement”, and the transactions contemplated thereby, the “Proposed Transaction”) and in connection therewith certain members of GREC will receive common units of Ultimate Parent Company in accordance with the terms of the Merger Agreement (the “GREC Issuance”);

WHEREAS, in connection with the Proposed Transaction GSRP Holdings, OpCo, and GSRP (the “GSRP Parties”) will complete the restructuring steps described on Schedule 1 attached hereto prior to the closing of the Proposed Transaction (the “Pre-Closing Steps”);

WHEREAS, in connection with, and as part of, the Pre-Closing Steps, as further described in Schedule 1 hereto, GSRP, MN8 Energy Merger Sub, LLC, MN8 Holdings Merger Sub, LLC and Ultimate Parent Company will enter into an Agreement and Plan of Merger substantially in the form attached hereto as Exhibit B (the “Pre-Closing Merger Agreement”), and in connection with the mergers contemplated thereby, the Second Amended and Restated Limited Liability Company Agreement of the Ultimate Parent Company substantially in the form attached to the Pre-Closing Merger Agreement as Exhibit D (the “Holdings LLC Agreement”) will be adopted;

WHEREAS, in connection with, and as part of, the Pre-Closing Steps and as further described on Schedule 1 hereto, the approximately 0.01% capital interest in OpCo held by GSAM Holdings II will be redeemed and the Promote (as defined in the Third Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of March 28, 2024) will be cancelled pursuant to a Redemption Agreement substantially in the form attached hereto as Exhibit C (the “Redemption Agreement” and the transactions contemplated thereby, “GSAM OpCo Interest Redemption”) and Ultimate Parent Company and GSAM Holdings II will enter into a promote fee agreement substantially in the form attached hereto as Exhibit D (the “Promote Fee Agreement”);

WHEREAS, following the Effective Time (as defined in Schedule 1) and prior to the closing of the Proposed Transaction, Holdings will contribute to MN8 Energy the Common Units to be issued to the securityholders of GREC in connection with the consummation of the Merger (as defined in the Merger Agreement) pursuant to a contribution agreement substantially in the form attached hereto as Exhibit E (the “Contribution Agreement”);

WHEREAS, each of GSAM and GSAM Holdings II desires to (i) provide its prior written consent to the Proposed Transaction, including the GREC Issuance, and the Pre-Closing Steps and (ii) confirm its agreement regarding the GSAM OpCo Interest Redemption and the entry into the Promote Fee Agreement;

WHEREAS, as a condition to the willingness of GREC to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Parties desire to enter into this Amendment in order for GSAM to provide certain assurances to Ultimate Parent Company and GREC regarding the manner in which GSAM is bound hereunder to consent to and approve the Proposed Transaction; and

WHEREAS, effective immediately and automatically upon the Effective Time (as defined in Schedule 1), the Parties desire to amend the Internalization Agreement as set forth in this Amendment and on the terms and conditions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Consents and Agreements of GSAM Entities. Each of the GSAM Entities hereby consents to (a) the Proposed Transaction, including the GREC Issuance, and each of the Pre-Closing Steps, (b) the Merger Agreement, the Pre-Closing Merger Agreement, the Redemption Agreement, the Promote Fee Agreement and the Holdings LLC Agreement (in each case, in substantially the form attached hereto as an exhibit and with any modifications that (x) do not have a material and adverse effect on any of the GSAM Entities or (y) are not otherwise restricted by the last sentence of this Section 1) and (c) the amendment and restatement of OpCo after giving effect to the GSAM OpCo Interest Redemption, in each case, pursuant to Section 6.01 of the Internalization Agreement and the Amended OpCo LLC Agreement. Each of the GSAM Entities further agrees that consummation of the Proposed Transaction and Pre-Closing Steps shall not constitute a “Sale” as defined in the Internalization Agreement and the MN8 Fourth A&R LLC Agreement. GSAM Holdings II agrees to execute and deliver the Redemption Agreement and the Promote Fee Agreement and consummate the transactions contemplated thereby in connection with the Pre-Closing Steps. In the event of any modifications without the consent of GSAM to the Merger Agreement, the Pre-Closing Merger Agreement, the Redemption Agreement, the Promote Fee Agreement or the Holdings LLC Agreement that individually or in the aggregate have a material and adverse effect on GSAM, the consents and agreements set forth in this Section 1 shall be null and void.

2. Waiver of Restrictive Covenants. Each of the GSAM Entities hereby waives the restrictions set forth in Section 6.03(b) of the Internalization Agreement solely with respect to the business and operations of GREC, the Persons listed on Schedule 2 attached hereto (together with their respective subsidiaries, collectively, the “GREC IM Entities”), including GREC’s and the other GREC IM Entities’ Investment Management Activities. Subject to compliance by Ultimate Parent Company with the following sentence of this Section 2, the foregoing waiver shall remain in full force and effect for the entirety of the Non-Compete Period. Ultimate Parent Company agrees that, from and after the closing of the Proposed Transaction, without the prior written approval of GSAM, Ultimate Parent Company shall not, and shall cause its Controlled Affiliates and each of the GREC IM Entities not to (to the extent such GREC IM Entity remains a Controlled Affiliate of the Ultimate Parent Company or Ultimate Parent

Company directly or indirectly through Controlled Affiliates operates any portion of GREC and the GREC IM Entities’ Investment Management Activities (if any)), (i) raise primary capital in respect of such entity’s Investment Management Activities or (ii) take any action (or permit any action) that would expand such entity’s Investment Management Activities into any new products, services or lines of business.

3.  Voting Agreement.

(a) Without limiting the consents and approvals provided in Section 1 and subject to the last sentence of Section 1, from the date of this Amendment until the valid termination of the Merger Agreement pursuant to and in compliance with the terms thereof (“GREC Merger Termination”), GSAM irrevocably and unconditionally consents to and approves the Proposed Transaction, including the GREC Issuance, and the Pre-Closing Steps, including as required by § 18-209 of the Delaware Limited Liability Company Act, and agrees to execute such further written consents, authorizations and other approvals with respect thereto as may be required to complete such transactions in accordance with their terms.

(b)	GSAM hereby represents and warrants that:

(i)	GSAM has all requisite power and authority to enter into this Amendment and to perform fully its obligations hereunder;

(ii)	this Amendment has been duly authorized, executed and delivered by GSAM;

(iii)	this Amendment constitutes a valid and binding obligation of GSAM enforceable in accordance with its terms;

(iv)	no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority (as defined in the Merger Agreement) or other Person on the part of GSAM is required in connection with the execution, delivery and performance of this Amendment;

(v)	neither the execution and delivery of this Amendment, nor the consummation of the actions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under (i) any provision of, GSAM’s organizational documents, (ii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit to which GSAM is a party to or (iii) any concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation to which GSAM or GSAM’s property or assets is subject, in each case, that would reasonably be expected to prevent GSAM from fulfilling its obligations under this Amendment;

(vi)	GSAM is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933;

(vii)	as of the date hereof, there is no legal proceeding pending or, to the knowledge of GSAM, threatened against any GSAM Entity before or by any Governmental Authority that would reasonably be expected to impair or delay the ability of GSAM to perform its obligations under this Amendment; and

(viii)	GSAM is the record, legal, and beneficial owner of all of the interests held by it (the “Subject Interests”), free and clear of all liens, pledges, mortgages, security interests, encumbrances, charges, options, rights of first refusal, transfer restrictions, or other restrictions or limitations of any kind (collectively, “Encumbrances”), other than (i) Encumbrances created by this Amendment, (ii) Encumbrances created by or arising under the Internalization Agreement, the organizational documents of the applicable GSRP Party or the Operating Company, or any other Transaction Document (as defined in the Internalization Agreement), (iii) Encumbrances imposed by applicable securities laws, and (iv) Encumbrances that would not reasonably be expected to prevent, delay, or impair the ability of such GSAM to perform its obligations under this Amendment or the enforceability of the consents, waivers, and approvals granted herein (collectively, “Permitted Encumbrances”).

4. Amendment to Exhibit A to Add Definitions. Effective as of the Effective Time, Exhibit A to the Internalization Agreement is hereby amended to add each of the following definitions:

“Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Ultimate Parent Company, as may be amended from time to time.

“GSAM OpCo Interest Redemption” means the redemption by OpCo of the approximately 0.01% capital interest in OpCo held by GSAM Holdings II, and the cancellation of the Promote (as defined in the Third Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of March 28, 2024).

5. Amendment to Exhibit A to Amend Definitions. Effective as of the Effective Time, Exhibit A to the Internalization Agreement is hereby amended such that:

(a)	each reference to the phrase “has the meaning ascribed to such term in the MN8 Fourth A&R LLC Agreement” is replaced with “has the meaning ascribed to such term in the Holdings LLC Agreement.”

(b)	the defined term “Pre-IPO Tax Return” is replaced with “Pre-Redemption Tax Return”.

(c)	the definition of the term “Sale” is amended and restated in its entirety to read as follows:

“Sale” has the meaning set forth in the Holdings LLC Agreement.

6. Amendment to Section 2.08. Effective as of the Effective Time, Section 2.08 of the Internalization Agreement is hereby amended by replacing the reference to “ten (10)” with “eleven (11)”.

7. Amendment to Section 4.09. Effective as of the Effective Time, Section 4.09 of the Internalization Agreement is hereby amended and restated in its entirety with the following:

“[Reserved.]”

8. Amendment to Section 4.10. Effective as of the Effective Time, Section 4.10 of the Internalization Agreement is hereby amended and restated in its entirety with the following:

“[Reserved.]”

9. Amendment to Section 6.01. Effective as of the Effective Time, Section 6.01 of the Internalization Agreement is hereby amended and restated in its entirety with the following:

Section 6.01 “Conduct of GSRP Parties. Except as expressly contemplated by any other provision of this Agreement or as required by Applicable Law, until the earliest to occur of (x) the consummation of an IPO or a Sale, (y) GSAM or its Controlled Affiliate ceasing to be the Special Interest Member and (z) the termination of this Agreement pursuant to its terms, none of the GSRP Entities shall directly or indirectly do or permit any of the following actions with respect to any of the GSRP Entities or any of their respective businesses without the prior written consent of GSAM (which consent shall not be unreasonably withheld, conditioned or delayed; it being understood that it will not be unreasonable for GSAM to act in its own interest in connection with withholding, conditioning or delaying any such consent), for so long as GSAM Holdings II is the Special Interest Member:

(a)	(i) amend the Organizational Documents of any GSRP Party (other than GSRP Holdings) if such amendment would have a material and disproportionate adverse effect on any GSAM Party, (ii) amend the Organizational Documents of GSRP Holdings if such amendment would be inconsistent with the rights of the GSAM Entities under any of the Transaction Documents, or (iii) commence any voluntary liquidation, dissolution or winding up of any GSRP Party;

(b)	call capital from members of GSRP or GSRP Holdings other than ~~(i) to fund any capital commitment of the GSRP Entities existing as of the Closing and listed in~~ Section 6.01(b) ~~of the GSRP Disclosure Letter (the “Existing Commitments”) and (ii)~~ to fund new commitments entered into by the GSRP Entities in the ordinary course of business for valid business purposes; provided, however, ~~in the case of clause (ii)~~ such capital calls do not result in a Leverage Ratio of less than six (6) to one (1); provided, further, that prior to any capital call the GSRP Parties shall provide GSAM with notice of the amount and use of proceeds for each capital call evidencing compliance with this clause (b) ~~the preceding clauses (i) and (ii)~~;

(c)	effect any initial public offering of equity securities of a GSRP Entity (other than an IPO);

(d)	incur or repay any Indebtedness other than (i) regularly scheduled recurring repayments, payments that otherwise become due, or as otherwise listed in Section 6.01(d) of the GSRP Disclosure Letter; (ii) any refinancing of existing Indebtedness; or (iii) otherwise in good faith in the ordinary course of business for valid business purposes; provided, that in the case of (x) incurrences under clause (iii), such incurrences do not result in a Leverage Ratio of more than ten (10) to one (1) and (y) repayments under clause (iii), such repayments do not result in a Leverage Ratio of less than six (6) to one (1);

(e)	Reserved;

(f)	authorize any new classes of equity or issue additional equity securities other than (i) as expressly permitted by Section 6.01(b), (ii) to Persons that are GSRP Restricted Parties, (iii) pursuant to a Sale or an IPO, (iv) the adoption of an equity compensation plan by GSRP or one of the GSRP Entities and the grant, vesting and settlement of equity or equity-based awards thereunder to employees, directors or contractors of the GSRP Entities, (v) in connection with tax equity partnerships or other ordinary course financings at a Subsidiary of OpCo, (vi) Converted Common Units, in each case in good faith in the ordinary course of business for valid business purposes, (vii) as part of a Permitted Synthetic Secondary Transaction (as defined in the Holdings LLC Agreement) or (viii) Series A-3 Preferred Units or Series A-4 Preferred Units (each as defined in the Holdings LLC Agreement) in accordance with the Holdings LLC Agreement;

(f)	authorize any new classes of equity or issue additional equity securities other than (i) as expressly permitted by Section 6.01(b), (ii) to Persons that are GSRP Restricted Parties, (iii) pursuant to a Sale or an IPO, (~~ii~~iv) the adoption of an equity compensation plan by GSRP or one of the GSRP Entities and the grant, vesting and settlement of equity or equity-based awards thereunder to employees, directors or contractors of the GSRP Entities, (~~i~~v) in connection with tax equity partnerships or other ordinary course financings at a Subsidiary of OpCo, ~~or~~ (vi) Converted Common Units, in each case in good faith in the ordinary course of business for valid business purposes, (vii) as part of a

Permitted Synthetic Secondary Transaction (as defined in the Holdings LLC Agreement) or (viii) Series A-3 Preferred Units or Series A-4 Preferred Units (each as defined in the Holdings LLC Agreement) in accordance with the Holdings LLC Agreement;

(g)	except pursuant to a Sale, in conveyances to counterparties in connection with tax equity transactions, pursuant to any restructuring transactions with one or more GSRP Restricted Parties in connection with an IPO or as required by the terms of the Organizational Documents of the GSRP Parties, sell, transfer or dispose of any assets of the GSRP Entities in excess of twenty-five million dollars ($25,000,000) per individual asset sale and one hundred million dollars ($100,000,000) in the aggregate, excluding sales of renewable energy credits in the ordinary course of business or sales of assets pursuant to the exercise of contractual buy-out rights by counterparties to power purchase agreements;

(h)	declare or make any dividend, distribution or other return of capital other than consistent with past practice, pursuant to tax equity partnerships, as required by the Organizational Documents of a Person (including the Holdings LLC Agreement) or by or to wholly-owned Subsidiaries or as part of a Permitted Synthetic Secondary Transaction;

(h)	declare or make any dividend, distribution or other return of capital other than consistent with past practice, pursuant to tax equity partnerships, as required by the Organizational Documents of a Person (including the Holdings ~~MN8 Fourth A&R~~ LLC Agreement) or by or to wholly-owned Subsidiaries or as part of a Permitted Synthetic Secondary Transaction;

(i)	make or become legally committed to make any capital expenditures, except for any capital expenditures, (i) not exceeding $10,000,000 in the aggregate, (ii) pursuant to projects for which work has already been commenced or committed, (iii) as otherwise contemplated in the capital expenditure budget as set forth in Section 6.01(i) of the GSRP Disclosure Letter or (iv) after December 31, 2022;

(j)	make, revoke or change any election relating to the U.S. federal income Tax classification of Ultimate Parent Company ~~or GSRP or OpCo~~, or (ii) settle or compromise any material Tax audit applicable to it or surrender any right to claim a material Tax refund;

(j)	make, revoke or change any election relating to the U.S. federal income Tax classification of Ultimate Parent Company, or (ii) settle or compromise any material Tax audit applicable to it or surrender any right to claim a material Tax refund;

(k)	acquire any business or assets except (i) those set forth in Section 6.01(k) of the GSRP Disclosure Letter, (ii) acquisitions in the ordinary course of business not exceeding $150,000,000 million in the aggregate or (iii) acquisitions where the definitive agreement documenting such acquisition is executed after December 31, 2022;

(l)	enter into any new line of business that is outside of the sectors listed on Section 6.01(l) of the GSRP Disclosure Letter (“Permitted Business Sectors”); provided, that, subject to the other limitations set forth in this Section 6.01, GSRP may make investments that are not within the Permitted Business Sectors so long as such investments do not exceed twenty percent (20%) of the GSRP Entities’ gross asset value;

(m)	enter into, amend or modify any Contract in a manner that imposes or seeks to impose any obligation or restriction on GSAM or any of its Affiliates (other than the GSRP Entities);

(n)	settle any Litigation for (i) monetary relief involving amounts in excess of $20,000,000 or (ii) non-monetary relief if such settlement would reasonably be expected to have a material impact on the GSAM Entities or the GSAM Entities’ ownership in the GSRP Parties; or

(o)	agree, whether in writing or otherwise, to do any of the foregoing.”

10. Amendment to Section 6.03(b). Effective as of the Effective Time, the fourth sentence of Section 6.03(b) of the Internalization Agreement is hereby amended and restated in its entirety with the following:

“A “Restricted Third Party” means any Person other than the GSRP Parties and any direct or indirect wholly-owned subsidiary of the GSRP Parties; provided that the determination of whether a direct or indirect subsidiary of the GSRP Parties is considered to be wholly-owned will be made without regard to any outstanding tax equity interests ~~interests in OpCo held by the Special Interest Member, and Series A Preferred Units and Converted Common Units in GSRP~~.”

11. Amendment to Section 6.03(c). Effective as of the Effective Time, Section 6.03(c) of the Internalization Agreement is hereby amended and restated in its entirety with the following:

“(c) From and after the Closing, except in connection with the Ultimate Parent Company’s reporting and disclosure obligations under the Exchange Act, as required by Applicable Law or any demand under lawful process as requested by any Governmental Authority or as consented to in writing by GSAM (which consent shall not be unreasonably withheld, conditioned or delayed), the GSRP Parties shall, and shall cause their respective Controlled Affiliates to, (i) keep confidential, and not release or disclose for any purpose, information of or relating to any client of the Private Wealth Management business of the GSAM Entities and their respective Subsidiaries (“PWM Clients”) that is or may become in the possession of the GSRP Restricted Parties prior to the Closing, including without limitation personally identifiable information (e.g., name, address, account number) and (ii) not use, directly or indirectly, such information for any reasons other than as expressly permitted in Section 6.03(d). For the avoidance of doubt, nothing in this Agreement shall restrict or otherwise prohibit the Ultimate Parent Company or any of the other GSRP Parties from complying with their respective reporting obligations (if any) under the Exchange Act or providing such information to any registrar, transfer agent or similar service provider for purposes of facilitating such reporting and maintenance of unit transfer records; provided, that such service provider shall agree to maintain the confidentiality of such information on substantially the terms set forth herein.”

12. Amendment to Section 6.03(d). Effective as of the Effective Time, Section 6.03(d) of the Internalization Agreement is hereby amended and restated in its entirety with the following:

“Notwithstanding Section 6.03(c), from and after the Closing, the GSRP Parties shall be permitted to use PWM Client information to: (i) provide written reports or other written communications to be disseminated by Ultimate Parent Company, GSRP or GSRP Holdings to its equityholders (x) as required by the Organizational Documents of the GSRP Parties, including for any vote or consent required of their respective equityholders, (y) consistent with past practice or (z) as reasonably necessary in connection with any IPO, Sale or other extraordinary transaction; (ii) make distributions to its equityholders; (iii) issue capital calls to its equityholders; (iv) deliver copies of Schedule K-1s, Form 1099s, other Tax-related documents, and any other documentation delivered by the GSRP Parties in the ordinary course to any Ultimate Parent Company, GSRP or GSRP Holdings equityholders who are PWM Clients; (v) following any IPO or Sale where part of the consideration involves securities listed on a National Securities Exchange, use PWM Client information to mail proxy statements, run broker searches and make other ordinary course communications with stockholders of a publicly traded company; and (vi) while subject to the Exchange Act, to provide reporting or other information as required by Law; provided, however, that, prior to any IPO or Sale, unless such information is being filed or otherwise disclosed in accordance with the GSRP Parties’ reporting obligations under the Exchange Act or such prior disclosure would violate Law, the GSRP Parties shall provide GSAM or a GSAM designated

Affiliate the contents of any material communications described in (i)–(ii) of this subsection at least ten (10) days prior to such information being delivered to a PWM Client (except in the case of financial statements, which shall be distributed to GSAM or its designated Affiliate no later than five (5) Business Days prior to the date GSAM is required to furnish such information to any PWM Client) and GSAM or a GSAM-designated Affiliate shall provide such communication directly to PWM Clients. The GSRP Parties shall provide the information necessary for GSAM or a GSAM-designated Affiliate to provide such communications to PWM Clients, and shall provide reasonable assistance to GSAM or a GSAM-designated Affiliate in connection with providing such communications to PWM Clients. Except as contemplated by this Section 6.03(d), GSAM shall, and shall cause any Affiliates it designates pursuant to this Section 6.03(d) to, keep confidential any information delivered to it by the GSRP Parties and not use such information except as required by Applicable Law or any demand under lawful process as requested by any Governmental Authority or as consented to in writing by a GSRP Party.”

13. Amendment to Section 6.05(b). Effective as of the Effective Time, Section 6.05(b) of the Internalization Agreement is hereby amended by adding the following sentence at the end of such section:

“Notwithstanding anything to the contrary, during any period in which the Ultimate Parent Company or any other GSRP Party is subject to reporting obligations under the Exchange Act, the Ultimate Parent Company’s and GSRP’s obligations under this Section 6.05(b) shall be deemed to be satisfied upon the Ultimate Parent Company’s or such other GSRP Party’s compliance with any reporting obligations related to quarterly financial statements, annual financial statements and related filing requirements under the Exchange Act.”

14. Amendment to Section 6.19. Effective as of the Effective Time, Section 6.19 of the Internalization Agreement is hereby amended and restated to replace the reference to “Amended OpCo LLC Agreement” with “Holdings LLC Agreement”.

15. Amendment to Section 9.01. Effective as of the Effective Time, Section 9.01 of the Internalization Agreement is hereby amended and restated in its entirety with the following:

Section 9.01 “Tax Returns. Following the Closing, GSRP shall prepare and file, or cause to be prepared and filed, in a timely manner all Tax Returns of the GSRP Parties that are due after the Closing Date. Any Internal Revenue Service Form 1065 (and any similar form for state Tax purposes due in a jurisdiction that follows the U.S. federal income Tax treatment) of OpCo that includes any Tax period (or portion thereof) beginning before the date of the ~~Pre-IPO Issuance (“Pre-IPO~~ GSAM OpCo Interest Redemption (“Pre-Redemption Tax Returns”) shall be prepared, and each item thereon treated, in a manner consistent with past practices employed without making or changing any accounting methods, elections and conventions. A representative of GSAM shall have the right to review any such ~~Pre-IPO~~ Pre-Redemption Tax Return thirty (30) days prior to the filing of such ~~Pre-IPO~~ Pre-Redemption Tax Return, and the GSRP Parties and such representative shall use good faith efforts to resolve reasonable comments to such ~~Pre-IPO~~ Pre-Redemption Tax Return received from such representative reasonably in advance of, but in no event less than fifteen (15) days prior to, the due date therefor. GSRP shall deliver a Schedule K-1 for any Pre-Redemption Tax Return with respect to OpCo to GSAM Holdings II within ninety (90) days after the end of each calendar year in which GSAM Holdings II is a member in OpCo.”

16. Amendment to Section 9.02. Effective as of the Effective Time, Section 9.02 of the Internalization Agreement is hereby amended and restated in its entirety with the following:

Section 9.02 “Contests. In the case of a U.S. federal income Tax (or state income Tax that follows the U.S. federal income Tax treatment) audit or administrative or judicial proceeding of OpCo that relates to a taxable period (or portion thereof) beginning before the date of the ~~Pre-IPO Issuance~~ GSAM OpCo Interest Redemption, the GSAM Entities shall have the right, at the GSAM Entities’ expense, to participate in such audit or proceeding to the extent that it could reasonably be expected to result in an adjustment to any items of income, loss, credit, deduction, or gain from OpCo previously allocated to any of the GSAM Entities, and the GSRP Parties shall obtain the prior written consent of GSAM (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such a claim or ceasing to defend such a claim that could reasonably be expected to result in a materially adverse adjustment to any item of income, loss, credit, deduction, or gain previously allocated to any of the GSAM Entities.”

17. Amendment to Section 9.04. Effective as of the Effective Time, Section 9.04 of the Internalization Agreement is hereby amended and restated in its entirety with the following:

“Section 9.04 Corporate Reorganization. ~~The Parties covenant to effect any IPO (other than a SPAC Transaction or a Reverse Merger) in the following manner unless otherwise agreed to by Ultimate Parent Company and GSAM: (i) a newly formed wholly owned Subsidiary of GSRP Holdings will merge with and into Ultimate Parent Company, with Ultimate Parent Company surviving such merger (the “Merger”), (ii) in connection with the Merger, all outstanding limited liability company interests in Ultimate Parent Company will be exchanged for shares of common stock of GSRP Holdings pursuant to the Merger, and all outstanding limited liability company interests in OpCo that are owned by GSAM Holdings II will be contributed to GSRP Holdings in exchange for shares of common stock of GSRP Holdings, (iii) in connection with the Merger, (A) any Converted Common Units in GSRP held by the Converted Common Members will be contributed to GSRP Holdings in exchange for shares of common stock of GSRP Holdings such that the Converted Common Members will in the aggregate receive the Converted Common Percentage of the common stock of GSRP Holdings issued in the Pre-IPO Issuance (together with the issuances contemplated by clause (ii), the “Pre-IPO Issuance”) and (B) all Series A Preferred Units in GSRP held by the Series A Preferred Members will be contributed to GSRP Holdings in exchange for shares of common stock of GSRP Holdings or preferred stock of GSRP Holdings, as applicable, consistent with Section 7.5.4 of the MN8 Fourth A&R LLC Agreement, and (iv) following the transactions described in clauses (i) through (iii), GSRP Holdings will issue shares of common stock to the public in such IPO in exchange for the proceeds of such IPO. In connection with the transactions described in clauses (i) through (iii), the following rules shall be given effect: (a) for purposes of determining the Pre-IPO Series A Conversion Price (including the Applicable Conversion Price used pursuant to Section 7.5.4 of the MN8 Fourth A&R LLC Agreement) and the Series A Preferred Unit Purchase Price used pursuant to Section 7.5.4(i) of the of the MN8 Fourth A&R LLC Agreement, the Common Units in GSRP held by the Ultimate Parent Company and any Converted Common Units in GSRP held by the Converted Common Members will be deemed to have been recapitalized immediately prior to the Merger into an aggregate number of Common Units and Converted Common Units in GSRP equal to the number of shares of common stock of GSRP Holdings that will be issued in the Pre-IPO Issuance (with an adjustment made to both (1) the Pre-IPO Series A Conversion Price and (2) the Series A Preferred Unit Purchase Price used pursuant to Section 7.5.4(i) of the of the MN8 Fourth A&R LLC Agreement, in each case, under Section 7.5.6 of the MN8 Fourth A&R LLC Agreement based on such deemed recapitalization); and (b) the shares of common stock of GSRP Holdings issued in the Pre-IPO Issuance (other than pursuant to clause (iii)) will be allocated among the members of Ultimate Parent Company and GSAM based on the amounts apportioned to such Persons under Section 4.4 of the Operating Company Agreement (it being understood that the number of shares of common stock issued and allocated to GSAM in connection with the Promote shall not reduce the ownership percentage of common stock issuable upon the conversion or exchange of the Converted Common Units or the Series A Preferred Units) and valuing each such share of common stock of GSRP Holdings based upon the price to the public in the underwriting agreement for such offering (the “Offering Price”) and taking into account the conversion entitlement of such Series A Preferred Units (including pursuant to Section 7.5.4 of the MN8 Fourth A&R LLC Agreement) and the preferred stock of GSRP Holdings based on such Offering Price. Calculations illustrating how such determinations would be made in connection with a Traditional IPO (and based on the assumptions stated therein) are attached to this Amendment as Exhibit B. The Parties agree to treat the transactions set forth in clauses (i) through (iv), together, as a transaction described in Section 351 of the Code, and the Parties agree not to take any position inconsistent with such treatment for any Tax purpose, including on any Tax Return or in any Tax proceeding, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Further, the Parties covenant not to take any action, or agree to take any action, that could reasonably be expected to prevent the transactions set forth in clauses (i) – (iv)from qualifying as a transaction described in Section 351 of the Code.~~ The Parties covenant to effect any IPO in accordance with Section 6.4.3 of the Holdings LLC Agreement.”

18. Preemptive Rights. GSAM (on behalf of itself and its designees) hereby waives any rights to purchase New Securities in accordance with Section 10.01 of the Internalization Agreement in connection with (a) the Proposed Transaction contemplated by the Merger Agreement, including the GREC Issuance, and the Pre-Closing Steps, (b) any New Securities issued in connection with the Pre-Closing Steps and (c) the issuance of Series A-3 Preferred Units or Series A-4 Preferred Units (each as defined in the Holdings LLC Agreement) in accordance with the Holdings LLC Agreement.

19. Acknowledgements. Following the execution of the Promote Fee Agreement, GSAM Holdings II shall be deemed to be the “Special Interest Member” for purposes of the Internalization Agreement for so long as GSAM Holdings II remains a party to the Promote Fee Agreement and the term of the Promote Fee Agreement remains in effect.

20. GREC Board Designee. Each GSAM Entity acknowledges and agrees to GREC’s right to designate an individual to serve on the board of directors of the Ultimate Parent Company subject to and in accordance with Section 5.16 of the Merger Agreement and Section 6.1 of the Holdings LLC Agreement.

21. Third-Party Beneficiary. GREC is an intended third-party beneficiary of Sections 1, 3(a) and 24 of this Amendment and shall have the right to enforce Sections 1, 3(a) and 24 hereof directly against the GSAM Entities and the GSRP Parties, as applicable, as if GREC was a party to this Amendment, without the consent of, or any action by, any other Party or any other Person, provided that such enforcement rights shall be limited to specific enforcement in accordance with Section 22. The rights of GREC under Sections 1, 3(a), 24 and this Section 21 are irrevocable and shall not be amended, modified, waived or terminated (other than upon termination of this Amendment in accordance with Section 23) without the prior written consent of GREC.

22. Specific Enforcement. The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy would occur in the event that any provision of this Amendment is not performed in accordance with its specific terms or is otherwise breached, including if any Party fails to take any action required of it hereunder in connection with the consents, waivers, approvals, confirmations and agreements contemplated by this Amendment or the consummation of the Proposed Transaction and the Pre-Closing Steps. Each Party acknowledges and agrees that the Parties and the third-party beneficiaries identified in Section 21 shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Amendment and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise and without any requirement to post any bond or other security, this being in addition to any other remedy to which such Person is entitled under this Amendment, the Internalization Agreement, at law or in equity. Each Party agrees not to assert that specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that monetary damages would provide an adequate remedy or that the Parties or such third-party beneficiaries otherwise have an adequate remedy at law.

23. GREC Merger Termination. The provisions of Sections 1 and 3(a) (as they relate to the Proposed Transaction), Section 21 and Section 22 of this Amendment shall terminate immediately upon the earlier of (a) valid termination of the Merger Agreement in accordance with its terms and (b) 4 months following the Outside Date if the Closing (each as defined in the Merger Agreement), has not occurred on or as of such date (such termination, the “Merger Termination”). If a Merger Termination occurs, any party may terminate the remainder of this Amendment by written notice to the other parties.

24. Transfers. During the period between the date of this Amendment and the Effective Date, to the extent a transfer of the direct or indirect interests in Ultimate Parent Company held by GSAM is permitted under the Internalization Agreement and the Holdings LLC Agreement, then, prior to consummating such transfer, GSAM shall cause the transferee of such interests to agree to be bound by Sections 1, 2, 3(a), 18, 20, 21, 22 and 24 of this Amendment in a joinder agreement in the form of Exhibit F.

25. Additional Rights of GSAM. From and after the closing of the Proposed Transaction, GSAM shall have the right to approve the reallocation and distribution of any cash distribution pursuant to Section 5.1.5 of the Holdings LLC Agreement. In addition, from and after the closing of the Proposed Transaction, Ultimate Parent Company shall consult with GSAM regarding the structure of any Alternative Liquidity Transaction (consistent with the consultation rights in favor of the Shareholder Representative (as defined in the Merger Agreement) under Section 5.16(f) of the Merger Agreement). From and after the closing of the Proposed Transaction, GSAM shall have the right to enforce the rights of Original Common Members (as defined in the Holdings LLC Agreement) and their transferees to participate ratably (at their election) in any Alternative Liquidity Transaction in accordance with the terms of the Holdings LLC Agreement. Without the consent of GSAM, Ultimate Parent Company shall not confer any additional rights or benefits on or for the benefit of Greenbacker Securityholders (as defined in the Holdings LLC Agreement) (including pursuant to any Side Letter (as defined in the Holdings LLC Agreement)) in their capacities as holders of common units of Ultimate Parent Company other than those set forth in the Merger Agreement or the Holdings LLC Agreement and rights or benefits given to the members of Ultimate Parent Company as of the date hereof.

26. Common Units. As a result of the Pre-Closing Steps and as of the closing of the Proposed Transaction (a) Goldman Sachs RP Holdings LLC (or its transferees) will hold 70,587,870.56 Common Units (as defined in the Holdings LLC Agreement), (b) the Regents of the University of

California (or its transferee) will hold 561,023,800.49 Common Units and (c) the PWM Clients (or their transferees) will collectively hold 1,456,177,011.15 Common Units.

27. Acknowledgement. GSAM agrees that notwithstanding the terms of Section 6.01(f) of the Internalization Agreement, issuances of equity securities by OpCo to MN8 Energy (or any of its wholly owned subsidiaries) shall be permitted in connection with certain anticipated intercompany debt restructurings and the contribution of GREC (or any of its assets) to OpCo in connection with the Proposed Transaction, in each case, consistent with the slide presentation dated June 9, 2026 delivered to GSAM.

28. Alternative Liquidity Transaction. Ultimate Parent Company agrees that if an Alternative Liquidity Transaction (as defined in the Holdings LLC Agreement) is approved by the Board of Directors (as defined in the Holdings LLC Agreement) and will involve a third party financial advisor or arranger and (a) Ultimate Parent Company determines that an Affiliate of GSAM is an appropriate and qualified provider of such services and (b) GSAM (or any of its Affiliates) offers such services at a rate and on terms that the Board of Directors determines are appropriate for the Ultimate Parent Company, then an Affiliate of GSAM shall have the right to be engaged to provide such services. For the avoidance of doubt, the Board of Directors may, in its sole discretion, take into account such factors as it deems relevant in connection with determining whether an Affiliate of GSAM is an appropriate and qualified provider of such services, including banking relationships, consents required, the nature of the engagement, relevant interests in the transaction and potential conflicts of interests.

29. Miscellaneous. The terms and conditions of Sections 10.04 (Notices) through 10.09 (Assignment), Sections 10.11 (Failure or Indulgence Not Waiver; Remedies Cumulative) through 10.12 (Governing Law; Jurisdiction) and Sections 10.14 (Counterparts) through 10.16 (Rules of Interpretation) of the Internalization Agreement shall apply to this Amendment mutatis mutandis. For purposes of convenience of reference only, text added to the Internalization Agreement pursuant to this Amendment is shown in blue and text deleted from the Internalization Agreement pursuant to this Amendment is shown in red strikethrough. Such formatting is for illustrative purposes only, forms no part of this Amendment or the Internalization Agreement as amended hereby, and shall not be used in the interpretation or construction of this Amendment or the amended Internalization Agreement. Except as hereby amended, the Internalization Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of and on the date first above written.

GSRP PARTIES:

MN8 Energy, Inc.

By:
Name:	Jon Yoder
Title:	Chief Executive Officer

MN8 Energy Operating Company LLC (f/k/a Goldman Sachs Renewable Power Operating Company LLC)

By:	MN8 Energy LLC (f/k/a Goldman Sachs Renewable Power LLC), its managing member

By:
Name:	Jon Yoder
Title:	Chief Executive Officer

MN8 Energy LLC (f/k/a Goldman Sachs Renewable Power LLC)

By:
Name:	Jon Yoder
Title:	Chief Executive Officer

MN8 Energy Holdings LLC

By:
Name:	Jon Yoder
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Internalization Agreement]

GSAM ENTITIES:

Goldman Sachs Asset Management, L.P.

By:
Name:	Anthony Mirabile
Title:	Authorized Signatory

GSAM Holdings II LLC

By:
Name:	Anthony Mirabile
Title:	Authorized Signatory

[Signature Page to Second Amendment to Internalization Agreement]

SCHEDULE 1

PRE-CLOSING STEPS

[Omitted.]

SCHEDULE 2

[Omitted.]

EXHIBIT A

Form of Merger Agreement

[Omitted.]

EXHIBIT B

Form of PRE-CLOSING AGREEMENT AND PLAN OF MERGER

[Omitted.]

EXHIBIT C

FORM OF REDEMPTION AGREEMENT

[Omitted.]

EXHIBIT D

Form of Promote Fee Agreement

[Omitted.]

EXHIBIT E

Form of CONTRIBUTION AGREEMENT

[Omitted.]

EXHIBIT F

Form of JOINDER

[Omitted.]

EXHIBIT E-2

Promote Holder Voting Agreement

(See attached)

Execution Version

CONSENT AND FIRST AMENDMENT

TO

LETTER AGREEMENT

This CONSENT AND FIRST AMENDMENT TO LETTER AGREEMENT, dated July 21, 2026 (this “Amendment”), is entered into by and among MN8 Energy LLC (“MN8 Energy”), MN8 Energy Holdings LLC (“MN8 Holdings” or “Holdings”), MN8 Energy, Inc. (“MN8 Inc.”), Goldman Sachs Asset Management, L.P. (“GSAM”) and the Office of the Chief Investment Officer of the Regents of the University of California (“UC Regents”). Each of the foregoing is sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning given to such term in the Letter Agreement, dated as of December 22, 2023, by and among each of the Parties (the “Letter Agreement”).

WHEREAS, MN8 Energy desires to acquire 100% of the equity interests in Greenbacker Renewable Energy Company LLC (“GREC”) pursuant to the terms of the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A (the “Merger Agreement”, and the transactions contemplated thereby, the “Proposed Transaction”) and in connection therewith certain members of GREC will receive common units of MN8 Holdings in accordance with the terms of the Merger Agreement (the “GREC Issuance”);

WHEREAS, in connection with the Proposed Transaction MN8 Holdings, MN8 Energy and MN8 Energy Operating Company LLC (“MN8 OpCo” and together with MN8 Holdings and MN8 Energy, collectively the “MN8 Entities”) will complete the restructuring steps described on Schedule 1 attached hereto prior to the closing of the Proposed Transaction (the “Pre-Closing Steps”);

WHEREAS, UC Regents desires to provide its prior written consent to the Proposed Transaction, including the GREC Issuance and the Pre-Closing Steps;

WHEREAS, in connection with, and as part of, the Pre-Closing Steps, as further described in Schedule 1 hereto, MN8 Energy, MN8 Energy Merger Sub, LLC, MN8 Holdings Merger Sub, LLC and MN8 Holdings will enter into an Agreement and Plan of Merger substantially in the form attached hereto as Exhibit B (the “Pre-Closing Merger Agreement”), and in connection with the mergers contemplated thereby, the Second Amended and Restated Limited Liability Company Agreement of MN8 Holdings substantially in the form attached to the Pre-Closing Merger Agreement as Exhibit D (the “Holdings LLC Agreement”) will be adopted;

WHEREAS, in connection with, and as part of, the Pre-Closing Steps and as further described on Schedule 1 hereto, all interests in MN8 OpCo held by GSAM Holdings II LLC (“GSAM Holdings II”) will be redeemed and cancelled (the “GSAM OpCo Interest Redemption”) and MN8 Holdings and GSAM Holdings II will enter into a promote fee agreement substantially in the form attached hereto as Exhibit C (the “Promote Fee Agreement”);

WHEREAS, following the Effective Time (as defined in Schedule 1) and prior to the closing of the Proposed Transaction, MN8 Holdings will contribute to MN8 Energy the common units in MN8 Holdings to be issued to the securityholders of GREC in connection with the consummation of the Merger (as defined in the Merger Agreement) pursuant to a contribution agreement substantially in the form attached hereto as Exhibit D (the “Contribution Agreement”);

WHEREAS, as a condition to the willingness of GREC to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Parties desire to enter into this Amendment in order for UC Regents to provide certain assurances to MN8 Holdings and GREC regarding the manner in which UC Regents is bound hereunder to consent to and approve the Proposed Transaction; and

WHEREAS, effective immediately and automatically upon the Effective Time (as defined in Schedule 1), the Parties desire to amend the Letter Agreement as set forth in this Amendment and on the terms and conditions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Consent of UC Regents. UC Regents hereby consents to (a) the Proposed Transaction contemplated by the Merger Agreement, including the GREC Issuance, (b) each of the Pre-Closing Steps (and the agreements contemplated thereby), including, in each case, pursuant to paragraphs 3 and 10 of the Letter Agreement and (c) each of the Merger Agreement, the Pre-Closing Merger Agreement, the Holdings LLC Agreement, the Promote Fee Agreement (in each case, in substantially the form attached hereto as an exhibit and with any modifications that do not have a material and adverse effect on UC Regents). UC Regents further consents to the issuance of Series A-2 Preferred Units, Series A-3 Preferred Units and Series A-4 Preferred Units in accordance with the Pre-Closing Merger Agreement or Holdings LLC Agreement, as applicable.

2. Voting Agreement.

(a) Without limiting the consents and approvals provided in Section 1, from the date of this Amendment until the valid termination of the Merger Agreement pursuant to and in compliance with the terms thereof (“GREC Merger Termination”), UC Regents irrevocably and unconditionally consents to and approves the Proposed Transaction, including the GREC Issuance, and the Pre-Closing Steps, including as required by § 18-209 of the Delaware Limited Liability Company Act, and agrees to execute such further written consents, authorizations and other approvals with respect thereto as may be required to complete such transactions in accordance with their terms.

(b)	UC Regents hereby represents and warrants that:

(i)	UC Regents has all requisite power and authority to enter into this Amendment and to perform fully its obligations hereunder;

(ii)	this Amendment has been duly authorized, executed and delivered by UC Regents;

(iii)	this Amendment constitutes a valid and binding obligation of UC Regents enforceable in accordance with its terms;

(iv)	no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority (as defined in the Merger Agreement) or other Person on the part of UC Regents is required in connection with the execution, delivery and performance of this Amendment;

(v)	neither the execution and delivery of this Amendment, nor the consummation of the actions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, (i) UC Regents’ organizational documents, (ii) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit to which UC Regents is a party to or (iii) any concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation to which UC Regents or UC Regents’ property or assets is subject, in each case, that would reasonably be expected to prevent UC Regents from fulfilling its obligations under this Amendment;

(vi)	UC Regents is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933;

(vii)	as of the date hereof, there is no legal proceeding pending or, to the knowledge of UC Regents, threatened against UC Regents before or by any Governmental Authority that would reasonably be expected to impair or delay the ability of UC Regents to perform its obligations under this Amendment; and

(viii)	UC Regents is the record, legal, and beneficial owner of all of the interests held by it (the “Subject Interests”), free and clear of all liens, pledges, mortgages, security interests, encumbrances, charges, options, rights of first refusal, transfer restrictions, or other restrictions or limitations of any kind (collectively, “Encumbrances”), other than (i) Encumbrances created by this Amendment, (ii) Encumbrances created by or arising under the Letter Agreement, the organizational documents of the applicable MN8 Party or MN8 OpCo, or any other Company Document (as defined in the Letter Agreement), (iii) Encumbrances imposed by applicable securities laws, and (iv) Encumbrances that would not reasonably be expected to prevent, delay, or impair the ability of such UC Regents to perform its obligations under this Amendment or the enforceability of the consents, waivers, and approvals granted herein (collectively, “Permitted Encumbrances”).

3. Amendments

(a) Amendment to Paragraph 14 of the Letter Agreement. Effective as of the Effective Time, paragraph 14 of the Letter Agreement is hereby amended and restated in its entirety with the following:

“In Kind Distributions. The Company agrees to use commercially reasonable efforts to make or cause to be made all payments of redemption proceeds to the Investor in cash. In the event that the Company determines that it is necessary to make an in-kind distribution to the Investor (whether to satisfy a redemption request by the Investor or for any other purpose under the Company Documents, but subject to the ~~Special Interest Member’s rights under~~ GSAM Holdings II LLC’s rights under the Promote Fee Agreement by and between the GSAM Holdings II LLC and MN8 Holdings (substantially in the form provided to the Investor prior to execution thereof~~Third A&R OpCo LLC Agreement~~), the Company will, to the extent reasonably practicable, (i) ensure that any such in-kind distribution is made in a fair and equitable manner, (ii) ensure that the Investor is not required to take more than its ratable share of any particular asset in kind, and (iii) provide the Investor with written notice as soon as reasonably practicable prior to such in kind distribution and, upon the request of the Investor, use commercially reasonable efforts to dispose of the Investor’s share of any such assets for cash as agent for the Investor at the Investor’s expense. In connection therewith, the Company shall use all commercially reasonable efforts to achieve the best possible price for the benefit of the Investor.”

(b) Amendment to Paragraph 3(c) of the Letter Agreement. Effective as of the Effective Time, paragraph 3(c) of the Letter Agreement is hereby amended and restated in its entirety with the following:

“authorizing any new classes of equity or issue additional equity securities other than (i) as expressly permitted by Section 6.01(b) of the Internalization Agreement, (ii) to Persons that are GSRP Restricted Parties (other than members of MN8 Energy holding Series A Preferred Units or Conversion Units), (iii) pursuant to a Sale or an IPO, (iv) the adoption of an equity compensation plan by the Company or one of the MN8 Entities and the grant, vesting and settlement of equity or equity-based awards thereunder to employees, directors or contractors of the MN8 Entities, (v) issuances pursuant to the Preferred Purchase Agreement, (vi) as part of a Permitted Synthetic Secondary Transaction (as defined in the Amended LLC Agreement) or (vii) in connection with tax equity partnerships or other ordinary course financings at a Subsidiary of OpCo (for the avoidance of doubt, including joint ventures), in each case in good faith in the ordinary course of business for valid business purposes.”

4. Preemptive Rights. UC Regents hereby waives any rights to purchase securities of any MN8 Entity in accordance with paragraph 2(c) of the Letter Agreement in connection with (a) the Proposed Transaction contemplated by the Merger Agreement, including the GREC Issuance, and the Pre-Closing Steps, (b) any securities issued in connection with the Pre-Closing Steps and (c) the issuance of Series A-3 Preferred Units or Series A-4 Preferred Units (each as defined in the Holdings LLC Agreement) in accordance with the Holdings LLC Agreement.

5. References to Amended LLC Agreement. Each Party acknowledges and agrees that effective as of the Effective Time, each reference to the Amended LLC Agreement and the Amended and Restated Limited Liability Company Agreement of MN8 OpCo shall be references to such agreements as amended and restated as part of the Pre-Closing Steps. Furthermore, each Party acknowledges and agrees that the term “GSRP Restricted Parties” as used in the Agreement has the definition ascribed to such term in the Internalization Agreement.

6. GREC Merger Termination. The provisions of Sections 1 and 2(a) (as they relate to the Proposed Transaction), Section 7 and Section 9 of this Consent shall terminate immediately upon the earlier of (a) valid termination of the Merger Agreement in accordance with its terms and (b) 4 months following the Outside Date if the Closing (each as defined in the Merger Agreement), has not occurred on or as of such date (such termination, the “Merger Termination”). If a Merger Termination occurs, any party may terminate the remainder of this Consent by written notice to the other parties.

7. Third-Party Beneficiary. GREC is an intended third-party beneficiary of Sections 1, 2(a), 8 and 9 of this Amendment and shall have the right to enforce Sections 1, 2(a), 8 and 9 directly against UC Regents, MN8 Energy, MN8 OpCo and MN8 Holdings, as applicable, as if GREC was a party to this Amendment, without the consent of, or any action by, any other Party or any other Person, provided that such enforcement rights shall be limited to specific enforcement in accordance with Section 8. The rights of GREC under Sections 1, 2(a), 8 and 9 and this Section 7 are irrevocable and shall not be amended, modified, waived or terminated (other than upon termination of this Amendment in accordance with Section 6) without the prior written consent of GREC.

8. Specific Enforcement. The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy would occur in the event that any provision of this Amendment is not performed in accordance with its specific terms or is otherwise breached, including if any Party fails to take any action required of it hereunder in connection with the consents, waivers, approvals, confirmations and agreements contemplated by this Amendment or the consummation of the Proposed Transaction and the Pre-Closing Steps. Each Party acknowledges and agrees that the Parties and the third-party beneficiaries identified in Section 7 shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Amendment and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise and without any requirement to post any bond or other security, this being in addition to any other remedy to which such Person is entitled under this Amendment, the Letter Agreement, at law or in equity. Each Party agrees not to assert that specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that monetary damages would provide an adequate remedy or that the Parties or such third-party beneficiaries otherwise have an adequate remedy at law.

9. Transfers. During the period between the date of this Amendment and the Effective Time, to the extent a transfer of the direct or indirect interests in MN8 Holdings held by UC Regents is permitted under the Letter Agreement and the Holdings LLC Agreement, then, prior to consummating such transfer, UC Regents shall cause the transferee of such interests to agree to be bound by Sections 1, 2(a), 4, 6, 7, 8 and 9 of this Amendment in a joinder agreement in the form of Exhibit E.

10. Miscellaneous. The terms and conditions of paragraph 31, 41(a) through 41(f), 41(h), 41(i), 41(j) and 41(k) of the Letter Agreement shall apply to this Amendment mutatis mutandis. For purposes of convenience of reference only, text added to the Letter Agreement pursuant to this Amendment is shown in blue and text deleted from the Letter Agreement pursuant to this Amendment is shown in red strikethrough. Such formatting is for illustrative purposes only, forms no part of this Amendment or the Letter Agreement as amended hereby, and shall not be used in the interpretation or construction of this Amendment or the amended Letter Agreement. Except as hereby amended, the Letter Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of and on the date first above written.

MN8 ENERGY LLC

By:
Name: Jon Yoder
Title: Chief Executive Officer

MN8 ENERGY HOLDINGS LLC

By:
Name: Jon Yoder
Title: Chief Executive Officer

MN8 ENERGY, INC.

By:
Name: Jon Yoder
Title: Chief Executive Officer

[Signature Page to Amendment to Letter Agreement]

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:
Title:

[Signature Page to Amendment to Letter Agreement]

Acknowledged and agreed as of _____________, 2026

Office of the Chief Investment Officer of the Regents of the University of California

By:

Name:

Title:

[Signature Page to Amendment to Letter Agreement]

SCHEDULE 1

PRE-CLOSING STEPS

[Omitted.]

EXHIBIT A

Form of Merger Agreement

[Omitted.]

EXHIBIT B

Form of PRE-CLOSING AGREEMENT AND PLAN OF MERGER

[Omitted.]

EXHIBIT C

Form of Promote fee Agreement

[Omitted.]

EXHIBIT D

Form of CONTRIBUTION AGREEMENT

[Omitted.]

EXHIBIT E

Form of JOINDER

[Omitted.]

EXHIBIT E-3

Majority Preferred Voting Agreement

(See attached)

Execution Version

CONSENT OF THE MAJORITY PREFERRED

OF

MN8 ENERGY LLC

This CONSENT, dated July 21, 2026 (this “Consent”), is entered into by and among WSI Fund II Holdings, LP (“Ridgewood Investor”), Mercuria Clean Energy Investments BV (“Mercuria Investor” and together with Ridgewood Investor, collectively, the “Preferred Investors”), MN8 Energy LLC (“MN8 Energy”), MN8 Energy Holdings LLC (“Ultimate Parent Company” or “Holdings”) and MN8 Energy, Inc. (“MN8 Inc.” and together with MN8 Energy and Holdings, the “MN8 Parties”). Each of the foregoing is sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning given to such term in the Fourth Amended and Restated Limited Liability Company Agreement of MN8 Energy, dated March 28, 2024 (the “MN8 Energy LLC Agreement”).

WHEREAS, MN8 Energy desires to acquire 100% of the equity interests in Greenbacker Renewable Energy Company LLC (“GREC”) pursuant to the terms of the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A (the “Merger Agreement”, and the transactions contemplated thereby and to be effectuated in accordance with the terms thereof, the “Proposed Transaction”) and in connection therewith certain members of GREC will receive common units of Ultimate Parent Company in accordance with the terms of the Merger Agreement (the “GREC Issuance”);

WHEREAS, in connection with the Proposed Transaction the MN8 Parties will complete the restructuring steps described on Schedule 1 attached hereto prior to the Closing Date (as defined in the Merger Agreement), and prior to the consummation of the Proposed Transaction (the “Pre-Closing Steps”);

WHEREAS, in connection with, and as part of, the Pre-Closing Steps, as further described in Schedule 1 hereto, MN8 Energy, MN8 Energy Merger Sub, LLC, MN8 Holdings Merger Sub, LLC and Ultimate Parent Company will enter into an Agreement and Plan of Merger in the form attached hereto as Exhibit B (the “Pre-Closing Merger Agreement”), and in connection with the mergers contemplated thereby, the Second Amended and Restated Limited Liability Company Agreement of the Ultimate Parent Company in the form attached to the Pre-Closing Merger Agreement as Exhibit D thereto (the “Holdings LLC Agreement”) will be adopted;

WHEREAS, in connection with, and as part of, the Pre-Closing Steps and as further described on Schedule 1 hereto, all interests in MN8 Energy Operating Company LLC (“MN8 OpCo”) held by GSAM Holdings II LLC (“GSAM Holdings II”) will be redeemed and cancelled (the “GSAM OpCo Interest Redemption”) pursuant to a redemption agreement in the form attached hereto as Exhibit D (the “Redemption Agreement”) and MN8 Holdings and GSAM Holdings II will enter into a promote fee agreement in the form attached hereto as Exhibit C (the “Promote Fee Agreement”);

WHEREAS, following the Effective Time (as defined in Schedule 1) and prior to the closing of the Proposed Transaction, Ultimate Parent Company will contribute to MN8 Energy the common units in Ultimate Parent Company to be issued to the securityholders of GREC in connection with the consummation of the Merger (as defined in the Merger Agreement) pursuant to a contribution agreement substantially in the form attached hereto as Exhibit E (the “Contribution Agreement”);

WHEREAS, the Preferred Investors are all of the Series A Preferred Members (as defined in the MN8 Energy LLC Agreement) and each desires to provide its prior written consent to the Proposed Transaction, including the GREC Issuance and the Pre-Closing Steps; and

WHEREAS, as a condition to the willingness of GREC to enter into the Merger Agreement, and as an inducement and in consideration therefor, this Consent constitutes a Voting Agreement (as contemplated by the Merger Agreement) pursuant to which each of the Preferred Investors, as Series A Preferred Members, is providing consent for the Proposed Transaction and entering into the other agreements set forth herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Consent of the Series A Preferred Members. Subject to the following sentence, each of the Preferred Investors hereby (x) irrevocably consents (including pursuant to Sections 7.6.1 and 12.1 of the MN8 Energy LLC Agreement (prior to the Effective Time) and the Holdings LLC Agreement (after the Effective Time)) to (i) the Proposed Transaction, including the GREC Issuance, in accordance with the terms of the Merger Agreement and (ii) each of the Pre-Closing Steps, so long as such Pre-Closing Steps are completed at or shortly in advance of closing of the merger under the Merger Agreement, and (y) agrees to execute such further written consents, authorizations and other approvals with respect thereto as may be reasonably required to complete such transactions in accordance with their terms as expressly set forth herein or in the documents attached hereto as Exhibits. The consent provided in this Section 1 shall be null and void if (a) Ultimate Parent Company fails to issue Series A-2 Preferred Units to each Preferred Investor in accordance with Sections 3 and 4 hereof as part of the Pre-Closing Steps, (b) the Proposed Transaction is not consummated in accordance with the terms of the Merger Agreement without amendment, modification or waiver which would increase the maximum aggregate consideration or maximum cash consideration under the Merger Agreement or would otherwise be material and adverse to the Preferred Investors (other than any modifications to or waivers of the earn-out contemplated by the Additional Consideration Holdback Amount (as defined in the Merger Agreement) and Section 2.10 of the Merger Agreement which do not increase the maximum aggregate amount or maximum cash amount payable thereunder compared to the amount payable if fully earned under the Merger Agreement) and (c) the Pre-Closing Steps are not completed in accordance with Schedule 1 without any modification or waiver adverse to the Preferred Investors or that would in and of itself require consent of the Preferred Investors under the MN8 Energy LLC Agreement (if done prior to the Effective Time) or the Holdings LLC Agreement (if done on or after the Effective Time), unless, in each case of (a) to (c), each Preferred Investor has consented in writing to any such amendment, modification or waiver (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any costs or expenses incurred by the Preferred Investors in connection with any actions taken by the Preferred Investors under Section 1(y) shall be addressed in the same manner as the other costs and expenses of the Preferred Investors relating to this Consent, the Pre-Closing Steps, and the Proposed Transaction, as set forth in Sections 3 and 4, as applicable. This consent shall constitute an affirmative vote in favor of the merger under Pre-Closing Step No. 5b for purposes of Section 18-209 of the Delaware Limited Liability Company Act. This Consent does not constitute a waiver of (i) any rights or remedies of the Preferred Investors under the MN8 Energy LLC Agreement except as expressly set forth herein or (ii) any non-compliance therewith prior to the date hereof.

2.	Certain Representations and Warranties.

(a)	Each of the Preferred Investors hereby represents and warrants, severally and not jointly, solely with respect to itself, that:

(i)	such Preferred Investor has all requisite power and authority to enter into this Consent and to perform fully its obligations hereunder;

2

(ii)	this Consent has been duly authorized, executed and delivered by such Preferred Investor;

(iii)	this Consent constitutes a valid and binding obligation of such Preferred Investor enforceable in accordance with its terms;

(iv)	no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority (as defined in the Merger Agreement) is required in connection with the execution, delivery and performance of this Consent by such Preferred Investor;

(v)	neither the execution and delivery of this Consent, nor the consummation of the actions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, such Preferred Investor’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to each of the Preferred Investors or to each of the Preferred Investors’ respective property or assets that would reasonably be expected to prevent each of the Preferred Investors from fulfilling its obligations under this Consent;

(vi)	as of the date hereof, there is no legal proceeding pending or, to the knowledge of each of the Preferred Investors, threatened against either of the Preferred Investors before or by any Governmental Authority that would reasonably be expected to impair or delay the ability of each of the Preferred Investors to perform its obligations under this Consent;

(vii)	such Preferred Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933; and

(viii)	each of the Preferred Investors is the record, legal, and beneficial owner of all of the interests held by it (the “Subject Interests”), free and clear of all liens, pledges, mortgages, security interests, encumbrances, charges, options, rights of first refusal, transfer restrictions, or other restrictions or limitations of any kind (collectively, “Encumbrances”), other than (i) Encumbrances created by this Consent, (ii) Encumbrances created by or arising under the MN8 Energy LLC Agreement, the organizational documents of the applicable MN8 Party or of MN8 OpCo, or any other agreement to which such Preferred Investor is a party governing its ownership of Series A Preferred Units, (iii) Encumbrances imposed by applicable securities laws, and (iv) Encumbrances that would not reasonably be expected to prevent, delay, or impair the ability of such Preferred Investor to perform its obligations under this Consent or the enforceability of the consents, waivers, and approvals granted herein (collectively, “Permitted Encumbrances”).

(b)	Holdings represents and warrants to each Preferred Investor that on the date hereof and immediately prior to the effective time under the Pre-Closing Merger Agreement: (i) the sole assets of Holdings are, and since its formation have been, (A) direct or indirect equity interests in (1) MN8 Energy, (2) MN8 Inc., (3) MN8 Holdings Merger Sub, LLC (“Holdings Merger Sub”), (4) New MN8 Merger Sub LLC (the “2024 Merger Sub”) and (5) equity

3

interests in entities directly and indirectly held by MN8 Energy, MN8 Inc., the 2024 Merger Sub and Holdings Merger Sub and (B) cash and cash equivalents and (ii) Holdings does not (A) have any liabilities, commitments or obligations except as may arise as a result of its direct or indirect ownership of such equity interests in MN8 Energy, MN8 Inc., 2024 Merger Sub or Holdings Merger Sub (B) carry on, nor has it ever carried on, any business other than the holding of direct or indirect equity interests in MN8 Energy, MN8 Inc., 2024 Merger Sub, Holdings Merger Sub, and entities directly and indirectly held by MN8 Energy, MN8 Inc., or Holdings Merger Sub and activities incidental thereto or derived therefrom and (C) employ, nor has it ever employed, any employees, and does not engage, nor has it ever engaged, any independent contractor, except in the case of (i)-(ii) for existing intercompany accounts and loans with subsidiaries of Holdings, existing agreements with directors and the Preferred Investors, the Internalization Agreement (as defined in the MN8 Energy LLC Agreement), the Side Letter dated December 22, 2023, with the Office of Chief Investment Officer of the University of California and to the extent made available to Preferred Investors as of the date hereof, the agreements relating to the Proposed Transaction and Pre-Closing Steps to which Holdings is a party, the Mercuria Investor IRA, the Ridgewood Investor IRA, the Ridgewood Observer Rights Agreement and the guarantee and pledge in favor of lenders in connection with a holdco loan facility disclosed to Preferred Investors.

(c)	Holdings further represents and warrants to each Preferred Investor that at the effective time under the Pre-Closing Merger Agreement, and prior to the closing of the Merger under the Merger Agreement, the capitalization of Holdings will be as set forth in Section 4.06(b) of the Merger Agreement. At the closing of the merger under the Merger Agreement, the GREC Issuance will be made in accordance with the Merger Agreement (with the contribution of the relevant Common Units to be issued contributed in accordance with the Pre-Closing Steps).

(d)	Holdings further represents and warrants to each Preferred Investor that there are no undisclosed side agreements relating to the Proposed Transaction with Greenbacker or any of its affiliates or equity holders (other than agreements relating to ordinary course employment arrangements).

3.             Provisions Related to Mercuria Investor Expenses. Mercuria Investor hereby waives any right to reimbursement pursuant to, and neither MN8 Energy, Ultimate Parent Company nor MN8 Inc. shall have any obligation or liability under, Section 1(i) of the Investor Rights Agreement, dated as of March 28, 2024, by and among MN8 Energy, Ultimate Parent Company, MN8 Inc. and Mercuria Investor (as may be amended, the “Mercuria Investor IRA”), in each case with respect to this Consent, the Pre-Closing Steps, and Proposed Transaction. Mercuria Investor hereby acknowledges and agrees that the number of Series A-2 Preferred Units in Ultimate Parent Company to be issued to Mercuria Investor in the Preferred Exchange (as defined in the Pre-Closing Merger Agreement) pursuant to the Pre-Closing Merger Agreement will be determined taking into account Mercuria Investor’s reasonable and documented out-of-pocket expenses relating to this Consent, the Pre-Closing Steps, and Proposed Transaction and Ultimate Parent Company agrees that Mercuria Investor will be issued the number of Series A-2 Preferred Units in Ultimate Parent Company determined in accordance with the Pre-Closing Merger Agreement at the Effective Time (as defined in Schedule 1). Notwithstanding anything to the contrary, nothing set forth herein shall modify any rights with respect to reimbursement of such out-of-pocket expenses in cash pursuant to Section 1(i) of the Mercuria Investor IRA in the event this Consent is terminated prior to consummation of the transactions contemplated hereby (and Ultimate Parent Company shall have no obligation to issue Series A-2 Units).

4.             Provisions Related to Ridgewood Investor Expenses. Ridgewood Investor hereby waives any right to reimbursement pursuant to, and neither MN8 Energy, Ultimate Parent Company nor

4

MN8 Inc. shall have any obligation or liability under, Section 1(e) of the Investor Rights Agreement, dated as of March 28, 2024, by and among MN8 Energy, Ultimate Parent Company, MN8 Inc., and Ridgewood Investor (as may be amended, the “Ridgewood Investor IRA”), in each case with respect to this Consent, the Pre-Closing Steps, and Proposed Transaction. Ridgewood Investor hereby acknowledges and agrees that the number of Series A-2 Preferred Units in Ultimate Parent Company to be issued to Ridgewood Investor in the Preferred Exchange (as defined in the Pre-Closing Merger Agreement) pursuant to the Pre-Closing Merger Agreement will be determined taking into account Ridgewood Investor’s reasonable and documented out-of-pocket expenses relating to this Consent, the Pre-Closing Steps, and Proposed Transaction, and Ultimate Parent Company agrees that Ridgewood Investor will be issued the number of Series A-2 Preferred Units in Ultimate Parent Company determined in accordance with the Pre-Closing Merger Agreement at the Effective Time (as defined in Schedule 1). Notwithstanding anything to the contrary, nothing set forth herein shall modify any rights with respect to reimbursement of such out-of-pocket expenses in cash pursuant to Section 1(e) of the Ridgewood Investor IRA in the event this Consent is terminated prior to consummation of the transactions contemplated hereby (and Ultimate Parent Company shall have no obligation to issue Series A-2 Units).

5.             Acknowledgement. Each Preferred Investor and Ultimate Parent Company agree not to treat the Series A Preferred Units (as defined in the Holdings LLC Agreement) as “preferred stock” within the meaning of Section 351(g)(3)(A) or Section 305 of the Code and U.S. Treasury Regulations § 1.305-5 for U.S. federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment, including on any applicable U.S. federal income or state tax return or in connection with any audit or other proceeding, except as required by a final “determination” within the meaning of Section 1313(a) of the Code.

6.	Investor Rights Agreements.

(a)              Mercuria Investor, MN8 Energy, Ultimate Parent Company and MN8 Inc. agree to enter into an amendment and restatement of the Mercuria Investor IRA in the form attached hereto as Exhibit F, effective concurrently with the Effective Time under the Pre-Closing Merger Agreement.

(b)             Ridgewood Investor, MN8 Energy, Ultimate Parent Company and MN8 Inc. agree to enter into an amendment and restatement of the Ridgewood Investor IRA in the form attached hereto as Exhibit G and the Observer Rights Agreement, dated as of March 28, 2024, by and among MN8 Energy, Ultimate Parent Company, MN8 Inc. and Ridgewood Investor (the “Ridgewood Observer Rights Agreement”), in the form attached hereto as Exhibit H, in each case, effective concurrently with the Effective Time under the Pre-Closing Merger Agreement.

7.             Third Party Beneficiary. GREC is an intended third party beneficiary of Sections 1, 8 and 11 of this Consent and shall have the right to specifically enforce the provisions of Sections 1, 8 and 11 of this Consent directly against each Preferred Investor and the MN8 Parties, as applicable, as if GREC were a Party to this Consent, without the consent of, or action by, any other Party or any other Person, provided that such enforcement rights shall be limited to the right of specific enforcement under Section 8 hereof. The rights of GREC under Sections 1, 8 and 11 and this Section 7 are irrevocable and shall survive until termination of this Consent in accordance with Section 9 and may not be amended, modified or waived without the prior written consent of GREC.

8.             Specific Enforcement. The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy would occur in the event that any provision of this Consent is not performed in accordance with its specific terms or is otherwise breached, including if any Party fails to take any action required of it hereunder in connection with the consents, waivers, approvals, confirmations and agreements contemplated by this Consent or the consummation of the

5

Proposed Transaction and the Pre-Closing Steps. Each Party acknowledges and agrees that the Parties and the third party beneficiary identified in Section 7 shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Consent and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise and without any requirement to post any bond or other security, solely in the case to the Parties hereto, this being in addition to any other remedy to which such Person is entitled under this Consent, the MN8 Energy LLC Agreement, at law or in equity. Each Party agrees not to assert that specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that monetary damages would provide an adequate remedy or that the Parties or third party beneficiary otherwise have an adequate remedy at law. GREC agrees that specific enforcement set forth in Sections 7 and 8 shall be its sole and exclusive remedy under this Consent.

9.             Termination. The provisions of Section 1 (as they related to the Proposed Transaction), Section 7 and Section 11 of this Consent shall terminate immediately upon the earlier of (a) valid termination of the Merger Agreement in accordance with its terms and (b) 90 days following the Outside Date if the Closing (each as defined in the Merger Agreement as of the date hereof), has not occurred on or as of such date (such termination, the “Merger Termination”). If a Merger Termination occurs, any party may terminate the remainder of this Consent (other than Sections 10, 13 and 14) by written notice to the other parties. Section 13 shall terminate in accordance with its express terms, and each of Sections 10 and 14 shall terminate automatically upon a termination of Section 13.

10.           Miscellaneous. The terms and conditions of Sections 12.8 (Governing Law) through 12.9 (Jurisdiction and Venue; Waiver of Jury Trial), Sections 12.12 (Notices) through 12.14 (Headings) of the MN8 Energy LLC Agreement apply to this Consent mutatis mutandis.

11.           Transfers. During the period between the date of this Consent and the Effective Time (or the earlier termination of this Consent under Section 9), to the extent a transfer of Units in MN8 Energy held by a Preferred Investor is permitted under the MN8 Energy LLC Agreement, then, prior to consummating any such direct transfer of Units by a Preferred Investor, the transferring Preferred Investor shall cause the transferee of such Units to agree to be bound by Sections 1, 3, 4, 7, 8 and 9 and this Section 11 of this Consent in a joinder agreement in the form of Exhibit I.

12.           Non-Recourse. No person that is not a Party, including any past, present or future Affiliate of a Party or any Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, strict liability, at law, in equity or otherwise) for any claims, causes of action, liabilities or other obligations arising under, out of or in connection with, or related in any manner to this Consent or the transactions contemplated hereby, or based upon, in respect of or by reason of the negotiation, execution, performance or breach of this Consent.  For the avoidance of doubt, GREC’s enforcement rights under this Consent are limited to specific enforcement, as provided for in Sections 7 and 8, and such rights to seek specific enforcement in accordance with Sections 7 and 8 shall be GREC’s sole and exclusive remedy for any claims or matters related to or arising from this Consent.

13.           Additional Covenants.

(i) Subject to clause (ii) below, until an IPO occurs, the Company shall not and shall not permit any direct or indirect Subsidiary of the Company to incur Indebtedness for borrowed money that would be included in Consolidated Total Net Indebtedness if after giving effect thereto Consolidated Total Net Indebtedness (determined taking into account the principles set forth below) would exceed $575 million. Capitalized terms used in this Section 13 and not defined in this Consent shall have the meanings set forth in Exhibit J. For purposes of this Section 13, Consolidated Total Net Indebtedness shall be calculated (a) excluding any Indebtedness of up to $225 million to finance the Proposed Transaction incurred in

6

connection with the Effective Date and (b) after giving pro forma effect to any incurrence of Indebtedness and any acquisition or other transaction to be consummated on the date of incurrence; provided that, in calculating Consolidated Total Net Indebtedness for purposes of this clause (i) (including for purposes of the pro forma effect described in the foregoing clause (b)), there shall be excluded, for a period not to exceed 90 days following the incurrence thereof, any Indebtedness incurred to temporarily fund or bridge a tax equity partnership investment in respect of one or more Project Companies pending receipt of the proceeds of such investment, to the extent such Indebtedness is to be repaid from such proceeds, with any such Indebtedness not repaid in full by the end of such 90-day period being included from and after the end of such period.

(ii) Notwithstanding clause (i) above, the Company may elect, by written notice to the Preferred Investors to have the restrictions of this clause (ii) apply in lieu of clause (i) from a date specified in such written notice (such date, the “Interim Adjusted CFADS Effective Date”), and, in such case, from and after the Interim Adjusted CFADS Effective Date until an IPO, the Company shall not and shall not permit any of its Subsidiaries to incur any additional Indebtedness for borrowed money which would be included in Consolidated Total Net Indebtedness unless the Leverage Ratio at the time of incurrence is not, and on a pro forma basis will not be, more than 6.50:1, with the Leverage Ratio determined in accordance with Exhibit J.

(iii) Following the date hereof and until an IPO, Ultimate Parent Company shall deliver, or cause to be delivered, to each of Mercuria Investor and Ridgewood Investor a reconciliation report with respect to the calculations under Section 7.6.1(v) under the MN8 Energy LLC Agreement in the form attached hereto as Schedule 1 to Exhibit J for each fiscal quarter.

(iv) The covenants set forth in this Section 13 shall supplement the covenant in Section 7.6.1(v) of the MN8 Energy LLC Agreement. In the case of any conflict between the provisions of Section 7.6.1(v) of the MN8 Energy LLC Agreement and this Section 13 the terms of this Section 13 shall control. The covenants set forth in this Section 13 shall terminate on the Effective Date, if it occurs, and be replaced and superseded at that time by the covenant set forth in Section 7.6.1(v) of the Holdings LLC Agreement. If the Merger Agreement is terminated prior to closing of the Merger and the Effective Date does not occur, the covenants set forth in this Section 13 shall survive such termination and remain in force until the earlier of (a) the date on which there are no Series A Preferred Units outstanding and (b) an IPO. The covenants set forth in this Section 13 may be amended or modified by written consent of the Majority Preferred and the Company.

14.           Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. If either the Ridgewood Investor or the Mercuria Investor Transfers, in accordance with the MN8 Energy LLC Agreement, any of its Series A Preferred Units to any Transferee permitted under the MN8 Energy LLC Agreement, then such Transferring Preferred Investor shall have the right to assign its rights under Section 13 to such transferee.

[Remainder of page intentionally left blank.]

7

IN WITNESS WHEREOF, the Parties have caused this Consent to be duly executed as of and on the date first above written.

MN8 ENERGY LLC

By:
Name: Jon Yoder
Title: Chief Executive Officer

MN8 ENERGY HOLDINGS LLC

By:
Name: Jon Yoder
Title: Chief Executive Officer

MN8 Energy, Inc.

By:
Name: Jon Yoder
Title: Chief Executive Officer

[Signature Page to Consent of the Majority Preferred]

SERIES A PREFERRED MEMBERS:

WSI FUND II HOLDINGS, LP

By: WSI Fund II Holdings GP, LLC, as General Partner

By:
Name:
Title:

MERCURIA CLEAN ENERGY INVESTMENTS BV

By:
Name:
Title:

[Signature Page to Consent of the Majority Preferred]

SCHEDULE 1

PRE-CLOSING STEPS

[Omitted.]

EXHIBIT A

Form of Merger Agreement

[Omitted.]

EXHIBIT B

Form of PRE-CLOSING MERGER AGREEMENT

[Omitted.]

EXHIBIT C

Form of Promote Fee Agreement

[Omitted.]

EXHIBIT D

Form of redemption agreement

[Omitted.]

EXHIBIT E

FORM OF CONTRIBUTION AGREEMENT

[Omitted.]

EXHIBIT F

FORM OF MERCURIA INVESTOR RIGHTS AGREEMENT

[Omitted.]

EXHIBIT G

FORM OF RIDGEWOOD INVESTOR RIGHTS AGREEMENT

[Omitted.]

EXHIBIT H

FORM OF RIDGEWOOD BOARD OBSERVER AGREEMENT

[Omitted.]

EXHIBIT I

FORM OF JOINDER

[Omitted.]

EXHIBIT J

DEBT INCURRENCE COVENANTS

[Omitted.]

EXHIBIT F

Form of Letter of Transmittal

(See attached)

Final Form

EXHIBIT F

FORM OF Letter of Transmittal

This Election Form and Letter of Transmittal (this “Letter of Transmittal”) is being delivered to you (“you” or the “Undersigned”) as a Securityholder of Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “Company”), in connection with the Agreement and Plan of Merger, dated as of July 21, 2026 (the “Merger Agreement”), by and among the Company, MN8 Energy Holdings LLC, a Delaware limited liability company (“Holdings”), MN8 Energy LLC, a Delaware limited liability company (“MN8 Energy”), Monarch Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of MN8 Energy (“Merger Sub”), the Company, solely, in its capacity as true and lawful agent and attorney-in-fact of the Company Members, with respect to Section 5.15 of the Merger Agreement (but only following receipt of the Company Member Approval), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (the “Securityholders’ Representative”). Capitalized terms used in this Letter of Transmittal but not otherwise defined shall have the meanings set forth in the Merger Agreement. A copy of the Merger Agreement is available under the Company’s website [EDGAR Link].

As a result of the transactions contemplated by the Merger Agreement, among other things: (a) Merger Sub [will merge / merged] with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of MN8 Energy, and (b) each Company Share issued and outstanding immediately prior to the Effective Time (other than Canceled Shares) (the “Securities”) [will be / was] canceled and converted automatically into, and represents only, the right to receive a portion of the Merger Consideration in accordance with the terms of the Merger Agreement. To receive payment of your portion of the Cash Election Consideration or Mixed Election Cash Consideration, as applicable, and your portion of the Post-Closing Additional Consideration Amount and Representative Reserve Release Amount, if payable, represented by your Securities, you must (i) complete this Letter of Transmittal and the Election Form and deliver them to Computershare Trust Company, N.A. (the “Paying Agent”) and, if (ii) (1) you are a U.S. holder (as defined in Item B.5 below), if either (A) your account does not contain a certification indicator on the top of this Letter of Transmittal or (B) your previously submitted Internal Revenue Service (“IRS”) Form W-9 (and the included certification) is not valid and your account does not qualify for exemption from backup withholding, provide the Paying Agent with your IRS Form W-9 and (2) you are a non-U.S. holder (as defined in Item B.5 below), provide the Paying Agent with your IRS Form W-8. To receive payment of your portion of the Equity Election Consideration, you may complete the Election Form only.

If you have additional questions after reading this material, you should contact Georgeson, the Information Agent, at [⦁].

The deadline for receipt of your Letter of Transmittal will be the date that the Company publicly announces pursuant to Section 2.04(a)(ii) of the Merger Agreement (the “Election Deadline”).

TO PARTICIPATE IN THE ELECTION, YOU MUST SUBMIT YOUR INSTRUCTIONS USING ONE OF THE FOLLOWING OPTIONS:

Option 1) Internet – Visit the Election Website at [⦁] and using the Account and Control Codes printed above, sign in and follow the instructions on the site. You may complete the Election Form, return the Letter of Transmittal and, if applicable, a fully executed tax form using the Election Website. If checks are to be payable or Common Units are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on this Letter of Transmittal, please use Option 2 below.

Option 2) Mail – Complete the Election Form attached here and the instructions, and sign and return this Letter of Transmittal and, if applicable, a fully executed tax form in the envelope provided.

INSTRUCTIONS

A.            Special Conditions

1.             Representations and Warranties. The Undersigned hereby represents and warrants to the Company, Holdings, MN8 Energy, Merger Sub and the Securityholders’ Representative as follows:

(a)	The Undersigned has all requisite power, authority, and legal capacity to execute and deliver this Letter of Transmittal. This Letter of Transmittal, when duly and validly executed and delivered by the Undersigned, will constitute the legal, valid and binding obligations of the Undersigned and will be enforceable against the Undersigned in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and similar laws affecting creditors generally and by the availability of equitable remedies.

(b)	The Undersigned is the registered holder of the Securities identified in this Letter of Transmittal. The Undersigned owns such Securities, free and clear of all liens, and the Undersigned has the full power, right and authority to transfer such Securities pursuant to the Merger.

2.             No Fractional Common Units. Notwithstanding anything to the contrary in the Merger Agreement, (a) no fractional Common Units shall be issued under the Merger Agreement and (b) for purposes of determining the number of Common Units issuable to any holder pursuant to the terms of the Merger Agreement, all Common Units otherwise issuable to such holder in respect of all Securities held by such holder and all Securities subject to Company RSUs and Company PSUs held by such holder shall first be aggregated, and only such aggregate number of Common Units shall be rounded to the nearest whole Common Unit.

3.             Method of Delivery. Your Required Materials may be sent to the Paying Agent at one of the addresses provided below. Please ensure sufficient time so that the election materials are actually received by the Paying Agent prior to the Election Deadline.

If delivering by U.S. mail:

Computershare Trust Company, N.A.

2

c/o Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940

If delivering by courier:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

150 Royall Street, Suite V

Canton, MA 02021

Do not send your Letter of Transmittal to the Company, Holdings, MN8 Energy, Merger Sub, the Securityholders’ Representative or Georgeson LLC in its capacity as MN8 Energy’s Information Agent because they will not be forwarded to the Paying Agent. The method of delivery is at the option and risk of you. Registered mail, appropriately insured, with return receipt requested, is suggested. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of this Letter of Transmittal to the Paying Agent.

4.             Release. Effective as of the Effective Time, you hereby unconditionally and irrevocably acquit, remise, discharge and forever release Holdings, MN8 Energy, Merger Sub and the Company and their respective Affiliates (including, from and after the Effective Time, the Surviving Entity), and each Representative of each of the foregoing Persons (collectively, the “Releasees”), from any and all liabilities, including those arising under any Law or Contract, both at law and in equity, which you, or any of your heirs, executors, administrators or assigns, now has, has ever had, or may hereafter have against any Releasee on account of or arising out of any matter, cause, event or circumstance occurring from the beginning of time through the Closing, in each case, in respect of or relating to the Securities held directly or indirectly by you, expressly excluding (a) any rights under, or claims arising from the Merger Agreement or any of the Ancillary Agreements, (b) in the case you are or were a director, manager, officer, employee, consultant or service provider of the Company or any of its Subsidiaries, any rights of exculpation, indemnification, advancement or reimbursement of expenses, or contribution in respect of any act or omission occurring or existing at or prior to the Effective Time as provided in (i) the Company Organizational Documents and the organizational documents for each of its Subsidiaries, (ii) any indemnification agreement between the Company or any of its Subsidiaries and you disclosed in the Company Disclosure Letter, (iii) any directors’ and officers’ liability insurance policy or the Tail Insurance Coverage, in each case as further described in Section 5.07 of the Merger Agreement, and (iv) any claims for unpaid salary, bonuses, severance pay, wages, commissions, overtime pay, paid time off, consulting fees, benefits, or any other compensation earned or arising out of your relationship with the Company or any of its Subsidiaries, and reimbursements of expenses for services actually provided by you prior to the Effective Time, (c) any claims under the Company Plans, (d) any claims to the extent such claims may not be waived as a matter of applicable Law and (e) any claims based on Fraud by any Releasee (all of the foregoing, to the extent not excluded, collectively referred to herein as the “Released Claims”). You hereby irrevocably covenant to refrain from, directly or indirectly, asserting any Released Claim, or

3

commencing, instituting, or causing to be commenced, any Action of any kind against any Releasee, based upon any matter released hereby.

You hereby acknowledge and intend that the foregoing release shall be effective as a bar to each and every one of the Released Claims. You expressly consent that the foregoing release shall be given full force and effect in accordance with each and every express term or provision thereof, including those relating to any Released Claim and any unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims). You shall be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by applicable Law, the provisions, rights and benefits of Section 1542 of the California Civil Code (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You shall be deemed to relinquish, to the extent applicable, and to the fullest extent permitted by applicable Law, the provisions, rights and benefits conferred by any Law of any state or territory of the United States, including any principle of common law, which is similar, comparable or equivalent to Section 1542. You acknowledge and agree that the foregoing waiver is an essential and material term of the Merger Agreement and that, without such waiver, Holdings, MN8 Energy and Merger Sub would not have agreed to the terms of the Merger or the Merger Agreement.

5.             Bound By A&R Holdings LLC Agreement. By accepting any Common Units pursuant to the transactions contemplated by the Merger Agreement, whether or not you have accepted and assumed in writing the terms and provisions of the A&R Holdings LLC Agreement or been admitted as a member of Holdings (a “Member”), you shall be deemed by the acceptance of such interests to have agreed to be subject to and bound by all of the provisions of the A&R Holdings LLC Agreement with respect to such interest including without limitation the powers of attorney granted in Sections 7.7.7, 9.1 and 12.4 of the A&R Holdings LLC Agreement.

6.             Power of Attorney to Holdings. Effective as of the Effective Time, by voting in favor of or consenting to the Merger, or by accepting any portion of the Merger Consideration that constitutes Common Units, you grant the power of attorney contained below in favor of Holdings, and you do hereby constitute, designate and appoint Holdings and any duly authorized representative of Holdings, including any officer or director of Holdings, each acting individually, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to:

4

(a) execute all documents required in connection therewith on behalf of you between Holdings, any other Members and any Person being admitted to Holdings as a Member (or such other parties as may be appropriate) in such form and on such terms and conditions as the Board of Directors of Holdings or other Person appointed hereby considers in its, his or her absolute discretion necessary or appropriate, including reference to the A&R Holdings LLC Agreement and the novation thereof and agreeing and covenanting with such Person on behalf of you that you will from the effective date of such documents comply with and observe the terms of A&R Holdings LLC Agreement after giving effect to such novation;

(b) make, execute, sign, deliver, acknowledge, swear to and file: (i) all documents as may be required under the Delaware Limited Liability Company Act (the “Act”); (ii) any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding-up and termination of Holdings (including a Certificate of Cancellation of the Certificate of Formation (as defined in the A&R Holdings LLC Agreement) of Holdings); (iii) any business certificate, fictitious name certificate, amendment thereto, or other instrument, agreement, indemnity or document of any kind necessary or desirable to accomplish the business, purposes and objectives of Holdings, or required by any applicable federal, state or local law; (iv) any counterparts of the A&R Holdings LLC Agreement or agreements with additional or Substituted Members (as defined in the A&R Holdings LLC Agreement), and any amendments hereto or thereto (whether or not such Member is a signatory thereto) provided such amendment has been approved as provided herein, including amendments required to effectuate the default remedies contemplated by Section 3.4 of the A&R Holdings LLC Agreement; and (v) all other filings with agencies of the U.S. federal government, of any state or local government, or of any other jurisdiction, which the Board of Directors of Holdings considers necessary or desirable to carry out the purposes of the A&R Holdings LLC Agreement and the business of Holdings;

(c) execute any agreement on behalf of the Members to give effect to any lock-up of Holdings interests required by the underwriter(s) of any Traditional IPO (as defined in the A&R Holdings LLC Agreement) for a specified period of time after the consummation of the IPO (as defined in the A&R Holdings LLC Agreement) (up to a maximum of one (1) year after such IPO) or Section 9.3 of the A&R Holdings LLC Agreement with respect to you or to give effect to the IPO reorganization described in Section 6.4.3 of the A&R Holdings LLC Agreement; and

(d) sell, transfer or otherwise pledge or encumber its Common Units in Holdings in accordance with the terms of the A&R Holdings LLC Agreement, including with respect to the exercise of any remedies upon a default as provided herein.

The power of attorney hereby granted by you and granted by each of the other Members pursuant to Section 3.4.3 of the A&R Holdings LLC Agreement: (i) is coupled with and is intended to secure an interest in property and the obligations of the relevant Member hereunder, is irrevocable, shall survive the Transfer (as defined in the A&R Holdings LLC Agreement) of your Common Units and shall survive and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of you; (ii) may be exercised by any Person acting as attorney-in-fact under Section 12.4 of the A&R

5

Holdings LLC Agreement without notice to or any additional action on the part of you, either by signing separately as attorney-in-fact for you or, after listing all of the Members executing an instrument, by a single signature of the Person acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer (as defined in the A&R Holdings LLC Agreement) by you of the whole or any portion of your interest, except that, where the transferee of the whole of your interest has been approved by the Board of Directors of Holdings for admission to Holdings as a Substituted Member (as defined in the A&R Holdings LLC Agreement), the power of attorney of you shall survive the delivery of such assignment for the sole purpose of enabling the attorney-in-fact to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

7.             Lock-Up. You, in your capacity as holders of IPO Entity Common Shares, shall be bound by the lock-up provisions applicable to holders of Common Units under the A&R Holdings LLC Agreement. The foregoing shall be applicable to you, in your capacity as holders of IPO Entity Common Shares, only if the directors, officers and securityholders of Holdings, in their capacity as holders of IPO Entity Common Shares, are subject to the same restrictions, and only for so long as such restrictions remain in effect with respect to such persons. To the extent the securityholders of Holdings, in their capacity as holders of IPO Entity Common Shares, (i) are subject to less restrictive lock-up or market-standoff provisions in accordance with the terms of the A&R Holdings LLC Agreement or (ii) have lock-up restrictions waived prior to the expiration of any applicable lock-up period, such less restrictive lock-up or market-standoff provisions, and such waiver, shall automatically and without the need for any further action or consent apply to Securityholders of the Company, in their capacity as holders of IPO Entity Common Shares, to the same extent.

8.             Appointment of Securityholders’ Representative. By virtue of the approval of the Merger and the Merger Agreement and without any further action of you or the Company, the Securityholders’ Representative is irrevocably approved and appointed, to the fullest extent permitted by Law, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of you and the other Securityholders, in each case, in accordance with Section 5.15 of the Merger Agreement.

B.            General

1.             Signatures. The signature on this Letter of Transmittal must correspond exactly with the name(s) as written on the book-entry account unless the Securities described on this Letter of Transmittal have been assigned by the registered holder(s), in which event this Letter of Transmittal must be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the book-entry account. If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Paying Agent with this Letter of Transmittal.

6

2.             Special Payment and Issuance Instructions. If checks are to be payable or Common Units are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on this Letter of Transmittal, the signature(s) on this Letter of Transmittal must be guaranteed by an Eligible Institution (defined in B.6 below). Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of this Letter of Transmittal. For the avoidance of doubt, notary stamps shall not be acceptable in lieu of a signature guarantee by an Eligible Institution. Notwithstanding the foregoing, if your account position at the Company is held through a custodian or through a firm that maintains a special payment arrangement with the Company, the cash portion of your Merger Consideration may be delivered directly to such custodian or firm, and, in any such case, the SPECIAL PAYMENT AND DELIVERY FORM may not be required or accepted.

3.             Stock Transfer Taxes. It will be a condition to the issuance of any check or Common Units in any name(s) other than the name(s) in which the Securities are registered that the person(s) requesting the issuance of such check or Common Units either pays to the Paying Agent any transfer or other taxes required by reason of such issuance, or establishes to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

4.             Special Delivery Instructions. If checks or Common Units are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing on this Letter of Transmittal, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of this Letter of Transmittal. Notwithstanding the foregoing, if your account position at the Company is held through a custodian or through a firm that maintains a special payment arrangement with the Company, the cash portion of your Merger Consideration may be delivered directly to such custodian or firm, and, in any such case, the SPECIAL PAYMENT AND DELIVERY FORM may not be required or accepted.

5.             U.S. Federal Backup Withholding. For purposes of this Letter of Transmittal, a “U.S. holder” is a holder of Securities that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity classified as a corporation) or a partnership (or other entity classified as a partnership) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes; or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more “United States persons” have the authority to control all substantial decisions of such trust. For purposes of this Letter of Transmittal, a “non-U.S. holder” is a holder of Securities that, for U.S. federal income tax purposes, is not a U.S. holder.

Under U.S. federal income tax law, the Paying Agent is required to file a report with the IRS disclosing certain consideration transferred to holders of Securities pursuant to the Merger. A U.S. holder does not have to submit a new IRS Form W-9 to the Paying Agent if (1) such U.S. holder’s account contains a certification indicator on the top of this Letter of Transmittal and (2) such U.S. holder’s previously submitted IRS Form W-9 (and the included certification) remains

7

valid and the account continues to qualify for exemption from backup withholding. Otherwise, each U.S. holder must provide the Paying Agent with its correct taxpayer identification number (“TIN”) on an IRS Form W-9 to avoid “backup withholding” of U.S. federal income tax on any portion of the consideration to be received in the Merger. The TIN for an individual is generally its social security number. An IRS Form W-9 may be obtained from the IRS website at www.irs.gov/forms-instructions. The IRS Form W-9 requires that you certify, under penalties of perjury, that the TIN provided is correct, that you are not otherwise subject to backup withholding and that you are a U.S. citizen or other U.S. person. If the correct TIN and certifications are not provided, the IRS may impose a penalty, and any amounts otherwise payable to you may be subject to backup withholding at a rate of 24% (under current law). In addition, if you make a false statement that results in no imposition of backup withholding, and there was no reasonable basis for making the statement, the IRS may impose a penalty.

The TIN that must be provided on the IRS Form W-9 is that of the registered holder of Securities at the effective time of the Merger. If a holder of Securities has not been issued a TIN and has applied for a TIN, then the surrendering holder must write “Applied For” in the space provided for the TIN in Part I on the IRS Form W-9. If a TIN has been applied for and the Paying Agent is not provided with a TIN before payment is made, the Paying Agent may withhold 24% (under current law) of any amounts otherwise payable to such holder pursuant to the Merger, and if the Paying Agent is not provided with a TIN within 60 days, such amount will be paid over to the IRS.

Certain U.S. holders are exempt from backup withholding. To prevent possible erroneous backup withholding, an exempt U.S. holder must enter its correct TIN in Part I of the IRS Form W-9, specify its “exempt payee code” and “exemption from FATCA reporting code”, as applicable, in the “Exemptions” box in accordance with the instructions to IRS Form W-9 and sign and date the form. A non-U.S. holder of Securities may also qualify for an exemption from backup withholding by submitting a properly completed applicable IRS Form W-8, or applicable successor form, signed under penalties of perjury, or otherwise establish an exemption from backup withholding. An appropriate IRS Form W-8 (W-8BEN, W-8BEN-E, W-8EXP or other form) may be obtained from the IRS website at www.irs.gov/forms-instructions. You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedure for obtaining the exemption, or for further guidance in completing the applicable IRS form.

Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding, if any, will be reduced by the amount of the tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained by timely filing a claim for refund with the IRS in accordance with applicable law. The Paying Agent cannot refund amounts withheld by reason of backup withholding.

A HOLDER OF SECURITIES WHO DOES NOT HAVE AN ACCOUNT DESIGNATED AS TAX-CERTIFIED WITH A VALID IRS FORM W-9 ON FILE AND FAILS TO PROPERLY COMPLETE AND SUBMIT AN IRS FORM W-9 OR AN APPROPRIATE IRS FORM W-8, AS APPLICABLE, MAY BE SUBJECT TO BACKUP WITHHOLDING AT A RATE OF 24% (UNDER CURRENT LAW) ON ANY AMOUNTS

8

OTHERWISE PAYABLE TO SUCH HOLDER PURSUANT TO THE MERGER AND MAY BE SUBJECT TO PENALTIES. EACH HOLDER OF SECURITIES SHOULD CONSULT ITS OWN TAX ADVISORS TO DETERMINE WHETHER SUCH HOLDER IS REQUIRED TO FURNISH AN IRS FORM W-9 OR IS REQUIRED TO FURNISH AN IRS FORM W-8 (AND IN SUCH CASE TO DETERMINE THE APPLICABLE IRS FORM W-8) OR IS OTHERWISE EXEMPT FROM BACKUP WITHHOLDING.

These instructions are for general information purposes only and do not purport to be a complete description of all potential U.S. federal income tax withholding obligations or tax consequences that may apply with respect to a holder of Securities as a result of the Merger. Accordingly, these instructions are not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any holder of Securities. MN8 and its subsidiaries and the Paying Agent reserve the right, in their sole discretion, to take whatever steps are necessary to comply with and satisfy their tax withholding obligations, including by withholding from the consideration transferred to the holders of Securities in connection with the Merger.

6.             Guarantee of Signatures. No signature guarantee is required on this Letter of Transmittal if (a) (i) this Letter of Transmittal is signed by the registered holder(s) (including any participant in the book-entry transfer facility’s systems whose name appears on a security position listing as the owner of such shares) of Securities surrendered with this Letter of Transmittal and (ii) such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment and Issuance Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM; or (b) such Securities are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). In all other cases, all signatures must be guaranteed by an Eligible Institution.

7.             Book-entry Shares. Your Securities that have been issued through the Company’s direct registration service program, an electronic, book-entry system that records share ownership in place of traditional share certificates, still require you to complete and deliver this Letter of Transmittal should you wish to participate in the election.

8.             Governing Law. This Letter of Transmittal will be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice-of-law rules.

9

[INFORMATION AGENT INFORMATION]

IN WITNESS WHEREOF, the Undersigned has caused this Letter of Transmittal to be duly executed and delivered as of date listed below.

Signature of owner

By:
Name:
Title:

Date: [●]

Signature of co-owner, if any

By:
Name:
Title:

Date: [●]

10

SPECIAL PAYMENT AND DELIVERY FORM

The consideration for your Securities will be issued in the name and address provided on the Election Form unless instructions are given in the boxes below.

Special Payment and Issuance Instructions (See Instructions B.1, B.2, and B.5)	Special Delivery Instructions (See Instruction B.2, B.4 and B.5)

To be completed ONLY if the consideration is to be issued in the name of someone other than the current registered holder(s) as stated on the front page of the Election Form.	To be completed ONLY if the consideration is to be delivered to someone other than the current registered holder(s) or delivered to an address that is different than the address listed on the front page of the Election Form.

Name(s):	Name(s):
(Please Print)	(Please Print)

Address:	Address:

Telephone Number:	Telephone Number:

If completing this Special Payment and Delivery Form, you must obtain an Original Medallion Signature Guarantee and apply below. Notary stamps are not acceptable. If your account position at the Company is held through a custodian or through a firm that maintains a special payment arrangement with the Company, the cash portion of your Merger Consideration may be delivered directly to such custodian or firm, and, in any such case, the SPECIAL PAYMENT AND DELIVERY FORM may not be required or accepted. (See Instructions B.6)

Also: if (1) you are a U.S. holder whose account contains a certification indicator on the top of this Letter of Transmittal and (2) your previously submitted IRS Form W-9 (and the included certification) remains valid and the account continues to qualify for exemption from backup withholding, you do not need to submit a valid IRS Form W-9. Otherwise,

11

sign and provide your taxpayer identification number on an IRS Form W-9 or complete the appropriate IRS Form W-8, as applicable. Both IRS Form W-9 and IRS Form W-8 may be obtained from the IRS website at www.irs.gov/forms-instructions.

12

ELECTION FORM

[•]1

1 Note to Draft: Election Form and FAQs to be included at a later time.

13